   As filed with the Securities and Exchange Commission on August 22, 1997

                                                  Registration No. 333-33453
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                         PHYSICIAN SALES & SERVICE, INC.
             (Exact name of registrant as specified in its charter)

           Florida                          5047                  59-2280364
       (State or other          (Primary Standard Industrial   (I.R.S. Employer
jurisdiction of incorporation)  Classification Code Number)  Identification No.)

                            4345 Southpoint Boulevard
                           Jacksonville, Florida 32216
                                 (904) 332-3000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                PATRICK C. KELLY
                            Chairman of the Board and
                             Chief Executive Officer
                         PHYSICIAN SALES & SERVICE, INC.
                            4345 Southpoint Boulevard
                           Jacksonville, Florida 32216
                                 (904) 332-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                         Copies to:
  J. VAUGHAN CURTIS, ESQ.               FRED ELEFANT, ESQ.             JEROME F. CONNELL, JR., ESQ.
  KIMBERLY A. KNIGHT, ESQ.                General Counsel                 Kilpatrick Stockton LLP
       Alston & Bird              Physician Sales & Service, Inc.          1100 Peachtree Street
    One Atlantic Center                1650 Prudential Drive                    Suite 2800
 1201 West Peachtree Street                  Suite 105                  Atlanta, Georgia 30309-4530
Atlanta, Georgia 30309-3424         Jacksonville, Florida 32207               (404) 815-6500
       (404) 881-7000                     (904) 398-2277

         Approximate date of commencement of proposed sale to the public: At the effective time of the merger of S&W X-Ray, Inc. with and into a wholly-owned subsidiary of the Registrant, as described in the Proxy Statement-Prospectus included herein.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
===========================================================================================================================
     Title of each class                                 Proposed maximum          Proposed maximum           Amount of
        of securities              Amount to be           offering price          aggregate offering        registration
    to be registered (1)          registered (2)          per share (3)                price (3)               fee (3)
---------------------------------------------------------------------------------------------------------------------------
Common Stock                     2,123,558 shares             $19.25                  $5,073,973               $1,538
===========================================================================================================================

(1) This Registration Statement relates to the securities of the Registrant issuable to holders of capital stock of S&W X-Ray, Inc., a New York corporation ("S&W"), in the proposed merger of S&W with and into a wholly owned subsidiary of the Registrant (the "Merger").

(2) The amount of common stock of the Registrant, par value $.01 per share ("PSS Common Stock") to be registered has been determined on the basis of the maximum aggregate number of shares of PSS Common Stock that may be issued in connection with the Merger.

(3) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the aggregate book value of the common stock of S&W, par value $.04 per share ("S&W Common Stock") to be exchanged in the Merger.

                                ----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                 S&W X-RAY, INC.
                               Cornerstone Center
                                2300 Buffalo Road
                            Rochester, New York 14824
                                 August 25, 1997

Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders ("Special Meeting") of S&W X-Ray, Inc. ("S&W") to be held at S&W's executive office, located at Cornerstone Center, 2300 Buffalo Road, Rochester, New York 14824, at 10:00 a.m., Eastern Standard Time, on September 5, 1997.

         At this important meeting, you will be asked to consider and vote upon the approval of the Amended and Restated Agreement and Plan of Merger dated August 22, 1997 (the "Merger Agreement"), which provides for the merger of S&W with and into an indirect wholly owned subsidiary of Physician Sales & Service, Inc. ("PSS") which operates the diagnostic and imaging division of PSS. If the proposed merger (the "Merger") is consummated, each outstanding share of common stock of S&W, $.04 par value per share ("S&W Common Stock") and each share of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan (other than shares held by stockholders who perfect their dissenter's rights) will be converted into and exchanged for the right to receive that number of shares of PSS Common Stock and the contingent right to receive that number of shares of common stock of PSS, $.01 par value per share ("PSS Common Stock"), which combined are equal to (i) $26,000,000, subject to adjustment as provided in the Merger Agreement, (ii) divided by the number of shares of S&W Common Stock outstanding on a fully-diluted basis (the "Common Stock Per Share Purchase Price"), (iii) divided by the Base Period Trading Price (the "Common Stock Exchange Ratio"). Subject to an upper limit of $14.9644 and a lower limit of $12.2436, the "Base Period Trading Price" is the average of the daily closing prices for the shares of PSS Common Stock for the ten (10) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market ending at the close of trading on the second trading day immediately prior to the date the Merger becomes effective.

         As part of the same proposal, you will also be asked to consider and vote upon the approval of an Escrow Agreement, and the appointment of stockholder representatives pursuant to such Escrow Agreement.

         The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of record of S&W Common Stock is required for approval of the Merger Agreement, the Escrow Agreement and the appointment of the stockholder representatives. Holders of approximately 66% of the outstanding votes represented by the S&W Common Stock have agreed to vote in favor of the Merger Agreement, the Escrow Agreement and the appointment of the stockholder representatives, and, therefore, approval of such matters is assured.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement-Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement-Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of S&W stockholders. It also describes the Escrow Agreement, the appointment of the stockholder representatives, and financial and other information pertaining to PSS and S&W. Please give this information your careful attention.

         The Board of Directors has unanimously approved and adopted the Merger Agreement, the Escrow Agreement and consummation of the transactions contemplated therein, including the appointment of the stockholder representatives, and unanimously recommends that you vote FOR approval of the Merger Agreement, the Escrow Agreement and consummation of the transactions contemplated therein, including the appointment of the stockholder representatives.

         In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed Proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your Proxy).


         We look forward to seeing you at the Special Meeting.

                                   Sincerely,


                                    Joseph E. Miller, Jr.
                                    President

                                S&W X-RAY, INC.
                              Cornerstone Center
                           Rochester, New York 14824

               ------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                 To be held at 10:00 a.m. on September 5, 1997
               ------------------------------------------------


                                                                 August 25, 1997


To the Stockholders of S&W X-Ray, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders ("Special Meeting") of S&W X-Ray, Inc. ("S&W") will be held at S&W's executive office, located at Cornerstone Center, 2300 Buffalo Road, Rochester, New York 14824, on September 5, 1997, at 10:00 a.m., Eastern Standard Time, for the following purposes:

      1. THE MERGER. To consider and vote upon a proposal to: (i) approve the Amended and Restated Agreement and Plan of Merger, dated as of August 22, 1997 (the "Merger Agreement"), by and among S&W, Physician Sales & Service, Inc. ("PSS"), Diagnostic Imaging, Inc., a wholly owned subsidiary of PSS ("DI"), and PSS Merger Corp., a wholly owned subsidiary of DI ("Merger Corp."), pursuant to which, among other matters, (a) Merger Corp. will merge with and into S&W (the "Merger") and (b) the outstanding shares of common stock of S&W, $.04 par value per share ("S&W Common Stock"), and shares of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan will be converted into the right to receive shares of common stock of PSS, $.01 par value per share, and the contingent right to receive shares of common stock of PSS all on the terms set forth in the Merger Agreement;
         (ii) approve the form of Escrow Agreement (the "Escrow Agreement") by and between PSS and the stockholder representatives set forth therein; and (iii) appoint Joseph E. Miller, Jr., Bruce P. Ashby and the S&W X-Ray, Inc. Employee Stock Ownership Plan and Trust as the "Stockholder Representatives" in accordance with the Escrow Agreement, all as more fully described in the accompanying Proxy Statement-Prospectus. Copies of the Merger Agreement and the Escrow Agreement are set forth in Annex A and Annex B, respectively, to the accompanying Proxy Statement-Prospectus and are hereby incorporated by reference herein.

      2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

         Only stockholders of record at the close of business on August 10, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement, the Escrow Agreement and the consummation of the transactions contemplated thereby, including the appointment of Joseph E. Miller, Jr., Bruce P. Ashby and the S&W X-Ray, Inc. Employee Stock Ownership Trust as the Stockholder Representatives, requires the affirmative vote of the holders of a majority of the shares of S&W Common Stock entitled to vote at the Special Meeting, voting as a single class. Holders of approximately 66% of the outstanding votes represented by shares of S&W Common Stock have agreed to vote in favor of the Merger Agreement, the Escrow Agreement and the consummation of the transactions contemplated thereby, including the appointment of the Stockholder Representatives, and, therefore, approval of such matters is assured.

         THE BOARD OF DIRECTORS OF S&W UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE ESCROW AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE APPOINTMENT OF THE STOCKHOLDER REPRESENTATIVES.

         Each stockholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of Sections 623 and 910 of the New York Business Corporation Law. The full text of Sections 623 and 910 is set forth in ANNEX C to the Proxy Statement-Prospectus and is incorporated herein by reference. For a summary of the requirements of Sections 623 and 910, see "THE MERGER--Dissenters' Rights" in the accompanying Proxy Statement-Prospectus.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Joseph E. Miller, Jr.
                                          President

Proxy Statement-Prospectus

                                 PROXY STATEMENT
                                       OF
                                 S&W X-RAY, INC.
                   Special Meeting of Stockholders to be Held
                              on September 5, 1997

                               ------------------

                                   PROSPECTUS
                                       OF
                         PHYSICIAN SALES & SERVICE, INC.
                                  Common Stock
                            Par Value $.01 Per Share

         This Prospectus relates to up to 2,123,558 shares of the Common Stock, par value $.01 per share (the "PSS Common Stock"), of Physician Sales & Service, Inc. ("PSS" or the "Company") issuable to the stockholders of S&W X-Ray, Inc. ("S&W") upon consummation of the Merger (as defined below). Such number of shares represents the maximum number of shares that may be issued, assuming that the Base Period Trading Price (as defined below) is equal to or less than $12.2436. This Prospectus also serves as the Proxy Statement of S&W for its special meeting of stockholders to be held on September 5, 1997, and any adjournments and postponements thereof (the "Special Meeting"). See "GENERAL INFORMATION."

                           --------------------------

         This Proxy Statement-Prospectus describes the terms of a proposed business combination between PSS and S&W, pursuant to which PSS will acquire S&W by means of the merger (the "Merger") of PSS Merger Corp., a wholly owned indirect subsidiary of PSS ("Merger Corp.") with and into S&W, with S&W being the surviving corporation. After the Merger, the combined operations of DI and S&W are expected to be conducted with DI as a wholly-owned subsidiary of PSS and S&W as a wholly owned subsidiary of DI. The Merger will be effective pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger dated August 22, 1997, among PSS, DI and S&W (the "Merger Agreement"). The Merger Agreement is attached to this Proxy Statement-Prospectus as ANNEX A and is incorporated herein by reference.

         Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock of S&W, par value $.04 per share (the "S&W Common Stock") and each share of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan will be canceled and the holders of such S&W Common Stock will be entitled to receive a number of shares of PSS Common Stock for each share of S&W Common Stock so held. The number of shares of PSS Common Stock to be received by each such holder of S&W Common Stock will be determined as set forth in the Merger Agreement. See "MERGER AGREEMENT Exchange Ratio."

         This Proxy Statement-Prospectus and the form of Proxy are first being mailed to stockholders of S&W on or about August 25, 1997.

         PSS Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market System. On August 12, 1997, the last trading day prior to public announcement that S&W and PSS had executed a merger agreement, the last reported sale price per share of PSS Common Stock on the Nasdaq National Market was $18.125. On August 21, 1997, the last reported sale price per share of PSS Common Stock on the Nasdaq National Market was $17.75.

         The PSS Common Stock offered hereby involves a high degree of risk. See "RISK FACTORS," beginning on page 16.

                              ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                      THIS PROXY STATEMENT-PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              ---------------------

         The date of this Proxy Statement-Prospectus is August 25, 1997

                              AVAILABLE INFORMATION

         This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement-Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which portions reference is hereby made for further information. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of such document.

         PSS is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters.

         Copies of the Registration Statement, as well as such reports, proxy statements and other information of PSS, may be inspected, without charge, at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. PSS' Common Stock is traded on the Nasdaq National Market System and such reports, proxy statements and other information may also be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         All information contained in this Proxy Statement-Prospectus with respect to PSS was supplied by PSS, and all information contained in this Proxy Statement-Prospectus with respect to S&W was supplied by S&W.

         No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by PSS or S&W. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of PSS, S&W, or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Proxy Statement-Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

           SPECIAL CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

         All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross margins and earnings, statements regarding PSS's current business strategy, PSS's projected sources and uses of cash, and PSS's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance PSS's business plans on terms satisfactory to it; competitive factors; changes in labor, equipment and capital costs; changes in regulations affecting PSS's business; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in PSS's reports filed with the SEC. PSS wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
AVAILABLE INFORMATION.....................................................................................        2
SPECIAL CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS................................................        2
SUMMARY...................................................................................................        6
     Parties to the Merger................................................................................        6
     The Special Meeting..................................................................................        6
     The Merger...........................................................................................        7
     Market and Market Price..............................................................................       12
     Dividends............................................................................................       13
     Comparative Per Share Information....................................................................       13
     Summary Unaudited Pro Forma Condensed Combined Financial Information of PSS and S&W..................       15
RISK FACTORS..............................................................................................       16
     Integration of Operations............................................................................       16
     Acquisition Strategy.................................................................................       16
     Opening of Start-Up Service Centers..................................................................       16
     Expansion into New Lines of Business.................................................................       16
     Management of International Business.................................................................       17
     Dependence on Vendor Relationships...................................................................       17
     Dependence on Key Management.........................................................................       17
     Dependence on Sales Representatives and Service Specialists..........................................       17
     Imaging Business Technology..........................................................................       18
     Regulation of and Change in Practice of Medicine.....................................................       18
     Dependence on Third-Party Reimbursement..............................................................       18
     Two-Tier Pricing.....................................................................................       18
     Competition..........................................................................................       19
     Quarterly Fluctuations in Operating Results..........................................................       19
     Liability Exposure...................................................................................       19
     Reliance on Data Processing..........................................................................       19
     Environmental Liabilities and Regulations............................................................       20
     Anti-Takeover Provisions; Possible Issuance of Preferred Stock.......................................       20
GENERAL INFORMATION.......................................................................................       21
     Special Meeting......................................................................................       21
     Record Date and Quorum...............................................................................       21
     Solicitation of Proxies..............................................................................       21
     Voting and Revocability of Proxies...................................................................       21
     Vote Required........................................................................................       22
THE MERGER................................................................................................       23
     General..............................................................................................       23
     Background of the Merger.............................................................................       23
     Reasons for the Merger...............................................................................       25
     Exchange Ratio.......................................................................................       25
     Escrow Agreement.....................................................................................       26
     Covenants Not to Compete.............................................................................       27
     Fractional Shares....................................................................................       27
     Effective Time.......................................................................................       27
     Distribution of PSS Certificates.....................................................................       27
     Certain Federal Income Tax Consequences..............................................................       28
     Management and Operations After the Merger...........................................................       29
     Interests of Certain Persons in the Merger...........................................................       30
     Conditions to Consummation...........................................................................       30
     Amendment, Waiver and Termination....................................................................       31


                                                                                                               Page
                                                                                                               ----
     Conduct of Business Pending the Merger...............................................................       31
     Stockholders Agreements..............................................................................       32
     Expenses and Fees....................................................................................       33
     Accounting Treatment.................................................................................       33
     Resales of PSS Common Stock..........................................................................       33
     Dissenters' Rights...................................................................................       34
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............................................       36
SELECTED FINANCIAL DATA OF PSS............................................................................       45
PSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................       46
     Company Overview.....................................................................................       46
     Recent Acquisitions..................................................................................       46
     Company Growth.......................................................................................       46
     Acquisition Program..................................................................................       48
     Sales Mix............................................................................................       49
     Exclusive Distribution Agreements....................................................................       50
     Other Marketing Programs.............................................................................       50
     Imaging Business.....................................................................................       50
     International Business...............................................................................       51
     Results of Operations................................................................................       51
     Three Months Ended June 30, 1997 Versus Three Months Ended June 30, 1996.............................       51
     Fiscal Year Ended March 28 1997 Versus Fiscal Year Ended March 29, 1996..............................       53
     Fiscal Year Ended March 29 1996 Versus Fiscal Year Ended March 30, 1995..............................       55
     Quarterly Results of Operations (Unaudited)..........................................................       57
     Liquidity and Capital Resources......................................................................       57
     Inflation and General Economic Conditions............................................................       59
BUSINESS OF PSS...........................................................................................       60
     General..............................................................................................       60
     Industry.............................................................................................       60
     Company Strategy.....................................................................................       61
     Sales and Distribution...............................................................................       62
     Products.............................................................................................       63
     Recruitment and Development..........................................................................       64
     Information Systems..................................................................................       65
     Purchasing and Vendor Relationships..................................................................       66
     Acquisitions.........................................................................................       67
     Properties...........................................................................................       68
     Competition..........................................................................................       70
     Regulatory Matters...................................................................................       70
     Legal Proceedings....................................................................................       71
MANAGEMENT OF PSS.........................................................................................       72
     Directors and Executive Officers.....................................................................       72
     Compensation Committee Interlocks and Insider Participation..........................................       74
     Executive Compensation...............................................................................       74
     Option Grants in Fiscal Year 1997....................................................................       76
     Option Exercises and Holdings as of March 28, 1997...................................................       76
     Employment Agreements................................................................................       77
PSS CERTAIN TRANSACTIONS..................................................................................       78
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PSS.....................................       79
SELECTED FINANCIAL DATA OF S&W............................................................................       80
S&W MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................       81
     General..............................................................................................       81

                                                                                                               Page
                                                                                                               ----
     Results of Operations................................................................................       81
     Three Months Ended June 30, 1997 versus June 30, 1996................................................       81
     Fiscal Year Ended March 31, 1997 versus March 31, 1996...............................................       82
     Fiscal Year Ended March 31, 1996 versus March 31, 1995...............................................       82
     Liquidity and Capital Resources......................................................................       83
BUSINESS OF S&W...........................................................................................       85
     General..............................................................................................       85
     Consumables/Accessories and Sales....................................................................       85
     Imaging Equipment Sales..............................................................................       86
     Multi-Vendor Imaging Equipment Service...............................................................       87
     Competition..........................................................................................       87
     Facilities...........................................................................................       87
     Employees............................................................................................       88
     Insurance............................................................................................       88
     Legal Proceedings....................................................................................       88
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF S&W.....................................       89
DESCRIPTION OF PSS CAPITAL STOCK..........................................................................       90
     PSS Common Stock.....................................................................................       90
     PSS Preferred Stock..................................................................................       90
     Certain Articles of Incorporation and Bylaw Provisions of PSS........................................       90
     Transfer Agent and Registrar.........................................................................       93
CERTAIN DIFFERENCES IN THE RIGHTS OF PSS AND S&W STOCKHOLDERS.............................................       93
     Authorized Capital Stock.............................................................................       93
     Size and Classification of Board of Directors........................................................       94
     Amendment of Articles or Certificate of Incorporation and Bylaws.....................................       94
     Special Meetings of Stockholders.....................................................................       94
     Removal of Directors.................................................................................       94
     Director Liability...................................................................................       95
     Indemnification......................................................................................       95
     Dissenters' Rights...................................................................................       96
     Dividends and Other Distributions....................................................................       96
     Mergers and Consolidations...........................................................................       97
     Fair Price Provision.................................................................................       97
     Control Share Acquisition Statute....................................................................       97
EXPERTS...................................................................................................       98
LEGAL MATTERS.............................................................................................       98
OTHER MATTERS.............................................................................................       98
INDEX TO PSS CONSOLIDATED FINANCIAL STATEMENTS............................................................       99
INDEX TO S&W FINANCIAL STATEMENTS.........................................................................      130

ANNEXES:
   ANNEX A -  Amended and Restated Agreement and Plan of Merger
   ANNEX B -  Form of Escrow Agreement
   ANNEX C -  Sections 623 and 910 of the New York Business Corporation Law Relating to Appraisal Rights

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This summary is not intended to be a complete description of the matters covered in this Proxy Statement-Prospectus and is subject to and qualified in its entirety by reference to the more detailed information and consolidated financial statements contained elsewhere in this Proxy Statement-Prospectus, including the Annexes hereto. Stockholders are urged to read carefully the entire Proxy Statement-Prospectus, including the Annexes. As used in this Proxy Statement-Prospectus, the terms "PSS" and "S&W" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries. In addition, except where otherwise indicated, all information in this Proxy Statement-Prospectus assumes
(i) no adjustment to the Aggregate Purchase Price (as defined below) and (ii) the distribution of all shares of PSS Common Stock subject to the Escrow Agreement.

Parties to the Merger

         PSS. PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States, serving over 103,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). The Company is the second-largest distributor of imaging supplies and equipment in the United States, serving over 8,000 customer sites in 17 states (the "Imaging Business"). PSS also distributes medical supplies and equipment to hospitals and physician offices in five European countries (the "International Business").

         For the fiscal year ended March 28, 1997, PSS reported net revenues of approximately $691.0 million and net income of approximately $4.4 million. As of March 28, 1997, PSS had total assets of approximately $298.3 million.

         PSS was incorporated under the laws of the State of Florida in April 1983. The principal executive offices of PSS are located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, and its telephone number is (904) 332-3000. For additional information regarding PSS and its business, see "Selected Financial Data," "RISK FACTORS," "PSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF PSS," "MANAGEMENT OF PSS," and "FINANCIAL STATEMENTS."

         S&W. S&W was incorporated under the laws of the State of New York in April 1973. S&W's principal executive offices are located at Cornerstone Center, 2300 Buffalo Road, Rochester, New York 14824, and its telephone number is (716) 429-5480. For additional information regarding S&W and its business, see "Selected Financial Data," "S&W MANAGEMENT'S DISCUSSION AND ANALYSIS," "BUSINESS OF S&W," "MANAGEMENT OF S&W" and "FINANCIAL STATEMENTS."

         DI. DI is a wholly owned subsidiary of PSS which operates the diagnostic imaging and x-ray equipment division of PSS. DI's principal executive offices are located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, and its telephone number is (904) 332-3000.

         Merger Corp. Merger Corp. was organized by PSS and DI solely for the purpose of facilitating the Merger. Pursuant to the Merger Agreement, Merger Corp. will merge with and into S&W, with S&W remaining as the surviving corporation and a wholly owned subsidiary of DI. Merger Corp.'s principal executive offices are located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, and its telephone number is (904) 332-3000. See "THE MERGER."

The Special Meeting

         The Special Meeting of S&W's stockholders to consider and vote on the Merger Agreement (the "S&W Special Meeting") will be held at 10:00 a.m., Eastern Standard Time, at S&W's principal executive office, located at Cornerstone Center, 2300 Buffalo Road, Rochester, New York, 14824 on September 5, 1997. At the S&W

Special Meeting, S&W's stockholders will consider and vote upon approval of the Merger Agreement, the Escrow Agreement and the consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives. Only holders of record of S&W Common Stock at the close of business on August 10, 1997 (the "S&W Record Date"), will be entitled to notice of and to vote at the S&W Special Meeting. As of such date, there were 259,574 shares of S&W Common Stock issued and outstanding which were entitled to be voted at the S&W Special Meeting and 4,009 shares of S&W Common Stock to be issued on the Closing Date pursuant to the S&W Supplemental Executive Retirement Plan. Holders of approximately 66% of the outstanding votes represented by the S&W Common Stock have agreed to vote in favor of the Merger Agreement, the Escrow Agreement and the consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives, and therefore approval of such matters is assured. For additional information with respect to the Special Meeting, including the S&W Record Date and votes required for approval, see "GENERAL INFORMATION."

The Merger

         General. The Merger Agreement provides that Merger Corp., a wholly owned indirect subsidiary of PSS, shall be merged with and into S&W. S&W shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of DI, which is a wholly owned subsidiary of PSS, and shall continue to be governed by the laws of the State of New York. At the time the Merger becomes effective, each outstanding share of S&W Common Stock (excluding shares held by stockholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PSS Common Stock and the contingent right to receive additional shares of PSS Common Stock on the "Final Settlement Date," as provided in the Escrow Agreement. If the Merger Agreement is approved at the Special Meeting, all required consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in ANNEX A to this Proxy Statement-Prospectus and a copy of the Escrow Agreement is set forth in ANNEX B. See "THE Merger."

         Exchange Ratio. The Merger Agreement provides that at the effective time of the Merger each outstanding share of S&W Common Stock and each share of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan (excluding shares held by stockholders who perfect their dissenter's rights) shall cease to be outstanding and shall be converted into and exchanged for (i) the right to receive that number of shares of PSS Common Stock equal to the Aggregate Purchase Price (as defined below) minus the Escrow Dollar Amount (as defined below), and the contingent right to receive that number of shares equal to the Escrow Dollar Amount; (ii) divided by the sum of all shares of S&W Common Stock issued and outstanding or issuable upon the conversion of all convertible securities or rights of any nature with respect to S&W Common Stock; (iii) which amount is divided by the Base Period Trading Price (as defined below) (the "Common Stock Exchange Ratio").

         Pursuant to the Merger Agreement, the "Aggregate Purchase Price" is defined to be $26,000,000, minus any legal, accounting, consulting and investment advisory expenses in excess of $350,000 incurred by S&W or on S&W's behalf in connection with the transactions contemplated under the Merger Agreement; provided that such adjustment shall not exceed $200,000. In the event that the foregoing adjustment would result in a decrease to the Aggregate Purchase Price of more than $200,000 but for the foregoing provision, PSS shall have the right to terminate the Merger Agreement. Pursuant to the Merger Agreement, the "Escrow Dollar Amount" is defined to be $1,015,000 plus five percent of the Aggregate Purchase Price.

         The term "Base Period Trading Price" is defined in the Merger Agreement as the average of the daily closing prices for the shares of PSS Common Stock for the ten (10) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market ending at the close of trading on the second trading day immediately prior to the Closing Date, provided, however, that for purposes of such calculation, the Base Period Trading Price shall be deemed to equal (i) $14.9644 in the event the Base Period Trading Price is greater than $14.9644 or (ii) $12.2436 in the event the Base Period Trading Price is less than $12.2436 (collectively, the "Base Period Trading Price Limitations").

         The following table shows the resulting exchange ratio for each share of S&W Common Stock representing that number of shares of PSS Common Stock to be received in respect of each share of S&W Common Stock (including shares to be issued pursuant to the S&W Supplemental Executive Retirement Plan), (i) assuming that the Aggregate Purchase Price is equal to $26,000,000, and (ii) assuming that all shares subject to the Escrow Agreement are distributed to the holders of shares of S&W Common Stock:

        Base Period Trading Price(1)         Common Stock Exchange Ratio
        ----------------------------         ---------------------------
               $11.00                                   8.0565
                12.00                                   8.0565
                13.00                                   7.5877
                14.00                                   7.0458
                15.00                                   6.5917
                18.00                                   6.5917
                20.00                                   6.5917

---------
         (1) The Base Period Trading Price is the average of the daily closing prices for the shares of PSS Common Stock for the ten (10) consecutive trading days on which such shares are actually traded and quoted on the Nasdaq National Market System ending at the close of trading on the second trading day immediately prior to the Closing Date, subject to the Base Period Trading Price Limitations. The per share purchase price for the shares of S&W Common Stock is divided by the Base Period Trading Price to obtain the respective exchange ratios.

         The following table shows the exchange ratio for each share of S&W Common Stock representing that number of shares of PSS Common Stock to be received in respect of each share of S&W Common Stock (including shares to be issued pursuant to the S&W Supplemental Executive Retirement Plan), (i) assuming that the Aggregate Purchase Price is equal to $25,800,000 (reflecting the maximum adjustment to the Aggregate Purchase Price of $200,000), and (ii) assuming that no shares subject to the Escrow Agreement are distributed to the holders of shares of S&W Common Stock:

        Base Period Trading Price(1)         Common Stock Exchange Ratio
        ----------------------------         ---------------------------
               $11.00                                   7.2803
                12.00                                   7.2803
                13.00                                   6.8567
                14.00                                   6.3669
                15.00                                   5.9566
                18.00                                   5.9566
                20.00                                   5.9566

---------
         (1) The Base Period Trading Price is the average of the daily closing prices for the shares of PSS Common Stock for the ten (10) consecutive trading days on which such shares are actually traded and quoted on the Nasdaq National Market System ending at the close of trading on the second trading day immediately prior to the Closing Date, subject to the Base Period Trading Price Limitations. The per share purchase price for the shares of S&W Common Stock is divided by the Base Period Trading Price to obtain the respective exchange ratios.

See "THE MERGER -- Exchange Ratio" and "--Escrow Agreement."

         Votes Required. Approval of the Merger Agreement, the Escrow Agreement and consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives, requires the affirmative vote of the holders of a majority of the outstanding S&W Common Stock entitled to vote at the Special Meeting. The S&W X-Ray, Inc. Employee Stock Ownership Plan and Trust ("ESOP") owns 32.96% of the outstanding shares of S&W Common Stock. The ESOP has retained Consulting Fiduciaries, Inc. for the purposes of (i) determining what action the ESOP should take with respect to the Merger; (ii) administering any pass-through voting process with respect to any such proposal and receiving the directions of the participants and beneficiaries entitled to vote under the ESOP; (iii) with respect to any shares of Company stock held in the ESOP for which voting directions are not received from any participant or beneficiary, determining how such shares should be voted; and (iv) taking whatever action it shall deem appropriate, including directing the Trustee of the Trust regarding voting of shares of S&W Common Stock.

         As of the S&W Record Date, S&W directors and executive officers, and their affiliates, held approximately 33% of the outstanding votes represented by the S&W Common Stock entitled to vote at the Special Meeting. Holders of approximately 66% of the outstanding votes represented by the S&W Common Stock have agreed to vote in favor of the Merger Agreement, the Escrow Agreement and the consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives, and therefore approval of such matters is assured. As of the S&W Record Date, PSS's directors and executive officers, and their affiliates, held no S&W Shares. See "GENERAL INFORMATION--Votes Required," "THE MERGER--Stockholders Agreement" and "OWNERSHIP OF EQUITY SECURITIES--S&W."

         Recommendations of the Board of Directors. The Board of Directors of S&W has approved the Merger Agreement and has recommended a vote FOR the Merger Agreement. The Board of Directors believes the Merger Agreement is fair to and in the best interest of the stockholders of S&W. In addition, the Board of Directors of S&W has approved the Escrow Agreement and has recommended a vote FOR approval of the Escrow Agreement and the consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives.

         The Board of Directors of S&W believes that the Merger is in the best interest of the S&W stockholders based on a number of factors, including: (i) the value of the consideration to be received by the S&W stockholders, the fact that as PSS stockholders, the S&W stockholders would have more liquidity, and the fact that the Merger is expected to be treated as a tax-free reorganization;
(ii) the opportunity for the S&W stockholders to continue to share in the potential for long-term gain in S&W through the ownership of PSS Common Stock after the Merger; (iii) the business reputation and capabilities of PSS and its management, the financial strength, prospects, market position and strategic objectives of PSS; and (iv) the perceived strengths of the combined entity, the belief that PSS and S&W are strategically complementary, and the belief that the combined companies will be able to compete more effectively in the marketplace. See "THE MERGER--Reasons for the Merger."

         Effective Time. If the Merger is approved by the requisite vote of the S&W stockholders, all required consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that Articles of Merger, reflecting the Merger, are filed with the Secretary of State of the State of New York (the "Effective Time"). See "THE MERGER--Effective Time."

         Delivery of PSS Certificates. Promptly after the Effective Time, each record holder of S&W Common Stock outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of those certificates in exchange for PSS Common Stock. PSS shall not be obligated to deliver the consideration to which any former holder of S&W Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as PSS may require. See "THE MERGER--Distribution of PSS Certificates."

         Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by S&W stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received by dissenters, if any, or cash received in lieu of fractional shares. See "THE MERGER--Certain Federal Income Tax Consequences."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF S&W COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

         Interests of Certain Persons in the Merger. Joseph E. Miller, Jr. and Bruce P. Ashby will receive aggregate cash payments of $1,900,000 and $1,4000,000, respectively, as additional consideration for his Covenant Not to Compete upon consummation of the Merger, payable in installments over the fifteen-year term of such agreements. In addition, George Privitera and Ron Cronin will receive aggregate payments of $700,000 each as additional consideration for his Covenant Not to Compete upon consummation of the Merger, payable in installments over the eight-year term of such agreements. See "THE MERGER--Covenants Not to Compete" and "--Interests of Certain Persons in the Merger."

         Conditions to Consummation of the Merger. The obligation of PSS to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of S&W set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time;
(ii) S&W shall have performed all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) the S&W sales force shall not have decreased in number to less than 18 full-time sales persons and 70 full-time service technicians; (iv) there shall have been no material adverse change in the business, assets or results of operations of S&W between March 31, 1997 and the Closing Date; (v) the Escrow Agreement shall have been executed and delivered by a national bank as the Escrow Agent, (vi) PSS shall have received a letter from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (vii) PSS shall have received the consent of its senior lender; (viii) PSS shall have received evidence that all indebtedness owed by the S&W X-Ray, Inc. Employee Stock Ownership Trust has been repaid or forgiven; and (ix) receipt by PSS of executed investment agreements, employment agreements and non-compete agreements from certain affiliates and employees of S&W.

         The obligation of S&W to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of PSS set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) PSS shall have performed all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) there shall have been no material adverse change in the business, assets or results of operations of PSS between March 31, 1997 and the Closing Date; and (iv) the Escrow Agreement shall have been executed and delivered by a national bank as the Escrow Agent.

         The obligation of each of PSS, DI and S&W to consummate the Merger is subject to certain additional conditions, including the following: (i) the shareholders of S&W shall have approved the Merger Agreement; (ii) all consents and notifications to any regulatory authorities required for consummation of the Merger shall have been obtained or made; (iii) no court or governmental authority shall have enacted any law or order or taken any action which prohibits the transactions contemplated by the Merger Agreement; (iv) the Registration Statement shall have been declared effective under the Securities Act of 1933 and no stop orders suspending the effectiveness of the Registration Statement shall have been issued; and (v) at Closing, PSS shall have repaid the outstanding notes and bank and long-term debt of S&W.

         Regulatory Approvals. The Hart Scott Rodino Antitrust Improvements Act of 1974, as amended (the "HSR Act") provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On July 18, 1997, PSS and S&W made their respective filings with the DOJ and the FTC with respect to the Merger Agreement. On July 28, 1997, PSS received notification from the FTC that early termination of the waiting period required under the HSR Act had been granted.

         Conduct of Business Pending the Merger. Each of PSS and S&W has agreed in the Merger Agreement to, among other things, operate their respective businesses substantially as presently operated and only in the ordinary course, provided that with respect to PSS, any business acquisition or incurrence of additional debt or issuance or sale of equity securities is deemed to be in the ordinary course.

         Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of S&W: (i) by mutual consent of the Boards of Directors of S&W and PSS, (ii) by either party in the event of certain breaches by the other party of any representation or warranty; (iii) by either party in the event that a consent or regulatory approval required by the Merger Agreement has been denied by final nonappealable action; (iv) by either party if the Merger is not consummated by October 31, 1997, if such failure is not caused by any breach of the Merger Agreement by the party electing to terminate; (v) by either party in the event that the Merger is not consummated by November 30, 1997; (vi) by either party, if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled, if such failure is not caused by the party electing to terminate;
(vii) by either party if the Base Period Trading Price is less than $10.8832 or greater than $16.3248 (in each case, calculated without regard to the Base Period Trading Price Limitations); and (viii) by PSS if the sum of all proposed adjustments to the Aggregate Purchase Price pursuant to the Merger Agreement would result in a decrease of the Aggregate Purchase Price by more than $200,000, but for the proviso that the adjustments may not exceed $200,000. See "THE MERGER--Amendment, Waiver, and Termination."

         Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling of interests" for financial reporting purposes. It is a condition to the obligation of PSS to consummate the Merger that PSS shall have received from Arthur Andersen LLP a letter dated the closing date to the effect that the Merger may be accounted for as a pooling of interests by PSS for financial reporting purposes. See "THE MERGER--Conditions to Consummation" and "--Accounting Treatment."

         Dissenters' Rights. In order for the Merger to qualify as a pooling-of-interests, which is a condition to the consummation of the Merger, no more than ten percent (10%) of the aggregate outstanding shares of S&W Common Stock shall have exercised dissenters' rights. Each holder of S&W Common Stock who dissents from the Merger is entitled to the rights and remedies of dissenting stockholders set forth in Sections 623 and 910 of the New York Business Corporation Law (the "NYBCL"), subject to compliance with the procedures set forth therein. Among other things, a dissenting stockholder is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Sections 623 and 910 is set forth in ANNEX C to this Proxy Statement-Prospectus, and a summary thereof is included under "THE MERGER--Dissenters' Rights." To perfect dissenters' rights, a stockholder must comply with Sections 623 and 910 of the NYBCL which requires, among other things, that the stockholder give S&W notice of such holder's intention to dissent from the Merger Agreement prior to the vote of the stockholders of S&W at the Special Meeting and that such stockholder not vote such holder's shares in favor of the Merger Agreement. Any S&W stockholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Merger Agreement and thus will not be entitled to assert dissenters' rights.

     Nasdaq National Market Quotation. PSS Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market. An application will be filed with the NASD to include for quotation the shares of PSS Common Stock to be issued to the holders of S&W Common Stock in the Merger. See "THE MERGER--Nasdaq National Market Quotation."

Market and Market Price

         PSS Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol PSSI. Set forth below are the closing prices per share of PSS Common Stock on the Nasdaq National Market on
(i) August 12, 1997, the last business day preceding public announcement of the Merger, and (ii) August 21, 1997:

                                                 Closing Price Per Share
             Date                                  of PSS Common Stock
             ----                                  -------------------
             August 12, 1997                             $18.125
             August 21, 1997                             $17.75

         The following table sets forth the high and low closing prices per share of PSS Common Stock on the Nasdaq National Market since it began trading in May 1994.

                                    Sales Price Per Share of PSS Common Stock(1)
                                    --------------------------------------------
Quarter Ended                             High                         Low
-------------                             ----                         ---
Fiscal 1995:
-----------
       June 30, 1994(2)                 $  5.08                     $  4.42
       September 30, 1994                  6.00                        5.08
       December 31, 1994                   6.08                        5.04
       March 30, 1995                     10.67                        5.58

Fiscal 1996:
-----------
       June 30, 1995                      13.83                       10.33
       September 30, 1995                 18.67                       13.50
       December 31, 1995                  28.50                       13.92
       March 29, 1996                     30.75                       21.00

Fiscal 1997:
-----------
       June 30, 1996                      33.00                       22.75
       September 30, 1996                 25.63                       15.00
       December 31, 1996                  26.88                       13.75
       March 28, 1997                     19.75                       13.00

Fiscal 1998:
-----------
       June 30, 1997                      19.00                       12.00
       September 30, 1997(3)              19.38                       16.75

------------
(1) Adjusted to give effect to a three-for-one stock split in fiscal year 1996.
(2) Represents trading from May 4, 1994, the date of the Company's initial public offering, through June 30, 1994.
(3) Represents trading from July 1, 1997 through August 21, 1997.

         Stockholders are advised to obtain current market quotations for PSS Common Stock. No assurance can be given as to the market price of PSS Common Stock at the Effective Time or at any other time. As of June 16, 1997, there were approximately 1,065 record holders of PSS Common Stock.

         There is no established public trading market for the shares of S&W Common Stock. As of the S&W Record Date, there were approximately five record holders of S&W Common Stock.

Dividends

         It is the policy of both the Board of Directors of PSS and the Board of Directors of S&W to retain earnings to support operations and to finance continued growth of their respective businesses rather than to pay dividends. Neither PSS nor S&W has ever paid dividends on its capital stock and neither anticipates the payment of dividends in the near future. Any future payment of cash dividends of PSS or S&W would be determined by the their respective Boards of Directors in light of circumstances then existing, including the growth, profitability, financial condition and results of operations of their respective companies, and such other factors as each Board deems relevant. The ability of each of PSS and S&W to declare and pay dividends is limited by certain restrictive covenants contained in each of their long-term debt agreements.

Comparative Per Share Information

         The following summary presents selected comparative per share information on a historical basis for (i) PSS and S&W, (ii) on a pro forma combined basis per share of PSS Common Stock giving effect to the Merger on a pooling-of-interests basis assuming in one scenario the distribution to S&W stockholders of all shares of PSS Common Stock subject to the Escrow Agreement and in another scenario no distribution to S&W stockholders of the shares of PSS Common Stock subject to the Escrow Agreement, (iii) on a pro forma combined basis per share of S&W Common Stock giving effect to the Merger on a pooling-of-interests basis assuming in one scenario the distribution to S&W stockholders of all shares of PSS Common Stock subject to the Escrow Agreement and in another scenario no distribution to S&W stockholders of the shares of PSS Common Stock subject to the Escrow Agreement. Each calculation has also been made assuming that the exchange ratios are calculated at a maximum Base Period Trading Price of $14.9644 and that the exchange ratios are calculated at a minimum Base Period Trading Price of $12.2436.

         Neither PSS nor S&W has paid cash dividends on its respective common stock since inception. It is anticipated that PSS will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of PSS and will depend, among other things, upon PSS' earnings, capital requirements and financial condition.

         The information shown below is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position. This information should be read in conjunction with the historical consolidated financial statements of PSS and S&W, including the respective notes thereto, and the pro forma financial information appearing elsewhere in this Proxy Statement-Prospectus. See "PRO FORMA CONDENSED COMBINED FINANCIAL DATA" and "FINANCIAL STATEMENTS."

                                                                             Year Ended(1)           Three Months Ended June 30,
                                                                       --------------------------    ---------------------------
                                                                         1997     1996     1995          1997          1996
                                                                         ----     ----     ----          ----          ----
Net income (loss) per common share:
     PSS
         Historical........................................              0.12     0.04    (0.04)         0.12         (0.04)
         Pro forma combined, assuming distribution of
              all escrow shares(2).........................              0.12     0.06     0.00          0.12         (0.04)
         Pro forma combined, assuming distribution of
              no escrow shares(2)..........................              0.12     0.06     0.00          0.12         (0.04)
     S&W
         Historical........................................              0.23     3.65     4.43          0.90          0.80
         Pro forma  equivalent,  assuming  minimum exchange ratio
              and distribution of no escrow shares(3)......              0.70     0.39     0.01          0.70         (0.22)
         Pro forma  equivalent,  assuming  minimum exchange ratio
              and distribution of all escrow shares(4).....              0.77     0.43     0.02          0.77         (0.25)
         Pro forma  equivalent,  assuming  maximum exchange ratio
              and distribution of no escrow shares(5)......              0.84     0.47     0.02          0.85         (0.27)
         Pro forma  equivalent,  assuming  maximum exchange ratio
              and distribution of all escrow shares(6).....              0.93     0.52     0.02          0.94         (0.30)

                                                                                    At March 28, 1997       At June 30, 1997
                                                                                    -----------------       ----------------
Shareholders' equity per common share:
     PSS
         Historical........................................                               5.55                    5.63
         Pro forma combined (7)............................                               5.37                    5.46
     S&W
         Historical........................................                               18.80                   19.83
         Pro forma equivalent, assuming minimum exchange ratio and
              distribution of no escrow shares(3)..........                               32.39                   32.93
         Pro forma equivalent, assuming minimum exchange ratio and
              distribution of all escrow shares(4).........                               35.69                   36.28
         Pro forma equivalent, assuming maximum exchange ratio and
              distribution of no escrow shares(5)..........                               39.23                   39.88
         Pro forma equivalent, assuming maximum exchange ratio and
              distribution of all escrow shares(6).........                               43.19                   43.91

----------------
(1)  PSS' fiscal year ends on the Friday closest to March 31 of each year.

(2) Assumes no acquisition or restructuring costs or synergies associated with the Merger.

(3) For comparative purposes, S&W pro forma equivalent per share data have been calculated by multiplying the pro forma PSS amounts by an assumed exchange ratio of 5.9566, which is the minimum exchange ratio, assuming the maximum adjustment of $200,000 to the Aggregate Purchase Price and no distribution to S&W shareholders of the shares of PSS Common Stock subject to the Escrow Agreement. See SUMMARY - The Merger--Exchange Ratio.

(4) For comparative purposes, S&W pro forma equivalent per share data have been calculated by multiplying the pro forma PSS amounts by an assumed exchange ratio of 6.5917, which is the minimum exchange ratio, assuming no adjustment to the Aggregate Purchase Price and distribution to S&W shareholders of all shares of PSS Common Stock subject to the Escrow Agreement. See SUMMARY - The Merger--Exchange Ratio.

(5) For comparative purposes, S&W pro forma equivalent per share data have been calculated by multiplying the pro forma PSS amounts by an assumed exchange ratio of 7.2803, which is the maximum exchange ratio, assuming the maximum adjustment of $200,000 to the Aggregate Purchase Price and no distribution to S&W shareholders of the shares of PSS Common Stock subject to the Escrow Agreement. See SUMMARY - The Merger--Exchange Ratio.

(6) For comparative purposes, S&W pro forma equivalent per share data have been calculated by multiplying the pro forma PSS amounts by an assumed exchange ratio of 8.0565, which is the maximum exchange ratio, assuming no adjustment to the Aggregate Purchase Price and distribution to S&W shareholders of all shares of PSS Common Stock subject to the Escrow Agreement. See SUMMARY - The Merger--Exchange Ratio.

(7) For comparative purposes, PSS pro forma combined per share data have been calculated by multiplying the pro forma PSS amounts by an assumed exchange ratio of 8.0565, which is the maximum exchange ratio, assuming distribution to S&W shareholders of all shares of PSS Common Stock subject to the Escrow Agreement. See SUMMARY -The Merger--Exchange Ratio.

 Summary Unaudited Pro Forma Condensed Combined Financial Information of PSS and S&W

         The following table sets forth unaudited selected pro forma condensed combined financial data of PSS and S&W assuming the Merger is consummated and accounted for under the pooling-of-interests method reflecting the distribution to S&W stockholders of all shares held pursuant to the Escrow Agreement. See "THE MERGER--Accounting Treatment." The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma financial data has been derived from and should be read in conjunction with the pro forma financial data, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "PRO FORMA CONDENSED COMBINED FINANCIAL DATA."


                                                          Year Ended March              Three months ended June 30,
                                               -------------------------------------   -----------------------------
                                                    1997        1996        1995            1997          1996
                                                    ----        ----        ----            ----          ----
                                                               (In thousands, except per share data)
Income Statement Information (unaudited):
Net sales......................................   $763,054    $589,120    $471,985        $233,583      169,257
Gross profit...................................    204,890     162,590     132,315          60,013       45,529
Income (loss) from operations..................      3,874       4,848       5,686           7,062       (2,552)
Other income (expense).........................      2,768        (794)     (2,588)            656          789
Net income (loss) .............................      4,426       2,129          60           4,580       (1,367)
Net income (loss) per common and common
  equivalent share.............................       0.12        0.06        0.00            0.12        (0.04)
Weighted average shares outstanding............     38,392      33,198      25,412          39,393       36,933


                                                               At March 28, 1997           At June 30, 1997
                                                            -----------------------     ----------------------
                                                                               (In thousands)
Balance Sheet Information (unaudited):
Working capital......................................               $172,228                    $174,162
Intangible assets, net of accumulated amortization...                 22,084                      22,706
Total assets.........................................                321,270                     328,391
Total long-term liabilities..........................                  9,590                      10,137
Total shareholders' equity...........................                210,055                     215,107

                                  RISK FACTORS

         In addition to the other information in this Proxy Statement-Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of PSS Common Stock offered by this Proxy Statement-Prospectus.

Integration of Operations

         The success of the Merger will be determined by various factors, including management's ability to integrate effectively the operations of DI and S&W and the financial performance of the companies' operations after the Merger. Factors which will affect management's ability to integrate successfully the operations of DI and S&W include the ability to implement management systems that take advantage of marketing and cost saving opportunities and to minimize the financial impact or expenses associated with the integration of the centers. That can be no assurance that the Merger will not adversely affect the future operating results of DI or PSS. See "THE MERGER," "BUSINESS OF PSS," "S&W MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS OF S&W."

Acquisition Strategy

         The Company's Physician Supply Business has grown through, and the Company anticipates that it will continue to grow through, the acquisition of medical supply distributors. The Company has also added the Imaging Business and the International Business through acquisitions and may enter new lines of business and new geographic areas through acquisitions. Acquisitions may expose the Company to particular risks, including, without limitation, diversion of management's attention, the inability to integrate acquired companies into the Company's operations, assumption of liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the financial condition or results of operations of the Company. Depending on the value and nature of the consideration paid by the Company for acquisitions, such acquisitions may adversely affect the Company's liquidity. In making acquisitions in the future, the Company anticipates that it may compete for acquisition targets with other companies, many of which are larger and have greater financial resources than the Company. There can be no assurance that the Company will be successful in consummating acquisitions and integrating them into the Company's operations. See "PSS Business -- Acquisitions." The Company has financed acquisitions, and anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings. The Company's credit facility limits acquisitions and requires that acquisitions be financed through certain permitted sources. In addition, the financial covenants contained in the Company's credit facility may limit the Company's ability to make acquisitions. See "PSS Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources", and "PSS Business."

Opening of Start-Up Service Centers

         The Company has grown through, and the Company anticipates that it will continue to grow through, the opening of start-up service centers. The Company anticipates that each start-up service center opened will generally incur operating losses for a period of time which has historically been 18 months. Accordingly, the Company's planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period, and that substantial indebtedness may be incurred in connection with, and significant losses could result from, unsuccessful start-ups.

Expansion into New Lines of Business

         The Company recently has expanded into new product areas, including imaging equipment, chemicals, supplies and technical service to physician offices, other alternate site providers and hospitals through its Imaging Division. The integration and operation of this new business may place significant demands on the Company's management and other resources. There can be no assurance that there will be any operating efficiencies between the Company's Physician Supply Business and the Imaging Business or that the Imaging Business can be operated profitably. The Company has pursued, and anticipates that it will continue to aggressively pursue, expansion opportunities in this market, however, there can be no assurance that the Company will be successful in acquiring, operating or integrating additional operations. The Company may in the future, enter into other lines of business, which may have the same or additional risks as its existing businesses. There can be no assurance that if the Company were to enter into any additional lines of business that it would be able to operate such businesses successfully.

Management of International Business

         Through its WorldMed International, Inc. subsidiary, the Company has recently acquired medical supply distributors serving physicians in Belgium, France, Germany, Luxembourg and the Netherlands and plans to increase its presence in European markets. As the Company expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. The Company has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that the Company's services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets. The cost of medical care in many European countries is funded by the government, which may significantly impact spending budgets in certain markets. International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.


Dependence on Vendor Relationships

         The Company distributes over 40,000 products manufactured by approximately 3,200 vendors and is dependent on these vendors for the manufacture and supply of product. Additionally, the Company has entered into a significant contract with Abbott, which accounted for approximately 16% and 18% of the Company's revenues in fiscal years 1996 and 1997, respectively, and which may be terminated by Abbott if the Company does not meet certain sales levels. Sales pursuant to a distribution agreement with Roche Diagnostics, Inc. accounted for approximately five percent of the Company's sales in fiscal year 1997. In addition, the Company has entered into other separate exclusive distribution agreements, including agreements for certain products manufactured by Siemens Medical Systems, Inc., Hologic, Inc., Bard Diagnostic Services, Inc., Tanita Corporation of America, Inc. and HumaScan, Inc. The Company's ability to maintain good relations with these vendors will affect the profitability of its business. The Company's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, the Company relies on vendors to provide (i) field sales representatives' technical and selling support, (ii) agreeable purchasing and delivery terms, (iii) sales performance incentives, (iv) financial support of sales and marketing programs, and
(v) promotional materials. There can be no assurance that the Company will maintain its good relations with its vendors.

Dependence on Key Management

         The success of the Company is dependent upon the efforts and abilities of its senior management. The loss of one or more of such individuals may adversely affect the Company's business. Because of the Company's decentralized operating structure, the Company is also dependent upon its operations and sales managers for each of its service areas. There can be no assurance that the Company will be able to retain such key personnel or attract qualified personnel in the future.

Dependence on Sales Representatives and Service Specialists

         The Company believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. The Company's sales growth has resulted to a significant degree from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of the Company. Due to the relationship developed between the Company's sales representatives and its customers, upon the departure of a sales representative the

Company faces the risk of losing the representative's customers, especially if the representative were to act as a representative of the Company's competitors. In addition, the radiology and imaging equipment market served by the Company's Imaging Business is heavily reliant on the hiring and retention of skilled service specialists to maintain such equipment. There is a current shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability of the Company to hire or retain such skilled specialists could limit the Company's ability to expand its Imaging Business and adversely affect its business, financial condition and results of operations. The Company generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of their employment, however the Company has not obtained non-competition agreements from certain of the sales representatives hired through acquisitions. Although courts have generally upheld the terms of the Company's non-competition agreements in the past, there can be no assurance that such agreements will be upheld in the future. There can be no assurance that the Company will be able to retain such key personnel or attract qualified personnel in the future.

Imaging Business Technology

         The development of new technology may change the manner in which diagnostic imaging services are provided. Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products, which currently constitute a substantial percentage of the products distributed by the Company's Imaging Business. No assurance can be given that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in the Company's Imaging Business. While the Company anticipates that it will distribute new imaging technology, there can be no assurance that the Company will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, there can be no assurance that the Company would be able to distribute any such new technology on a profitable basis.

Regulation of and Change in Practice of Medicine

         The health care industry, including the practice of medicine by physicians, is subject to extensive government regulation, licensure and operating procedures. The Company cannot predict the impact that present or future regulations may have on operations of the Company or on its plan to expand its business activities. In addition, as consolidation among physician provider groups continues and provider networks are created, purchasing decisions may shift to individuals with whom the Company has not had prior selling relationships. The Company is increasingly focusing on national accounts where the purchasing decision may not be made by the Company's traditional physician customers. There can be no assurance that the Company will be able to maintain its customer relationships in such circumstances or that such national accounts will not result in reduced operating margins. See "Business -- Regulatory Matters."

Dependence on Third-Party Reimbursement

         The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical supply and equipment industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical equipment and supplies by physicians' offices will not be limited or reduced and thereby adversely affect future sales by the Company.

Two-Tier Pricing

         As a result of the Non-Profit Act of 1944, the medical supplies and equipment industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical supplies and equipment than the Company. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although the Company is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may put the Company at a competitive disadvantage.

Competition

         The distribution and marketing of medical products is highly competitive. The Company's competitors include full-line, full-service medical supply companies, some of which are national in scope, local and regional distributors and manufacturers who distribute their products directly to users. These companies have sales representatives competing directly with the Company. There are also several mail order firms which distribute medical products on a national or regional basis. Some of the Company's competitors are substantially larger in size and have substantially greater financial resources than the Company. The Company could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of the Company could obtain exclusive rights to market a certain product to the exclusion of the Company. There can be no assurance that the Company will not face increased competition in the future.


Quarterly Fluctuations in Operating Results

         Net sales and operating results may fluctuate quarterly as a result of demand for the Company's products and services, the introduction of new products and services by the Company and its competitors, acquisitions or investments, changes in manufacturers' prices or pricing policies, changes in the level of operating expenses, product supply shortages, inventory adjustments, changes in product mix and general competitive and economic conditions. In additional, a substantial portion of the Company's net sales in each quarter result from orders booked in such quarter. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, the Company's operating results may be below the expectations of analysts and investors, which could materially and adversely affect the trading price of the Common Stock. The Company anticipates taking a charge for the quarter ended September 30, 1997 of approximately $8.0 million to $10.0 million due to mergers completed in such quarter. See "PSS Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

Liability Exposure

         Although the Company is not a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that the Company has not to date experienced any significant product liability claims and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. The Company operates approximately 620 vans to deliver medical supplies and equipment on a same-day delivery basis. The Company has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance, subject to applicable retentions and deductibles. The Company believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against the Company.

Reliance on Data Processing

         The Company's business is dependent upon its ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. The Company typically receives rebates for the purchase of certain products for its Imaging Division and needs sophisticated systems to carefully track and submit for such rebates in order to make a profit on the sale of such equipment. Interruption of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of the Company's data processing system to support the expanded scope of the Company's business or to adequately track the Imaging Division rebates, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business, financial condition and results of operations.

Environmental Liabilities and Regulations

         The past and present business operations of the Company and the past and present ownership and leasing of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances. Certain of the products distributed and serviced by the Imaging Business contain chemicals and byproducts that required proper disposal under applicable environmental law. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of applicable regulatory agencies or stricter interpretations of existing laws, and discovery of new conditions, may require additional expenditures by the Company, some of which may be material.

Anti-Takeover Provisions; Possible Issuance of Preferred Stock

         The Company's Amended and Restated Articles of Incorporation and Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future and that may be senior to the rights of the holders of Common Stock. Furthermore, the Company has not opted out of certain provisions of the Florida Business Corporation Act, including the provisions relating to control-share acquisitions, which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by its shareholders. See "DESCRIPTION OF PSS CAPITAL STOCK."

                              GENERAL INFORMATION

Special Meeting

         This Proxy Statement-Prospectus is being furnished by S&W to its stockholders in connection with the solicitation of proxies by the Board of Directors of S&W from holders of the outstanding shares of S&W Common Stock for use at the S&W Special Meeting and at any adjournments and postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement, the Escrow Agreement and consummation of the transactions contemplated therein, including appointment of the Stockholder Representatives, and to transact such other business as may properly come before the S&W Special Meeting.

         This Proxy Statement-Prospectus is also being furnished by PSS to holders of S&W Common Stock as a Prospectus in connection with the issuance by PSS to them of shares of PSS Common Stock upon consummation of the Merger.

         The Merger Agreement provides for a transaction whereby Merger Corp., a wholly owned indirect subsidiary of PSS, will merge with and into S&W. S&W shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of DI, which is a wholly owned subsidiary of PSS, and continue to be governed by the laws of the State of New York. At the Effective Time, each issued and outstanding share of S&W Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PSS Common Stock and a contingent right to receive additional PSS Common Stock, as provided in the Escrow Agreement. See "THE MERGER--Exchange Ratio."

         If the Merger Agreement is approved at the Special Meeting, any required regulatory approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "THE MERGER-- Effective Time."

Record Date and Quorum

         The S&W Board of Directors has fixed the close of business on August 10, 1997, as the record date for determining the S&W stockholders entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by Proxy, of the holders of shares of S&W Common Stock entitled to cast a majority of the votes entitled to be cast at the S&W Special Meeting will constitute a quorum at the S&W Special Meeting.

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of S&W, who will not be specifically compensated for such services, may solicit proxies from the stockholders of S&W, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

Voting and Revocability of Proxies

         Shares of S&W Common Stock represented by a properly executed proxy, if such proxy is received in time and is not subsequently revoked, will be voted in accordance with the instructions indicated on such proxy. If a proxy is properly executed and returned without indicating any voting instructions, shares of S&W Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement, the Escrow Agreement and consummation of the transactions contemplated therein, including appointment of the Stockholder Representatives as provided in the Escrow Agreement.

         Any proxy given may be revoked by the person giving it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of S&W, (ii) properly submitting to S&W a duly executed proxy bearing a later date, or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of S&W proxies should be addressed to S&W as follows: S&W X-Ray, Inc., Cornerstone Center, 2300 Buffalo Road, Rochester, New York 14824,
Attention: George R. Privitera.

Vote Required

         As of the S&W Record Date, there were 259,574 shares of S&W Common Stock issued and outstanding and held by approximately five record holders and 4,009 shares of S&W Common Stock to be issued on the Closing Date pursuant to the S&W Supplemental Executive Retirement Plan. Each share of S&W Common Stock is entitled to one vote. Approval of the Merger Agreement, the Escrow Agreement and consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives, requires the affirmative vote of the holders of a majority of the outstanding shares of S&W Common Stock entitled to vote thereon at the Special Meeting. Accordingly, approval of the Merger Agreement will require the affirmative vote of the holders of shares of PSS Common Stock entitled to cast a minimum of 131,792 votes.

         The S&W X-Ray, Inc. Employee Stock Ownership Plan and Trust ("ESOP") owns 32.96% of the outstanding shares of S&W Common Stock. The ESOP has retained Consulting Fiduciaries, Inc. for the purposes of (i) determining what action the ESOP should take with respect to the Merger; (ii) administering any pass-through voting process with respect to any such proposal and receiving the directions of the participants and beneficiaries entitled to vote under the ESOP; (iii) with respect to any shares of S&W stock held in the ESOP for which voting directions are not received from any participant or beneficiary, determining how such shares should be voted; and (iv) taking whatever action it shall deem appropriate, including directing the Trustee of the Trust regarding voting of shares of S&W Common Stock.

         As of the S&W Record Date, S&W directors and executive officers, and their affiliates, held approximately 33% of the votes entitled to vote at the Special Meeting. Holders of approximately 66% of the outstanding votes represented by the S&W Common Stock have agreed to vote in favor of the Merger Agreement, the Escrow Agreement and the consummation of the transactions contemplated therein, including the appointment of the Stockholder Representatives, and, therefore, approval of such matters is assured. As of the S&W Record Date, PSS directors and executive officers, and their affiliates, held no S&W Shares.

                                   THE MERGER

         The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the ANNEXES hereto, including the Merger Agreement and the Escrow Agreement, copies of which are set forth in ANNEX A and ANNEX B, respectively, to this Proxy Statement-Prospectus and are incorporated herein by reference. All stockholders are urged to read each ANNEX in its entirety.

General

         The Merger Agreement provides that Merger Corp., a wholly owned indirect subsidiary of PSS, shall merge with and into S&W. S&W shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of DI, which is a wholly owned subsidiary of PSS, and continue to be governed by the laws of the State of New York. At the time the Merger becomes effective, each share of issued and outstanding S&W Common Stock and each share of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan (excluding shares held by stockholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PSS Common Stock and a contingent right to receive additional PSS Common Stock, as provided in the Escrow Agreement. If the Merger Agreement is approved at the Special Meeting, all required consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in ANNEX A of this Proxy Statement-Prospectus and a copy of the Escrow Agreement is set forth in ANNEX B. See "Exchange Ratio."

Background of the Merger

         On January 7 and 8, 1997, the Board of Directors of S&W held meetings to discuss various strategic alternatives for S&W, including the viability of leading an industry consolidation effort or the possible sale of the business. In its discussions, the Board noted that several of the companies it intended to consolidate had recently been acquired or entered into agreements with a new industry company named as a subsidiary of PSS. The general consensus was there a sale of S&W would be in the best interest of the shareholders and employees. The Board authorized the retention of Steve Cook of Fieldstone Partners, Inc. as financial advisor to assist in the potential sale of the business. The Board of Directors believed that they could receive the best value for the Company from PSS or its subsidiary based on such companies' prior acquisition costs. Mr. Cook had represented other companies in their respective sales to PSS.

         In January 1997, S&W retained Steve Cook as financial advisor in connection with the potential sale of the business. Based on the advice of Mr. Cook, it was decided that S&W would develop a presentation of its past and future financial performance.

         On February 4 and 5, 1997, a representative of DI, Rutherford Deas, Vice President, visited the Syracuse location of S&W for the purpose of explaining the DI strategy and goals. The meeting was with S&W representatives Joe Miller, George Privitera and Ron Cronin.

         On February 25, 1997 an S&W Board of Directors meeting included discussions of S&W's sale progress and presentations by the DI representative. The Board authorized a visit to the DI corporate offices to make a presentation of S&W and to learn more about DI.

         On March 8 through 11, 1997, Joe Miller, Bruce Ashby, George Privitera, Ron Cronin and Steve Cook visited and presented S&W to David Smith, Gene Dell, Rutherford Deas, Glenn Green and Bruce Treadway of PSS and DI. PSS and DI representatives gave a presentation of the past performance and future strategies of PSS and DI.

         On March 17, 1997, Bruce Ashby, at the direction of the S&W Board of Directors, contacted telephonically another national x-ray distributor regarding their interest in purchasing S&W.

         On April 10, 1997, S&W received an offer for the merger of S&W and DI and the receipt of shares of PSS common stock. Also on April 10, 1997, Joe Miller received a telephone call from the other national distributor that was contacted by Bruce Ashby. The discussions with the other national distributor did not result in an offer.

         On April 15 and 16, 1997, the S&W Board of Directors met to discuss the offer from PSS. The Board concluded that further conversations were necessary before a decision was warranted. In addition, the Board authorized S&W to hire David Heald and Fiduciary Consultants, Inc. from discussions and recommendations from S&W's benefits counsel, Menke and Associates.

         In mid-April 1997, David Heald and Fiduciary Consultants, Inc. were engaged to consult with the Company regarding its ESOP.

         On April 17, 1997, Joe Miller, Bruce Ashby, George Privitera and Ron Cronin telephonically responded to David Smith at PSS regarding the merger offer. It was agreed that additional financial information of S&W would be sent to PSS.

         On April 20, 1997, David Smith and Gene Dell of PSS and DI met at the Rochester location of S&W with Joe Miller, George Privitera, Bruce Ashby, Ron Cronin and Steve Cook for due diligence and merger discussions. On April 21, 1997, George Privitera sent additional financial information to PSS.

         On April 29, 1997, S&W received a second offer of merger from PSS. Also on April 29, 1997, the executive committee of the PSS Board of Directors met telephonically to discuss the S&W merger offer. The executive committee authorized David Smith to extend the second offer of merger.

         On May 1, 1997, the S&W Board of Directors met to discuss the PSS offer and concluded that further discussions were necessary before a decision was warranted.

         In mid-May 1997, Joe Miller and Bruce Ashby telephonically responded to the PSS offer. During this call, Joe Miller suggested that David Smith and Patrick Kelly visit the Rochester location of S&W for further discussions and due diligence.

         On May 23, 1997, Patrick Kelly, David Smith and Kathy Fehling visited the Syracuse location of S&W for additional due diligence and merger discussions.

         On May 29, 1997, PSS issued its final offer of merger.

         On May 29, 1997, the S&W Board of Directors met to discuss the PSS offer and decided after discussion that it was in the best interests of shareholders and employees to accept this offer.

         On May 29, 1997, the executive committee of the PSS Board of Directors met telephonically to discuss the S&W merger offer. The executive committee authorized David Smith to extend the final offer of merger.

         On June 14, 1997, the PSS Board of Directors met to discuss the S&W transaction, and on July 22, 1997, the PSS Board of Directors discussed and approved the merger offer to S&W.

         On July 29, 1997, the parties met telephonically to discuss due diligence findings and adjusted the offer of merger to reflect the same. On July 30, 1997, the S&W Board of Directors met and accepted the adjustments to the offer based on these findings.

Reasons for the Merger

         PSS. The PSS Board of Directors, after consideration of relevant business, financial, legal and market factors, including the compatibility of the operations and management of S&W and PSS, and the future prospects of S&W and PSS, has concluded that the Merger is in the best interests of PSS. The PSS Board believes that the Merger is desirable for the following reasons, among others: (i) S&W has distribution centers in desirable locations and will expand the distribution area for PSS' Diagnostic Imaging, Inc. medical diagnostic imaging division; (ii) S&W's existing business relationships will be enhanced by affiliation with the distribution networks of PSS and DI; and (iii) S&W has a strong management team and sales and service force, which is knowledgeable and experienced in the industry.

         S&W. The S&W Board of Directors, after consideration of relevant business, financial, legal and market factors, including the compatibility of the operations and management of S&W and PSS, and the financial condition, results of operations and future prospects of S&W and PSS, has concluded that the Merger is in the best interests of S&W and its stockholders. In reaching its decision to enter into the Merger Agreement and to recommend that the stockholders of S&W vote for the approval and adoption of the Merger Agreement, the Board of Directors considered a number of factors, including, without limitation and without assigning relative weights thereto, the following:

         (i) the terms and conditions of the proposed Merger, including the value of the consideration to be received by the stockholders of S&W, the fact that as PSS stockholders the S&W stockholders would have more liquidity, and the fact that the Merger is expected to be treated as a tax-free reorganization;

         (ii) the opportunity for holders of S&W shares to continue to share in the potential for long-term gains in S&W through the ownership of PSS Common Stock following the Merger;

         (iii) the business reputation and capabilities of PSS and DI and their management, and the financial strength, prospects, market position and strategic objectives of PSS and DI; and

         (iv) the perceived strengths of DI and S&W combined, the belief that DI and S&W are strategically complementary and that the combined companies will be able to compete more effectively in the marketplace.

         THE BOARD OF DIRECTORS OF S&W UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE ESCROW AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE APPOINTMENT OF THE STOCKHOLDER REPRESENTATIVES.

Exchange Ratio

         The Merger Agreement provides that at the effective time of the Merger, each outstanding share of S&W Common Stock and each share of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan (excluding shares held by stockholders who perfect their dissenter's rights) shall cease to be outstanding and shall be converted into and exchanged for (i) the right to receive that number of shares of PSS Common Stock equal to the Aggregate Purchase Price (as defined below) minus the Escrow Dollar Amount (as defined below) and the contingent right to receive that number of shares equal to the Escrow Dollar Amount; (ii) divided by the sum of all shares of S&W Common Stock issued and outstanding or issuable upon the conversion of all convertible securities or rights of any nature with respect to S&W Common Stock; (iii) which amount is divided by the Base Period Trading Price (as defined below) (the "Common Stock Exchange Ratio").

         Pursuant to the Merger Agreement, the "Aggregate Purchase Price" is defined to be $26,000,000, minus any legal, accounting, consulting and investment advisory expenses in excess of $350,000 incurred by S&W or on S&W's behalf in connection with the transactions contemplated under the Merger Agreement; provided that such adjustment shall not exceed $200,000. In the event that the foregoing adjustments would result in a decrease to the

Aggregate Purchase Price of more than $200,000 but for the foregoing proviso, PSS shall have the right to terminate the Merger Agreement. Pursuant to the Merger Agreement, the "Escrow Dollar Amount" is defined to be $1,015,000 plus five percent of the Aggregate Purchase Price.

         The term "Base Period Trading Price" is defined in the Merger Agreement as the average of the daily closing prices for the shares of PSS Common Stock for the ten (10) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market ending at the close of trading on the second trading day immediately prior to the Closing Date, provided, however, that for purposes of such calculation, the Base Period Trading Price shall be deemed to equal (i) $14.9644 in the event the Base Period Trading Price is greater than $14.9644 or (ii) $12.2436 in the event the Base Period Trading Price is less than $12.2436 (collectively, the "Base Period Trading Price Limitations").

         In the event S&W or PSS changes the number of shares of S&W Common Stock or PSS Common Stock, or other common stock equivalents, on a fully diluted basis, issued and outstanding prior to the Effective Time, or declares any stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted; provided, however, that no such adjustment shall occur as a result of the conversion at or prior to the Effective Time of shares of PSS Series Preferred Stock into shares of PSS Common Stock or the exercise of any presently outstanding options or warrants of PSS or S&W.

Escrow Agreement

         The aggregate number of shares of PSS Common Stock issuable by PSS under all contingent rights to receive PSS Common Stock (the "Escrow Shares") shall be issued and held by The Bank of New York, as Escrow Agent following the Effective Time pursuant to the terms of the Escrow Agreement. The aggregate number of Escrow Shares shall equal $1,015,000 plus five percent of the Aggregate Purchase Price, which amount is divided by the Base Period Trading Price. Subject to the terms of the Escrow Agreement, the Escrow Shares shall be used, if necessary, to indemnify PSS, DI and S&W (the "indemnitees") for
(i) losses incurred by DI or PSS by reason of the failure of DI to receive by the first anniversary of the Closing Date the accounts receivable of S&W due to S&W as of the Closing Date in excess of $180,000; (ii) expenses up to $10,000 incurred by PSS or DI on behalf of the Representatives in connection with the performance of their obligations thereunder; (iii) one-half of expenses incurred by PSS or DI on behalf of the Escrow Agent in connection with the performance of its obligations thereunder in an amount up to $5,000 (collectively (i), (ii) and (iii), the "specific claims"); and (iv) losses incurred by DI or PSS as a result of a breach of any of the representations and warranties or covenants and agreements of S&W (the "general claims"). The time period for the general claims is until (i) the first publication by PSS of audited consolidated financial statements covering an accounting period after the Closing Date with respect to those items that would be discoverable in an audit, and (ii) one year with respect to all other claims, except to the extent that certain specific claims remain pending at the time the Escrow Agreement would otherwise terminate. For the duration of the escrow, all Escrow Shares may be used to satisfy a claim by the indemnitees, regardless of whether the claim is based upon specific or general claims.

         If a dispute about whether a particular loss is indemnifiable under the Escrow Agreement is unable to be resolved by the Stockholder Representatives and the indemnitee(s), such dispute is to be submitted to binding arbitration on an informal basis as provided in the Escrow Agreement. All cash dividends or other cash income with respect to the Escrow Shares shall also be held in escrow with the Escrow Shares pursuant to the terms of the Escrow Agreement. Each stockholder has the right to direct the voting of the Escrow Shares. In the event of any stock split or stock dividend with respect to PSS Common Stock that becomes effective during the term of the Escrow Agreement, the additional shares issued with respect to the Escrow Shares shall be added to the Escrow Shares and the terms of the Escrow Agreement will be adjusted accordingly to account for such additional shares. The Stockholder Representatives will have full power and authority to represent the S&W stockholders with respect to all matters arising under the Escrow Agreement and all action taken by the Stockholder Representatives under the Escrow Agreement shall be binding upon the S&W stockholders. Joseph E. Miller, Jr., Bruce P. Ashby and the S&W X-Ray, Inc. Employee Stock Ownership Trust are proposed to be the Stockholder Representatives.

Covenants Not to Compete

         It is a condition to the obligation of PSS to close the Merger that Joseph E. Miller, Jr. and Bruce P. Ashby shall enter into fifteen-year Covenants Not to Compete and George Privitera and Ron Cronin shall enter into eight-year Covenants Not to Compete pursuant to which, for the duration of such agreements, such person covenants and agrees not to (i) own, operate or be associated with a diagnostic imaging medical supply distribution company which competes with DI in the states of New York, New Jersey, Pennsylvania and Connecticut (a "Prohibited Business"), (ii) become financially interested in any person or entity engaged in a Prohibited Business, or (iii) solicit or attempt to solicit any employee or contractor away from PSS or DI. Each shareholder will also covenant (i) not to solicit or attempt to solicit any customer of S&W as of the date of Closing or any prospective customer to which a written or specific oral proposal was submitted during the twelve (12) month period prior to Closing, and (ii) not to copy, remove or disclose any confidential or proprietary information relating to the businesses of S&W, PSS, DI or their affiliates. Remedies for violation of any provision of the Covenant Not to Compete include injunctive relief and monetary damages.

         Joseph E. Miller, Jr. and Bruce P. Ashby will receive aggregate cash payments of $1,900,000 and $1,400,000, respectively, as additional consideration for his Covenant Not to Compete upon consummation of the Merger, payable in installments over the fifteen-year term of such agreements. In addition, George Privitera and Ron Cronin will receive aggregate payments of $700,000 each as additional consideration for his Covenant Not to Compete upon consummation of the Merger, payable in installments over the eight-year term of such agreements.

Fractional Shares

         Pursuant to the terms of the Merger Agreement, each holder of shares of S&W Common Stock and each holder of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock shall receive, in lieu thereof, a cash payment equal to the fractional amount due multiplied by the Base Period Trading Price, and each holder of shares of S&W Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a contingent right to receive a fraction of a share of PSS Common Stock on the Final Settlement Date shall receive, in lieu thereof, a contingent right to receive one additional share of PSS Common Stock on the Final Settlement Date if such fraction is 0.5 or more and nothing if such fraction is less than 0.5.

Effective Time

         If the Merger Agreement is approved by the requisite vote of the S&W stockholders, and all other required consents and approvals are received, and if the other conditions to the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time the Articles of Merger, reflecting the Merger, are filed with the Secretary of State of the State of New York (the "Effective Time"). See "Conditions to Consummation."

Distribution of PSS Certificates

         Promptly after the Effective Time, PSS shall distribute appropriate transmittal materials to use in effecting the surrender and cancellation of those certificates in exchange for PSS Common Stock (which shall contain an affidavit for lost or stolen stock certificates and which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of S&W Common Stock shall pass, only upon proper delivery of such certificates of PSS by the former stockholders of S&W). After the Effective Time, each holder of shares of S&W Common Stock issued and outstanding and each holder of S&W Common Stock to be issued pursuant to the S&W Supplemental Executive Retirement Plan at the Effective Time (other than shares as to which dissenters' rights have been perfected) shall surrender the certificate or certificates representing such shares to PSS, and the certificates thus surrendered will be canceled. PSS shall not be obligated to deliver the consideration to which any former holder of shares of S&W Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as PSS may require. No party shall be liable to a holder of shares of S&W Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

         After the Effective Time, holders of certificates will have no rights with respect to the shares of S&W Common Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of PSS Common Stock, if any, to which such holders are entitled, as described above, or the right to perfect their dissenters' rights. In addition, no dividend or other distribution payable to holders of record of PSS Common Stock will be paid to the holder of any S&W certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of PSS Common Stock issuable upon the exchange or conversion of such shares of S&W Common Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such stockholder is entitled.

         If any certificate for PSS Common Stock is to be issued in a name other than that in which the S&W certificate surrendered for exchange is issued, the S&W certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

Certain Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences of the Merger. This discussion is based on the provisions of the Code, the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The discussion is included for general information purposes only, applies only to S&W stockholders, if any, who hold their stock as a capital asset, and may not apply to S&W stockholders, if any, who received S&W stock upon the exercise of employee stock options or otherwise as compensation. PSS, DI, Merger Corp. and S&W have not requested a ruling from the Internal Revenue Service (the "Service") or a tax opinion from legal counsel in connection with the proposed transactions.

         The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Code. Among other things, the following discussion is based on S&W stockholders maintaining sufficient equity ownership interest in PSS after the Merger. The Service takes the position for purposes of issuing an advance ruling on reorganizations, that the stockholders of an acquired corporation (i.e., S&W) must maintain a continuing equity ownership interest in the corporation controlling the acquiring corporation (i.e., PSS) equal, in terms of value, to at least 50 percent of their interest in such acquired corporation. Pursuant to this requirement, the management of S&W it believes that there is no plan or intention by any of the S&W stockholders who own one percent or more of the outstanding S&W Common Stock and, to the best knowledge of the management of S&W, the remaining S&W stockholders have no plan or intention to sell, exchange or otherwise dispose of a number of the shares of PSS Common Stock that they will receive in the Merger that would reduce on the part of S&W stockholders such stockholders' ownership to a number of shares of PSS Common Stock having an aggregate value as of the Effective Time of less than 50 percent of the aggregate value of all of the outstanding shares of S&W Common Stock immediately prior to such time. For this purpose, shares of S&W Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of PSS Common Stock will be treated as outstanding S&W Common Stock at the Effective Time. Moreover, shares of S&W Capital Stock and PSS Common Stock held by S&W stockholders and otherwise sold, redeemed or disposed of prior or subsequent to such time are taken into account. In addition, management of PSS has no plan or intention to cause PSS to redeem or otherwise reacquire the shares of PSS Common Stock issued in the Merger. Furthermore, management of S&W has advised PSS it believes that in the Merger, the S&W stockholders will exchange an amount of stock representing "control" of S&W (meaning the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation) solely for PSS Common Stock. In addition to the foregoing requirements certain additional matters must be true with respect to the Merger. PSS and S&W believe that these additional factual matters will be satisfied.

         Assuming the Merger is treated as a reorganization as defined in
Section 368(a) of the Code, the following should be the material federal income tax consequences to the S&W stockholders:

         (i) Except for those shareholders who dissent to the proposed transaction and those who receive cash instead of a fractional share of PSS Common Stock, no gain or loss will be recognized for federal income tax purposes by S&W stockholders upon the exchange of their shares of S&W Common Stock for shares of PSS Common Stock.

         (ii) The basis of the shares of PSS Common Stock to be received by S&W stockholders will be the same as the basis of the shares of S&W Common Stock surrendered in exchange therefor.

         (iii) The holding period of the PSS Common Stock to be received by S&W stockholders will include the period during which the shares of S&W Common Stock surrendered in exchange therefor had been held, provided such shares were held by such stockholders as a capital asset at the Effective Time.

         (iv) Dissenting S&W stockholders who receive solely cash from S&W in exchange for their stock will be treated as having received such payments as distributions in redemption of their shares of such stock, subject to certain limitations. After such distribution, if a former S&W stockholder neither owns PSS capital stock nor is deemed to own PSS capital stock under constructive ownership rules, the redemption will be a complete termination of interest and will be treated as distribution in full payment in exchange for the shares of S&W Common Stock. Accordingly, such stockholder will recognize gain or loss measured by the difference between the amount of cash received and such stockholder's adjusted basis in stock surrendered. S&W stockholders electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances.

         (v) The payment of cash in lieu of fractional shares of PSS Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by PSS. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of PSS Common Stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         Pursuant to the Merger Agreement, PSS has agreed to bear and pay reasonable expenses of S&W in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, in an amount not to exceed $350,000 in the aggregate. The above discussion is based on the belief of management that all such expenses are properly expenses of S&W. If it is determined that some of these expenses are actually expenses of S&W stockholders, payment of such expenses could constitute constructive dividends to such stockholders.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF S&W COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

Management and Operations After the Merger

         S&W shall be the surviving corporation resulting from the Merger and as a result shall become a wholly owned subsidiary of DI, which is a wholly owned subsidiary of PSS. S&W shall continue to be governed by the laws of the State of New York, and shall operate in accordance with its Articles and Bylaws as in effect on the date of the Merger Agreement until otherwise amended or repealed after the Effective Time.

Interests of Certain Persons in the Merger

         Joseph E. Miller, Jr. and Bruce P. Ashby will receive aggregate cash payments of $1,900,000 and $1,400,000, respectively, as additional consideration under a Covenant Not to Compete upon consummation of the Merger, payable in installments over the fifteen-year term of such agreements. In addition, George Privitera and Ron Cronin will receive aggregate payments of $700,000 each as additional consideration under a Covenant Not to Compete upon consummation of the Merger, payable in installments over the eight-year term of such agreements.

         As of the date hereof, no director or executive officer of PSS or S&W has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of S&W Common Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of S&W Common Stock. For information as to the ownership of S&W Common Stock by those directors and executive officers, see "OWNERSHIP OF EQUITY SECURITIES--S&W."

Conditions to Consummation

         The obligation of PSS to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of S&W set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) S&W shall have performed all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) the S&W sales force shall not have decreased in number to less than 18 full-time sales persons and 70 full-time service technicians;
(iv) there shall have been no material adverse change in the business, assets or results of operations of S&W between March 31, 1997 and the Closing Date; (v) the Escrow Agreement shall have been executed and delivered by a national bank as the Escrow Agent, (vi) PSS shall have received a letter from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (vii) PSS shall have received the consent of its senior lender; (viii) PSS shall have received evidence that all indebtedness owed by the S&W X-Ray, Inc. Employee Stock Ownership Trust has been repaid or forgiven; and (ix) receipt by PSS of executed investment agreements, employment agreements and non-compete agreements from certain affiliates and employees of S&W.

         The obligation of S&W to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of PSS set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) PSS shall have performed all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) there shall have been no material adverse change in the business, assets or results of operations of PSS between March 31, 1997 and the Closing Date; and (iv) the Escrow Agreement shall have been executed and delivered by a national bank as the Escrow Agent.

         The obligation of each of PSS, DI and S&W to consummate the Merger is subject to certain additional conditions, including the following: (i) the shareholders of S&W shall have approved the Merger Agreement; (ii) all consents and notifications to any regulatory authorities required for consummation of the Merger shall have been obtained or made; (iii) no court or governmental authority shall have enacted any law or order or taken any action which prohibits the transactions contemplated by the Merger Agreement; (iv) the Registration Statement shall have been declared effective under the Securities Act of 1933 and no stop orders suspending the effectiveness of the Registration Statement shall have been issued; and (v) at Closing, PSS shall have repaid the outstanding notes and bank and long-term debt of S&W as provided in the Merger Agreement.

         No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement-Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the PSS or S&W stockholders. See "Amendment, Waiver and Termination."

Amendment, Waiver and Termination

         To the extent permitted by law, S&W and PSS, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of S&W, provided that after the approval of the Merger by S&W's stockholders, no amendment may alter the amount or type of consideration into which the S&W Common Stock will be exchanged without the requisite approval of S&W stockholders, and provided further that no amendment may alter the provisions requiring regulatory approval of the Merger.

         Prior to or at the Effective Time, either S&W or PSS, acting through its respective Board of Directors or its Chairman of the Board or President, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

         The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of S&W: (i) by mutual consent of the Boards of Directors of S&W and PSS, (ii) by either party in the event of certain breaches by the other party of any representation or warranty; (iii) by either party in the event that a consent or regulatory approval required by the Merger Agreement has been denied by final nonappealable action; (iv) by either party if the Merger is not consummated by October 31, 1997, if such failure is not caused by any breach of the Merger Agreement by the party electing to terminate; (v) by either party in the event that the Merger is not consummated by November 30, 1997; (vi) by either party, if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled, if such failure is not caused by the party electing to terminate;
(vii) by either party if the Base Period Trading Price is less than $10.8832 or greater than $16.3248 (in each case, calculated without regard to the Base Period Trading Price Limitations); and (viii) by PSS if the sum of all proposed adjustments to the Aggregate Purchase Price pursuant to the Merger Agreement would result in a decrease of the Aggregate Purchase Price by more than $200,000, but for the proviso that the adjustments may not exceed $200,000.

         If the Merger Agreement is terminated as described above, PSS shall pay the costs and expenses incurred by it in connection with the Merger Agreement and up to $350,000 of the reasonable costs and expenses incurred by S&W in connection with the Merger Agreement. S&W expenses in excess of $350,000 shall be paid by the S&W stockholders. Other than as set forth above, no party (or any of its officers, directors, employees, agents, representatives, or stockholders) shall be liable to the other party or parties for any costs, expenses, damages (direct or indirect) or loss of anticipated profits; provided, however, that the foregoing shall not apply if the Merger Agreement is terminated because one party has breached a representation or warranty, or a covenant or agreement contained in the Merger Agreement. See "Expenses."

Conduct of Business Pending the Merger

         Pursuant to the Merger Agreement, prior to the Closing Date, S&W and PSS have agreed that S&W shall restrict certain of its activities, except with the prior written consent of PSS and except as necessary to effect the transactions contemplated in the Merger Agreement. To this end, and without limitation, S&W shall: (i) conduct its business in substantially the same manner as it is presently being conducted and, except with respect to certain agreed matters, refrain from entering into any transaction or contract other than in the ordinary course of business and not make any material change in its methods of management, marketing or operations; (ii) consult with PSS prior to undertaking any material new business opportunity outside the ordinary course of business and, except with respect to certain agreed matters, not undertake such new business opportunity without the prior consent of

PSS, which consent will not be unreasonably withheld; (iii) confer on a regular basis with one or more designated representatives of PSS to report material operational matters and to report the general status of ongoing business operations; (iv) notify PSS of certain activities or events; (v) other than as disclosed by S&W to PSS, not enter into any new employment contract or, except in the ordinary course of business, any commitment to employees; (vi) not increase the compensation (including fringe benefits) payable or to become payable to any officer, director, employee, agent or independent contractor of either such company except general hourly rate increases and normal merit increases for employees other than officers made in the ordinary course of business and consistent with past practice; (vii) except in the ordinary course of business not create or incur any indebtedness, enter into or terminate any lease of real estate or release or create any liens of any nature; (viii) except in the ordinary course of business and except with respect to certain agreed matters and, even if in the ordinary course of business, then not in an amount to exceed $50,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;
(ix) not sell any material asset or make any material commitment relating to its assets other than in the ordinary course of business; (x) not amend the Certificate of Incorporation, Bylaws or other governing instruments of S&W; (xi) not make any changes in its accounting methods or practices, except for changes in its tax accounting methods or practices that may be necessitated by changes in generally accepted accounting principles or applicable tax laws; (xii) except for the Merger Agreement and 4,009 shares of S&W Common Stock to be issued simultaneously with the Closing of the Merger pursuant to the S&W Supplemental Executive Retirement Plan, issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of S&W capital stock or any other capital stock of its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend with respect to any S&W capital stock; (xiii) other than in the ordinary course of business, not take any action, or omit to take any action, which would cause its representations and warranties under the Merger Agreement to be untrue or incorrect; (xiv) not make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person, except for usual and customary advances to employees made in the ordinary course of business; and (xv) not make any agreement or commitment which will result in or cause to occur a violation of any of the foregoing items.

         Additionally, pursuant to the Merger Agreement, S&W and PSS have agreed prior to the Closing Date that PSS shall restrict certain of its activities except with the prior written consent of S&W. To this end, PSS has agreed (i) to operate its business substantially as presently operated and only in the ordinary course, except that any business acquisition by PSS or the incurrence of additional debt or the issuance or sale of equity securities shall be deemed to be in the ordinary course and (ii) except as previously disclosed in writing by PSS to S&W, it will not, and will not permit DI to, amend its Articles of Incorporation or Bylaws, and it will cause each of its subsidiaries to maintain its corporate existence and corporate powers.

Stockholders Agreements

         Simultaneous with the execution of the Merger Agreement, Joseph E. Miller, Jr. and Bruce P. Ashby, each a stockholder of S&W, entered into Stockholders Agreements with PSS (each a "Stockholders Agreement"). Each Stockholders Agreement provides that each party thereto (a "Stockholder") will vote such Stockholder's S&W Shares in favor of the Merger, the execution and delivery by S&W of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, including approval of the Escrow Agreement and appointment of the Stockholder Representatives, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of PSS Common Stock. Each Stockholders Agreement also provides that the Stockholder will vote such Stockholder's S&W Shares against any of the following (each a "Competing Transaction"): any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of the assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by S&W or any amendment of S&W's Charter or Bylaws or other proposal or transaction involving S&W or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each Stockholder has granted an irrevocable proxy to PSS and Patrick C. Kelly, Chief Executive Officer and Chairman of the Board of PSS, and David A. Smith, Executive Vice President and Chief Financial Officer of PSS, in their respective capacities as officers of PSS, and any individual who shall succeed to any such office of PSS, to vote such Stockholder's shares of S&W Common Stock consistent with the foregoing agreements. Each Stockholder has also agreed not to, and not to permit any of its representatives to, directly or indirectly, solicit, initiate or encourage the submission of, any takeover proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

         Each Stockholders Agreement will terminate upon the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, if an "Extension Event" occurs as of or prior to the termination of the Merger Agreement, then for a period of one year following such termination, (i) each Stockholder's agreement to vote against any Competing Transaction, the irrevocable proxy granted by each Stockholder to vote against any Competing Transaction, and each Stockholder's agreement not to facilitate any takeover proposal will continue in effect and (ii) no Stockholder will be permitted to transfer any of such Stockholder's S&W Shares in connection with any Competing Transaction or takeover proposal. "Extension Event" is defined to mean any of the following events: (A) the meeting of S&W stockholders to approve the Merger Agreement shall not have been held or the approval of the Merger at such meeting shall not have been obtained; or (B) any person (other than PSS or any subsidiary of PSS) shall have made, or disclosed an intention to make, a takeover proposal or proposal for a Competing Transaction

         See "GENERAL INFORMATION--Votes Required."

Expenses and Fees

         The Merger Agreement provides that PSS shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement. PSS further agrees to bear and pay reasonable costs and expenses incurred by S&W on S&W's behalf in connection with the transactions contemplated by the Merger Agreement in an amount not to exceed $350,000 in the aggregate. S&W expenses in excess of $350,000 shall be paid by the S&W stockholders through an adjustment to the Aggregate Purchase Price. See "Amendment, Waiver, and Termination."

Accounting Treatment

         Consummation of the Merger is conditioned on the Merger being accounted for on a pooling-of-interests accounting basis and the receipt by PSS of a letter from Arthur Andersen LLP with respect thereto. See "Conditions to Consummation." Under this method of accounting, as of the Effective Time, the assets and liabilities of S&W would be added to those of PSS at their recorded book values and the stockholders' equity accounts of PSS and S&W would be combined on PSS's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of PSS issued after consummation of the Merger would be restated retroactively, if necessary, to reflect the combined consolidated financial position and results of operations of PSS and S&W as if the Merger had taken place prior to the periods covered by such consolidated financial statements and to reflect the accounting policies of PSS.

     The unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests accounting basis to account for the Merger. See "SUMMARY" and "PRO FORMA CONDENSED COMBINED FINANCIAL DATA."

Resales of PSS Common Stock

         The shares of PSS Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock) of S&W for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of PSS Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of PSS and S&W after the Merger have been published. PSS may place restrictive legends on certificates representing PSS Common Stock issued to all persons who are deemed to be "affiliates" of S&W under Rule 145. In addition, S&W has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Proxy Statement-Prospectus does not cover resales of PSS Common Stock received by any person who may be deemed to be an affiliate of S&W.

Dissenters' Rights

         The proposed Merger is a transaction which entitles stockholders of S&W who comply with the provisions of Sections 623 and 910 of the NYBCL (the "Dissenters Statute") to dissent from the Merger and to receive payment of the fair value of their shares of S&W Common Stock ("S&W Shares") as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger. The Notice of the Special Meeting of S&W states that S&W stockholders are entitled to assert dissenters' rights under the Dissenters Statute and that the Dissenters Statute is set forth in ANNEX C to this Proxy Statement-Prospectus. The following summary does not purport to be a complete statement of dissenters' rights under Sections 623 and 910 of NYBCL.

         Following consummation of the Merger, a stockholder of record on the Record Date who has followed the procedures set forth under Sections 623 and 910 will be entitled to a proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of such stockholder's securities. Persons who are beneficial owners of S&W Shares but whose securities are held of record by another person, such as a broker, bank or nominee, should timely instruct the record holder to follow the procedures outlined below if such persons desire to seek appraisal with respect to any or all of their securities. Failure to take any necessary step may result in the termination or waiver of appraisal rights under Sections 623 and 910.

         Holders of S&W Shares who do not vote for approval of the Merger Agreement and who follow certain other procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares in the event of the consummation of the Merger. The following is a summary of the procedures which must be followed by any S&W stockholder who wishes to dissent and demand payment for such holder's shares in the event of consummation of the Merger. Holders receiving cash upon exercise of dissenters' rights will recognize a gain or loss for federal income tax purposes. See "Certain Federal Income Tax Consequences."

         To exercise the right of dissent, a stockholder (i) must deliver to S&W, before the vote is taken at the Special Meeting, a written notice of such stockholder's objection to the action, including notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents (which must be all shares he owns) and a demand for payment of the fair value of his shares if the Merger is effectuated, and (ii) must not vote such stockholder's shares (in person or by proxy) in favor of the Merger Agreement. Neither a vote against the Merger Agreement nor a specification in a proxy to vote against the Merger Agreement will in and of itself constitute the necessary notice of intent to dissent to the Merger Agreement. Moreover, by voting in favor of the Merger Agreement, or by returning the enclosed proxy without instructing the proxyholders to vote against the Merger Agreement, a stockholder waives the right to dissent under the Dissenters Statute.

         Following the filing of a notice of election to dissent, the surviving corporation shall make a written offer to such stockholder to pay for his shares at a specified price which the corporation considers to be their fair value. Once the corporation action has been consummated, the offer shall be accompanied or followed by an advance payment in an amount equal to eighty percent of the amount of such offer. If the corporation fails to make such written offer within a specified time period or if the corporation and the stockholder fail to agree within thirty days thereafter of the price to be paid for the shares, the corporation shall institute the special proceeding to fix the fair value in the supreme court of the appropriate judicial district.

         Dissenting stockholders of S&W should direct any communications regarding their rights to S&W X-Ray, Inc., Cornerstone Center, 2300 Buffalo Road, Rochester, New York 14824, Attention: Corporate Secretary. All such communications should be signed by or on behalf of the dissenting stockholder in the form in which such stockholder's shares are registered on the books of S&W, except that a beneficial stockholder may assert dissenter's rights as to shares held on such stockholder's behalf only if such beneficial holder submits to S&W the record stockholder's written consent to the dissent by the time such beneficial holder asserts his rights.

         The foregoing summary of Sections 623 and 910 of the NYBCL is necessarily incomplete and is qualified in its entirety by reference to those Sections as set forth herein as ANNEX C. Because exercise of dissenters' rights requires strict adherence to the statutory provisions referred to above, each stockholder who may desire to exercise such rights should adhere to the provisions of such laws and consult with such stockholder's legal and financial advisors.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements are presented assuming the Merger has been consummated and accounted for as a pooling of interests. The unaudited pro forma condensed combined balance sheets as of June 30, 1997 and March 28, 1997 have been prepared as if the Merger took place on that date. The unaudited pro forma condensed combined statements of operations for the three months ended June 30, 1997 and 1996 and three years ended March 28, 1997 have been prepared as if the Merger and other transactions requiring pro forma adjustments had occurred on April 1, 1994. The unaudited pro forma condensed combined financial statements are based on the separate historical condensed financial statements of PSS and S&W giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The unaudited pro forma condensed combined financial statements are provided for comparative purposes only and are not necessarily indicative of the actual results that would have been obtained had the Merger occurred on the dates indicated or that may be achieved in the future.

         For all applicable periods presented in the unaudited pro forma condensed combined statements of operations, shares used in the computation of net income per common and common equivalent share give effect to the maximum exchange ratio for the S&W Common Stock, assuming distribution to S&W shareholders of all shares of PSS Common Stock subject to the Escrow Agreement and no adjustment to the Aggregate Purchase Price.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate audited consolidated financial statements and unaudited condensed consolidated financial statements and unaudited condensed consolidated financial statements, including the notes thereto, of PSS and S&W, appearing elsewhere in this Proxy Statement-Prospectus. See "PSS CONSOLIDATED FINANCIAL STATEMENTS" and "S&W FINANCIAL STATEMENTS."

                   Pro Forma Condensed Combined Balance Sheet
                                  June 30, 1997
                                   (Unaudited)


                                                      Historical                           Pro Forma
                                                      PSS             S&W         Adjustments       Combined
                                                                       (In thousands)
                                                      ASSETS
Current Assets
   Cash and Cash Equivalents...............        $   48,172      $      1                      $    48,173
   Marketable securities...................               520            --                              520
   Accounts receivable, net................           121,593        10,331                          131,924
   Inventories.............................            68,477         5,772                           74,249
   Prepaid expenses and other..............            20,502         1,941                           22,443
                                                   ----------      --------                       ----------
         Total current assets..............           259,264        18,045                          277,309
Property and equipment, net................            21,318         1,358                           22,676
Intangibles, net...........................            22,248           458                           22,706
Other assets...............................             5,371           329                            5,700
                                                   ----------      --------                       ----------
   Total Assets............................        $  308,201      $ 20,190                        $ 328,391
                                                   ==========      ========                       ==========

                                                    LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
     Accounts payable......................        $   69,700      $  3,968                        $  73,668
     Accrued expenses......................            13,764           825          $500(4)          15,089
     Notes payable to bank, notes payable
          to related parties, and current
          maturities of long-term debt.....                --         5,435                            5,435
     Other.................................             7,684         1,271                            8,955
                                                   ----------      --------        ------         ----------
           Total current liabilities.......            91,148        11,499           500            103,147
   Long term debt and capital lease
     obligations, net of current maturities             1,609         3,464                            5,073
   Other liabilities.......................             5,064            --                            5,064
                                                   ----------      --------        ------         ----------
            Total liabilities..............            97,821        14,963           500            113,284
                                                   ----------      --------        ------         ----------

   Shareholders' Equity:
     Common stock..........................               373            10            12(3)             395
     Additional paid-in capital............           207,651           173           (12)(3)        207,812
     Retained Earnings ....................             2,016         6,350          (500)(4)          7,866
     Cumulative foreign currency
         translation adjustment............               340            --                              340
                                                   ----------      --------        ------         ----------
                                                      210,380         6,533          (500)           216,413
     Loan to employee stock ownership plan.                --        (1,306)           --             (1,306)
                                                   ----------      --------        ------         ----------
            Total shareholders' equity.....           210,380         5,227          (500)           215,107
                                                   ----------      --------        ------         ----------
            Total liabilities and shareholders'
                 equity....................        $  308,201      $ 20,190        $              $  328,391
                                                   ==========      ========        ======         ==========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

             Pro Forma Condensed Combined Statement of Operations
                   For the Three Months Ended June 30, 1997
                                  (Unaudited)

                                                       Historical                      Pro Forma
                                                 ------------------------      -------------------------
                                                    PSS            S&W         Adjustments      Combined
                                                    ---            ---         -----------      --------
                                                           (In thousands, except per share data)
Net sales.................................       $203,543       $  20,040                       $223,583
Cost of goods sold........................        148,100          15,470                        163,570
                                                  -------
    Gross profit..........................         55,443           4,570                         60,013
Selling, general and administrative
    expenses..............................         48,912           4,039                         52,951
        Income from operations............          6,531             531                          7,062
                                                 --------         -------                       --------
Other income (expense):
    Interest expense......................             --            (181)                          (181)
    Interest and investment income........            248               7                            255
    Other income..........................            582              --                            582
                                                 --------         -------                       --------
                                                      830            (174)                           656
                                                 --------         -------                       --------
        Income before income taxes........          7,361             357                          7,718
Provision for income taxes................         (2,991)           (147)                        (3,138)
Net income ...............................        $ 4,370         $   210                       $  4,580
                                                  =======         =======                       ========
Net income per common and
    common equivalent share...............        $  0.12          $ 0.90                        $  0.12
                                                  =======          ======                        =======
Weighted average shares...................         37,502             235          1,656(3)       39,393
                                                   ======          ======          ========       ======

      See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

             Pro Forma Condensed Combined Statement of Operations
                   For the Three Months Ended June 30, 1996
                                  (Unaudited)

                                                       Historical                      Pro Forma
                                                 ------------------------      -------------------------
                                                    PSS            S&W         Adjustments      Combined
                                                    ---            ---         -----------      --------
                                                           (In thousands, except per share data)
Net sales..................................      $151,568         $17,689                        $169,257
Cost of goods sold.........................       109,733          13,995                         123,728
                                                 --------         -------                        --------
    Gross profit...........................        41,835           3,694                          45,529
Selling, general and administrative
    expenses...............................        37,913           3,234                          41,147
    Merger costs and expenses..............         6,934              --                           6,934
                                                 --------         -------                        --------
        Income (loss) from operations......        (3,012)            460                          (2,552)
                                                 --------         -------                        --------
Other income (expense):
    Interest expense.......................            --            (145)                           (145)
    Interest and investment income.........           528               2                             530
    Other income...........................           404              --                             404
                                                 --------         -------                        --------
                                                      932            (143)                            789
                                                 --------         -------                        --------
        Income (loss) before income taxes..        (2,080)            317                          (1,763)
(Provision) Benefit for income taxes.......           540            (144)                            396
                                                 --------         -------                        --------
Net income  (loss).........................      $ (1,540)        $   173                        $ (1,367)
                                                 ========         =======                        ========
Net income (loss) per common and
    common equivalent share................      $  (0.04)        $  0.80                        $  (0.04)
                                                 ========         =======                        ========
Pro forma tax adjustment on pooled S-
    corporation income.....................          (142)                                           (142)
                                                 --------                                        --------
Pro forma net income (loss)................      $ (1,682)                                       $ (1,509)
                                                 ========                                        ========
Pro forma tax adjustment per common
    and common equivalent share on
    pooled S-corporation income............      $  (0.01)                                       $     --
                                                 --------                                        --------
Pro forma net income (loss) per
    common and common equivalent
    share..................................      $  (0.05)                                       $  (0.04)
                                                 ========                                        ========
Weighted average shares....................        35,189             216        1,528(3)          36,933
                                                 ========         =======        =====           ========


  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                  Pro Forma Condensed Combined Balance Sheet
                                March 28, 1997
                                  (Unaudited)

                                                              Historical                          Pro Forma
                                                           ------------------------        ------------------------
                                                                PSS              S&W       Adjustments      Combined
                                                                ---              ---       -----------      --------
                                                                                 (In thousands)
                                                           ASSETS
Current Assets
   Cash and Cash Equivalents......................         $  28,740        $    335                      $    29,075
   Marketable securities..........................            15,045              --                           15,045
   Accounts receivable, net.......................           119,293          11,133                          130,426
   Inventories....................................            67,895           7,291                           75,186
   Prepaid expenses and other.....................            21,972           2,149                           24,121
                                                            --------        --------                      -----------
         Total current assets.....................           252,945          20,908                          273,853
Property and equipment, net.......................            18,812           1,391                           20,203
Intangibles, net..................................            21,617             467                           22,084
Other assets......................................             4,912             218                            5,130
                                                            --------        --------                       ----------
   Total Assets...................................          $298,286        $ 22,984                        $ 321,270
                                                            ========        ========                       ==========
                                        LIABILITIES AND SHAREHOLDERS' EQUITY


   Current Liabilities:
     Accounts payable.............................         $  64,064          $4,948                      $    69,012
     Accrued expenses.............................            18,263           1,750           $500(4)         20,513
     Notes payable to bank, notes payable
          to related parties, and current.........                --           6,297                            6,297
          maturities of long-term debt............
     Other........................................             5,165             638                            5,803
                                                              ------          ------           -----       ----------
           Total current liabilities..............            87,492          13,633            500           101,625
   Long term debt and capital lease obligations,
     net of current maturities....................               560           4,396                            4,956
   Other liabilities..............................             4,634              --                            4,634
                                                              ------          ------           -----       ----------
           Total liabilities......................            92,686          18,029             500          111,215
                                                              ------          ------           -----       ----------

   Shareholders' Equity:
     Common stock.................................               370              10              12(3)           392
     Additional paid-in capital...................           207,509             173             (12)(3)      207,670
     (Accumulated Deficit) Retained Earnings......            (2,372)          6,140            (500)(4)        3,268
     Cumulative foreign currency
         translation adjustment...................                93              --                               93
                                                              ------          ------           -----          -------
                                                             205,600           6,323            (500)         211,423
     Loan to employee stock ownership plan........                --          (1,368)             --           (1,368)
                                                            --------        ---------          -----          -------
            Total shareholders' equity............           205,600           4,955            (500)         210,055
                                                            --------          ------           ------         -------
            Total liabilities and shareholders'
                 equity...........................         $ 298,286        $ 22,984           $    --     $  321,270
                                                          ==========        ========           ========    ==========


  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

             Pro Forma Condensed Combined Statement of Operations
                       For the Year Ended March 28, 1997
                                  (Unaudited)


                                                  Historical                    Pro Forma
                                           ------------------------    ----------------------------
                                            PSS            S&W         Adjustments         Combined
                                            ---            ---         -----------         --------
                                                     (In thousands, except per share data)
Net sales..........................        $691,020         $72,034                        $763,054
Cost of goods sold.................         502,904          55,260                         558,164
                                           --------          ------                        --------
    Gross profit...................         188,116          16,774                         204,890
Selling, general and administrative
    expenses.......................         173,114          15,774                         188,888
    Merger costs and expenses......          12,128              --                          12,128
                                           --------          ------                        --------
        Income from operations.....           2,874           1,000                           3,874
                                           --------          ------                        --------
Other income (expense):
    Interest expense...............            (324)           (865)                         (1,189)
    Interest and investment income.           2,406              14                           2,420
    Other income...................           1,537              --                           1,537
                                           --------          ------                        --------
                                              3,619            (851)                          2,768
                                           --------          ------                        --------
        Income before income taxes.           6,493             149                           6,642
Provision for income taxes.........          (2,120)            (96)                         (2,216)
                                           --------          ------                        --------
Net income ........................        $  4,373         $    53                        $  4,426
                                           ========          ======                        ========
Net income per common and
     common equivalent share.......        $   0.12         $  0.23                        $   0.12
                                              =====           =====                           =====
Pro forma tax adjustment on pooled
   S-corporation income............            (357)                                           (357)
                                           --------                                        --------
Pro forma net income ..............        $  4,016                                        $  4,069
                                           ========                                        ========
Pro forma tax adjustment per common
    and common equivalent share on
    pooled S-corporation income....        $ (0.01)                                        $ (0.01)
                                            -------                                         -------
Pro forma net income per
     common and common equivalent
     share.........................        $   0.11                                        $   0.11
                                              =====                                          ======
Weighted average shares............          36,501             235          1,656(3)        38,392
                                             ======         =======          =====           ======

       See accompanying Notes to Unaudited Pro Forma Condensed Combined
                             Financial Statements.

             Pro Forma Condensed Combined Statement of Operations
                       For the Year Ended March 29, 1996
                                  (Unaudited)


                                            Historical                          Pro Forma
                                           ------------------------    ----------------------------
                                             PSS             S&W       Adjustments         Combined
                                             ---             ---       -----------         --------
                                                       (In thousands, except per share data)
Net sales..........................        $529,024         $60,096                        $589,120
Cost of goods sold.................         379,360          47,170                         426,530
                                            -------          ------                         -------
    Gross profit...................         149,664          12,926                         162,590
Selling, general and administrative
    expenses.......................         130,966          11,044                         142,010
    Merger costs and expenses......          15,732              --                          15,732
                                            -------          ------                         -------
        Income from operations.....           2,966           1,882                           4,848
                                            -------          ------                         -------
Other income (expense):
    Interest expense...............          (3,068)           (500)                         (3,568)
    Interest and investment income.           1,180               8                           1,188
    Other income...................           1,585               1                           1,586
                                            -------          ------                         -------
                                               (303)           (491)                           (794)
                                            -------          ------                         -------
        Income before income taxes.           2,663           1,391                           4,054
Provision for income taxes.........          (1,324)           (601)                         (1,925)
                                            -------          ------                         -------
Net income ........................        $  1,339         $   790                        $  2,129
                                            =======          ======                         =======
Net income per common and
     common equivalent share.......          $ 0.04         $  3.65                        $   0.06
                                              =====           =====                           =====
Pro forma tax adjustment on pooled
   S-corporation income............            (438)                                           (438)
                                            -------                                         -------
Pro forma net income ..............        $    901                                        $  1,691
                                            =======                                         =======
Pro forma tax adjustment per common
    and common equivalent share on
    pooled S-corporation income....        $  (0.01)                                       $  (0.01)
                                            -------                                         -------
Pro forma net income per
     common and common equivalent
     share.........................          $ 0.03                                          $ 0.05
                                              =====                                           =====
Weighted average shares............          31,454             216          1,528(3)        33,198
                                            =======        ========         ======           ======

       See accompanying Notes to Unaudited Pro Forma Condensed Combined
                             Financial Statements.

             Pro Forma Condensed Combined Statement of Operations
                       For the Year Ended March 30, 1995
                                  (Unaudited)

                                                 Historical                       Pro Forma
                                           ------------------------    -----------------------------
                                             PSS              S&W      Adjustments          Combined
                                             ---              ---      -----------          --------
                                                   (In thousands, except per share data)
Net sales..........................        $413,301         $58,684                         $471,985
Cost of goods sold.................         293,688          45,982                          339,670
                                           --------         -------                         --------
    Gross profit...................         119,613          12,702                          132,315
Selling, general and administrative
    expenses.......................         111,493          10,748                          122,241
    Restructuring charge...........           4,388              --                            4,388
                                           --------         -------                         --------
        Income from operations.....           3,732           1,954                            5,686
                                           --------         -------                         --------
Other income (expense):
    Interest expense...............          (4,064)           (441)                          (4,505)
    Interest and investment income.              --               5                                5
    Other income...................           1,906               6                            1,912
                                           --------         -------                         --------
                                             (2,158)           (430)                          (2,588)
                                           --------         -------                         --------
        Income before income taxes.           1,574           1,524                            3,098
Provision for income taxes.........          (2,421)           (617)                          (3,038)
                                           --------         -------                         --------
Net income (loss)..................        $   (847)        $   907                         $     60
                                           ========         =======                         ========
Net income (loss) per common and
     common equivalent share.......        $  (0.04)        $  4.43                         $     --
                                           ========         =======                         ========
Pro forma tax adjustment on pooled
   S-corporation income............             (23)                                             (23)
                                           --------                                         --------
Pro forma net income (loss)........        $   (870)                                        $     37
                                           ========                                         ========
Pro forma tax adjustment per common
    and common equivalent share on
    pooled S-corporation income....              --                                               --
                                           --------                                         --------
Pro forma net income (loss) per
     common and common
     equivalent share..............        $  (0.04)                                        $     --
                                           ========                                         ========
Weighted average shares............          23,762             205          1,445(3)         25,412
                                           ========         =======         ======          ========

       See accompanying Notes to Unaudited Pro Forma Condensed Combined
                             Financial Statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                (In Thousands)

         The unaudited pro forma condensed combined financial statements have been prepared by combining the historical balances of PSS and the historical balances of S&W as recast to a conforming March year end. The following notes describe the pro forma adjustments and other items relevant to such statements.

(1)      Purchase Business Combinations

         PSS completed certain immaterial acquisitions during fiscal years 1997, 1996, and 1995. The aggregate terms of these acquisitions have been disclosed in the PSS consolidated financial statements included elsewhere in this Proxy Statement-Prospectus. Pro forma information for the acquisitions is not presented in the pro forma financial statements because the impact on PSS' results of operations would not be material.

         S&W completed one immaterial acquisition in fiscal year 1996 which was accounted for as a purchase.

(2)      Merger Costs and Expenses and Anticipated Cost Savings

         Significant expenses are expected to be incurred in connection with the consolidation and restructuring of PSS and S&W. Such activities will include restructuring regional and corporate functions, consolidating information systems and reducing personnel. The expenses associated with these activities cannot be currently estimated with a reasonable degree of accuracy, but preliminary estimates indicate that these expenses may range between $8,000 and $10,000. Income tax benefits at the statutory rate resulting from these charges range between $2,700 and $3,400. The estimated costs associated with the restructuring activities will be expensed in the period in which the companies complete the restructuring plan.

         Efficiencies and net cost savings are expected to result from the consolidation and restructuring. The unaudited pro forma condensed combined financial statements do not reflect such savings.

(3)      Shareholders' Equity and Earnings Per Share

         The weighted average common share amounts represent the aggregate weighted average shares of PSS after the pooling, adjusted to reflect the maximum exchange ratio of 8.0565 for the S&W Common Stock, which includes all shares to be held in escrow.

(4)      Transaction Fees

         Under the pooling of interests accounting method, direct transaction costs are expensed in the period in which the transaction is consummated. Such costs are not currently estimable with a reasonable degree of accuracy, but preliminary estimates indicate that these expenses may range between $400 to $500 and include investment banking, legal, accounting, printing, solicitation, filing fees and similar expenses. The March 28, 1997 and June 30, 1997 unaudited pro forma condensed combined balance sheets reflect $500 of such expenses. These expenses have not been reflected in the unaudited pro forma condensed combined income statements.

                        SELECTED FINANCIAL DATA OF PSS

         The following selected financial data of PSS for fiscal years 1994 through 1997 has been derived from PSS' audited consolidated financial statements incorporated herein by reference which give retroactive effect to the mergers with Taylor Medical, Inc. ("Taylor") and X-ray of Georgia ("X-ray GA"). The selected financial data of PSS for fiscal year 1993 has been derived from the Company's unaudited consolidated financial statements incorporated herein by reference which give retroactive effect to the merger with Taylor and X-ray GA. See "BUSINESS OF PSS - GENERAL," "PSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "PSS CONSOLIDATED FINANCIAL STATEMENTS."

                                                                          Fiscal Year Ended                    Three Months Ended
                                                        ---------------------------------------------------------------------------
                                                         April 2,   April 1,   March 30,  March 29, March 28,  June 30,   June 30,
                                                                                                               -------    -------
                                                           1993      1994       1995       1996       1997      1996       1997
                                                        ---------------------------------------------------------------------------
                                                                   (dollars in thousands, except per share data)  (unaudited)
Income Statement Data:
Net sales.............................................   $268,473   $351,203   $413,301   $529,024  $691,020   $151,568   $203,543
Gross profit..........................................     83,294    105,968    119,613    149,664   188,116     41,835     55,443
Selling,  general  and  administrative expenses.......     78,961     99,147    111,492    130,966   173,113     37,913     48,912
Restructuring charges(1)..............................        303        308      4,389         --        --         --         --
Merger costs and expenses(2)..........................         --         --         --     15,732    12,128      6,934         --
Net income (loss) before extraordinary item...........        692      1,487      (847)      1,339     4,373    (1,540)   $  4,370
Extraordinary loss, net of tax(3).....................         --        327         --         --        --         --
Net income (loss).....................................   $    692   $  1,160   $  (847)   $  1,339  $  4,373   $(1,540)   $  4,370

Net income (loss) before extraordinary item per
share(4)..............................................   $   0.04   $   0.08   $ (0.04)   $   0.04  $   0.12   $ (0.04)   $   0.12
Extraordinary  loss per share, net of tax(4)..........         --   $ (0.02)        --          --        --        --          --
Net income (loss) per share(4)........................   $   0.04   $   0.06   $ (0.04)   $   0.04  $   0.12   $ (0.04)   $   0.12

Unaudited pro forma net income including pro forma tax
    adjustment on pooled s-corporation income and
    excluding merger costs and expenses, restructuring
    charges, and fiscal year 1997 other operating
    charges (1)(2)(5).................................   $    878   $  1,276   $  2,018   $ 12,307  $ 15,078   $  3,135   $  4,370

Unaudited pro form net income per share including pro
    forma tax adjustment on pooled S-corporation
    income and excluding merger costs and expenses,
    restructuring  charges, and fiscal year 1997 other
    operating charges(1)(2)(4)(5).....................   $   0.05   $   0.07   $   0.08   $   0.39  $   0.41   $   0.09   $   0.12

Weighted average shares outstanding(4)................     16,731     17,772     23,762     31,454    36,501     35,189     37,502

Balance Sheet Data at End of Period:
  Working capital.....................................    $37,777   $ 46,148   $ 53,626   $172,696  $165,454              $168,117
  Total assets........................................     93,962    125,545    134,426    278,958   298,286               308,201
  Long-term liabilities...............................     42,901     55,026     33,869      4,132     5,194                 6,673
  Total shareholders' equity..........................     18,897     23,588     46,326    199,550   205,600               210,380

  Service centers (6).................................         41         46         55         65        77         67         80

-------------
(1) The fiscal 1995 restructuring charge of $4,389 reflects Taylor management's assessment of the under-realization of future benefits related to certain intangible assets. The fiscal 1994 restructuring charge of $308 resulted from Taylor's consolidation of an acquisition. The fiscal 1993 restructuring charge of $303 resulted from Taylor management's writedown of capitalized software costs.
(2) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as poolings-of-interests.
(3) The extraordinary item in fiscal 1994 resulted from early extinguishment of debt by Taylor.
(4) Adjusted to give effect to a three-for-one stock split in fiscal 1996.
(5) Fiscal 1997 other operating charges represent write-offs of inventory of $4,090 and accounts receivable of $500 at branches involved in mergers.

(6) Fiscal years 1993 through 1995 exclude Taylor service centers and the Imaging Business.

                  PSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of the consolidated financial condition and consolidated results of operations of PSS should be read in conjunction with the more detailed information contained in the PSS Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement-Prospectus.

Company Overview

         PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States, serving over 103,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). The Company is the second-largest distributor of imaging supplies and equipment in the United States, serving over 8,000 customer sites in 17 states (the "Imaging Business"). PSS also distributes medical supplies and equipment to hospitals and physician offices in five European countries (the "International Business").

Recent Acquisitions

         On July 21, 1997, PSS completed the acquisition of General X-Ray, Inc., General Med Ventures, Inc. and General Med Ventures International, Inc. (collectively, "General X-Ray"), a distributor of radiology and imaging equipment, chemicals and supplies and a provider or technical service to physician offices, other alternate site providers and hospitals. General X-Ray operated seven sites in seven states, primarily in the Midwest. General X-Ray had approximately $76 million in revenues for the twelve months ended
December 31, 1996.

Company Growth

         PSS has grown rapidly in recent years through acquisitions, same-center growth and new center development. During the fiscal years 1992 through 1997, the Company and its subsidiaries' net sales, excluding the pre-acquisition revenues of Taylor and X-ray GA, grew at a compound annual rate of approximately 49%, and including pre-acquisition revenues of Taylor and X-ray GA, the Company's net sales grew at a compound annual rate of approximately 27%. The number of company service centers has grown from two at the end of fiscal 1984 to 84 currently, including 61 Physician Supply Business service centers, 20 Imaging Business services centers and three International Business service centers. In order of priority, the Company's growth has been accomplished through (i) acquiring regional and local Physician Supply Business medical supply and equipment distributors, (ii) acquiring local and regional diagnostic imaging equipment and supply distributors, (iii) increasing sales from existing service centers, and (iv) opening start-up service centers.

         The following table depicts the number of service centers, sales representatives and states served by the Company for the period indicated. The table excludes the three European service centers acquired during fiscal year 1997, two of which were merged and one European service center acquired subsequent to fiscal year 1997. See "Properties" for a list of the Physician Supply Business, Imaging Business and International Business service centers.

                                                           Fiscal year ended                   Quarter ended
                                          ----------------------------------------------------   June 30,
                                            1993       1994      1995       1996      1997         1997
                                            ----       ----      ----       ----      ----     -------------
The Company:
  Service centers(1)                         44         46        55         65        75           77
  Sales representatives                      324       371        465       702        773          780
  States served                              33         44        48         50        50           50

Physician Supply Business:
  Service centers(1)                         40         45        54         64        61           61
  Sales representatives                      315       362        455       692        720          720
  States served                              33         44        48         50        50           50

Imaging Business
  Service centers                             1         1          1         1         14           16
  Sales representatives                       9         9         10         10        53           60
  Service specialists                        30         32        34         35        145          160
  States served                               2         2          2         2          6           19

International Business
  Service centers                            --         --        --         --         2            3
  Sales representatives                      --         --        --         --        24           25
  Countries served                           --         --        --         --         5            5

-------------
(1)  Excludes Taylor service centers prior to their acquisition.

         Of the Company's 61 Physician Supply Business service centers, 31 were opened as start-ups and 30 resulted from acquisitions. A significant portion of the Company's growth occurred with the merger of Taylor in fiscal 1996. In connection with the integration of Taylor into PSS, the Company closed or merged into existing PSS service centers the majority of the Taylor locations. Additionally, the Company merged eight PSS service centers into the eight remaining Taylor locations and established two additional service centers.

         In addition to the opening of new service centers and the acquisition of local medical supply and equipment distributors, PSS sales growth is largely attributable to high levels of same center sales growth. PSS quantifies same center sales by aggregating the sales for service centers which have been in operation for at least two consecutive 12-month periods.

         The following table sets forth the same center sales growth of the Physician Supply Business for the periods indicated:

                                                                     Fiscal Year
                                                 ----------------------------------------------------
                                                   1993(1)    1994(1)    1995(1)     1996      1997
                                                   -------    -------    -------     ----      ----
Number of centers per period                          25         29         40         45        53
Same center sale growth                             18.5%      27.7%      23.3%      26.8%     18.2%

--------------
(1)  Excludes Taylor centers.

         This same center sales growth has been accomplished by (i) focusing on diagnostic equipment which produces residual sales of reagents, (ii) productivity gains of its maturing sales force, (iii) pursuing customer reach and penetration, and (iv) accessing new products not previously distributed. Historically, the Company has had same center sales growth in excess of the estimates of industry growth rates. The Company experienced rapid same center sales growth in fiscal 1994, 1995 and 1996 with additional emphasis on new products manufactured by Abbott Laboratories, Roche Diagnostics and SmithKline Beecham not previously distributed by the Company. The Company had same store sales growth of approximately 13% for the first quarter of fiscal year 1998 which is higher than the estimated physician supply market growth of approximately six percent.

Acquisition Program

         The Company views the acquisition of medical products distributors as an integral part of its growth strategy. The Company's Physician Supply Business has grown from one service center located in Jacksonville, Florida in 1983 to 61 service centers currently. The Company's Imaging Business and International Business began with acquisitions in fiscal year 1997 and have 20 and three service centers, respectively, to date. Since fiscal 1994 the Company has accelerated its acquisition of medical products distributors both in number and in materiality of the operations acquired.

         The following table sets forth the number of acquisitions of the Company, the prior revenues of the companies acquired and the aggregate consideration paid for such acquisitions for the periods indicated.

                                                             Fiscal year                       Quarter ended
                                          ---------------------------------------------------
                                            1993      1994       1995      1996       1997     June 30, 1997
                                            ----      ----       ----      ----       ----     -------------
                                                           (dollars in thousands)
Number of acquisitions                       3          4         9         11         10            3
Prior year revenues for acquired
companies(1)                               $8,200    $26,300   $37,600   $167,600   $241,700      $17,700
Aggregate consideration paid for
 acquired companies                        $1,200     $4,800    $9,700    $73,100    $83,100       $5,400

(1) This reflects twelve month trailing revenues for companies prior to their acquisition by PSS and is not necessarily reflective of the revenues of continued operations following their acquisition.

         The Company anticipates taking a charge for the quarter ended
September 30, 1997 of approximately $8.0 million to $10.0 million due to mergers completed in such quarter. See "Risk Factors -- Quarterly Fluctuations in Operating Results."

Sales Mix

         The following table sets forth information regarding the Company's net sales mix and gross profit percentages by significant product category for the periods indicated:

                                                                                            Three Months Ended
                                                                                            ------------------
                                                      Fiscal Year Ended March,                   June 30,
                                                  --------------------------------               --------
                                                  1995          1996          1997          1996          1997
                                                  ----          ----          ----          ----          ----
Net sales:
  Total Company:
   Physician supply business                    $362,648      $416,910      $597,280      $138,635      $153,242
   Imaging business                                   na            na            na        11,480        42,004
   International business                             na            na            na            --         4,152
   Service and other                                  na            na            na         1,453         4,145
  Physician Supply Business
   Supplies                                     $151,588      $297,058      $404,859       $96,762      $107,665
   Equipment                                      51,127        76,144       125,994        28,036        30,290
   Pharmaceuticals                                29,836        43,708        66,427        13,837        15,287
   Other                                           3,637         3,845         4,030         1,068         1,197
   Taylor (1)                                    130,097        62,539            --            --            --
                                                --------      --------      --------      --------      --------
           Physician Supply Business total      $366,285      $483,294      $601,310      $139,703      $154,439
  Imaging Business:
     Imaging supplies                                 na            na            na       $10,517       $36,333
     Equipment                                        na            na            na           963         5,671
     Service                                          na            na            na           388         2,948
           Imaging Business total                 47,016        45,730        74,003        11,865        44,952
                                                --------      --------      --------      --------      --------
  European Business                                   na            na        15,707            na         4,152
           Company total                        $413,301      $529,024      $691,020      $151,568      $203,543
                                                ========      ========      ========      ========      ========

Percentage of net sales:
  Total Company:
   Physician supply business                         100%          100%          100%         91.5%         75.3%
   Imaging business                                   na            na            na           7.6%         20.6%
   International business                             na            na            na            --           2.1%
   Service and other                                  na            na            na           0.9%          2.0%
                                                --------      --------      --------      --------      --------
           Total Company total                     100.0%        100.0%        100.0%        100.0%        100.0%
                                                ========      ========      ========      ========      ========
  Physician Supply Business
   Supplies                                         64.2%         70.6%         67.3%         69.3%         69.7%
   Equipment                                        21.7          18.1          21.0          20.1          19.6
   Pharmaceuticals                                  12.6          10.4          11.0           9.9           9.9
   Other                                             1.5           0.9           0.7           0.7           0.8
                                                --------      --------      --------      --------      --------
           Physician Supply Business Total         100.0%        100.0%        100.0%        100.0%        100.0%
                                                ========      ========      ========      ========      ========
  Imaging Business:
     Imaging supplies                                 na            na            na          88.6%         80.8%
     Equipment                                        na            na            na           8.1          12.6
     Service                                          na            na            na           3.2           6.6
           Imaging Business total                     na            na            na         100.0%        100.0%
                                                ========      ========      ========      ========      ========

-----------

(1) Excludes Taylor net sales by category for period April 1, 1994 through September 30, 1995. The Company began tracking combined net sales by category beginning October 1, 1995.

(2) Excludes fiscal 1997 operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.

Exclusive Distribution Agreements

         The Company has focused on a comprehensive and consultative sales approach with an emphasis on diagnostic products, which includes sophisticated diagnostic equipment and supplies related to the use of such equipment. As a result, the Company has been able to expand and increase its diagnostic products sales in periods of uncertainty in the health care market. Additionally, as manufacturers search for means to reduce sales and marketing expenses, PSS has used its expertise and market reach to distribute products to physicians as evidenced by the increase in total sales dollars of diagnostic equipment and pharmaceuticals.

         The Company recently completed the second year of a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. Gross profits for products previously sold by Abbott are generally substantially less than standard PSS margins. When the Company began the Distribution Agreement, average gross profit on sales of Abbott products were 16.7% The average gross profit on sales of Abbott products by the Company's Physician Supply Division improved to 18.0% and 22.2% for fiscal 1996 and 1997, respectively. Gross profits on these products have gradually improved over the term of the relationship. The Abbott Agreement has positioned PSS as the sole distributor for, among other products, the CELL DYN(R) 1400, 1600 and 1700 hematology products, Abbott Vision(R) products, IMx(R) and AXyM(R) immuno assay analyzers and reagents, and the Abbott Testpack(R) line of rapid tests sold to physician offices with 24 or fewer physicians per physician office site and has also enabled the Company to cross-sell its other products to Abbott customers. PSS and Abbott are currently negotiating fiscal 1998 performance goals and related acquisition cost of product.

         The Company has entered into other exclusive distribution agreements for certain products manufactured by Roche Diagnostics, Inc., Siemens Medical Systems, Inc., Hologic, Inc., Bard Diagnostic Sciences, Inc., Tanita Corporation of America, Inc. and HumaScan, Inc. These strategic alliances should continue to broaden the Company's product offerings.

Other Marketing Programs

         PSS plans to continue to focus on providing products and services to the primary care physician market whether the physician is a single practitioner or a member of a large group practice. In that effort, PSS developed Network Plus(SM), a comprehensive savings plan for physicians in which PSS offers special group purchasing contract pricing and provides periodic cost analyses to help manage the supply needs of each physician. Under this program, when a physician office guarantees at least 80% of its purchase volume to PSS, the Company will guarantee the lowest purchase prices on certain products as well as certain service guarantees. In addition to this program, the Company has recently signed distribution agreements with several national and regional integrated and managed care groups.

         In order to reduce the number of SKUs stocked by the Company, PSS has implemented a new Penny Saver product line. The Penny Saver products are those most frequently used by PSS customers. This product line provides customers a choice between name brand products and the Penny Saver quality, low-price alternatives. Currently, the Company has over 250 products under the Penny Saver label.

Imaging Business

         The Company's Imaging Business distributes over 3,500 medical diagnostic imaging supplies, chemicals and equipment and provides technical service to physician offices, other alternate site providers and hospitals. This business began operations in November 1996 with the acquisition of eight service centers, 24 sales representatives and 75 field service specialists. Currently, the Imaging Division provides service to approximately 8,000 physician offices, other alternate site providers and hospitals through 20 service centers, 75 sales representatives and 252 field service specialists. The field service specialists service products ranging from processors to radiographic equipment. While Imaging Business gross margins are lower than the Physician Supply Business gross margins, general and administrative expenses are also lower than the Physician Supply Business due in part to fewer products distributed, larger average order size, less frequent deliveries and fewer personnel.

International Business

         The Company also distributes medical supplies and equipment in Belgium, France, Germany, Luxembourg and the Netherlands through its WorldMed International, Inc. subsidiary. This division began operations in April 1996 with the acquisition of its service center in Leuven, Belgium. The Company currently has three International Division service centers employing approximately 25 sales representatives who distribute to office based physicians and hospitals.

Results of Operations

         The table below sets forth for each of the fiscal years 1995 through 1997 certain financial information as a percentage of net sales. The following financial information includes the pre-acquisition financial information of Taylor and X-ray GA.

                                                                                        Three months
                                                                                        ------------
                                                         Fiscal year ended March,       ended June 30,
                                                        -------------------------       --------------
                                                        1995      1996       1997       1996      1997
                                                        ----      ----       ----       ----      ----
Income Statement Data:
  Net Sales                                              100%      100%       100%      100%       100%
  Gross Profit                                          28.9      28.3       27.2      27.6       27.2
  Selling expenses                                      10.0       9.2        9.1       9.9        8.3
  General and administrative expenses                   17.0      15.6       16.0      15.1       15.8
  Restructuring charges(1)                               1.1        --         --        --         --
  Merger costs and expenses(2)                            --       3.0        1.8       4.6         --
  Net income (loss)                                     (0.2)      0.3        0.6      (1.0)       2.2
  Unaudited pro forma net income, including pro
     forma tax adjustment on pooled S-corporation
     income and excluding merger costs and expenses,
     restructuring charges, and 1997 other operating
     charges(3)                                          0.5       2.3        2.2       2.0        2.2

------------

(1) The fiscal year 1995 restructuring charge of $4,389 reflects Taylor management's assessment of the under-realization of future benefits related to certain intangible assets.

(2) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as poolings-of-interests.

(3) Fiscal year 1997 other operating charges represent write-offs of inventory of $4,090 and accounts receivable of $500 at branches involved in mergers.


Three Months Ended June 30, 1997 Versus Three Months Ended June 30, 1996

         Net Sales. Net sales for the three months ended June 30, 1997 totaled $203.5 million, an increase of $52.0 million or 34.3% over net sales of $151.6 million for the three months ended June 30, 1996. Net sales from the Imaging Business increased to $44.9 million for the three months ended June 30, 1997 from $11.9 million for the three months ended June 30, 1996. In order of contribution to the increase, net sales increased as the result of (i) net sales of the Imaging Business centers acquired during the last nine months of fiscal year 1997, (ii) internal sales growth of Physician Supply Business centers operating at least two years, and (iii) net sales of Physician Supply Business centers recently acquired.

         The Company's Physician Supply Business service centers that are expected to be operating for at least 24 consecutive months as of fiscal year ended 1998 generated same center sales growth of 13% for the three months ended June 30, 1997. The sales growth resulted from the continued development of PSS's sales force, further market penetration, increased emphasis on diagnostic equipment and supplies and products not previously distributed, and expansion of existing territories served by individual service centers.

         Gross Profit. Gross profit for the three months ended June 30, 1997 totaled $55.4 million, an increase of $13.6 million or 32.5% over the three months ended June 30, 1996 total of $41.8 million. Gross profit as a percentage of net sales decreased to 27.2% for the three months ended June 30, 1997 from 27.6% for the three months ended June 30, 1996. The decrease in gross profit percentage is attributable to lower margins of the recently acquired Imaging Business operations, which had an average gross profit of 20.5% for the three months ended June 30, 1997. The Company is currently in the third year of a five year exclusive distributorship agreement with Abbott Laboratories. For the three months ended June 30, 1997 and 1996, gross profit on sales of Abbott products were 22.0% and 20.8%, respectively.

         General and Administrative Expenses. General and administrative expenses for the three months ended June 30, 1997 totaled $32.1 million, an increase of $9.2 million or 40.4% over the three months ended June 30, 1996 total of $22.9 million. As a percentage of sales, general and administrative expenses increased to 15.8% for the three months ended June 30, 1997 from 15.1% for the three months ended June 30, 1996. Contributing to the increase in general and administrative expenses as a percentage of net sales was the Company's strategy to focus its Physician Supply Business sales efforts on penetration of more profitable areas of the market, which resulted in lower but more profitable growth in sales. The increase in general and administrative expenses is also attributable to continuing investment in resources to respond to a changing health care market, including increased training and resources to sell diagnostic equipment to office based physicians and penetrate national accounts.

         Selling Expenses. Selling expenses for the three months ended June 30, 1997 totaled $16.8 million, an increase of $1.8 million or 11.7% over the three months ended June 30, 1996 total of $15.1 million. As a percentage of sales, selling expenses decreased to 8.2% for the three months ended June 30, 1997 from 9.9% for the three months ended June 30, 1996. The decrease in selling expense as a percentage of sales was primarily a result of the operations of the new Imaging Business which incurs significantly lower selling expense as a percentage of net sales than the Physician Supply Business.

         Merger Costs and Expenses. During the three months ended June 30, 1997, the Company did not incur any non-recurring merger costs and expenses related to the acquisitions. During the three months ended June 30, 1996, the Company recorded non-recurring merger costs and expenses of approximately $6.9 million associated with the mergers of PSS and four medical supply and equipment distributors. Such costs included direct merger costs primarily consisting of investment banking, legal, accounting and filing fees as well as consolidation costs from the closing of duplicate service center locations and reducing personnel.

         Operating Income (Loss). The Company recorded operating income of $6.5 million for the three months ended June 30, 1997 as compared to an operating loss of $3.0 million for the three months ended June 30, 1996. The operating results for the three months ended June 30, 1996 include non-recurring merger costs and expenses of approximately $6.9 million. Excluding the effect of these non-recurring costs, operating income would have increased $2.6 million or 67% to $6.5 million for the three months ended June 30, 1997 from $3.9 million for the three months ended June 30, 1996.

         Interest Income. The Company recorded interest income from short-term investments of approximately $0.3 million during the three months ended June 30, 1997. Interest expense for the three months ended June 30, 1997 was approximately $0.1 million. Interest expense was related to debt of companies acquired which was repaid upon acquisition.

         Other Income. The Company's other income totaled $0.6 million and $0.4 million, an increase of $0.2 million or 43.9%, for the three months ended June 30, 1997 and 1996, respectively. Other income primarily represents finance charges on customer accounts.

         (Provision) Benefit For Income Taxes. The income tax provision totaled $3.0 million for the three months ended June 30, 1997 as compared to the income tax benefit of $0.5 million for the three months ended June 30, 1996. The income tax computation is affected by the non-deductible nature of certain non-recurring merger costs and expenses in the period in which they were incurred.

         Net Income (Loss). Net income totaled $4.4 million for the three months ended June 30, 1997 as compared to a net loss of $1.5 million for the three months ended June 30, 1996. The net loss for the three months ended June 30, 1996 includes approximately $6.9 million of non-recurring merger costs and expenses. Pro-forma net income including a pro forma tax adjustment on pooled S-corporation income and excluding non-recurring merger costs and expenses and the related tax effects would have been $4.4 million for the three months ended June 30, 1997, compared to $3.1 million for the three months ended June 30, 1996.

Fiscal Year Ended March 28, 1997 Versus Fiscal Year Ended March 29, 1996

         Net Sales. Net sales increased $162.0 million to $691.0 million, or 30.6% for fiscal year 1997 compared to fiscal year 1996 sales of $529.0 million. The increase in net sales was attributable to (i) internal sales growth of centers operating at least two years, (ii) the Company's focus on diagnostic equipment sales, (iii) incremental sales generated in connection with the Abbott Agreement, (iv) net sales of Physician Supply Business centers and International Business acquired during fiscal year 1997, and (v) sales from the acquisitions of the imaging companies during fiscal year 1997. The net sales increase was slowed by the Company's efforts in the last six months of fiscal year 1997 to reduce low gross margin sales. Physician Supply Business same store sales growth approximated 18% for fiscal year 1997.

         Fiscal year 1997 sales resulting from the acquisitions of the Imaging Business totaled $74.0 million, an increase of $28.3 million over the fiscal year 1996 X-ray GA revenues. Net sales of the Imaging Business totaled $33.2 million for the three months ended March 28, 1997. Fiscal year 1997 sales resulting from the acquisition of two Physician Supply Business medical supply companies and three European medical supply companies totaled approximately $25.5 million and $15.7 million, respectively.

         Gross Profit. Gross profit increased $38.5 million, or 25.7%, for fiscal year 1997 compared to fiscal year 1996. The increase in gross profit dollars is attributable to the sales growth described above. Gross profit as a percentage of net sales was 27.2% and 28.3% for fiscal years 1997 and 1996, respectively. The decrease in gross profit percentage was attributable to (i) the write-off of inventory related to centers involved in mergers, (ii) lower gross profit as a percent of sales of the Imaging Business and (iii) the continued penetration by the Company's Physician Supply Business into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs.

         Vendor performance incentives earned by PSS through the achievement of certain predetermined company purchase and sales levels also impacted gross profits. These performance incentives totaled $3.1 million and $6.4 million for fiscal years 1997 and 1996, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

         General and Administrative Expenses. General and administrative expenses increased $27.8 million, or 33.7%, for fiscal year 1997 compared to the fiscal year ended 1996. General and administrative expenses as a percentage of net sales, increased to 16.0% for fiscal year 1997 from

15.6% for fiscal year 1996. The increase in general and administrative expenses as a percentage of net sales was a result of operating costs associated with transitioning merged and acquired operations offset by the continued leveraging of fixed cost of mature service center operations.

         Selling Expenses. Selling expenses increased $14.4 million, or 29.6%, for fiscal year 1997 compared to fiscal year 1996 as a result of an increase in net sales. Selling expense as a percentage of net sales was 9.1% and 9.2% for fiscal years 1997 and 1996, respectively. The decrease in selling expense as a percentage of net sales is due to leveraging of existing service centers' fixed selling expenses, such as salaries paid to sales representatives during the conversion period from a guaranteed salary to a commission compensation arrangement and the leveraging of sales management salaries. The decrease in selling expenses as a percentage of net sales is also due to the variable commission plan of the Company, which pays commissions based on gross profit as a percentage of net sales.

         Merger Costs and Expenses. During fiscal year 1997, the Company recorded merger costs and expenses of $12.1 million incurred in connection with mergers accounted for as poolings. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.


         Operating Income. Operating income decreased $0.1 million, or 3.1%, for fiscal year 1997 compared to fiscal year 1996. As a percentage of net sales, operating income for fiscal year 1997 decreased to 0.4% from 0.6% for fiscal year 1996 primarily due to operating costs and asset write-offs associated with transitioning merged and acquired operations. On a pro forma basis, excluding the effect of merger costs and expenses and 1997 other operating charges for write-offs of inventory of $4.1 million and receivables of $0.5 million at branches involved in mergers, operating income for fiscal year 1997 would have increased to $19.6 million from $18.7 million for fiscal year 1996.

         Interest Expense. Interest expense for fiscal year 1997 decreased approximately $2.7 million, or 89.4%, compared to fiscal year 1996. Interest expense decreased due to the use of the net proceeds from an equity offering during the three months ended December 31, 1995 to repay all outstanding debt other than capital lease obligations. Interest expense for fiscal year 1997 represents interest expense from the accounting restatement for the operations of X-ray GA.

         Interest and Investment Income. Interest and investment income for fiscal year 1997 increased approximately $1.2 million, or 104.0%, compared to fiscal year 1996. The Company earned interest income of $1.9 million in 1997 from the short-term investment of the remaining net proceeds from the equity offering in fiscal year 1996 and recorded an unrealized gain of $0.5 million on equity securities.

     Other Income. Other income decreased approximately $0.05 million, or 3.0%, for the fiscal year ended 1997 compared to fiscal year 1996.

         Provision for Income Taxes. Provision for income taxes increased $0.8 million, or 60.1%, for fiscal year 1997 compared to fiscal year 1996 due to higher pretax income of $6.5 million in fiscal year 1997 compared to $2.7 million in fiscal year 1996 as a result of the factors discussed above, higher nontaxable investment income of $0.7 million in fiscal year 1997 compared to $0.2 million in fiscal year 1996 and lower nondeductible merger costs and expenses of $0.7 million in fiscal year 1997 compared to $2.2 million in fiscal year 1996. The effective income tax rate was 32.7% in fiscal year 1997 primarily due to an income tax benefit resulting from a reduction in the deferred tax asset valuation allowance of $0.9 million.

         Net Income. Net income increased $3.0 million, or 226.6%, for fiscal year 1997 compared to fiscal year 1996 for the reasons discussed above. As a percentage of net sales, net income increased for fiscal year 1997 to 0.6% from net income of 0.3% for fiscal year 1996. On a pro forma basis, including a pro forma tax adjustment on pooled S-corporation income and excluding the effect of merger costs and expenses and 1997 other operating charges for write-offs of inventory of $4.1 million and receivables of $0.5 million at branches involved in mergers, pro forma net income would have increased 22.8% to $15.1 million for fiscal year 1997 compared to $12.3 million for fiscal year 1996.

Fiscal Year Ended March 29, 1996 Versus Fiscal Year Ended March 30, 1995

         Net Sales. Net sales increased $115.7 million to $529.0 million, or 28.0%, for fiscal year 1996 compared to fiscal year 1995 sales of $413.3 million. The increase in net sales was attributable to (i) internal sales growth of centers operating at least two years, (ii) incremental sales generated in connection with the Abbott Agreement, (iii) net sales of centers acquired during fiscal year 1996, and (iv) net sales of fiscal year 1996 company start-up service centers.

         Physician Supply Business same store sales growth approximated 27% for fiscal year 1996. The first year performance goals as set forth in the Abbott Agreement were met with PSS realizing approximately $55.0 million in incremental net sales of Abbott products during fiscal year 1996. Excluding Taylor and X-ray GA, Company acquisitions and start-ups added to the growth in fiscal year 1996, with approximately $14.5 million of net sales resulting from the acquisition of nine local and regional medical suppliers and $9.2 million of net sales generated by four company start-ups, one of which was merged into an acquired Taylor location during fiscal year 1996.

         Gross Profit. Gross profit increased $30.1 million, or 25.1%, for fiscal year 1996 compared to fiscal year 1995. The increase in gross profit dollars is attributable to the sales growth described above. Gross profit as a percentage of net sales was 28.3% and 28.9% for fiscal years 1996 and 1995, respectively. The decrease in gross profit percentage as a percentage of net sales is attributable to the penetration by the Company's Physician Supply Business into larger physician group practices that require more competitive pricing but entail lower selling and servicing costs. The decrease in gross profit percentage is also attributable to lower margins on diagnostic products distributed under the Abbott Agreement. Margins under the Abbott Agreement are scheduled to increase annually based on achievement by the Company of certain performance goals as stipulated therein.

         For fiscal year 1996, the Company sold approximately $75 million of Abbott products with a gross profit percentage of 18.0%. Also the Company's gross profits include first year reimbursements by Abbott for gross profit on direct sales by Abbott to PSS customers as set forth in the Abbott Agreement. These reimbursements totaled $1.7 million during fiscal year 1996, effectively raising gross profit by 0.4%. The Abbott sales, net of reimbursements, negatively impacted the Company's gross profit percentage by 1.7%.

         Also positively impacting gross profits are vendor performance incentives, in addition to the Abbott direct sales reimbursements, earned by PSS through the achievement of certain predetermined company purchase and sales levels. These performance incentives totaled $6.4 million and $4.2 million for fiscal years 1996 and 1995, respectively. These vendor incentives effectively raised the gross profit percentage by 1.3% and 1.1% during fiscal years 1996 and 1995, respectively. Although the Company plans and expects to continue to negotiate vendor performance incentives, there is no assurance that vendor performance incentives will continue to positively impact gross profit at the historical levels.

         General and Administrative Expenses. General and administrative expenses increased $12.4 million, or 17.6%, for fiscal year 1996 compared to fiscal year 1995. General and administrative expenses as a percentage of net sales, however, decreased to 15.6% for fiscal year 1996 from 17.0% for fiscal year 1995. The decrease in general and administrative expenses as a percentage of net sales was a result of (i) improved leveraging by PSS of its existing Physician Supply Business service centers' fixed general and administrative expenses through increased sales volume; (ii) reduced overhead from the sale of assets by Taylor in fiscal year 1995 and decreased depreciation expense associated with the assets sold; and (iii) reduced amortization relating to intangible assets written off by Taylor during fiscal year 1995. The decrease in general and administrative expenses as a percentage of net sales was accomplished despite the additional overhead costs associated with the implementation of the Abbott product line and the acquisition and start-up of new Physician Supply Business service centers.

         Selling expenses. Selling expenses increased $7.1 million, or 17.2%, for fiscal year 1996 compared to fiscal year 1995. Selling expense as a percentage of net sales was 9.2% and 10.0% for fiscal years 1996 and 1995, respectively. The decrease in selling expense as a percentage of net sales is due to improved leveraging of existing Physician Supply Business service centers' fixed selling expenses, such as salaries paid to sales representatives during the conversion period from a guaranteed salary to a commission compensation arrangement and the leveraging of sales management salaries. The decrease in selling expenses as a percentage of net sales is also due to the variable commission plan of the Company which pays a lower commission on Abbott products due to the lower gross profit as a percentage of net sales on those products.

         Merger Costs and Expenses. During fiscal year 1996, the Company recorded merger costs and expenses of $15.7 million associated with the merger of PSS and Taylor and the other immaterial poolings. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel.

         Operating Income. Operating income decreased $0.8 million, or 20.5%, for fiscal year 1996 compared to 1995. As a percentage of net sales, operating income for fiscal year 1996 decreased to 0.6% from 0.9% for fiscal year 1995. The decrease in operating income is the result of the merger costs and expenses of $15.7 million related to the Taylor merger during fiscal year 1996. On a pro forma basis, excluding the effect of merger costs and expenses incurred in fiscal year 1996 and the restructuring charge incurred in fiscal year 1995, operating income for the fiscal year ended 1996 would have increased 130.9% to $18.7 million from $8.1 million for the fiscal year ended 1995 due to the factors discussed above.

         Interest Expense. Interest expense for fiscal year 1996 decreased approximately $1.0 million, or 24.5%, compared to fiscal year 1995. Interest expense decreased as a result of the decrease in average indebtedness and the refinancing at a more favorable rate of Taylor debt assumed by PSS. The decrease in average indebtedness for fiscal year 1996 compared to fiscal year 1995 is due to the use of the net proceeds from the secondary offering of common stock of approximately $58.2 million of the total net proceeds of $142.9 million to repay all outstanding debt, other than capital lease obligations, on November 20, 1995.

         Interest Income. The Company earned interest income of $1.2 million from the short-term investment of the remaining net proceeds from the secondary offering in fiscal year 1996.

         Other Income. Other income decreased approximately $0.3 million, or 16.9%, for fiscal year 1996 compared to fiscal year 1995. Other income decreased due to a net gain on sale of assets by Taylor recorded during fiscal year 1995 of approximately $0.9 million. Excluding the gain, other income would have increased approximately $0.6 million primarily due to the increase in finance charge income on customer accounts.

         Provision for Income Taxes. Provision for income taxes decreased $1.1 million, or 45.3%, for fiscal year 1996 compared to fiscal year 1995 due to a tax adjustment for the utilization of Taylor net operating losses and a change in the valuation allowance. Net tax adjustments resulted in a decrease in net income of $0.4 million.

         Net Income. Net income increased $2.2 million, or 258.1%, for fiscal year 1996 compared to fiscal year 1995 for the reasons discussed above. As a percentage of net sales, net income increased for the fiscal year ended 1996 to 0.3% from the net loss of 0.2% for fiscal year 1995. Excluding the effect of merger costs and expenses in fiscal year 1996 and the restructuring charge in fiscal year 1995, pro forma net income would have increased 515.0% to $12.3 million for fiscal year 1996 compared to $2.0 million for fiscal year 1995. The increase in pro forma net income is primarily attributable to the increasing profitability of maturing Physician Supply Business centers and the leveraging of fixed costs through sales growth.

Quarterly Results of Operations (Unaudited)

         The following table presents summarized unaudited quarterly results of operations for the Company for fiscal years 1997 and 1996, including pre-acquisition financial information of Taylor and X-ray GA. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Offering Memorandum. Future quarterly operating results may fluctuate depending on a number of factors, including the timing of acquisitions of service centers, the timing of the opening of start-up service centers, and changes in physicians' buying patterns of supplies, diagnostic equipment and pharmaceuticals. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter. See "Risk Factors -- Quarterly Fluctuations in Operating Results."


                                        Fiscal 1997                                   Fiscal 1996
                       -------------------------------------------    -------------------------------------------
                           Q1         Q2         Q3         Q4            Q1         Q2         Q3         Q4
                         ------     ------     ------     ------        ------     ------     ------     ------
                                                        (dollars in thousands)
Net sales.............  $151,568   $172,359   $179,612   $187,481      $116,082   $132,040   $137,600   $143,302
Gross profit..........    41,835     46,768     51,054     48,459        33,575     36,093     39,140     40,856
Merger costs and
 expenses.............     6,934         --        317      4,877            --     12,095      3,484        153
Net income (loss).....  $ (1,540)  $  4,152   $  4,465   $ (2,704)     $  1,317   $ (7,180)  $  1,318   $  5,884
                        ========   ========   ========   ========      ========   ========   ========   ========
Net income (loss)
 per share............  $  (0.04)  $   0.11   $   0.12   $  (0.07)     $   0.04   $  (0.23)  $   0.04   $   0.16
                        ========   ========   ========   ========      ========   ========   ========   ========



Pro forma net income
 (loss), excluding
 merger costs and
 expenses.............  $  3,135   $  4,105   $  4,652   $    732      $  1,317   $  2,052   $  3,366   $  6,011
                        ========   ========   ========   ========      ========   ========   ========   ========
Pro forma net income
 (loss) per share,
 excluding merger
 costs and expenses...  $   0.09   $   0.11   $   0.13   $   0.02      $   0.04   $   0.07   $   0.11   $   0.16
                        ========   ========   ========   ========      ========   ========   ========   ========


         The fourth quarter of fiscal year 1997 includes a $4.1 million write-off of inventories at branches involved in mergers, a $1.0 million increase in bad debt expense and a reduction in the deferred tax asset valuation allowance of $0.9 million.

Liquidity and Capital Resources

         As the Company's business grows, its cash and working capital requirements will also continue to increase as a result of the need to finance acquisitions and anticipated growth of the Company's operations. This growth will be funded through a combination of cash flow from operations, revolving credit borrowings and proceeds from the Offering and any future public offerings.

         The Company had working capital of $168.1 million and $165.4 million as of June 30, 1997 and March 28, 1997, respectively. Accounts receivable, net of allowances, were $121.6 million and $119.3 million at June 30, 1997 and March 28, 1997, respectively. The average number of days sales in accounts receivable outstanding was approximately 53 days for the three months ended June 30, 1997 and 56 days for the year ended March 28, 1997. Inventories were $68.5 million and $67.9 million as of June 30, 1997 and March 28, 1997, respectively. The Company had annualized inventory turnover of

8.7 times for the three months ended June 30, 1997 and 8.1 times for the fiscal year ended March 28, 1997.

         Net cash provided by operating activities was $10.3 million for the three months ended June 30, 1997 compared to net cash used in operating activities of $2.6 million for the three months ended June 30, 1996 which resulted from improved operating results for the three months ended June 30, 1997. Net cash used in operating activities was $0.2 million, $21.0 million, and $7.4 million in fiscal years 1997, 1996, and 1995, respectively. In fiscal year 1997, a significant portion of operating cash flow was used for the closing of duplicate service center locations, realigning regional and corporate functions, consolidating information systems and reducing personnel in conjunction with the mergers.

         Net cash provided by investing activities of $9.6 million for the three months ended June 30, 1997 consisted primarily of the proceeds from sales of marketable securities offset by capital expenditures, payment for purchase of net assets from business acquisitions, and the payment of noncompete agreements. Net cash used in investing activities was $10.1 million, $30.5 million, and $1.3 million in fiscal years 1997, 1996, and 1995, respectively. These funds were primarily utilized to finance the acquisition of new service centers and capital expenditures including the use of the net proceeds from sales and maturities of marketable securities.

         Net cash used in financing activities was $0.5 million for the three months ended June 30, 1997, which consisted primarily of repayments of outstanding debt on companies acquired. Net cash (used in) provided by financing activities was $(26.5) million, $115.8 million, and $8.8 million for fiscal years 1997, 1996, and 1995, respectively. Net cash used in financing activities is the result of the use of a part of the remaining net proceeds of an equity offering in fiscal year 1996 to pay off debt assumed through fiscal year 1997 acquisitions.

         The Company completed ten acquisitions in fiscal year 1997. In connection with the mergers accounted for as poolings, the Company incurred merger costs and expenses of $12.1 million in fiscal year 1997. The Company incurred significant expenses in fiscal year 1997 for the process of consolidating service centers or converting acquired centers to the Company's service center model through information systems conversion, personnel development and training, and service and product expansion, as appropriate.


         The Company has historically been able to finance its liquidity needs for expansion through lines of credit provided by banks and proceeds from the public and private offering of stock. In May 1994, the Company completed an initial public offering of Common Stock resulting in proceeds, after deducting issuance costs, of approximately $15.8 million. The Company used all of the net proceeds to reduce outstanding debt. Also, in the third quarter of fiscal year 1995, the Company amended and restated its credit facility, thereby increasing the maximum availability under the credit facility to $60 million with the option, on the part of the Company, to increase such availability to $75 million.

         In November 1995 the Company completed a secondary offering of 11.5 million shares of common stock at $17.00 per share, 8.8 million of which were offered by the Company. The Company used approximately $58.2 million of the total net proceeds of $142.9 million to repay debt in fiscal year 1996. Management used approximately $50.0 million in connection with acquisitions for the Imaging Business, Physician Supply Business, International Business, and general corporate purposes, including capital expenditures during fiscal year 1997. Management has used substantially all of the net proceeds and intends to use the remaining net proceeds of the secondary offering for general corporate purposes, including future acquisitions. The Company expects that the remaining net proceeds will be substantially utilized by recent acquisitions. Current anticipated cash payments under non-compete agreements for the remainder of fiscal 1998 are estimated to be approximately $2.8 million.

         Inventory financing has historically been achieved through negotiating extended payment terms from suppliers. The Company believes that the expected cash flows from operations, bank borrowings, capital markets, and vendor credit should be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debts for the foreseeable future. As of June 30, 1997, the Company had no outstanding debt under its credit facility.

         PSS intends, subject to market and other conditions, to raise $125.0 million through a private offering of debt securities within the United States to qualified institutional investors and outside the United States to non-U.S. investors. PSS intends to use the net proceeds of the offering for general corporate purposes, including possible future acquisitions of medical products distributors, capital expenditures and working capital.

         All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross margins and earnings, statements regarding the Company's current business strategy, the Company's projected sources and uses of cash, and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company's business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company's business; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Litigation Reform Act of 1995 and, as such, speak only as of the date made.


Inflation and General Economic Conditions

         Although the Company cannot anticipate future inflation, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company does not have a significant number of fixed price service contracts where the Company bears the risk of costs increases. The Company's operating results could be adversely affected by increases in interest rates which would result in higher interest payments by the Company under its variable rate Credit Facility. The Company has not historically entered into hedging transactions with respect to its variable rate debt, but may do so in the future.

                                 BUSINESS OF PSS

General

         PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States, serving over 103,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). The Company is the second-largest distributor of imaging supplies and equipment in the United States, serving over 8,000 customer sites in 17 states (the "Imaging Business"). PSS also distributes medical supplies and equipment to hospitals and physician offices in five European countries (the "International Business").

         PSS employs over 800 highly trained physician-supply and imaging sales representatives, approximately 700 of which are focused on the physician-office market, and approximately 160 imaging service specialists. This large sales and service organization enables PSS to market medical products on a national basis and has positioned the Company as the distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers of Abbott Laboratories, Siemens AG, Hologic, Inc., C.R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 40,000 medical products from 84 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling the Company to be highly responsive to local market needs, including providing same-day delivery service on a regular basis.

Industry

         The medical-products distribution industry aggregates approximately $30.2 billion in annual revenues in the United States, of which approximately $6.6 billion represents the physician-office market (of which $5.5 billion is non-imaging related medical products) and the balance represents the hospital, ambulatory surgery center, long term care and home health care markets. The imaging-supply market is approximately a $4.1 billion component of the overall medical-products distribution industry, encompassing each of the hospital, physician and other provider segments. Revenues of the medical-products distribution industry are estimated to be growing as a result of a growing and aging population, increasing health care awareness, and expanding third-party insurance coverage. In addition, the physician market is benefiting from the shift of procedures and diagnostic testing from hospitals to alternate sites, particularly physician offices.

         In the United States, the Company estimates that there are approximately 300 companies serving the non-imaging physician-supply market and approximately 400 companies serving the imaging-supply market. The physician-supply market has experienced rapid consolidation of the distributors serving this market for several years. The Company believes that the imaging supply market is in the early states of consolidation. The Company believes that consolidation in the physician-supply and imaging-supply markets is occurring due to local and regional distributors experiencing: (i) a lack of purchasing and administrative economies of scale; (ii) reduced access to medical equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors; (iii) purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (v) a lack of resources to develop new distribution system technologies and services.

         Through WorldMed International, Inc., the Company operates three European service centers distributing medical products to the physician office and hospital markets in Belgium, France, Germany, Luxembourg and the Netherlands Government and industry estimates indicate that the medical product segment of the health care industry of these countries represents an $11.9 billion market. This industry is highly fragmented with over 1,800 distributors serving these countries.

Company Strategy

         The Company's primary objectives are to be the leading specialty marketer and distributor of medical products to physicians, other alternate site providers and hospital in the United States, to expand its European medical supplies and equipment business and to enhance its United States operating performance. The key components of the Company's strategy to achieve these objectives are to:

 .    Pursue Strategic Acquisitions. The Company has made 40, eight and four acquisitions to date in its Physician Supply Business, Imaging Business and International Business, respectively. Recently, the Company acquired General X-Ray, which had approximately $76.0 million in revenues for the twelve months ended December 31, 1996. After consummating an acquisition, the Company begins an intense process of converting the acquired company to PSS' model through information systems conversion, personnel development and training, and service and product expansion, as appropriate. The Company intends to continue to acquire local, regional and other distributors in new and existing markets in the United States where it can leverage its distribution infrastructure, expand its geographic coverage and gain market share.

 .    Enhance Selling Capabilities. The Company believes its sales force and managers are its most valuable corporate assets. PSS focuses not only on the recruitment of sales personnel with superior sales aptitude, but also on the initial and continued development of its sales force through training at PSS University, its in-house educational center. The Company believes that its investment in personnel and training enables PSS to provide higher-quality service to its customers, offer a more sophisticated product line, and attract manufacturers that desire a means of rapidly bringing new products and technology to market.

 .    Offer a Broad Product Line that Emphasizes Exclusive Products. PSS seeks to meet all of the medical products needs of office-based physicians and providers or imaging services. The Company currently stocks over 35,000
     SKUs in its physician supply business and over 3,500 SKUs in its imaging business. PSS also seeks to establish exclusive distribution and marketing arrangements for selected products. In the United States, the Company currently has five exclusive marketing arrangements for certain products with Abbott Laboratories, Siemens Medical Systems, Inc., C.R. Bard, Inc., Hologic, Inc. and HumaScan, Inc. and a semi-exclusive agreement with F. Hoffman La Roche, Ltd. The Company believes that its sophisticated selling efforts, highly trained sales force and large customer base provide manufacturers with a unique sales channel through which to distribute new and existing products that require consultative selling.

 .    Provide Differentiated, High-Quality Service. The Company believes its success to date has been based largely on its ability to provide superior customer service, including same-day delivery and "no-hassle" returns. Unlike its competitors, which generally ship products via common carrier, the Company operates its own fleet of approximately 620 delivery vans, thus enabling the Company to provide same-day delivery to virtually all of its customers. In addition, the Company believes its consultative selling approach enables it to understand and anticipate customer needs and that its superior information systems simplify and expedite the ordering process.

 .    Develop Sophisticated Information Systems. In 1994, the Company implemented
     ICON(SM), a customer tracking system, with all its physician supply sales representatives. ICON(SM) has increased time available to sales representatives for selling, decreased operating expenses, and enhanced
     PSS' ability to provide same-day delivery. The Company is currently developing and test marketing CustomerLink/DIAL, an Internet-based system for inventory management and purchasing. PSS is also currently developing a separate hardware and software system for the imaging business that will incorporate CustomerLink/DIAL and ICON(SM). The Company intends to continue to develop high-quality information technology, which it believes is essential to its continued success in integrating acquired businesses and increasing sales and profitability.

 .    Expand Operating Margins. The Company is pursuing several initiatives to enhance its operating margins. With respect to sales, PSS is focusing its efforts on higher-margin accounts and on sales of equipment that involve ongoing sales of high-margin diagnostic reagents. With respect to its product line, PSS seeks to drive high volumes of selected products and to obtain such products on a discounted basis from manufacturers. Additionally, PSS has developed a private-label product line, Penny Saver, that involves lower product-acquisition costs. Finally, with respect to the Company's service center expansion program, PSS intends in the future to emphasize acquisitions over new-center development, avoiding the substantial start-up losses associated with new-center development.

Sales and Distribution

         PSS focuses on complete customer satisfaction, which it characterizes to its customers as "no hassle" service. Consistent with this approach, the Company generally offers its customers same-day delivery service on a regular basis, highly trained, consultative sales professionals, a broad product line including medical supplies, sophisticated diagnostic equipment and reagents, and pharmaceuticals, no minimum order size or shipping charges, and permits returns of unused, saleable products for instant credit.

         The Company has increased its emphasis on national customer accounts, including large physician group practices, physician practice management companies, physician-hospital organizations, physician management service organizations and group purchasing organizations. In selling to these national accounts, the Company emphasizes its core strengths of same-day service, which permits stockless inventory, competitive pricing and high service levels, including inventory maintenance. See "Risk Factors -- Regulation of and Change in the Practice of Medicine."

         The Physician Supply Business of PSS maintains a highly decentralized distribution network of 61 service centers operating over 550 delivery vans throughout the United States. This distribution network, along with the Company's Instant Customer Order Network ("ICON(SM)"), has enabled PSS to generally provide same-day delivery service. Customer orders received by 10:30 a.m. at the local service center are delivered the same day within a 100 mile radius. Within a 30 mile radius, orders received by noon are delivered the same day.

         Through its over 720 sales representatives in its Physician Supply Business, PSS distributes medical supplies and equipment to physicians in approximately 103,000 office sites nationally. Generally, each sales representative is responsible for calling on approximately 150 to 200 physician offices, with a minimum goal of visiting each office once every one to two weeks.

         The Company's Imaging Business operates in a similar decentralized format with 20 service centers operating a total of over 70 delivery vans throughout 17 states. The Imaging Business has over 75 sales representatives and 252 field service specialists who service customer equipment ranging from processors to radiographic equipment. This division has approximately 8,000 customers including 1,750 acute sites and 6,250 alternate care sites.

         The Company's International Business operates three European service centers, located in Belgium, Germany, and the Netherlands, employing approximately 25 sales representatives and approximately 65 total employees.


         All of the Company's service centers operate as a profit center led by a management team that typically includes a sales manager and an operations manager. Each service center employs sales representatives and staff, including purchasing agents, customer service representatives, and warehouse and delivery personnel. Employees are compensated based upon both individual and service center performance. Both management and employee bonuses are based largely upon asset management, attainment of goals and operating profit performance.

Products

         The Company carries a significant investment in inventory to meet the rapid delivery requirements of its customers. The Company distributes over 40,000 different products manufactured by approximately 3,200 manufacturers. During the twelve months ended March 28, 1997, Abbott was the only vendor which accounted for more than 10% of the Company's inventory purchases.

         Physician Supply Business

         Through its Physician Supply Business, the Company distributes medical products consisting of medical supplies, diagnostic equipment, and pharmaceuticals. The following is a discussion of the types of products offered by the Company's Physician Supply Business.

         Medical Supplies. The Physician Supply Business sells a broad range of medical supplies, including various types and sizes of paper goods, needles and syringes, gauze and wound dressings, sutures, latex gloves, orthopedic soft goods and casting products, wood tongue blades and applicators, sterilization and intravenous solutions, specimen containers, diagnostic equipment reagents, and diagnostic rapid test kits for pregnancy, strep, mononucleosis, chlamydia, H-Pylori, and bladder cancer. The Physician Supply Business offers an aggregate of over 35,000 SKUs.

         In order to reduced the number of SKUs stocked by the Company, PSS has implemented a new Penny Saver product line. The Penny Saver products are those most frequently used by PSS customers. This product line provides customers a choice between name brand products and the Penny Saver quality, low-price alternatives. Currently, the Company has over 250 products under the Penny Saver label.

         PSS plans to continue to focus on providing products and services to the primary care physician market whether the physician is a single practitioner or a member of a large group practice. In that effort, PSS developed Network Plus(SM), a comprehensive savings plan for physicians in which PSS offers special group purchasing contract pricing and provides periodic cost analyses to help manage the supply needs of each physician. Under this program, when a physician office guarantees 80% of its purchase volume to PSS, the Company will guarantee the lowest purchase prices on certain products as well as certain service guarantees. The Company has recently signed distribution agreements with several national and regional integrated network systems and managed care groups.

         Medical Equipment. The Company's Physician Supply Business equipment lines include blood chemistry analyzers, automated cell and differential counters, immunoassay analyzers, bone densitometers, exam tables and furniture, electrocardiograph monitors and defibrillators, cardiac stress systems, holter monitors, flexible sigmoidoscopy scopes, autoclaves, spirometers, pulse oximeters, tympanometers, and microscopes. Demand for diagnostic equipment has increased recently, reflecting in part, technological advances which enable increasingly sophisticated diagnostic tests to be performed in the physician's office. Sales of diagnostic equipment, while generally lower in gross margin than supplies, normally entail the ongoing reordering of disposable diagnostic reagents which generally yield higher margins.

         The Company recently entered into four separate exclusive distribution agreements for certain products manufactured by Siemens Medical Systems, Inc., Hologic, Inc., Bard Diagnostic Sciences, Inc., and Tanita Corporation of America, Inc. These supplement the Company's existing exclusive distribution agreements for certain products with Abbot Laboratories and HumaScan, Inc. and a semi-exclusive distribution agreement with Roche Diagnostics, Inc. The Company believes these strategic alliances will continue to broaden the Company's product offerings to the Physician Supply Business customers.

         Pharmaceuticals. The Company's pharmaceutical sales include vaccines, injectables and ointments. As a result of the changing dynamics in the pharmaceutical industry, particularly the reduction in sales personnel focused on physicians' offices, pharmaceutical manufacturers are increasingly seeking alternative means of distribution. The Company believes that its consultative sales approach and its emphasis on training have allowed PSS to be highly effective in selling pharmaceuticals to the physician-office market. The Company has recently entered into a three-year primary distribution agreement for certain pharmaceuticals and related products of Cardinal Health, Inc. The Company believes this agreement will allow it to reduce its pharmaceutical acquisition costs.

         Imaging Business

         Through its Imaging Business, the Company distributes a broad range of imaging equipment and supplies. Equipment distributed includes general radiographic and mammography systems, fluoroscopic and electrophysiologic systems, angiographic equipment, medical resonance imaging (MRI), cath lab and mobil vascular labs, C-arm and ultrasound equipment. The Imaging Business also distributes consumable and accessory products, including film and film handling products, barium, lead and lead apparel and darkroom cabinets. See "Risk Factors -- Imaging Business Technology" and "-- Environmental Liabilities and Regulation."

         International Business

         Through its International Business, the Company distributes medical supplies, equipment and pharmaceuticals similar to those provided by its Physician Supply Business to five European countries. The International Business offers products to the European physician office and hospital market. See "Risk Factors -- Management of International Business."

Recruitment and Development

         The Company believes its managers and sales force are its most valuable corporate assets. Accordingly, the Company invests significant resources in recruiting, training and developing these employees. PSS spent approximately $2.6 million for training and development in fiscal year 1997. Over the past ten years, the Company has refined its recruitment practices and development procedures for its Physician Supply Business and the Company is currently developing a similar training program for the sales representatives and service specialists of its Imaging Business. The Company's comprehensive program for its Physician Supply Business includes the following:

         Recruitment. The Company has developed a recruitment program to help provide it with a source of mobile and committed sales representatives. The Company believes that it is a leader in its industry in recruiting sales representatives on college and university campuses. The Company's recruiters use state-of-the-art marketing materials to attract candidates who demonstrate superior sales aptitude. The Company also recruits college graduates with up to five years experience in business, government or the military as operational management trainees.

         Initial Development. Each trainee is initially assigned to a service center. Under the supervision of local managers, training consists of a combination of self-study, individual instruction and interaction with customers and vendors. Such training includes 16 one-week courses providing instruction on products, procedures and selling skills. During this development program, the trainee attends the Jacksonville, Florida training center known as "PSS University" for additional training. Individual progress is measured weekly through formal testing and role playing, resulting in continued advancement to graduation, usually within 20 weeks. The Company designs the program to be strenuous and only approximately 70% of the trainees successfully complete the program. Upon graduation, the newly appointed sales representative assumes responsibility for the first available sales territory, within a preferred region regardless of location. The Company typically has approximately 30 sales candidates at various stages of the training process. The Company believes that the level of its expenditures in developing new sales representatives and its ability to place new sales representatives quickly in a new region is unique within the industry. The new sales graduate is placed on a 15 month salary-to-commission conversion program. Presently, approximately 95% of the Company's sales force is compensated on a straight commission basis.

         Operations Management. The Company's development program for its operational management trainees consists of approximately twelve months of intensive training and development. After recruitment, the operations management trainee is transferred to at least three service centers and is given various and gradually increasing levels of responsibility. The trainee is assigned to an operations management position when it becomes available at a service center, regardless of location. The Company has available approximately five operations management trainees to support its growth.

         Continued Development. The Company provides several programs to continue development of its sales and management organization. The programs provided by PSS University include a leadership program for management candidates, senior sales representatives and general managers, a program emphasizing creativity and innovation for first-year managers, and a management development program. In addition, the Company encourages its sales representatives to participate in industry-accredited self-study programs. Every sales representative routinely attends local sales meetings, annual sales and marketing meetings, key vendor product conferences and continuing education programs at PSS University. Additionally, the Company is developing training programs on customer service, purchasing and other field operations.

         As of June 30, 1997, the Company had approximately 800 sales representatives, 160 service specialists and approximately 2,600 total employees. The Company considers its current employee relations to be excellent. See "Risk Factors -- Dependence on Key Management" and "-- Dependence on Sales Representatives and Service Technicians."

Information Systems

         PSS' Physician Supply Business maintains a decentralized information system with data acquisition at the local service centers and a central corporate data base that is accessible from all of the service centers. The information systems were designed to allow the service center to have both the hardware and software to conduct operations independently. The failure of a computer system at a service center would not affect the operations of any other service center or the corporate system. Likewise, the short-term failure of the corporate system would not affect the operations of any service center. See "Risk Factors -- Reliance on Data Processing."

         ICON(SM) is a sales force automation tool which allows the PSS Physician Supply Business sales representatives to access critical customer information and place orders from any location using a pen-based, hand-held computer system. ICON(SM) provides the sales representatives with customer pricing, contracts, backorders, inventory levels, account status and on the spot ordering. The customer's order is transmitted via radio to the corporate system and then transmitted from the corporate system to the local service center in less than two minutes. ICON(SM) has increased time available for selling, decreased operating expenses in the service centers and increased the Company's ability to provide same-day delivery to customers. Utilizing ICON(SM), sales representatives can give product demonstrations, provide equipment feasibility studies and perform revenue and return on investment analyses for specific equipment. ICON(SM) also gives the sales representative the ability to provide quotes and bids to the larger accounts.

         To enable the Company to maintain high customer order fill rates on a consistent basis, the Company utilizes its Back-Order Eliminator and Allocator of Resources ("BEAR") system. Each service center reports its inventory quantities on a daily basis. The separate service center reports are combined into one company-wide inventory report containing product number, quantity on hand and historical usage. This systems reduces back-orders to customers and reduces the Company's total inventory through increased inventory efficiencies. BEAR also displays the on-hand usage quantities of neighboring service centers that are within one commercial shipping day of the service center.

         During fiscal year 1997, PSS developed and test marketed the CustomerLink system (previously known as DIAL). The Company believes this system is the first Internet-based health care information system designed and used specifically for inventory management and purchasing for the medical practice. Company customers can access CustomerLink through the internet at http://www.pssd.com after receiving their personal password from the Company. All company customers, regardless of size, with access to the Internet, will be given access to services and on-line information including: (i) on-line order placement and confirmation; (ii) customer-specific pricing, product availability, back orders and utilization reports; (iii) working capital management reports; and (iv) practice compliance assistance for OSHA and CLIA, including a database of medical safety sheets.

         The Company is implementing a delivery automation system that is expected to be completed in fiscal year 1998. The system will provide electronic signature recognition and delivery routing which the Company believes will improve the Company's distribution efficiency.

         The Company is currently in the process of developing and implementing separate systems for its Imaging Business which will include the ICON(SM) and CustomerLink systems. The Company expects the Imaging Business system to be implemented in fiscal year 1998.

Purchasing and Vendor Relationships

         The Company aggressively seeks to purchase the medical supplies and equipment it distributes at the lowest possible price through volume discounts, rebates and product line consolidation. The Company's corporate materials management department negotiates all of its contract terms with vendors. Individual orders are placed by the Company's purchasing agents, located at the Company's service centers, who are responsible for purchasing and maintaining the inventory. Supplies and equipment are delivered directly from vendors to the service centers.

         The Company aggressively pursues the opportunity to market and sell medical equipment and supplies on an exclusive basis. Manufacturers of medical diagnostic equipment and supplies typically offer distribution rights only to a selected group of distributors and are increasingly seeking to reduce the number of distributors selling their products to end users in an effort to reduce the cost associated with marketing and field support. The Company has been successful in assisting manufacturers in their development and marketing plans and in obtaining the exclusive right to sell certain products. The Company believes that its ability to capture such distribution rights represents a significant barrier to the entry of competitors.

         The Company recently completed the second year of a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement has positioned PSS as the sole distributor for, among other products, the CELL DYN(R) 1400, 1600 and 1700 hematology products, Abbott Vision(R) products, IMx(R) and AXyM(R) immuno assay analyzers and reAGENTS, and the Abbott Testpack(R) line of rapid tests sold to physician offices with 24 or fewer physicians per physician office site and has also enableD the Company to cross-sell its other products to Abbott customers. Abbott may terminate the Abbott Agreement if the Company fails to meet certain sales levels. PSS and Abbott are currently negotiating fiscal 1998 performance goals and related acquisition cost of product. Abbott products constituted approximately

16% and 18% of the Company's sales in fiscal years 1996 and 1997, respectively. See "Risk Factors -- Dependence on Vendor Relationships."

         Currently, the Company has contractual alliances with many vendors including Roche Diagnostic Systems. These alliances provide the Company volume incentives, dedicated field support, and relationships with leading manufacturers. As a result of the Company's performance in selling their products, these entities participate with the Company in relationships ranging from exclusivity to shared market resources. In the office-based physician market, the Company is the United States leader of sales of hematology and chemistry products for Roche Diagnostic Systems. Roche Diagnostic Systems constituted approximately five percent of the Company's sales in fiscal year 1997.

         The Company recently entered into other exclusive distribution agreements for certain products manufactured by Siemens Medical Systems, Inc. (cardiology and OB/GYN ultrasound equipment), Hologic, Inc. (bone densitometry analyzer), Bard Diagnostic Sciences, Inc. (bladder cancer diagnostic test) and Tanita Corporation of America, Inc. (body weight and fat analyzer). In addition, the Company has entered into an exclusive distribution agreement with HumaScan, Inc. (non-invasive breast tumor detection screen). These strategic alliances should continue to broaden the Company's product offerings. See "Risk Factors -- Dependence on Vendor Relationships."

Acquisitions

         The Company's Physician Supply Business has grown from one service center located in Jacksonville, Florida in 1983 to 61 service centers currently. Historically, the Company's growth has been accomplished through both the start-up of service centers and the acquisition of local and regional medical supply and equipment distributors. Since fiscal year 1994 the Company has accelerated its acquisition of medical supply and equipment distributors both in number and in materiality of the operations acquired. See "Risk Factors -- Acquisition Strategy" and "-- Opening of Start-Up Service Centers."

         With the November 1996 acquisition of a medical diagnostic imaging supply and equipment distributor, the Company began the operations of its Imaging Business. Subsequent acquisitions have resulted in 20 Imaging Business service centers operating throughout 17 states. The Company's objectives for the Imaging Business during fiscal year 1998 are to: (i) continue geographic expansion with acquisitions of local and regional imaging distributors to leverage existing infrastructure; (ii) develop and implement a separate hardware and software system for the business utilizing the Physician Supply Business' ICON(SM) and CustomerLink systems; (iii) expand the products and services currently provided; (iv) implement same-day delivery; and (v) develop a PSS university training program specifically tailored for the division. See "Risk Factors -- Expansion into New Lines of Business."

         PSS views the acquisition of medical and imaging supplies and equipment distributors as an integral part of its growth strategy. The Company intends to continue to acquire local and regional distributors especially in existing markets where it can leverage its distribution infrastructure, gain market share, and expand geographically. PSS believes that local and regional distributors are finding competition increasingly difficult as a result of:
(i) a lack of purchasing and administrative economies of scale; (ii) reduced access to medical equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors to which they must provide field support; (iii) consolidation among providers, who are increasingly seeking to reduce the number of suppliers from which they purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (iv) a lack of resources to develop new distribution system technologies and services.

         PSS has completed four acquisitions to date in fiscal year 1998. For example, in July 1997, the Company completed the acquisition of General X-Ray, Inc. and certain affiliated entities, distributors of radiology and imaging equipment which operated seven distribution centers and distributed to seven states, primarily in the Midwest.

         The Company completed ten acquisitions in fiscal year 1997, including the acquisition of Diagnostic Imaging, Inc., a distributor based in Jacksonville, Florida which began the operations of its Imaging Business. Diagnostic Imaging, Inc. operated eight distribution centers with 24 sales representatives and 75 field service specialists. In fiscal year 1997, the Company expanded its Imaging Business through the acquisitions of X-Ray of Georgia, Inc. and Rad-Tech X-Ray, Inc., both based in the Atlanta, Georgia area, which collectively served six states in the Southeast with 13 sales representatives and 51 field service specialists and the acquisition of Chesapeake X-Ray Corporation based in Roanoke, Virginia, which served four states in the Southeast with five sales representatives and 15 field service specialists.

         The Company acquired Taylor Medical, Inc. ("Taylor") in August 1995. A significant portion of the Company's growth occurred with the merger of Taylor. In connection with the integration of Taylor into PSS, the Company closed or merged into existing PSS service centers the majority of the Taylor locations. Additionally, the Company merged eight PSS service centers into the eight remaining Taylor locations and established two additional service centers.

Properties

         The Company maintains 84 service centers providing service to 50 states throughout the United States, as well as Belgium, France, Germany, Luxembourg and the Netherlands. All service center locations are leased by the Company, with the exception of the service centers located in Leuven, Belgium and Beaumont, Texas. The following tables set forth the service center locations and areas which they service for the Physician Supply Business, Imaging Business and International Business.



          Physician Supply Business

         Location                      States Served              Location                     States Served
         --------                      -------------              --------                     -------------
         Albany, NY                    NY, CT, VT                 Louisville, KY               IN, KY
         Albuquerque, NM               NM, CO, TX                 Lubbock, TX                  TX
         Atlanta, GA                   GA, AL                     Memphis, TN                  AR, MS, TN
         Baltimore, MD                 MD, PA, VA, WV             Milwaukee, WI                WI
         Beaumont, TX                  TX                         Minneapolis, MN              IA, MN, MT, ND, SD, WI
         Birmingham, AL                AL, MS                     Mobile, AL                   AL, FL, MS
         Boise, ID                     ID, MT                     Nashville, TN                IL, KY, TN
         Charlotte, NC                 NC, SC, VA, TN             New Orleans, LA              LA, MS, TX
         Chattanooga, TN               AL, GA, TN                 Norfolk, VA                  NC, VA, WV
         Chicago, IL                   IL, IN, WI                 Omaha, NE                    CO, NE, IA, WY
         Cincinnati, OH                KY, IN, OH, WV             Orlando, FL                  FL
         Cleveland, OH                 OH                         Philadelphia, PA             DE, NJ, NY, PA
         Columbia, SC                  SC, GA                     Phoenix, AZ                  AZ
         Dallas, TX                    TX, OK                     Pittsburgh, PA               PA, WV, MD, OH, NY
         Davenport, IA                 IA, IL                     Portland, OR                 CA, OR, WA
         Deerfield Beach, FL           FL                         Raleigh, NC                  NC, VA
         Denver, CO                    CO, NM, WY                 Richmond, VA                 VA
         Detroit, MI                   MI                         Roanoke, VA                  TN, VA
         Honolulu, HI                  HI                         Rochester, NY                NY
         Houston, TX                   TX, OK                     Salt Lake City, UT           CO, NV, UT
         Indianapolis, IN              IN, IL                     San Antonio, TX              TX
         Jackson, MS                   MS, LA                     San Diego, CA                CA
         Jacksonville, FL              FL, GA, SC                 San Francisco, CA            CA
         Kansas City, KS               IL, IA, KS, MO             Seattle, WA                  WA, AK
         Knoxville, TN                 KY, NC, TN                 St. Louis, MO                IL, MO
         Lafayette, LA                 LA                         St. Petersburg, FL           FL
         Las Vegas, NV                 NV                         Tallahassee, FL              AL, FL, GA
         Little Rock, AR               TX, AR                     Tulsa, OK                    AK, OK, MO
         Long Island, NY               CT, NJ, NY                 Union, NJ                    NJ, NY
         Los Angeles, CA (North)       CA                         Wareham, MA                  RI, CT, ME, MA, NH
         Los Angeles, CA (South)       CA

          Imaging Business

         Location                      States Served              Location                     States Served
         --------                      -------------              --------                     -------------

         Atlanta, GA                   GA                         Mobile, AL                   AL, FL, MS
         Birmingham, AL                AL, MS                     Nashville, TN(1)             KY, TN
         Charlotte, NC                 NC                         Raleigh, NC                  NC, VA
         Columbia, SC                  SC, GA                     Richmond, VA                 VA
         Pompano Beach, FL             FL                         Roanoke, VA                  TN, VA, WV
         Jacksonville, FL              FL, GA                     Tallahassee, FL              FL, GA
         Gainesville, FL               FL                         Savannah, GA                 FL, GA, SC
         Memphis, TN                   AR, KY, TN                 Winston Salem, NC            NC, VA
         Tampa, FL                     FL                         Chicago, IL                  IL, IN, IA, WI
         St. Louis, MO                 MO, IL, IA, AR             Indianapolis, IN             IN, OH, KY


         International Business

        Location                           Countries Served
        --------                           ----------------
        Leuven, Belgium                    Belgium, France, Germany
        Dusseldorf, Germany                Germany
        Utrecht, Netherlands(1)            Netherlands

         -----------------
         (1)      Acquired subsequent to March 28, 1997.

         In the aggregate, the Company's service centers consist of approximately 875,000 square feet, of which all is leased, with the exception of the distribution center in Leuven, Belgium and a building in Beaumont, Texas, under lease agreements with expiration dates ranging through 2001. The Company's service centers range in size from 4,800 square feet to 51,000 square feet.

         The corporate offices of PSS consist of approximately 50,000 square feet of leased office space located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The lease for this space expires in April 2002.

         At June 30, 1997, the Company's facilities provided adequate space for the Company's operations. Throughout the Company's history of growth, the Company has been able to secure the required facilities.

Competition

         PSS operates in a highly competitive environment. The Company's principal competitors are multi-market medical distributors that are full-line, full-service medical supply companies, some of which are national in scope. These national companies have sales representatives and service specialists competing directly with PSS, are substantially larger in size, and have substantially greater financial resources than PSS. There are also numerous local dealers and mail order firms that distribute medical supplies and equipment within the same market as the Company. Most local dealers are privately owned and operate with limited product lines. There are several mail order firms which distribute medical supplies on a national or regional basis. The Company also competes with certain manufacturers that sell their products both to distributors and directly to users, including office-based physicians. See "Risk Factors -- Competition."

Regulatory Matters

         The Company's business is subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Prescription Drug Marketing Act of 1987, the Controlled Substances Act and other regulation by the U.S. Food and Drug Administration and state laws applicable to the distribution and manufacture of medical devices and over-the-counter pharmaceutical products as well as the distribution of prescription pharmaceutical products.

         The Federal Food, Drug, and Cosmetic Act generally regulates the manufacture of drug and medical devices shipped in interstate commerce, including such matters as labeling, packaging, storage and handling of such products. The Prescription Drug Marketing Act of 1987, which amended the Federal Food, Drug and Cosmetic Act, establishes certain requirements applicable to the wholesale distribution of prescription drugs, including the requirements that wholesale drug distributors be registered with the Secretary of Health and Human Services or be licensed in each state in which they conduct business in accordance with federally established guidelines on storage, handling, and records maintenance. Under the Controlled Substances Act, the Company, as a distributor of controlled substances, is required to obtain annually a registration from the Attorney General in accordance with specified rules and regulations and is subject to inspection by the Drug Enforcement Administration acting on behalf of the

Attorney General. The Company is required to maintain licenses and permits for the distribution of pharmaceutical products and medical devices under the laws of the states in which it operates. In addition, the Company's physician customers are subject to significant federal and state regulation. There can be no assurance that regulations that impact the physicians' practices will not have a material adverse impact on the Company's business.

         The Company is also subject to regulation in the European countries where its Belgian subsidiary, WorldMed, N.V., markets its products. Many of the regulations applicable in such countries are similar to those of the U.S. Food and Drug Administration. The national health or social security organizations of certain countries require the products distributed by the Company to be qualified before they can be marketed in those countries.

         Federal, state and foreign regulations regarding the sale and distribution of medical supplies, equipment and devices by the Company are subject to change. The Company cannot predict what impact, if any, such changes might have on its business. See "Risk Factors -- Regulation of and Change in the Practice of Medicine" and "--Environmental Liabilities and Regulations."

Legal Proceedings

         Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, the Company believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated business, financial condition or results of operations.

                                MANAGEMENT OF PSS

Directors and Executive Officers

         The directors and executive officers of the Company are as follows:

                        Name                             Age                      Position
                        ----                             ---                      --------
Patrick C. Kelly (1)...............................       50      Chairman  of the Board,  Chief  Executive
                                                                     Officer and Director
John F. Sasen, Sr..................................       55      President and Director
David A. Smith.....................................       37      Executive    Vice    President,     Chief
                                                                     Financial Officer and Director
James B. Stallings, Jr.............................       42      Chief Operating Officer
Frederick E. Dell..................................       36      Executive  Vice  President;  President of
                                                                     Diagnostic Imaging, Inc.
Edward D. Dienes...................................       36      Vice President - Central Region
Delmer W. Dallas(3)................................       66      Director
T. O'Neal Douglas(1)(2)............................       61      Director
Fred Elefant(1)(3).................................       50      General Counsel, Secretary and Director
Delores Kesler(2)..................................       56      Director
William C. Mason(2)................................       59      Director
James L.L. Tullis(3)...............................       50      Director

------------------------------
(1)      Member of the Executive Committee.
(2)      Member of the Audit Committee.
(3)      Member of the Compensation Committee.

         Patrick C. Kelly, a co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in May 1983 and as President of the Company from May 1983 to August 1995. Prior to founding the Company, from August 1976 to February 1983, Mr. Kelly served as Sales Manager, General Manager and Vice President of Intermedco, Inc., a Houston-based medical supply company.

         John F. Sasen, Sr. has served on the Board of Directors of the Company since July 1993 and as President of the Company since August 1995 and as Chief Executive Officer of the Physician Supply Business since April 1997. Mr. Sasen served as Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President of the Company from December 1993 to August 1995. From August 1990 to December 1992, he served the Company as Vice President-Sales and Marketing; from January 1993 to July 1993, as Regional Vice President, and from August 1993 to December 1993 as Executive Vice President. Prior to joining the Company, Mr. Sasen was Vice President-Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a breast thermal detection device.

         David A. Smith has served on the Board of Directors of the Company since July 1993 and as Executive Vice President since April 1996 and Chief Financial Officer of the Company since April 1992. Mr. Smith served as a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager,

General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith was employed by Coopers & Lybrand from October 1985 through June 1987, and by Smoak, Davis and Nixon, C.P.A., from May 1983 through September 1985.

         James Stallings has served as Chief Operating Officer since July 1997. Prior to this position, Mr. Stallings served as Executive Vice President - Southern Region since March 1997 and Executive Vice President - Sales and Marketing from April 1996 to March 1997. From 1988 to 1996, Mr. Stallings held several positions with IBM Corporation, including Director of Worldwide Sales - AS/400 Division, Director of Business Re-engineering and General Manager. From 1984 to 1987, Mr. Stallings served as a manager of Rohm Corporation. In addition to his responsibilities with the Company, Mr. Stallings serves on the Board of Directors for Sun Bank of Northeast Florida.

         Frederick E. Dell has served as Executive Vice President of the Company and as President of Diagnostic Imaging, Inc. since November 1996. Prior to these positions, Mr. Dell served as Senior Vice President - Southern Region of the Company from April 1996 to November 1996 and served as Vice President - Southern Region from January 1994 to March 1996. Mr. Dell also served as director of the Company from July 1991 through July 1992. He served as Regional Manager and Vice President of the Company's Western Region from December 1989 to January 1994. From April 1984 through November 1989, Mr. Dell served the Company in various sales and management positions.

     Delmer W. Dallas has served on the Board of Directors of the Company since October 1989. Since 1984, Mr. Dallas has been the Chairman of the Board of Acosta Sales Co., Inc. ("Acosta"), a food brokerage company operating in the Southeastern United States. He has also served on the Board of Directors of Acosta since 1966.

         T. O'Neal Douglas has served on the Board of Directors of the Company since July 1993. Mr. Douglas is the Chairman and Chief Executive Officer of American Heritage Life Insurance Co. and American Heritage Life Investment Company (collectively, "AHL"). He has been with AHL since 1983, serving as President since 1986 and Chief Executive Officer since 1990. In addition, Mr. Douglas serves as a director of Barnett Bank of Jacksonville, N.A.

         Fred Elefant has served on the Board of Directors of the Company and as Secretary of the Company since 1984. Mr. Elefant has been engaged in the private practice of law in Jacksonville, Florida since 1973. Since January 1989, he has practiced as Fred Elefant, P.A. He was a member of the law firm of Mahoney, Adams, Milam, Surface & Grimsley, P.A., now Mahoney Adams & Criser, P.A., from 1983 to 1989.

         Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and CEO of Kesler, Pass & Associates, Inc. since 1996. Prior to that, Ms. Kesler was Chairman of Accustaff Incorporated ("AccuStaff"), the successor to ATS Services, Inc. ("ATS"), a franchisor of temporary employment operations from January until June 1996. She founded ATS in May 1978 and served as its Chairman and Chief Executive Officer until its merger with three other temporary employment agencies in May 1992. Ms. Kesler is a past member of an executive committee with the National Association of Temporary Services and serves on the Board of Directors of Accustaff and Clay County Bank in Orange Park, Florida.

         William C. Mason has served on the Board of Directors of the Company since April 1996. Mr. Mason is Vice Chairman and Chief Executive Officer of Baptist/St. Vincent's Health System, Inc. located in Jacksonville, Florida and has served in various positions throughout the organization since 1984.

         James L. L. Tullis has served on the Board of Directors of the Company since November 1989. Mr. Tullis was nominated to serve on the Board of Directors of the Company for a three year term beginning in 1994 pursuant to an agreement with the Company. Since September 1987, Mr. Tullis has been a general partner of Tullis-Dickerson Partners, the general partner of Tullis-Dickerson Capital

Focus, L.P., a venture capital fund that invests in the health care industry and a shareholder of the Company. Mr. Tullis has served as Chairman of the Board of Directors and Chief Executive Officer of Tullis-Dickerson & Co., Inc., a venture capital company which acts as a management company for Tullis-Dickerson Capital Focus, L.P., since July 1986. Mr. Tullis also serves on the Board of Directors of American Consolidated Laboratories, Inc., a manufacturer of contact lenses, Scandipharm, Inc., a developer and manufacturer of pharmaceutical products and services, and Acme United, Inc., a manufacturer of scissors and other medical products.

         Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

Compensation Committee Interlocks and Insider Participation

         The Company's compensation committee for the fiscal year ended March 28, 1997 was comprised of Messrs. Dallas, Elefant and Tullis. Mr. Elefant provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000 in fiscal year 1997.

Executive Compensation

         The following table sets forth certain summary information concerning compensation paid or accrued by the Company, for services rendered in all capacities for the fiscal years 1995 through 1997, for its Chief Executive Officer and the four other most highly compensated officers.

                                               Summary Compensation Table

                                                    Annual Compensation                     Long-Term Compensation
                                          -----------------------------------------    ----------------------------------
                                                                                         Securities
                                                                                         Underlying        All Other
      Name and Principal Position           Year       Salary(1)       Bonus(2)          Options(3)     Compensation(4)
      ---------------------------           ----       ---------       --------          ----------     ---------------
Patrick C. Kelly.....................       1997       $475,000         $76,000                 --          $58,001
   Chairman   of  the  Board  and  Chief    1996        360,000         154,800            290,462           30,434
   Executive Officer                        1995        324,996         128,100            150,000           12,017

John F. Sasen, Sr....................       1997        300,000          36,000             13,157           46,693
   President                                1996        212,083          69,300             54,282            4,427
                                            1995        175,008          48,027             30,000            4,424

David A. Smith.......................       1997        235,000          28,200              9,045            7,785
   Executive Vice President and Chief       1996        145,799          47,850             31,251            2,628
   Financial Officer                        1995        135,000          37,049             15,000            2,622

Frederick E. Dell....................       1997        170,000          21,591              4,217            9,114
   Executive Vice  President;  President    1996        138,000          15,660             21,084            2,630
   of Diagnostic Imaging, Inc.              1995        132,000          50,108             15,000            2,596

James B. Stallings, Jr.(5)...........       1997        160,417          17,500             20,000           11,528
   Executive Vice President - Southern
   Region

------------------------------
(1) Total base salary earned during the fiscal years presented. The Company has established base salaries for its fiscal year ending March 27, 1998 as follows: Mr. Kelly, $535,000; Mr. Sasen, $330,000; Mr. Smith, $255,000; Mr.
     Dell, $200,000; and Mr. Stallings, $190,000.

(2) Annual incentive award paid for results achieved during the fiscal years presented. Any amounts deferred at the election of the executive are included in the reported amounts.

(3) Grants of stock options made during the fiscal years presented. These awards were made under the Company's 1994 Long Term Incentive Plan and 1994 Long Term Stock Plan.

(4) All other compensation which is not included in the aforementioned categories. Amounts shown in this column include the following payments for fiscal year 1997: (i) for Mr. Kelly, $506 for PSS contributions to the Employee Stock Ownership Plan (the "ESOP"), $27,765 for total premiums under a ten year term life insurance policy and $29,730 for total premiums under a key-man life insurance policy; (ii) for Mr. Sasen, $493 for PSS contributions to the ESOP and $46,200 for total premiums under a split dollar life insurance policy; (iii) for Mr. Smith, $500 for PSS contributions to the ESOP and $7,285 for total premiums under a split dollar life insurance policy; (iv) for Mr. Dell, $319 for PSS contributions to the ESOP and $3,795 for total premiums under a split dollar life insurance policy; and (v) for Mr. Stallings, $11,528 for total premiums under a split dollar life insurance policy.

(5) Mr. Stallings has served the newly created position of Chief Operating Officer since July 1977 and has been employed by the Company since April 1996.

Option Grants in Fiscal Year 1997

     The following table sets forth information concerning the grant of stock options made during fiscal year 1997 pursuant to the Company's 1994 Long Term Incentive Plan and 1994 Long Term Stock Plan:

                                              Individual Grants
                        --------------------------------------------------------------
                                          Percentage                                       Potential Realized Value
                          Number of    of Total Options                                   at Assumed Actuarial Rates
                         Securities       Granted to                                            of Stock Price
                         Underlying        Employees        Exercise                             Appreciation
                           Options        in Fiscal           Price       Expiration          For Option Term (3)
                                                                                              -------------------
Name                     Granted (1)      Year 1997       ($/Sh)(2)          Date             5%           10%
----                     -----------      ---------       ---------      ------------     --------       --------
Patrick C. Kelly.......        --            --%                 --             --               --            --
John F. Sasen, Sr......    13,157            4.8             $23.94         7/8/06         $198,088      $501,995
David A. Smith.........     9,045            3.3              23.94         7/8/06          136,179       345,105
Frederick E. Dell......     4,217            1.6              23.94         7/8/06           63,490       160,896
James B. Stallings, Jr.    20,000            7.4              23.94         7/8/06          301,115       763,084

-----------------------
(1) Issued from the Long Term Incentive Plan and the Long Term Stock Plan, each of which became effective in March 1994. The options issued in fiscal year 1997 to the named executive officers are nonqualified stock options for federal income tax purposes and accordingly are not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. The options granted in fiscal year 1997 to the named executive officers are exercisable immediately and expire ten years from the date of grant.

(2) In fiscal year 1997, the named executive officers were granted options to acquire an aggregate of 46,419 shares of Common Stock at an exercise price of fair market value as of the date of grant.

(3) The dollar amount under the columns assumes that the market price of the Common Stock from the date of the option grant appreciates at cumulative annual rates of 5% and 10%, respectively, over the term of each option granted in fiscal year 1997. The assumed rates of 5% and 10% were established by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price or value of the Common Stock.

Option Exercises and Holdings as of March 28, 1997

         The following tables set forth information regarding stock options exercised in fiscal year 1997 by each of the named executive officers and the value of the unexercised options held by these individuals as of March 28, 1997, based on the market value of the Common Stock on that date:

                                Aggregated Option Exercises in Fiscal Year 1997
                                     and Option Values as of March 28, 1997
                    ----------------------------------------------------------------------------------
                                                              Number of Securities       Value of Unexercised
                            Shares                            Underlying Options at      In-the-Money Options
                           Acquired           Value              March 28, 1997          at March 28, 1997(2)
         Name            on Exercise         Realized            Exercisable(1)             Exercisable(1)
         ----            -----------         --------            --------------             --------------
Patrick C. Kelly.......     110,000         $2,105,625               630,462                    $3,190,750
John F. Sasen, Sr .....      36,000            777,750                67,439                          --(3)
David A. Smith.........      15,000            296,250                40,296                          --(3)
Frederick E. Dell......       6,000            192,000                40,301                       139,995
James B. Stallings, Jr.          --                 --                20,000                          --(3)

-----------------------

(1)  All options held by the named executive officers are currently exercisable.

(2) Based upon the closing price of $13.00 of the Common Stock on the Nasdaq National Market on March 27, 1997.

(3) Based upon the closing price of $13.00 of the Common Stock on the Nasdaq National Market on March 27, 1997, the exercise prices for the options held by these officers exceed the closing price on such date.

                            Long Term Incentive Plans - Awards in Last Fiscal Year
                   -----------------------------------------------------------------------
                               Number of                                      Estimated Future Payouts Under
                               Performance         Period Until                 Non-Stock Price-Based Plan
                                                                         ---------------------------------------
Name                             Units (1)             Payout            Threshold(2)    Target(3)    Maximum(4)
----                          -------------    ------------------        ------------    ---------    ----------
Patrick C. Kelly............       238          1/1/97 - 12/31/99         $119,000        $238,000       $714,000
John F. Sasen, Sr...........       150          1/1/97 - 12/31/99           75,000         150,000        450,000
David A. Smith..............       118          1/1/97 - 12/31/99           59,000         118,000        354,000
Frederick E. Dell...........        85          1/1/97 - 12/31/99           42,500          85,000        255,000
James B. Stallings, Jr......        80          1/1/97 - 12/31/99           40,000          80,000        240,000

------------------------
(1) Under the Company's 1994 Long Term Incentive Plan, officers of the Company may be awarded a certain number of Performance Units each year equal to a percentage of the officer's salary. Each Performance Unit granted has a target value of $1,000 assuming the Company's total shareholder return result is in the 60th percentile of peer group companies. The actual value of each Performance Unit depends on the Company's performance over a period of three fiscal years, beginning on the effective date of the award.
(2) The threshold amounts shown are based upon the Company achieving a total shareholder return result in the 50th percentile of peer group companies, at which point each Unit granted will have a value of $500.
(3) The target amounts shown are based upon the Company achieving a total shareholder return result in the 60th percentile of peer group companies, at which point each Unit granted will have a value of $1,000.
(4) The maximum amounts shown are based upon the Company achieving a total shareholder return result in the 90th percentile or greater of peer group companies, at which point each Unit granted will have a value of three times the target value, or $3,000.

Employment Agreements

         The Company has entered into employment agreements with each of its named executive officers, which include the terms described below:

         Term. Mr. Kelly's employment agreement was for an initial period of five years expiring June 1, 1997, was renewed for a five-year period ending June 1, 2002, and is automatically renewable for additional five year terms. The other executive officers' employment agreements are for terms of two years and are automatically renewable for additional two year terms.

         Covenants Not to Compete. Each executive officer has agreed not to compete with the Company for a period of 18 months following the termination of his employment within the territory in which the Company is then operating.

         The covenants not to compete are not valid upon the occurrence of certain events. In Mr. Kelly's employment agreement, such events include either Mr. Kelly not being re-elected to or resigning his position as a director of the Company or the acquisition of a voting majority of the issued and outstanding capital stock of the Company by an outside entity. In the other executive officers' employment agreements, such events include, in addition to those set forth in the previous sentence, Mr. Kelly no longer being employed by or resigning his employment with the Company or, following Mr. Kelly's death or disability, Fred Elefant being removed as a director of the Company.

     Termination. Each employment agreement includes several provisions requiring the Company to make certain payments upon the occurrence of certain events.

         Following Mr. Kelly's termination by the Company for any reason except for good cause or if Mr. Kelly resigns from the Company for good cause, the Company is required to pay Mr. Kelly's full salary for 24 months following such termination or resignation, and to provide Mr. Kelly with insurance coverage during that period. In addition, the Company is required to repurchase up to 50% of the Common Stock owned by Mr. Kelly at its market value within 30 days of demand by Mr. Kelly at any time during the 24 month period. During that period, Mr. Kelly is entitled to have his shares of Common Stock registered in the event that securities held by any persons who are at such time members of Board of Directors are registered. The other executive officers have similar rights as to payment of salary, provision of insurance benefits, repurchase of up to 20% of their Common Stock and registration of Common Stock for a period of six months.

         Upon a change in control of the Company, if the Company then terminates Mr. Kelly's employment or if Mr. Kelly resigns, the Company is required to pay Mr. Kelly's salary and provide Mr. Kelly with insurance coverage for a period of three years and to repurchase all of Mr. Kelly's Common Stock at its market value upon demand. A change in control of the Company is defined as the resignation, removal or failure to re-elect Mr. Kelly as a director of the Company, or following Mr. Kelly's death or disability, the resignation, removal or failure to re-elect Fred Elefant as a director of the Company. Mr. Kelly is also entitled to reimbursement of up to $100,000 per year for office, secretarial, and related expenses. In this case, Mr. Kelly also has registration rights as described above during such three year period. The other executive officers have similar rights for a period of one year in the event of their termination or resignation following a change in control of the Company.

         If the Company terminates Mr. Kelly for cause, or if Mr. Kelly resigns from the Company without good reason, Mr. Kelly is entitled to receive his salary and full insurance coverage for a period of 12 months or, if earlier, until his employment with another company. The other executive officers have similar rights for a period of three months or, if earlier, until their employment with another company.

                            PSS CERTAIN TRANSACTIONS

         Fred Elefant, a member of the Board of Directors and Secretary of the Company, provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000, $136,000 and $124,000 in fiscal years 1997, 1996 and 1995, respectively.

         T. O'Neal Douglas, a director of the Company, is chairman and CEO of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to the insurance company were approximately $484,000 during the first nine months of fiscal year 1996 and $339,000 for fiscal year 1995. The Company changed its self-insurance administrator as of January 1, 1996 to an unrelated party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                     OF PSS

         The following table reflects the number of shares of common stock, $.01 par value per share, of PSS, beneficially owned as of June 30, 1997, by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                                                Number of       Percent of
                                   Name                                          Shares          Total(1)
                                   ----                                          ------          --------
Putnam Investments Management(2).......................................          4,166,268          11.2%
Edgemont Asset Management Corp.(2).....................................          3,765,000          10.1%
Pilgrim Baxter & Associates, Ltd. (2)..................................          2,736,900           7.3
Patrick C. Kelly (3)(4)................................................          1,438,708           3.8
John F. Sasen, Sr. (3).................................................            229,844            *
Frederick E. Dell (3)..................................................            239,449            *
David A. Smith (3).....................................................            209,494            *
James B. Stallings, Jr.(3).............................................             47,566            *
Delmer W. Dallas (3)...................................................            131,144            *
T. O'Neal Douglas......................................................             18,000            *
Fred Elefant (3)(5)....................................................            702,616           1.9
Delores P. Kesler (3)..................................................              1,500            *
James L.L. Tullis (6)..................................................            217,860            *
William C. Mason.......................................................                 --           --
All Executive Officers and Directors as a group (11 persons)(3)........          3,236,181           8.4

--------------------
*  Less than 1%

(1)  Based upon 37,345,515 shares of Common Stock outstanding as of June 30,
     1997.
(2) The addresses for holders of five percent or more of the Common Stock outstanding are as follows: Putnam Investments, Inc., One Post Office Square, Boston, MA 02109; Edgemont Asset Management Corp., 140 East 45th Street, New York, New York 10017 and Pilgrim Baxter & Associates, Ltd. is 1255 Drummers Lane, Suite 300, Wayne Pennsylvania 19087-1590. Information regarding Pilgram Baxter & Associates, Ltd. is as of March 31, 1997.
(3) Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of March 28, 1997 as follows: Mr. Kelly, 733,704 shares; Mr. Sasen, 110,106 shares; Mr. Dell, 66,160 shares; Mr. Smith, 73,266 shares; Mr. Stallings, 44,566 shares; Mr. Elefant, 17,539 shares; Mr. Tullis, 14,296 shares; and executive officers and directors as a group, 1,059,637 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Kelly, 154,974 shares; Mr. Sasen, 18,872 shares; Mr. Smith, 25,959 shares; Mr. Dell, 96,420 shares; and all executive officers and directors as a group, 386,830 shares.
(4)  Excludes 600,000 shares held in trust for Mr. Kelly's daughters.
(5) Includes 600,000 shares held in trust for Mr. Kelly's daughters for which Mr. Elefant serves as co-trustee.
(6) Includes 127,881 shares owned by Tullis Dickerson Capital Focus, L.P. and 11,200 shares owned by Tullis Dickerson Partners. Mr. Tullis is the general partner of Tullis-Dickerson Partners, the sole general partner of Tullis-Dickerson Capital Focus, L.P.

                         SELECTED FINANCIAL DATA OF S&W

         The selected financial data of S&W presented as of and for the periods ended March 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited and/or reviewed financial statements of S&W. See "BUSINESS OF S&W -- General," "S&W MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS" and "S&W FINANCIAL STATEMENTS."

                                                                                      Three Months Ended
                                              Fiscal Years Ended March 31,                  June 30,
                                      -------------------------------------------   ---------------------

                                       1993    1994      1995     1996     1997         1996       1997
                                     -------   -----    ------   -----    ------       ------     -------
Statements of Income Data:                        (In thousands, except per share amounts)
Revenue                               50,042   54,332   58,684   60,096   72,034       17,689      20,040
Gross profit                          10,590   10,895   12,702   12,926   16,774        3,694       4,570
General and administrative expenses    9,025    9,099   10,748   11,044   15,773        3,234       4,039
Depreciation and amortization            103      140      182      202      295           61          78
Earnings before interest and taxes     1,582    1,789    1,965    1,891    1,014          462         537
Net income                               775      849      907      790       53          173         210
Net income per share                   $3.10    $4.40    $4.43    $3.65    $0.23        $0.80       $0.90
Dividends per common share              None     None     None     None     None         None        None
Working capital                        2,759    3,468    4,230    4,567    6,145                    6,546
Total assets                          11,383   12,440   14,398   16,912   22,984                   20,190
Long-term indebtedness                   578    4,163    3,508    2,966    4,348                    4,171
Retained earnings and common stock     3,236    4,399    5,307    6,097    6,150                    6,360
   Less:  Unearned ESOP shares             0    3,638    3,021    2,516    1,368                    1,306
   Add:   Paid in capital                  0        0        0        0      173                      173
Total equity                           3,236      761    2,286    3,581    4,955                    5,227

                    S&W MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of S&W's financial condition and results of operations should be read in conjunction with the more detailed information and the S&W Financial Statements and notes thereto appearing elsewhere in this Proxy Statement-Prospectus.

General

         S&W is a leading distributor of x-ray chemicals, film, equipment and related medical products in hospitals, imaging centers, MRI offices, orthopedics, chiropractic, veterinary, and dental facilities. Founded in 1973, S&W has grown primarily through expanded sales territories with significant and growing equipment sales and service.

         S&W distributes products to its customers through five regional distribution centers located in Buffalo, Rochester, Syracuse, Albany and Newburgh, New York and three sales/service offices located in Erie and Scranton, Pennsylvania and Hartford, Connecticut. S&W's 94-person sales and service force calls on 3,000 hospital-physician customers in six states. S&W offers over 15,000 medical products, related supplies and diagnostic imaging equipment.

Results of Operations

         The following table represents certain consolidated statements of operations data as a percentage of such items to revenues:


                                         Fiscal Years Ended March 31,        Three Months Ended June 30,
                                    ------------------------------------   -------------------------------
                                      1995         1996           1997           1996            1997
                                    --------     --------       --------   --------------- ---------------
Statements of Income Data:
Revenues                               100.0%       100.0%         100.0%       100.0%           100.0%
Costs and Expenses:
Cost of Goods Sold                      78.4         78.5           76.7         79.1             77.2
General Administration                  18.3         18.4           21.9         18.3             20.2
Depreciation and Amortization            0.3          0.3            0.4          0.3              0.4
Interest                                 0.8          0.8            1.2          0.8              0.9
Income Before Income Taxes               2.5          2.3            0.2          1.8              1.8
Income Taxes                             1.0          1.0            0.1          0.8              0.7
Net Income                               1.5          1.3            0.0          1.0              1.0


Three Months Ended June 30, 1997 Versus June 30, 1996

     Revenues. Revenues for the three months ended June 30, 1997 increased by 13.3% to $20 million, compared to $17.7 million for the three months ended June 30, 1996. The increase is attributed to normal sales growth.

     Cost of Goods Sold. Cost of goods sold as a percent of revenues decreased slightly to 77.2% for the three months ended June 30, 1997 from 79.1% for the three months ended June 30, 1996.

     General and Administrative Expenses. General and administrative expenses as a percent of revenues for the three months ended June 30, 1997 increased to 20.2% from 18.3% for the three months ended June 30, 1996.

     Depreciation and Amortization. Depreciation and amortization for the three months ended June 30, 1997 increased to $78,000 from $61,000 for the three months ended June 30, 1996. The increase is primarily due to the purchase of computer equipment and software.

     Interest Expense. Interest expense increased to $181,000 in the three months ended June 30, 1997 compared to $146,000 in the three months ended June 30, 1996. The increase was primarily due to the increased use of borrowed funds to fund working capital requirements.

     Income Tax Expense. Income taxes for the three months ended June 30, 1997 were $147,000 as compared to $144,000 for the three months ended June 30, 1996.

     Net Income. Net income for the three months ended June 30, 1997 was $210,000 as compared to $173,000 for the three months ended June 30, 1996.

Fiscal Year Ended March 31, 1997 Versus March 31, 1996

     Revenues. Revenues for the fiscal year ended March 31, 1997 increased by 19.9% to $72 million, compared to $60 million for the fiscal year ended March 31, 1996. The increase is due to a full year effect of an acquisition and continued market penetration resulting in branch sales growth.

     Cost of Goods Sold. Cost of goods sold as a percent of revenues decreased slightly to 76.7% for the fiscal year ended March 31, 1997 from 78.5% for the fiscal year ended March 31, 1996.

     General and Administrative Expenses. General and administrative expenses as a percent of revenues for the fiscal year ended March 31, 1997 increased to 21.9% from 18.4% for the fiscal year ended March 31, 1996. The increase reflected an addition of 25 sales, service and support personnel during the most recent acquisition.

     Depreciation and Amortization. Depreciation and amortization for the fiscal year ended March 31, 1997 increased slightly to $295,000 from $202,000 for the fiscal year ended March 31, 1996. The increase is primarily due to the goodwill amortization resulting from an acquisition that occurred in March 1996 and the purchase of computer equipment and software.

     Interest Expense. Interest expense increased to $865,000 in the fiscal year ended March 31, 1997 compared to $500,000 in the fiscal year ended March 31, 1996. The increase was primarily due to the increased use of borrowed funds to fund working capital requirements.

     Income Tax Expense. Income taxes for the fiscal year ended March 31, 1997 were $95,900 as compared to $601,100 for the fiscal year ended March 31, 1996.

     Net Income. Net income for the fiscal year ended March 31, 1997 was $53,275 as compared to $790,000 for the fiscal year ended March 31, 1996.

Fiscal Year Ended March 31, 1996 Versus March 31, 1995

     Revenues. Revenues for the fiscal year ended March 31, 1996 grew slightly to $60 million as compared to $58.7 million for the fiscal year ended March 31, 1995.

     Cost of Goods Sold. Cost of goods sold as a percent of revenues increased slightly to 78.5% for the fiscal year ended March 31, 1996 from 78.4% for the fiscal year ended March 31, 1995.

     General and Administrative Expenses. General and administrative expenses as a percent of revenues increased slightly to 18.4% for the fiscal year ended March 31, 1996 from 18.3% for the fiscal year ended March 31, 1995.

     Depreciation and Amortization. Depreciation and amortization for the fiscal year ended March 31, 1996 increased slightly to $202,000 from $182,000 for the fiscal year ended March 31, 1995.

     Interest Expense. Interest expense as a percent of revenues remained unchanged at approximately 0.8% for the fiscal years ended March 31, 1996 and 1995.

     Income Tax Expense. Income taxes for the fiscal year ended March 31, 1996 were $601,100 as compared to $616,582 for the fiscal year ended March 31, 1995.

     Net Income. Net income for the fiscal year ended March 31, 1996 was $790,000 as compared to $907,019 for the fiscal year ended March 31, 1995.

Liquidity and Capital Resources

     As of June 30, 1997, total current assets were $18 million and total current liabilities were $11.5 million, resulting in working capital of $6.5 million. As of March 31, 1997, total current assets were $20.9 million and total current liabilities were $14.7 million, resulting in working capital of $6.2 million, compared to $15.2 million in current assets and $10.6 million in current liabilities ($4.6 million in working capital) at March 31, 1996. The current ratio was 1.6 to 1 at June 30, 1997 and 1.4 to 1 at March 31, 1997 and 1996.

     Operating Activities. Net cash provided by operating activities was $1.4 million for the three months ended June 30, 1997 as compared to net cash used for operating activities of $149,000 for the three months ended June 30, 1996. Net cash used in operating activities was $438,000, $1.0 million, and $944,000 in fiscal years ended March 31, 1997, 1996, and 1995, respectively. Net cash provided by operating activities for the three months ended June 30, 1997 was primarily a result of decreases in accounts receivables due to collections and reductions of inventory balances, which were offset by decreases of accounts payable. The net cash used in fiscal 1996 and 1995 operating activities was a result of increasing inventories in anticipation of a manufacturer price increase and an increase in accounts receivable. Fiscal year ended March 31, 1997 operating activities were offset by increased accounts payables.

     Investing Activities. Net cash used in investing activities was $36,000 for the three months ended June 30, 1997 and $475,000, $585,000, and $247,000 in fiscal years ended March 31, 1997, 1996, and 1995, respectively. These funds were primarily used for fixed asset purchases in fiscal years ended 1997 and 1995 and an acquisition in fiscal year ended March 31, 1996.

     Financing Activities. Net cash used for financing activities for the three months ended June 30, 1997 was $1.7 million as compared to net cash provided by financing activities of $76,000 for the three months ended June 30, 1996. Net cash provided by financing activities was $1.1 million, $1.6 million, and $1.1 million in fiscal years ended 1997, 1996, and 1995, respectively. For the three months ended June 30, 1997, net cash used for financing activities primarily resulted from pay downs of short-term borrowings. For fiscal 1997, 1996, and 1995, net cash provided by financing activities resulted from increased short and long-term borrowings, and borrowings from related parties, which were offset by pay downs of short-term borrowings and payments to related parties.

     As of March 31, 1997, S&W had two working capital line of credit agreements and an equipment line of credit agreement with a local bank in the aggregate amount of $10,000,000. The revolving lines of credit are secured by S&W's accounts receivable, equipment and inventory, along with the personal guarantee of one of the shareholders. In addition, the agreements require S&W to maintain certain financial covenants and specified ratios.

     The primary credit line is available up to $3,500,000 for working capital requirements and bears interest at the prime rate (an effective rate of 8.5% at March 31, 1997). At March 31, 1997, there was $1,714,550 outstanding against this line.

     The equipment credit line is available for purchases of equipment for resale up to $500,000 and bears interest at the prime rate plus 1-1/4%. No amounts were outstanding under this credit line at March 31, 1997.

     S&W estimates that existing line of credit availability, working capital and cash from operations will be sufficient to fund operations for the next twelve months.

                                 BUSINESS OF S&W

General

         S&W offers imaging products and services to health care providers with the objective of satisfying technical imaging needs. S&W's headquarters is located in Rochester, New York and S&W maintains branch offices in Buffalo, Syracuse, Albany and Newburgh, New York. S&W also has sales/service satellite facilities in Erie, Pennsylvania, Scranton, Pennsylvania and Hartford, Connecticut. S&W services over 4,000 customers, including over 250 hospitals, 700 radiographic and imaging centers, and other industrial, alternate care and dental accounts. S&W serves customers throughout New York State (excluding Long Island), Northern Pennsylvania, Northern New Jersey and Western New England.

         S&W's sales representatives meet daily with health care professionals to provide solutions for a wide spectrum of needs. In the acute care market, S&W representatives interact with imaging and materials management department heads, as well as physicians and hospital administrators. Due to the pressure of health care reform, down sizing, managed care and capitated provider contracts, S&W sales representatives work with hospital administration staff to increase efficiency and reduce the cost of the products and services consumed by the facilities. S&W sales representatives also assist customers in complying with health department quality assurance policies and meeting EPA film processor effluent discharge regulations. In addition, S&W maintains relationships with Group Purchasing Organizations and Integrated Delivery Networks. These organizations and networks make decisions for as few as three to as many as 1,800 hospitals. S&W considers these organizations and networks to be very effective resources.

         Each S&W branch office consists of three teams: consumables/accessories sales, imaging equipment sales, and multi-vendor imaging equipment service. The team approach allows for a comprehensive understanding of customer goals. Frequent interaction among these teams allows S&W to service a variety of customer needs.

Consumables/Accessories and Sales

         Film sales account for approximately 50% of S&W's revenues. Nearly half of the film sold by S&W is manufactured by Kodak. S&W distributes film and services film handling equipment manufactured by the world's major manufacturers
- Kodak, Sterling, Imation, Konica, Fuji and Agfa.

         S&W provides its acute care and larger alternate care customers with pre-mixed developer and fixer solution. In addition to selling products to these customers, S&W assumes responsibility for ordering, inventory maintenance, and delivery, which saves its customers the time and cost associated with these processes and allows them to focus on providing health care services.

         All S&W processor service personnel must matriculate through the Kodak Imagewatch certification program, which includes general processing, mammography and silver management. Continuing technical education courses offered by other film handling manufacturers also are attended.

         In addition to film and film handling products, S&W offers thousands of imaging accessory products manufactured by hundreds of large and small companies, and include such products as paper filing envelopes, barium, lead and lead apparel, darkroom cabinets, grids, buckles, mew boxes, shelving, cassettes and markers.

         S&W offers three inventory management distribution programs: a stockless inventory program, a JIT program and a conventional program. S&W's inventory management programs are designed to increase efficiencies and decrease costs for customers through outsourcing the order procurement process to S&W. By integrating the entire inventory ordering and maintenance process, S&W helps customers identify and eliminate duplicative and unnecessary costs, thus allowing imaging department managers to focus on patient care.

         S&W is EDT capable and utilizes an ANSI-X12 P.C. platform on-call system to further reduce ordering costs.

         S&W sells film, film handling products and accessories through a telemarketing division in its Rochester branch. This division services over 2,200 dental customers nationally and abroad, and accounted for approximately $1.3 million in revenue in fiscal 1997.

Imaging Equipment Sales

         S&W distributes specialty lines of imaging equipment for several manufacturers, including Camtronics, Comdisco, CompuRad, Shimadzu, Infimed and Trex Medical Products. Trex distributes products through four subsidiaries:
Bennett, Continental X-Ray, Lorad and XRE. Below is a brief description of these companies and certain of their products.

         Trex Medical Products - A leading manufacturer of mammography and stereotactic needle biopsy systems, and quality radiographic systems. Trex is an innovator with the new fill breast digital technology which is expected to be available in 1998.

         Bennett - Manufactures mammography (Contour) and general radiographic systems. The Contour product is a market leader in mammography due to its tilt feature which visualizes additional breast tissue. Bennett also manufactures stereotactic equipment.

         Continental X-Ray - Designs, manufactures and markets general purpose and specialty X-Ray systems, including radiographic/fluoroscopic and electrophysiologic systems. Continental's new flagship product, the DigiSpot R&F room, provides high quality imaging with low radiation to the patient.

         Lorad - Its breast imaging systems are regarded in the industry as the most technically advanced available, and provide the highest image resolution available. Products include M-IV & M-III Mammography Systems, StereoGuide prone stereotactic breast biopsy systems, DSM and StereoLoc II. Together with U.S. Surgical, Lorad developed the ABBI System, a minimally invasive breast biopsy instrument which decreases provider costs by eliminating certain surgical procedures.

         XRE - Through dealer organizations and private label agreements with several global medical imaging companies (including Philips, G.E. and Picker), XRE has become a leading designer and manufacturer of angiographic equipment. XRE's patented parallelogram positioner offers virtually unlimited angulations for complex cardiac imaging.

         Camtronics - Manufactures digital imaging systems for R/F, angio and cardiac applications. Its VP System includes a direct to disk technology that is new in the industry and allows for increased image storage and faster image review. Camtronics' products are distributed through an exclusive dealer network as well as OEM arrangements.

         Comdisco - Remanufactures state-of-the art diagnostic imaging equipment and specializes in high-end ISO-9002 certified MRI, CT, angio, cath lab, R&F and mobil vascular labs.

         CompuRad - Manufactures equipment for affordable image transmission to increase service levels and imaging efficiencies for the referring physician and the patient. CompuRad's non-proprietary Windows NT software complies with industry dicom standards and is upgradable and user friendly.

         Shimadzu - Manufactures high tech imaging equipment such as general X-ray, angio, CT and MRI.

         Infimed - Manufactures digital imaging systems for R/F, angio and cardiac applications. Infimed's products are based on Microsoft's Windows 95, and are primarily sold as "add on" systems through a dealership network.

Multi-Vendor Imaging Equipment Service

         S&W's customers utilize equipment from a wide variety of vendors and S&W's multi-vendor service provides a cost efficient alternative to these customers who would otherwise be required to contract with a large number of servicing companies.

         S&W has 28 imaging equipment service personnel with various backgrounds and expertise. S&W's imaging equipment service personnel service all makes and models available from the manufacturers represented by S&W and from most other manufacturers. S&W personnel have the skill to repair a wide variety of equipment with a set of schematics and with the resources of second source vendors who assist S&W by supplying cost effective part and component alternatives.

         S&W provides multi-vendor service for the following types of imaging equipment: radiographic, portables, fluoroscopic, CT, tomographic, C-arm, special procedures and ultrasound.

Competition

         The imaging equipment and services businesses are highly competitive. Many large, multi-national companies, such as G.E., Phillips, Siemens, Picker and Toshiba, compete with S&W in the imaging equipment marketplace and utilize a spectrum of resources ranging from designated equipment specialists to creative financial arrangements.

         S&W differentiates itself from large, original equipment manufacturers by offering a higher level of local customer service and lower delivered cost. S&W's local, decentralized structure allows flexibility to address customer needs and to create opportunities for future sales and services.

         S&W also encounters heavy competition in the area of consumable and accessory sales from Picker and from locally based firms. E. G. Baldwin Co., L.
M. Goodyear X-Ray Co., and Buffalo X-Ray Co. compete in the Buffalo market; L.
M. Goodyear X-Ray Co., V-Med, and Buffalo X-Ray Co. compete in the Rochester market; V-Med, Reliance X-Ray, and North Central X-Ray compete in the Syracuse market; Associated X-Ray, E. M. Parker Co., and Schiring Radiographic Imaging compete in the Albany market; and E. M. Parker Co., Standard Medical Imaging, and Parker X-Ray Solutions compete in the Newburgh market.

Facilities

         S&W distributes products through its seven branch and satellite service centers, and operates a fleet of approximately 20 leased trucks to service customers. S&W believes that its facilities are adequate to support its current and anticipated business for the foreseeable future. The following table lists S&W's facilities by center, all of which are leased except for the Syracuse, New York center:


                                                      Approximate
                                     Date             -----------
       Location                     Opened            Square Feet                  Service Area
       --------                     ------            -----------                  ------------
     Rochester, NY                   1973                12,000      Western and Southern NY, Northern PA
     Buffalo, NY                     1985                12,000      Western NY and Northern PA
     Syracuse, NY                    1976                20,000      Central NY and North Central PA
     Albany, NY                      1984                14,000      Northern and Eastern NY, VT, CT, MA
     Hartford, CT                    1996                 3,000      West and Central CT
     Erie, PA                        1993                 3,000      Western PA
     Scranton, PA
     Newburgh, NY                    1991                12,000      Downstate NY, CT, NJ, Eastern PA


Employees

         S&W employs approximately 175 persons (including 15 part-time employees), of whom 28 are engaged in management, administration and accounting, 24 are in direct sales, 70 are in equipment services, 25 are in customer service, and 28 are in warehouse and distribution operations (including drivers).

Insurance

         S&W maintains general liability, product liability and automobile liability insurance. While S&W believes its insurance is adequate in amount and coverage, there can be no assurance that the coverage maintained by S&W is sufficient to cover all future claims or will be available in adequate amounts or at a reasonable cost.

Legal Proceedings

         S&W is involved from time to time in various legal proceedings incidental to its business. In the opinion of S&W's management, no pending litigation is likely to have a material effect on S&W's financial position, results of operations or liquidity.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                     OF S&W

         The following table sets forth certain information with respect to the beneficial ownership of S&W Shares as of August 10, 1997, by (i) each person who is known by S&W to beneficially own more than 5% of any class of outstanding capital stock of S&W, (ii) each of the executive officers named in the S&W Summary Compensation Table above, (iii) each of S&W's directors, and (iv) all of S&W's executive officers and directors as a group. See "THE MERGER--Exchange Ratio."


                 Name                       Number of Shares     Percent Owned
                 ----                       ----------------     -------------
Joseph E. Miller, Jr.                            85,200              32.82%
Bruce P. Ashby                                   85,200              32.82%
William K. Luety, Jr.                             1,820                *
James F. Goldner                                  1,820                *
Employee Stock Ownership Trust                   85,534              32.96%
All  executive  officers and  directors
as a group (3 persons)


--------------------------------

*    Less than one percent.
(1) The named stockholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

         The addresses of those persons who are known to S&W to be the beneficial owners of 5% or more of the any outstanding class of S&W capital stock are as follows: Joseph E. Miller, Jr.: 340 Gateway Park Drive, North Syracuse, New York 13212; Bruce P. Ashby: 79 Brown Road, Stillwater, New York 12170; and the S&W X-Ray, Inc. Employee Stock Ownership Trust: Cornerstone Center, 2300 Buffalo Road, Rochester, New York 14824.

                        DESCRIPTION OF PSS CAPITAL STOCK

         The authorized capital stock of PSS consists of 60,000,000 shares of common stock, $0.01 par value ("PSS Common Stock"), of which 37,087,601 shares were issued and outstanding on June 16, 1997, and 1,000,000 shares of preferred stock, $0.01 par value (the "PSS Preferred Stock"), of which no shares are issued and outstanding. There were approximately 1,065 record holders of PSS Common Stock as of June 16, 1997.

PSS Common Stock

         Holders of PSS Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of PSS and may not cumulate votes for the election of directors. Holders of PSS Common Stock have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Upon the liquidation of PSS, holders of PSS Common Stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of PSS. Holders of PSS Common Stock have no preemptive rights and have no rights to convert their PSS Common Stock into any other securities. All shares of PSS Common Stock have equal rights and preferences. All shares of PSS Common Stock now outstanding are fully paid for and non-assessable.

PSS Preferred Stock

         There are currently no shares of PSS Preferred Stock outstanding. The Board of Directors has the authority to establish, by amendment to the Articles of Incorporation in accordance with the Florida Business Corporation Act (the "FBCA") law, one or more series of PSS Preferred Stock, to designate each such series and to establish the variations in rights, preferences and limitations for each series, without further shareholder approval. Any issuance of PSS Preferred Stock could be used to dilute the stock ownership of persons seeking to gain control of PSS and could otherwise have the effect of delaying, deferring or preventing a change in control of PSS.

Certain Articles of Incorporation and Bylaw Provisions of PSS

         The Amended and Restated Articles of Incorporation of PSS (the "PSS Articles") contain several provisions that may make more difficult the acquisition of control of PSS by means of a tender offer, open market purchase, proxy fight or otherwise. The Amended and Restated Bylaws of PSS (the "PSS Bylaws") also contain provisions that could have an anti-takeover effect.

         Classified Board of Directors. The PSS Articles and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. PSS believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and of the business strategies and policies as determined by the Board of Directors.

         The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, and, therefore discouraging a third party from making a tender offer or otherwise attempting to obtain control of PSS, even though such an attempt might be beneficial to PSS and its shareholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

         Number of Directors; Removal; Filling Vacancies. The PSS Articles and Bylaws provide that the number of directors will be fixed from time to time by the consent of three-fifths of the Board of Directors. Accordingly, any four members of the board could prevent a shareholder from obtaining representation on the board by enlarging the board and filling the new directorships with its own nominees.

         Moreover, the PSS Articles provide that directors may be removed with or without cause only by the affirmative vote of holders of at least four-fifths of the outstanding shares of the capital stock of PSS entitled to vote on election of directors at a meeting called for that purpose ("PSS Voting Stock"), except that if the Board of Directors, by an affirmative vote of at least three-fifths of the entire Board of Directors recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of a majority of the PSS Voting Stock. This provision, when coupled with the provisions of the PSS Articles and the Bylaws authorizing the Board of Directors to fill vacant directorships only by a vote of three-fifths of the Board of Directors in office, will preclude shareholders having less than four-fifths of the PSS Voting Stock from removing incumbent directors with or without cause and filling the vacancies created by such removal with their own nominees, without the affirmative vote of three-fifths of the Board of Directors.

         Preferred Stock. As described above, the Board of Directors is authorized to provide for the issuance of shares of PSS Preferred Stock in one or more series, and to fix by amendment to the PSS Articles, as provided by the FBCA, the terms and conditions of each such series. PSS believes that the availability of the PSS Preferred Stock issuable in series will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Although the Board of Directors has no present intention of doing so, it could issue a series of PSS Preferred Stock that could, depending on its terms, either impede or facilitate the completing of a merger, tender offer or other takeover attempt.

         Certain Amendments. The PSS Articles provide that if the shareholders have adopted or amended a provision of the PSS Articles or the Bylaws that fixes a greater quorum or voting requirement for shareholders or voting groups of shareholders than is required by the FBCA law, the adoption or amendment of a provision in the PSS Articles or Bylaws that adds, changes, or deletes a greater quorum or voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater. The PSS Articles provide that a provision of the PSS Bylaws which fixes a greater quorum or voting requirement for shareholders may not be adopted, amended, or repealed by the Board of Directors.

         Fair Price Provision. The PSS Articles provide that, in addition to any affirmative vote required by law or other provisions of the Articles, the affirmative vote of the holders of at least 80% of the voting power of the PSS Voting Stock, voting together as a single class, is required for the approval or authorization of any Business Combination (as defined below) with an Interested Shareholder (as defined below) . However, the 80% voting requirement is not applicable if the Business Combination is approved by a two-thirds vote of the Disinterested Directors (as defined below), and if the Business Combination meets certain minimum price and procedural requirements. Generally, the consideration to be received in the Business Combination must not be less than the higher of (a) the highest per share price paid by the Interested Shareholder for any shares of PSS Common Stock acquired by it within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the 'Announcement Date"), or in the transaction in which the Interested Shareholder became an interested Shareholder, whichever is higher; or
(b) the fair market value per share of PSS Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher. The consideration paid to a particular class of outstanding PSS Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of PSS Voting Stock. After such Interested Shareholder has become an interested Shareholder and prior to the consummation of the Business Combination, except as approved by a majority of the Disinterested Directors, there shall have been no failure to pay quarterly dividends on the outstanding PSS Preferred Stock, if any, and no reduction in the annual rate of dividends paid on PSS Common Stock (and an increase in such annual rate of dividends as necessary to reflect any transaction which has the effect of reducing the number of outstanding shares of PSS Common Stock); and such Interested Shareholder shall not become the beneficial owner of any additional shares of PSS Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder. Such

Interested Shareholder, after becoming an Interested Shareholder, shall not have received the benefit, directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by PSS, whether in anticipation of or in connection with such Business Combination or otherwise. In the event these and other minimum price criteria and procedural requirements are met and the requisite approval of the Disinterested Directors Is obtained with respect to a particular Business Combination, then the requirements of the FBCA shall apply (which may require a majority vote of the shareholders, or in some instances, no vote of shareholders).

         A "Business Combination" is (a) any merger or consolidation of PSS with any Interested Shareholder or any other corporation which is or after such merger or consolidation would be an affiliate of the Interested Shareholder; or
(b) any sale, lease, exchange, mortgage, pledge, transfer or disposition to or with any interested Shareholder or any affiliate of any Interested Shareholder, of any assets of PSS or any subsidiary having an aggregate fair market value of $1 million or more; or (c) the issuance or transfer by PSS or any subsidiary of any securities of PSS or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property having an aggregate fair market value of $1 million or more; or
(d) the adoption of any plan or proposal for the liquidation or dissolution of PSS proposed by or on behalf of any Interested Shareholder or any affiliate of any Interested Shareholder; or (e) any reclassification of securities or recapitilization of PSS, or any merger or consolidation of PSS with any of its subsidiaries, or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of PSS or any subsidiary directly or indirectly owned by any Interested Shareholder or any affiliate of any interested Shareholder.

         An "Interested Shareholder" shall mean any person (other than PSS, any of its subsidiaries, PSS or any subsidiary acting as a trustee or in a similar fiduciary capacity, or any person who would have met the definition of an interested Shareholder as of March 1, 1994) who or which (a) is the beneficial owner of more than 10% of the voting power of the outstanding PSS Voting Stock; or (b) is an affiliate of PSS and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding PSS Voting Stock; or (c) is an assignee of or has otherwise succeeded to any shares of PSS Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

         "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

         The PSS Articles provide that a vote of the holders of 80% or more of the voting power of the PSS Voting Stock would be required in order to amend, alter or repeal, or adopt any provisions inconsistent with, the foregoing fair price provisions.

         Control-Share Acquisition. PSS will be subject to the provisions of
Section 607.0902 of the FBCA. In general, the statute denies voting rights to shares purchased by an acquiring person who has obtained or anticipates obtaining a specified level of voting control in shares of an issuing public corporation as part of a control-share acquisition, except to the extent to which voting rights are conferred by resolution approved by the shareholders of the issuing public corporation. A vote of the shareholders to confer voting power under the statute must meet the criteria set forth in the statute, including the requirement for approval by a majority of all votes entitled to be cast in each voting group entitled to vote separately, excluding all interested shares. For the purpose of the statute, an "issuing public corporation" is a corporation which has more than 100 shareholders, has its principal office and place of business or substantial assets in the State of Florida, and either has (a) more than 10% of its shareholders resident in this state; or (b) more than 10% of its shares owned by residents of this state; or (c) 1,000 shareholders resident in this state. Provisions of the statute become effective when a person acquires or intends to acquire stock which, when added to all other shares owned by such person or in respect of which such person may exercise or direct voting power, either alone or as part of a group, would entitle such person to exercise at least 20% of the voting power of the stock of the issuing public corporation. The statute, when addressing the acquisition of voting power, makes no distinction between irrevocable proxies and revocable proxies. Arguably then, the provisions of the statute could be invoked by the solicitation of revocable proxies although PSS is unaware of any recorded instance where this has occurred. The statute is self-operative and, therefore, PSS need not assert the defense in order for the provisions of the statute to apply.

         This provision may have the effect of delaying, deferring or preventing a change in control of PSS without further action of its shareholders.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for PSS Common Stock is Continental Stock Transfer & Trust Company.


          CERTAIN DIFFERENCES IN THE RIGHTS OF PSS AND S&W STOCKHOLDERS

         PSS is a Florida corporation subject to the provisions of the Florida Business Corporation Act ("FBCA"). S&W is a New York corporation subject to the provisions of the New York Business Corporation Law ("NYBCL"). Stockholders of S&W whose rights are governed by the Certificate of Incorporation, as amended, (the "S&W Certificate) and Bylaws, as amended of S&W (the "S&W Bylaws"), and by the NYBCL will, upon consummation of the Merger, become stockholders of PSS. The rights of such stockholders as stockholders of PSS will then be governed by PSS's Articles and Bylaws and by the FBCA .

         Except as set forth below, there are no material differences between the rights of a PSS stockholder under the PSS Articles and Bylaws and under the FBCA, on the one hand, and the rights of a S&W stockholder under the S&W Certificate and Bylaws and under the NYBCL, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles or Certificate of Incorporation and Bylaws of each corporation.

Authorized Capital Stock

         PSS. The authorized capital stock of PSS consists of 60,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of June 16, 1997, there were 37,087,601 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. In addition, as of June 30, 1997 there were outstanding options under PSS stock option plans to purchase an additional 1,704,809 shares of PSS Common Stock. The Board of Directors of PSS has the authority to issue the PSS Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series (including, without limitation, the right to convert the shares of such PSS Preferred Stock into shares of PSS Common Stock or preferential voting, dividend, dissolution or other rights), without any further vote or action by the stockholders. The Board of Directors of PSS has no present intention of issuing shares of PSS Preferred Stock.

         S&W. S&W is authorized by its Certificate to issue up to 500,000 shares of Common Stock. There are 259,574 shares of S&W Common Stock outstanding and 4,009 shares of S&W Common Stock to be issued on the Closing Date pursuant to the S&W Supplemental Executive Retirement Plan.

Size and Classification of Board of Directors

         PSS. The PSS Articles and Bylaws provide that the number of directors will be fixed from time to time by the consent of three-fifths of the Board of Directors. The PSS Articles and Bylaws provide for the Board of Directors to be divided into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The term of one class of officers expires every year, so that each director's term is for a period of three years.

         S&W. The S&W Bylaws provide that the number of directors which shall constitute the whole board shall be not less than three. Except for a decrease in the number of directors, the number of directors are from time to time fixed and determined by the directors and are to be set forth in the notice of any meeting of the shareholders held for the purpose of electing directors. The Board of Directors of S&W is not divided into classes.

Amendment of Articles or Certificate of Incorporation and Bylaws

         PSS. The PSS Articles provide that if the shareholders have adopted or amended a provision of the PSS Articles or Bylaws that fixes a greater quorum or voting requirement for shareholders or voting groups of shareholders than is required by the FBCA law, the adoption or amendment of a provision in the PSS Articles or Bylaws that adds, changes, or deletes a greater quorum or voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater. The PSS Articles provide that a provision of the PSS Bylaws which fixes a greater quorum or voting requirement for shareholders may not be adopted, amended or repealed by the Board of Directors.

         S&W. The NYBCL provides that a certificate of incorporation may be amended by the vote of the majority of the shareholders of a corporation entitled to vote. The NYBCL provides that bylaws may be amended, repealed or adopted by the vote of the shares of a corporation entitled to vote on the election of directors. In addition, the NYBCL provides that bylaws may also be amended, repealed or adopted by the board of directors, provided that such bylaws may be amended by the shareholders entitled to vote on the election of directors. The S&W Bylaws do not alter the required vote.

Special Meetings of Stockholders

         PSS. The PSS Bylaws provide that special meetings of stockholders may be called, as provided under the FBCA, by a corporation's board of directors or any other person as may be authorized by the corporation's articles or bylaws, or by the holders of not less than ten percent of the shares entitled to vote.

         S&W. The S&W Bylaws provide that special meetings of the shareholders may be called as provided under the NYBCL by a corporation's board of directors or by any other person authorized by a corporation's certificate of incorporation or bylaws.

Removal of Directors

         PSS. The PSS Articles provide that directors may be removed with or without cause only by the affirmative vote of holders of at least four-fifths of the outstanding shares of the capital stock of PSS entitled to vote on election of directors at a meeting called for that purpose, except that if the Board of Directors, by an affirmative vote of at least three-fifths of the entire Board of Directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of a majority of the PSS Common Stock entitled to vote at such meeting. The PSS Articles provide that the affirmative vote of the holders of at least four-fifths of the PSS Common Stock entitled to vote at such meeting is required to alter, amend or adopt any provision inconsistent with, or to repeal, this provision.

         S&W. The S&W Bylaws provide that any director may be removed for cause by vote of the shareholders or by action of the board, and that directors may be removed without cause by vote of the shareholders.

Director Liability

         PSS. Under the FBCA, a director is not personally liable for monetary damages to PSS or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, (iii) a violation of Section
607.0834 of the FBCA, which concerns unlawful payment of dividends, (iv) in a proceeding by or in the right of the corporation or a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or
(v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         S&W. Under the NYBCL, a corporation may limit or eliminate the personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity. This limitation on liability is not available for acts or omissions by a director which (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage to which the director was not entitled, or (iv) resulted in a violation of Section 719 of the NYBCL, prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans. The S&W Certificate does not provide for exculpation of directors for breaches of fiduciary duty.

Indemnification

         PSS. The PSS Articles state that PSS shall indemnify officers and directors to the fullest extent permitted by law. The FBCA provides that a person who is a party to a legal proceeding by reason of the fact that such person is or was a director, officer, employee or agent of a corporation shall be indemnified if such person is successful on the merits in a proceeding giving rise to the claim for indemnification. According to the FBCA, a director, officer, employee or agent of the corporation shall be indemnified if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal proceedings, shall have no reason to believe his conduct was unlawful. The FBCA also provides that a person may not be indemnified nor may expenses be advanced if a judgment or final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (a) a violation of criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) an unlawful distribution under Florida law; or (d) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The PSS bylaws provide that any indemnification or advance shall be made promptly and in any event within sixty (60) days upon the written request of the person to be indemnified. In the event the corporation does not pay such indemnification or advance on the basis that such person has not met the requisite standard of conduct, the burden of proof of such defense shall be on the corporation. PSS maintains insurance for PSS and its directors and officers against such liabilities.

         S&W. Neither the S&W Certificate nor the S&W Bylaws provide for indemnification of directors, officers, employees or agents. S&W's directors and officers are covered by insurance policies providing them with coverage against any matter asserted against them solely by reason of their being directors and officers of S&W. Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court competent jurisdiction, determines upon application that, in view of all circumstances, the person is fairly and reasonably entitled to an indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision.

Dissenters' Rights

         PSS. The FBCA sets forth procedures under which shareholders may dissent from, and receive payment of the fair value of their shares in connection with most mergers, consolidations and exchanges or sales of substantially all or all of a corporation's assets. Such dissenter's rights are not available with respect to a plan of merger, consolidation or sale or exchange of assets, to the holders of shares of any class or series which were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders.

         S&W. The NYBCL sets forth procedures under which stockholders may dissent from, and receive payment in the amount of the fair value of their shares in connection with, most mergers, consolidations and exchanges or sales of substantially all or all of a corporation's assets. Such dissenter's rights are not available with respect to a merger or consolidation if the shares entitled to receive notice of and to vote on the merger or consolidation are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders ("Public Shares"), or where the corporation is the surviving corporation and no vote of its stockholders is required for such transaction, unless the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their shares anything other than (i) shares of the surviving or resulting corporation, (ii) Public Shares of any corporation, (iii) cash in lieu of fractional shares of such corporations or, (iv) any combination of the consideration described in clauses (i), (ii) and (iii). The rights to dissent from the Merger under the NYBCL are summarized under "THE MERGER--Dissenters' Rights" and Sections 623 and 910 of the NYBCL regarding dissenters' rights is attached to this Proxy Statement-Prospectus as ANNEX C.

Dividends and Other Distributions

         PSS. The FBCA provides that distributions may be made unless, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount needed to satisfy the preferential rights of any preferred shareholders of the company.

         S&W. The NYBCL generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. The NYBCL requires a board of directors to make certain disclosure when paying dividends out of any account other than earned surplus.

Mergers and Consolidations

         PSS. The FBCA provides that a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize a merger or consolidation of a corporation into any other corporation, unless the articles of incorporation require a greater vote or a vote by classes.

         S&W. The NYBCL provides that a vote of two-thirds of the shares entitled to vote is required to authorize a merger or consolidation of a corporation into any other corporation.

Fair Price Provision

         PSS. The PSS Articles subject PSS to certain restrictions on business combinations with interested stockholders. See "DESCRIPTION OF PSS CAPITAL STOCK
- Certain Articles of Incorporation and Bylaw Provisions."

         S&W. Although the NYBCL contains a provision limiting certain business combinations with interested stockholders, such restrictions are not applicable to S&W in connection with the Merger.

Control Share Acquisition Statute

         PSS. As a Florida corporation, PSS is subject to provisions of Section
607.0902 of the FBCA, which denies voting rights to shares purchased by an acquiring person who has obtained or anticipates obtaining a specified level of voting control in shares of an issuing public corporation as part of a control-share acquisition, except to the extent to which voting rights are conferred by resolution approved by the shareholders of the issuing public corporation. (See "DESCRIPTION OF PSS CAPITAL STOCK - Certain Article and Bylaw Provisions.")

         S&W.  The NYBCL does not have a similar statute.


                                     EXPERTS

         The consolidated financial statements and schedule of PSS included elsewhere in this Proxy Statement-Prospectus as of March 28, 1997 and March 29, 1996, and for each of the three years for the period ended March 28, 1997, have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report thereon included therein, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of S&W X-Ray, Inc. as of March 31, 1997 and 1996, and each of the three years in the period ended March 31, 1997, included in this Proxy Statement-Prospectus, have been so included in reliance upon the report of May, Robinson, Gordon & Penta, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The legality of the shares of PSS Common Stock being offered hereby is being passed upon for PSS by Fred Elefant, P.A., Jacksonville, Florida.

                                  OTHER MATTERS

         As of the date of this Proxy Statement-Prospectus, S&W's Board of Directors does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors.

                 INDEX TO PSS CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----
Interim Financial Statements (Unaudited):

     Condensed Consolidated Balance Sheets -- June 30, 1997 and March 28, 1997................   100

     Condensed Consolidated Statements of Operations for the Three Months
         Ended June 30, 1997 and 1996.........................................................   101

     Condensed Consolidated Statements of Cash Flows for the Three Months
         Ended June 30, 1997 and 1996.........................................................   102

     Notes to Condensed Consolidated Financial Statements.....................................   103

Financial Statements:

     Report of Independent Certified Public Accountants.......................................   105

     Consolidated Balance Sheets -- March 28, 1997 and March 29, 1996.........................   106

     Consolidated Statements of Operations for the Years Ended March 28, 1997,
         March 29, 1996, and March 30, 1995...................................................   107

     Consolidated Statements of Shareholders' Equity for the Years Ended
         March 28, 1997, March 29, 1996, and March 30, 1995...................................   108

     Consolidated Statements of Cash Flows for the Years Ended March 28, 1997,
         March 29, 1996, and March 30, 1995...................................................   109

     Notes to Consolidated Financial Statements...............................................   110

Supplemental Schedule:

     Schedule II Valuation and Qualifying Accounts for the Years Ended
         March 30, 1995, March 29, 1996, and March 28, 1997...................................   129

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        June 30, 1997 and March 28, 1997

                                                                  June 30, 1997  March 28, 1997
                                                                  -------------  --------------
                                          ASSETS                   (Unaudited)         *
Current Assets:
  Cash and cash equivalents....................................  $  48,172,411   $  28,740,123
  Marketable securities........................................        520,313      15,045,482
  Accounts receivable, net.....................................    121,592,786     119,292,896
  Inventories..................................................     68,477,128      67,895,154
  Prepaid expenses and other...................................     20,502,143      21,971,847
                                                                 -------------   -------------
          Total current assets.................................    259,264,781     252,945,502
                                                                 -------------   -------------
Property and equipment, net....................................     21,317,785      18,811,691
Other Assets:
  Intangibles, net.............................................     22,248,053      21,616,893
  Other........................................................      5,370,737       4,911,501
                                                                 -------------   -------------
          Total assets.........................................  $ 308,201,356   $ 298,285,587
                                                                 =============   =============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.............................................  $  69,699,998   $  64,063,501
  Accrued expenses.............................................     13,763,967      18,263,097
  Other........................................................      7,684,222       5,164,751
                                                                 -------------   -------------
          Total current liabilities............................     91,148,187      87,491,349
                                                                 -------------   -------------
Long-term debt and capital lease obligations, net of current
  portion......................................................      1,609,166         559,764
Other..........................................................      5,063,687       4,634,291
                                                                 -------------   -------------
          Total liabilities....................................     97,821,040      92,685,404
                                                                 -------------   -------------
Shareholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized, no shares issued and outstanding..............             --              --
  Common stock, $.01 par value; 60,000,000 shares
     authorized, 37,345,515 and 37,061,615 shares issued and
     outstanding at June 30, 1997 and March 28, 1997,
     respectively..............................................        373,455         370,616
  Additional paid-in capital...................................    207,651,115     207,509,342
  Retained earnings (deficit)..................................      2,015,769      (2,372,463)
  Cumulative foreign currency translation adjustment...........        339,977          92,688
                                                                 -------------   -------------
          Total shareholders' equity...........................    210,380,316     205,600,183
                                                                 -------------   -------------
          Total liabilities and shareholders' equity...........  $ 308,201,536   $ 298,285,587
                                                                 =============   =============

* Condensed from audited financial statements.
The accompanying notes are an integral part of these condensed consolidated balance sheets.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           For the three months ended June 30, 1997 and June 30, 1996

                                                    June 30, 1997    June 30, 1996
                                                   --------------    -------------
 Net sales.......................................  $ 203,542,635     $ 151,567,551
 Cost of goods sold..............................    148,099,587       109,732,401
                                                   -------------     -------------
           Gross profit..........................     55,443,048        41,835,150
                                                   -------------     -------------
 General and administrative expenses.............     32,090,286        22,857,157
 Selling expenses................................     16,821,599        15,055,949
 Merger costs and expenses.......................             --         6,934,000
                                                   -------------     -------------
           Income (loss) from operations.........      6,531,163        (3,011,956)
                                                   -------------     -------------
 Other income:
   Interest income...............................        248,145           528,153
   Other income..................................        581,839           404,275
                                                   -------------     -------------
                                                         829,984           932,428
                                                   -------------     -------------
 Income (loss) before provision for income taxes.      7,361,147        (2,079,528)
 Income tax (provision) benefit..................     (2,991,054)          540,000
                                                   -------------     -------------
 Net income (loss)...............................  $   4,370,093     $  (1,539,528)
                                                   =============     =============
 Net income (loss) per common and common
   equivalent share..............................  $        0.12     $       (0.04)
                                                   =============     =============
Pro forma tax adjustment on pooled S-Corporation
   income........................................                         (142,000)
                                                                     -------------
 Pro forma net loss..............................                    $  (1,681,528)
                                                                     =============
 Pro forma tax adjustment per common and common
   equivalent share on pooled S-Corporation
   income........................................                    $       (0.01)
                                                                     -------------
 Pro forma net loss per common and
 common equivalent share.........................                    $       (0.05)
                                                                     =============
 Weighted average number of shares outstanding...     37,502,000        35,189,000
                                                   =============     =============

The accompanying notes are an integral part of these condensed consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the three months ended June 30, 1997 and June 30, 1996

                                                 June 30, 1997   June 30, 1996
                                                 -------------   -------------
 Cash Flows From Operating Activities:
  Net income (loss)..........................     $ 4,370,093     $ (1,539,528)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
   Depreciation and amortization.............       2,034,408          987,148
   Provision for doubtful accounts...........         492,778          347,697
   Merger costs and expenses.................              --        6,469,506
   Foreign currency translation adjustment...         247,289           (2,189)
   Changes in operating assets and
    liabilities, net of effects from
    business acquisitions:
    Increase in accounts receivable, net.....      (1,300,197)        (858,178)
    Decrease (increase) in inventories.......         406,802       (3,236,991)
    Decrease in prepaid expenses and other
      current assets.........................       1,478,273        1,924,557
    Increase in other assets.................      (1,298,501)      (3,548,013)
    Increase (decrease) in accounts payable,
      accruals, and other liabilities........       3,879,666       (3,141,719)
                                                  -----------     ------------
      Net cash provided by (used in)
        operating activities.................      10,310,611       (2,597,710)
                                                  -----------     ------------
 Cash Flows From Investing Activities:
  Net proceeds from sales of marketable
   securities................................      14,525,169               --
  Capital expenditures.......................      (3,473,293)      (1,437,689)
  Payment for purchases of net assets from
   business acquisitions.....................        (350,000)      (4,572,740)
  Payments on noncompete agreements..........      (1,083,379)        (376,486)
                                                  -----------     ------------
       Net cash provided by (used in)
         investing activities................       9,618,497       (6,386,915)
                                                  -----------     ------------
 Cash Flows From Financing Activities:
  Net repayments of long-term debt...........        (645,661)      (8,662,437)
  Net proceeds from issuance of common stock.         148,841          880,370
                                                  -----------     ------------
      Net cash used in financing activities..        (496,820)      (7,782,067)
                                                  -----------     ------------
 Net increase (decrease) in cash and cash
  equivalents................................      19,432,288     $(16,766,692)
 Cash and cash equivalents, beginning of
  period.....................................      28,740,123       86,333,789
                                                  -----------     ------------
 Cash and cash equivalents, end of period....     $48,172,411     $ 69,567,097
                                                  ===========     ============

The accompanying notes are an integral part of these condensed consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

         The condensed consolidated financial statements of Physician Sales & Service, Inc. ("PSS" or "the Company") reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations for the periods indicated. The adjustments include the retroactive adjustment to reflect the merger with X-Ray Corporation of Georgia ("X-ray GA") effective December 20, 1996, accounted for under the pooling-of-interests method.

         The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and related notes in the Company's 1997 Annual Report to Shareholders. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the Securities and Exchange Commission rules and regulations.

         Financial statements for the Company's subsidiary outside the United States are translated into U.S. dollars at quarter-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

         The results of operations for the interim periods covered by this report may not necessarily be indicative of operating results for the full fiscal year. Certain items have been reclassified to conform to the current year presentation.


NOTE 2 - BUSINESS ACQUISITIONS

         During the three months ended June 30, 1997, the Company acquired a radiology and imaging distributor in a stock-for-stock merger accounted for under the pooling-of-interests method by issuing 167,311 shares of common stock. The acquired company reported $17 million in revenue for the twelve months prior to acquisition by the Company. The accompanying consolidated financial statements have not been restated for periods prior to the pooling due to immateriality. Accordingly, the results of operations of have been reflected in the consolidated financial statements prospectively from the acquisition date in June of 1997.

         Additionally, during the three months ended June 30, 1997, the Company acquired the stock of a medical supply and equipment distributor for cash and the assets of another medical supply and equipment distributor for cash. Pro forma financial information related to these acquisitions is not presented due to immateriality.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                   (Unaudited)

         Following is separate company data of PSS and X-Ray GA for the period prior to the Merger. X-ray GA was a Subchapter S Corporation for income tax purposes and, therefore, did not pay U.S. federal income taxes. The table includes unaudited proforma net (loss) and net (loss) per share amounts which reflect proforma adjustments to present income taxes of X-ray GA on the basis on which they will be reported in future periods.

                                                             Three Months Ended
                                                                June 30, 1996
                                                               (in thousands)
                                                               --------------
        Net Sales
                 PSS                                              $139,703
                 X-ray GA                                           11,865

                                                                  --------

        Total                                                     $151,568
        Net Income (Loss)
                 PSS                                              $ (1,914)
                 X-ray GA                                              374

                                                                  --------

        Net Loss as Reported                                        (1,540)
                 Pro forma Tax Provision for X-ray GA                 (142)
                 Pro forma Net Loss                                 (1,682)

                                                                  --------
        Net Loss Per Share
                 As Reported                                      $   (0.4)
                 Pro forma                                        $   (0.5)

                                                                  --------


NOTE 3  SUBSEQUENT EVENTS

         On July 20, 1997, the Company acquired an imaging distributor for an aggregate purchase price of approximately $18.2 million comprised of 868,364 shares of common stock and cash of approximately $2.5 million to be accounted for as a purchase. The acquired company distributes radiology and imaging equipment, chemicals and supplies, and provides technical service to the acute and alternate site markets through seven locations in seven states in the Midwest. The acquired company reported $76 million in revenues for the latest twelve month period.

         On August 12, 1997, the Company signed a definitive agreement to merge with S&W X-Ray, Inc. ("S&W"). The Company intends to acquire S&W in a stock-for-stock merger, to be accounted for as a pooling-of-interests. S&W reported $73 million in revenues for the latest twelve month period.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physician Sales & Service, Inc.:

         We have audited the accompanying consolidated balance sheets of Physician Sales & Service, Inc. (a Florida corporation) and subsidiaries as of March 28, 1997 and March 29, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physician Sales & Service, Inc. and subsidiaries as of March 28, 1997 and March 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 28, 1997, in conformity with generally accepted accounting principles.

         Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule of Valuation and Qualify Accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Jacksonville, Florida
May 27, 1997 (except with
respect to Note 16, as to which
the date is August 12, 1997)

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        March 28, 1997 and March 29, 1996

                                                                      1997           1996
                                                                 -------------  -------------
                                          ASSETS
Current Assets:
  Cash and cash equivalents....................................  $  28,740,123  $  65,566,189
  Marketable securities........................................     15,045,482     20,767,600
  Accounts receivable, net.....................................    119,292,896     96,080,135
  Inventories..................................................     67,895,154     55,755,869
  Prepaid expenses and other...................................     21,971,847      9,801,631
                                                                 -------------  -------------
          Total current assets.................................    252,945,502    247,971,424
Property and equipment, net....................................     18,811,691     14,764,706
Other Assets:
  Intangibles, net.............................................     21,616,893     13,884,322
  Other........................................................      4,911,501      2,337,547
                                                                 -------------  -------------
          Total assets.........................................  $ 298,285,587  $ 278,957,999
                                                                 =============  =============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.............................................  $  64,063,501  $  59,307,636
  Accrued expenses.............................................     18,263,097      6,115,973
  Other........................................................      5,164,751      9,852,159
                                                                 -------------  -------------
          Total current liabilities............................     87,491,349     75,275,768
Long-term debt and capital lease obligations, net of current
  portion......................................................        559,764        583,900
Other..........................................................      4,634,291      3,548,168
                                                                 -------------  -------------
          Total liabilities....................................     92,685,404     79,407,836
                                                                 -------------  -------------
Commitments and contingencies (Notes 1, 3, 4, 9, 10, 12, and 13)
Shareholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized, no shares issued and outstanding..............             --             --
  Common stock, $.01 par value; 60,000,000 shares
     authorized, 37,061,615 and 35,122,486 shares issued and
     outstanding at March 28, 1997 and March 29, 1996,
     respectively..............................................        370,616        351,225
  Additional paid-in capital...................................    207,509,342    200,193,475
  Accumulated deficit..........................................     (2,372,463)      (994,537)
  Cumulative foreign currency translation adjustment...........         92,688             --
                                                                 -------------  -------------
          Total shareholders' equity...........................    205,600,183    199,550,163
                                                                 -------------  -------------
          Total liabilities and shareholders' equity...........  $ 298,285,587  $ 278,957,999
                                                                 =============  =============

The accompanying notes are an integral part of these consolidated balance sheets.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
    For the years ended March 28, 1997, March 29, 1996, and March 30, 1995

                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Net sales.......................................  $ 691,019,996  $ 529,023,956  $ 413,301,365
Cost of goods sold..............................    502,903,993    379,359,624    293,688,246
                                                  -------------  -------------  -------------
          Gross profit..........................    188,116,003    149,664,332    119,613,119
General and administrative expenses.............    110,316,575     82,527,856     70,174,747
Selling expenses................................     62,796,860     48,438,162     41,317,526
Restructuring charges...........................             --             --      4,388,592
Merger costs and expenses.......................     12,128,168     15,731,716             --
                                                  -------------  -------------  -------------
          Income from operations................      2,874,400      2,966,598      3,732,254
                                                  -------------  -------------  -------------
Other income (expense):
  Interest expense..............................       (323,826)    (3,068,196)    (4,064,454)
  Interest and investment income................      2,406,131      1,179,684             --
  Other income..................................      1,536,636      1,584,909      1,906,508
                                                  -------------  -------------  -------------
                                                      3,618,941       (303,603)    (2,157,946)
                                                  -------------  -------------  -------------
Income before provision for income taxes........      6,493,341      2,662,995      1,574,308
Provision for income taxes......................     (2,120,000)    (1,324,000)    (2,421,000)
                                                  -------------  -------------  -------------
Net income (loss)...............................  $   4,373,341  $   1,338,995  $    (846,692)
                                                  =============  =============  =============
Net income (loss) per common and common
equivalent share................................  $        0.12  $        0.04  $       (0.04)
                                                  =============  =============  =============
Pro forma tax adjustment on pooled S-Corporation
  income........................................        357,000        438,000         23,000
                                                  -------------  -------------  -------------
Pro forma net income (loss).....................  $   4,016,341  $     900,995  $    (869,692)
                                                  =============  =============  =============
Pro forma tax adjustment per common and common
equivalent share on pooled S-Corporation income.  $       (0.01) $       (0.01) $          --
                                                  -------------  -------------  -------------
Pro forma net income (loss) per common and
common equivalent share.........................  $        0.11  $        0.03  $       (0.04)
                                                  =============  =============  =============

 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     For the years ended March 28, 1997, March 29, 1996, and March 30, 1995


                                                                                      Cumulative
                                                                                        Foreign
                                     Common Stock         Additional                    Currency
                                -----------------------     Paid-in      Accumulated  Translation
                                  Shares       Amount       Capital        Deficit     Adjustment      Total
                               -----------   ---------   -------------   -----------  -----------  -------------
Balance at March 31, 1994....   18,053,326   $ 180,533   $  25,190,215   $(1,783,144)   $     --   $  23,587,604
  Issuance of common stock...    6,718,875      67,189      24,033,753            --          --      24,100,942
  Distributions to former S-
    Corporation shareholders            --          --              --      (516,000)         --        (516,000)
  Net loss...................           --          --              --      (846,692)         --        (846,692)
                               -----------   ---------   -------------   -----------    --------   -------------
Balance at March 30, 1995....   24,772,201     247,722      49,223,968    (3,145,836)         --      46,325,854
  Issuance of common stock...   10,059,699     100,597     148,274,378            --          --     148,374,975
  Tax benefits related to
    stock option plans.......           --          --       2,687,118            --          --       2,687,118
  Distributions to former S-
    Corporation shareholders            --          --              --      (455,000)         --        (455,000)
  Net income.................           --          --              --     1,338,995          --       1,338,995
  Other poolings.............      290,586       2,906           8,011     1,267,304          --       1,278,221
                               -----------   ---------   -------------   -----------    --------   -------------
Balance at March 29, 1996....   35,122,486     351,225     200,193,475      (994,537)         --     199,550,163
  Issuance of common stock...      473,987       4,740       2,456,890            --          --       2,461,630
  Tax benefits related to
    stock option plans.......           --          --       1,832,149            --          --       1,832,149
  Distributions to former S-
    Corporation shareholders            --          --              --    (1,100,000)         --      (1,100,000)
  Net income.................           --          --              --     4,373,341          --       4,373,341
  Other poolings.............    1,465,142      14,651       3,026,828    (4,651,267)         --      (1,609,788)
  Cumulative foreign currency
    translation adjustment...           --          --              --            --      92,688          92,688
                               -----------   ---------   -------------   -----------    --------   -------------
Balance at March 28, 1997....   37,061,615   $ 370,616   $ 207,509,342   $(2,372,463)   $ 92,688   $ 205,600,183
                               ===========   =========   =============   ===========    ========   =============

 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
    For the years ended March 28, 1997, March 29, 1996, and March 30, 1995

                                                   1997           1996            1995
                                              ------------   --------------  --------------
Cash Flows From Operating Activities:
  Net income (loss).........................  $  4,373,341   $   1,338,995   $    (846,692)
  Adjustments to reconcile net income
     (loss) to net cash used in operating
     activities:
     Depreciation and amortization..........     5,690,393       4,100,775       4,210,805
     Provision for doubtful accounts........     2,463,000       1,448,000       1,651,000
     Merger costs and expenses..............     3,433,190       5,435,196              --
     Restructuring charge...................            --              --       4,388,592
     Benefit for deferred income taxes......    (4,611,000)       (789,000)             --
     Gain on sale of equipment..............            --              --        (920,124)
     Employee benefit plan stock
     contribution...........................       160,000         120,000          85,175
     Foreign currency translation adjustment        92,688              --              --
     Investment income......................      (520,315)             --              --
     Changes in operating assets and
       liabilities, net of effects from
       business acquisitions:
       Increase in accounts receivable, net.    (1,831,440)    (24,385,911)     (8,267,662)
       Decrease (increase) in inventories...     5,712,693     (18,659,894)     (1,670,306)
       (Increase) decrease in prepaid
          expenses and other assets.........    (6,511,771)     (1,960,718)        128,628
       Increase in other assets.............    (3,162,802)       (960,194)     (1,247,031)
       (Decrease) increase in accounts
          payable, accruals, and other
          liabilities.......................    (5,523,970)     13,331,640      (4,930,187)
                                              ------------   -------------   -------------
          Net cash used in operating
          activities........................      (235,993)    (20,981,111)     (7,417,802)
                                              ------------   -------------   -------------
Cash Flows From Investing Activities:
  Purchases of marketable securities........   (19,186,172)   (317,769,635)             --
  Proceeds from sales and maturities of
     marketable securities..................    25,428,605     297,002,035              --
  Proceeds from sales of assets.............            --              --      11,985,542
  Capital expenditures......................    (5,579,526)     (5,349,928)     (3,220,847)
  Purchases of net assets from business
     acquisitions...........................    (6,801,092)     (2,838,529)     (9,010,130)
  Payments on noncompete agreements.........    (3,980,225)     (1,545,970)     (1,036,957)
                                              ------------   -------------   -------------
          Net cash used in investing
          activities........................   (10,118,410)    (30,502,027)     (1,282,392)
                                              ------------   -------------   -------------
Cash Flows From Financing Activities:
  Principal payments under capital lease
     obligations............................      (880,166)     (1,124,293)       (931,949)
  Proceeds from long-term debt..............            --     284,862,211     420,751,863
  Principal payments of long-term debt......   (26,913,127)   (315,718,771)   (434,044,855)
  Distributions to former S-Corporation
     shareholders...........................    (1,100,000)       (455,000)       (516,000)
  Proceeds from issuance of common stock....     2,421,630     148,253,975      23,498,353
                                              ------------   -------------   -------------
          Net cash (used in) provided by
          financing activities..............   (26,471,663)    115,818,122       8,757,412
                                              ------------   -------------   -------------
Net (decrease) increase in cash and cash
  equivalents...............................   (36,826,066)     64,334,984          57,218
Cash and cash equivalents, beginning of year    65,566,189       1,231,205       1,173,987
                                              ------------   -------------   -------------
Cash and cash equivalents, end of year......  $ 28,740,123   $  65,566,189   $   1,231,205
                                              ============   =============   =============
Supplemental Disclosures:
  Interest paid.............................  $    323,826   $   3,186,105   $   4,356,763
                                              ============   =============   =============
  Income taxes paid.........................  $  4,299,900   $   2,084,282   $   3,018,917
                                              ============   =============   =============
  Merger costs and expenses paid............  $  8,694,978   $  10,296,520   $          --
                                              ============   =============   =============

 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                March 28, 1997, March 29, 1996 and March 30, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and Nature of Business

    Physician Sales & Service, Inc. (the "Company" or "PSS") was incorporated in 1983 in Jacksonville, Florida. The Company, in its core business, is a leading distributor of medical supplies, equipment, and pharmaceuticals to primary care and other office-based physicians. As of March 28, 1997, the Company operated 61 core business service centers in the United States distributing to approximately 103,000 physician office sites in all 50 states.

    In November 1996, the Company established a new subsidiary, Diagnostic Imaging, Inc. ("DI" or "imaging division"). DI distributes medical diagnostic imaging equipment, supplies and service to acute and alternate care sites. As of March 28, 1997, DI operated 14 imaging division service centers distributing to approximately 6,000 medical imaging sites in 9 southeastern states.

    In March 1996, the Company established two new subsidiaries, WorldMed International, Inc. ("WorldMed Int'l") and WorldMed, Inc. These subsidiaries were established to manage and develop the Company's European medical equipment and supply distribution market ("European operation"). As of March 28, 1997, the European operation included 2 service centers distributing to approximately 1,000 acute and alternate care sites in Belgium, Germany and France.

Principles of Consolidation

    The consolidated financial statements include the accounts of PSS and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Stock Split

     All stock-related data has been retroactively adjusted to reflect a three-for-one stock split effective on September 22, 1995 which was distributed on October 5, 1995.

Consolidated Financial Statements

    The accompanying consolidated financial statements give retroactive effect to the mergers (the "Mergers") with Taylor Medical, Inc. ("Taylor") and X-ray Corporation of Georgia ("X-ray GA"). On August 21, 1995, PSS issued 3,790,215 shares of its common stock in exchange for all of the outstanding equity interest of Taylor. Taylor was engaged in the distribution and sale of medical supplies, equipment, and pharmaceuticals to office-based physicians and managed care facilities in 24 states. On December 20, 1996, PSS issued 593,672 shares of its common stock in exchange for all of the outstanding equity interest of X-ray GA. X-ray GA distributed radiology and imaging equipment, chemicals and supplies and provided technical service to the acute and alternate site markets. These transactions were accounted for under the pooling-of-interests method of accounting, and accordingly, the accompanying consolidated financial statements have been retroactively adjusted as if PSS, Taylor and X-ray GA had operated as one entity since inception.

    Certain items have been reclassified to conform to the current year presentation.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

Fiscal Year

    Beginning in fiscal year 1996, the Company's fiscal year ends on the Friday closest to March 31 of each year. The Company's fiscal year ended on the Thursday closest to March 31 of each year prior to fiscal year 1996. Fiscal years 1997, 1996, and 1995 consist of 52 weeks.

Use of Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

    The Company's trade accounts receivable are exposed to credit risk; however, the risk is limited, as the balance is comprised of numerous individual accounts, none of which is individually significant. The Company monitors the creditworthiness of its customers on an ongoing basis and provides reserves for estimated bad debt losses and sales returns. The Company had reserves for doubtful accounts of approximately $3,581,000 and $2,218,000 as of the end of fiscal years 1997 and 1996, respectively. Provisions for doubtful accounts were approximately $2,463,000, $1,448,000, and $1,651,000 for fiscal years ended 1997, 1996, and 1995, respectively.

Cash Management

    The Company utilizes a zero balance bank account, and checks issued for cash disbursements are funded by advances from overnight investments. Outstanding checks are recorded as accounts payable until they are presented to the bank, at which time the payments are applied against the overnight investments. The Company had approximately $8,060,000 and $6,841,000 of outstanding checks recorded in accounts payable as of the end of fiscal years 1997 and 1996, respectively.

Cash and Cash Equivalents

    Cash and cash equivalents generally consist of cash held at banks, short-term government obligations, and money market instruments. The Company invests its excess cash in high-grade investments and, therefore, bears minimal risk. These instruments have original maturity dates not exceeding three months.

Marketable Securities

    The Company classifies its marketable securities as trading securities and carries such securities at fair market value. Net unrealized gains and losses on trading securities are included in net income.

    Marketable securities include municipal bond issues with maturity dates exceeding three months and equity securities classified as trading securities. Management's intent is to liquidate these securities within one year.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

Fair Value of Financial Instruments

    The carrying amounts of the Company's financial instruments, including cash and cash equivalents, marketable securities, short-term trade receivables and payables, and long-term debt and capital lease obligations, approximate their fair values.

Inventories

    Inventories are comprised principally of medical supplies and equipment and are stated at the lower of cost (first-in, first-out) or market. Market is defined as net realizable value.

Property and Equipment

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to thirty years. Leasehold improvements are amortized over the lease terms or the estimated useful lives, whichever is shorter. Gain or loss upon retirement or disposal of property and equipment is recorded in other income in the accompanying consolidated statements of operations.

Intangibles

    Noncompete agreements are amortized on a straight-line basis over the lives of the agreements, which range from three to ten years. Customer lists are amortized on a straight-line basis over ten years.

    The Company has classified as goodwill the cost in excess of the fair value of net identifiable assets purchased in business acquisitions which are accounted for as purchase transactions. Goodwill is being amortized over fifteen to thirty years using the straight-line method. Subsequent to the date of acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate a change in the estimated useful life or recoverability of goodwill.

Self-Insurance Coverage

    The Company maintains a self-insurance program for employee health costs. Additional coverage is provided by a third party for stop-loss based on maximum costs of $100,000 per employee and approximately $5.3 million in the aggregate. Claims that have been incurred but not reported are recorded based on estimates of claims provided by a third-party administrator and are included in accrued expenses in the accompanying consolidated balance sheets.

Income Taxes

    The Company uses the asset and liability method in accounting for income taxes. Deferred income taxes result primarily from the use of different bases for financial reporting and tax purposes.

Shareholders' Equity

    On May 5, 1994, the Company completed an initial public offering of 5,100,000 shares of its common stock at $3.67 per share, of which 4,200,000 were offered by the Company. On June 3, 1994, the Company's underwriters exercised their overallotment option for an additional 765,000 shares of the Company's common stock at $3.67 per share. The proceeds of the sale after deducting issuance costs were approximately $15,800,000. The Company used all of the net proceeds to reduce outstanding bank debt.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    On March 27, 1995, the Company signed a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories ("Abbott") providing for the exclusive distribution of certain Abbott diagnostic products. As part of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. The proceeds of approximately $5,900,000 were used to reduce outstanding bank debt.

     Effective November 13, 1995, the Company completed a secondary offering of 11,500,000 shares of common stock at $17 per share, 8,800,000 of which were offered by the Company.

    During fiscal 1996, the Company merged with three medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. During fiscal 1997, the Company merged with one core business medical supply and equipment distributor and three imaging division companies in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality.

    During 1997 and 1996, the Company realized an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

Foreign Currency Translation

    Financial statements for the Company's subsidiary outside the United States are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

Stock-Based Compensation

    The Company accounts for its stock-based compensation plans using the intrinsic value method. The Company adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, for footnote disclosure purposes only, the Company computes its earnings and earnings per share on a pro forma basis as if the fair value method had been applied.

Net Income (Loss) Per Common and Common Equivalent Share

    Net income (loss) per common and common equivalent share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Weighted average shares outstanding for purposes of this calculation were approximately 36,501,000, 31,454,000, and 23,762,000 for 1997, 1996, and 1995, respectively.

Statements of Cash Flows

    The Company issued stock in the amount of $40,000 and $121,000 related to acquisitions accounted for as purchases in fiscal 1997 and 1996, respectively. The Company assumed net liabilities of approximately $1,610,000 and recorded noncompete assets and liabilities of approximately $4,300,000 in connection with the mergers of four other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal 1997. The Company also assumed net assets of approximately $1,278,000 in conjunction with the mergers of three other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

1996. Also, the Company incurred capital lease obligations to obtain equipment of approximately $514,000 in fiscal year 1995. All of the above items were excluded from the statements of cash flows as these items were noncash transactions.

Accounting Standards Changes

    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 128 will not be material.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 establishes new standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 129 will not be material.

2. MARKETABLE SECURITIES

    The Company's marketable securities are comprised of municipal bond issues and equity securities classified as trading securities and are carried at their fair values based upon the quoted market prices at March 28, 1997 and March 29, 1996. At March 28, 1997 and March 29, 1996, the aggregate fair market value of the municipal bonds was approximately $14,469,000 and $20,768,000, respectively, and the aggregate cost was approximately $14,552,000 and $20,800,000, respectively. The gross unrealized loss on municipal bonds for each year was approximately $83,000 and $32,000, respectively. Interest income, including realized gains, on the municipal bonds was approximately $626,000 and $195,000 for fiscal years 1997 and 1996, respectively. At March 28, 1997, the fair market value of equity securities was $576,000, with a cost of $56,000, and an unrealized gain of $520,000 which is included in investment income during fiscal year 1997.

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations consist of the following:

                                                 March 28,      March 29,
                                                   1997           1996
                                               -----------    -----------
          Lines of credit....................  $        --    $ 3,100,000
          Other notes.........................     774,794        262,961
          Capital lease obligations...........     457,124      1,259,393
                                               -----------    -----------
                                                 1,231,918      4,622,354
          Less current maturities.............     672,154      4,038,454
                                               -----------    -----------
                                               $   559,764    $   583,900
                                               ===========    ===========

Lines of Credit

    The Company has a financing and security agreement (the "Agreement") with a bank (the "Bank"). The Agreement allows the Company to obtain loans from the Bank on a revolving basis. The Agreement provides for loans in the amount of 85% of the outstanding amount of eligible accounts receivable plus the lesser of $25,000,000 or 50% of eligible inventory. The total amount of loans outstanding under the Agreement cannot exceed the lesser of $60,000,000 or amounts available subject to eligible collateral. The Agreement provides for an

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES option, on the part of the Company, to increase the availability to $75,000,000. There was no balance outstanding at March 28, 1997 and March 29, 1996.

    The loans are collateralized by all company assets. Interest accrues, subject to certain leverage ratio requirements, at a variable rate indexed on the London Interbank Offered Rate ("LIBOR") plus the applicable margin or the Bank's prime rate plus the applicable margin at the option of the Company. Interest rates may vary from prime to prime plus 75 basis points or from LIBOR plus 150 basis points to LIBOR plus 250 basis points, based on the Company's leverage ratio. The Agreement provides for a termination date of April 30, 1998, at which time the Agreement may be extended annually at the Bank's sole discretion upon request by the Company.

    The Agreement contains certain restrictive covenants which, among other things, require the Company to maintain a current ratio of 2 to 1, a debt service coverage ratio of 1.1 to 1 and a debt leverage ratio no greater than 5 to 1, all computed as defined in the Agreement. In addition, the Company must maintain minimum tangible net worth plus subordinated indebtedness, as defined in the Agreement, of $24,500,000 as of March 28, 1997, increasing by $1,000,000 as of the end of each subsequent fiscal year. The Agreement also contains restrictions on mergers, acquisitions, investments, capital expenditures, intangible assets, indebtedness, and stock transactions, among other things.

Other Notes

    X-ray GA maintained various other notes which were repaid by the Company in fiscal 1997 in conjunction with the merger.

     Long-term debt outstanding at March 28, 1997 totaled $775,000. As of March 28, 1997, future minimum payments of long-term debt, by fiscal year and in the aggregate, are approximately as follows:

                            Fiscal Year:
                              1998.......      $ 272,000
                              1999.......        197,000
                              2000.......         80,000
                              2001.......         54,000
                              2002.......         56,000
                            Thereafter...        116,000
                                               ---------
                                  Total..      $ 775,000
                                               =========

Capital Lease Obligations

    As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under capital leases are approximately as follows:

          Fiscal Year:
            1998.............................................  $ 432,000
            1999.............................................     34,000
            2000.............................................     28,000
                                                               ---------
          Net minimum lease payments.........................    494,000
          Less amount representing interest..................     37,000
                                                               ---------
          Present value of net minimum lease payments under
                    capital leases...........................    457,000
          Less amounts due in one year.......................    400,000
                                                               ---------
                    Amounts due after one year...............  $  57,000
                                                               =========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

4. OPERATING LEASE COMMITMENTS

    The Company leases various facilities and equipment under operating leases which expire at various dates through 2005. Certain lease commitments provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets.

    Rent expense approximated $6,249,000, $5,369,000, and $5,230,000 for fiscal years 1997, 1996, and 1995, respectively. As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under noncancelable operating leases are as follows:

                       Fiscal Year:
                         1998.......  $  8,752,000
                         1999.......     5,662,000
                         2000.......     4,209,000
                         2001.......     2,844,000
                         2002.......     1,627,000
                       Thereafter...       993,000
                                      ------------
                         Total......   $24,087,000
                                      ============


5. PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, are summarized as follows:

                                                      1997         1996
                                                 ------------  ------------
      Land.....................................  $    233,312  $    121,524
      Building.................................     2,161,698     1,207,560
      Equipment................................    23,265,561    18,907,914
      Furniture, fixtures and leasehold
      improvements.............................     6,754,303     3,756,862
                                                 ------------  ------------
                                                   32,414,874    23,993,860
      Accumulated depreciation.................   (13,603,183)   (9,229,154)
                                                 ------------  ------------
                                                 $ 18,811,691  $ 14,764,706
                                                 ============  ============

    Equipment includes equipment acquired under capital leases with a cost of $109,000 and $3,909,000 and related accumulated depreciation of $38,000 and $1,766,000 at March 28, 1997 and March 29, 1996, respectively. Depreciation expense aggregated approximately $3,219,000, $2,210,000, and $2,214,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

6. INTANGIBLES

    Intangibles, stated at cost, consist of the following:

                                            1997           1996
                                        ------------  ------------
           Customer lists.............  $  3,228,105  $  3,466,285
           Goodwill...................    11,870,204     6,941,804
           Noncompete agreements......    11,921,251     7,146,913
                                        ------------  ------------
                                          27,019,560    17,555,002
           Accumulated amortization...    (5,402,667)   (3,670,680)
                                        ------------  ------------
                                        $ 21,616,893  $ 13,884,322
                                        ============  ============

    As of March 28, 1997, approximate future minimum payments, by fiscal year and in the aggregate, required under noncompete agreements are as follows:

                        1998..............   $ 2,312,000
                        1999..............     1,736,000
                        2000..............       550,000
                        2001..............        85,000
                        2002..............        42,000
                        Thereafter........        73,000
                                             -----------
                                             $ 4,798,000
                                             ===========

     Amortization expense aggregated approximately $2,471,000, $1,891,000, and $1,997,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

7. INCOME TAXES

    The provisions for income taxes are detailed below:

                                            1997          1996         1995
                                        ------------  -----------  -----------
     Current tax provision:
       Federal........................  $ 5,481,000   $ 1,719,000  $ 1,982,000
       State..........................    1,250,000       394,000      439,000
                                        -----------   -----------  -----------
               Total current..........    6,731,000     2,113,000    2,421,000
                                        -----------   -----------  -----------
     Deferred tax benefit:
       Federal........................   (3,755,000)     (643,000)          --
       State..........................     (856,000)     (146,000)          --
                                        -----------   -----------  -----------
               Total deferred.........   (4,611,000)     (789,000)          --
                                        -----------   -----------  -----------
               Total income tax
               provision............... $ 2,120,000   $ 1,324,000  $ 2,421,000
                                        ===========   ===========  ===========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    The difference between income tax computed at the federal statutory rate and the actual tax provision is shown below:

                                                      1997          1996          1995
                                                  -----------   -----------   -----------
         Income before provision for taxes......  $ 6,493,000   $ 2,663,000   $ 1,574,000
                                                  ===========   ===========   ===========
         Tax provision at the statutory rate....  $ 2,208,000   $   905,000   $   535,000
                                                  -----------   -----------   -----------
         (Decrease) increase in taxes:
           Change in valuation allowance for
              deferred taxes....................     (900,000)     (956,000)    1,023,000
           State income tax, net of federal
              benefit...........................      370,000       329,000        94,000
           Write-off of intangibles.............           --            --       562,000
           Meals and entertainment..............      163,000       134,000       162,000
           Goodwill amortization................        8,000         8,000        10,000
           Cash surrender value of life
              insurance.........................       62,000        45,000        26,000
           Nontaxable interest income...........     (660,000)     (198,000)           --
           Merger costs and expenses............      721,000     2,216,000            --
           Utilization of tax net operating
              losses............................           --      (776,000)           --
           LIFO reserve of pooled companies.....      121,000            --            --
           Other, net...........................      346,000         9,000        30,000
           Income of S-corporation..............     (319,000)     (392,000)      (21,000)
                                                  -----------   -----------   -----------
              Total (decrease) increase in taxes      (88,000)      419,000     1,886,000
                                                  -----------   -----------   -----------
                   Total income tax provision...  $ 2,120,000   $ 1,324,000   $ 2,421,000
                                                  ===========   ===========   ===========
         Effective tax rate.....................         32.7%         49.7%        153.8%
                                                  ===========   ===========   ===========

    Deferred income taxes for 1997 and 1996 reflect the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences which create deferred tax assets and liabilities at March 28, 1997 and March 29, 1996 are detailed below:

                                                                                   1997         1996
                                                                               -----------  -----------
                            Deferred tax assets:
                              Merger costs and expenses.....................   $ 1,455,000  $   204,000
                              Allowance for doubtful accounts and sales
                            returns.........................................     1,359,000      717,000
                              Intangibles...................................       617,000      681,000
                              Inventory uniform cost capitalization.........       959,000      482,000
                              Net operating loss carryforwards..............     1,738,000      219,000
                              Accrued expenses..............................       435,000      399,000
                              Reserve for inventory obsolescence............        39,000      105,000
                              Long-term incentive plan......................       174,000           --
                              Other.........................................       163,000      197,000
                                                                               -----------  -----------
                                      Gross deferred tax assets.............     6,939,000    3,004,000
                                                                               -----------  -----------
                            Deferred tax liabilities:
                              Excess of tax depreciation and amortization
                                 over book depreciation and amortization....    (1,539,000)  (1,179,000)
                              Other.........................................            --     (136,000)
                                                                                            -----------
                                 Gross deferred tax liabilities.............    (1,539,000)  (1,315,000)
                                                                               -----------  -----------
                                                                                 5,400,000    1,689,000
                                      Valuation allowance...................            --     (900,000)
                                                                               -----------  -----------
                                      Net deferred tax asset................   $ 5,400,000  $   789,000
                                                                               ===========  ===========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    A valuation allowance was provided in prior years for those temporary differences for which utilization was uncertain. Based on an evaluation of the realizability of deferred tax assets, the valuation allowance was reduced by $900,000 and $956,000 during fiscal 1997 and 1996, respectively.

    The income tax benefit related to the exercise or early disposition of certain stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $1,832,000 and $2,687,000 for fiscal years 1997 and 1996, respectively.

    At March 28, 1997, the Company had net operating loss carryforwards for income tax purposes arising from mergers of approximately $4,486,000 which expire from 2006 to 2011. The utilization of the net operating loss carryforwards is subject to limitation in certain years.

8. RELATED-PARTY TRANSACTIONS

    A member of the board of directors provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000, $136,000, and $124,000 in 1997, 1996, and 1995, respectively.

    A member of the board of directors is chairman and CEO of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to the company were approximately $484,000 during the first nine months of fiscal year 1996 and $339,000 for fiscal year 1995. The Company changed its self-insurance administrator as of January 1, 1996 to an unrelated party.

9. STOCK-BASED COMPENSATION PLANS

    At March 28, 1997, the Company had five stock-based compensation plans as described below:

Incentive Stock Option Plan

    Under the Company's qualified 1986 Incentive Stock Option Plan, 8,001,000 shares of the Company's common stock are reserved for sale to officers and key employees. Options may be granted at prices not less than fair market value at the date of grant and are exercisable during periods of up to five years from that date. The exercisability of the options is not subject to future performance.

    Information regarding this plan is summarized below:


                                             Number of           Weighted Average
                                              Shares         Exercise Price Per Share
                                             ---------       ------------------------
        Balance, March 31, 1994........      1,540,497               $     2.47
        Granted........................        648,000                     4.18
        Exercised......................       (817,899)                    2.17
        Canceled.......................        (12,000)                    1.59
                                           -----------               ----------
        Balance, March 30, 1995........      1,358,598                     2.89
        Granted........................             --                       --
        Exercised......................       (607,405)                    2.68
        Canceled.......................        (30,297)                    1.48
                                           -----------               ----------
        Balance, March 29, 1996........        720,896                     2.94
        Granted........................             --                       --
        Exercised......................       (345,570)                    2.83
        Canceled.......................        (12,000)                    3.28
                                           -----------               ----------
        Balance, March 28, 1997........        363,326               $     3.05
                                           ===========               ==========


                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    At March 31, 1994, March 30, 1995, March 29, 1996, and March 28, 1997,
1,411,542, 1,274,688, 682,031, and 363,326, respectively, of outstanding options were exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.7 years. No compensation expense has been recorded because the options were granted at fair market value. As of March 28, 1997, approximately 2,388,000 shares of common stock are available for issuance under the plan. The Company does not intend to issue any more options under this plan.

Options Issued in Exchange for Former Taylor Medical Options

    In conjunction with the acquisition of Taylor Medical, Inc., the Company assumed the nonqualified Taylor Medical Stock Option Plans of 1986 and 1993. The options outstanding at the time of acquisition were converted to allow grantees the right to acquire the Company's common stock at a rate consistent with the merger's stock pooling agreement. All options under this plan are priced at $5.08 per common share and are not subject to future performance.

    Information regarding these options is summarized below:


                                                    Number of
                                                     Shares
                                                    ---------
                  Balance, March 31, 1994.....        613,776
                  Granted.....................         15,747
                  Exercised...................         (5,118)
                  Canceled....................         (8,268)
                                                    ---------
                  Balance, March 30, 1995.....        616,137
                  Granted.....................          7,825
                  Exercised...................       (538,815)
                  Canceled....................             --
                                                    ---------
                  Balance, March 29, 1996.....         85,147
                  Granted.....................             --
                  Exercised...................        (37,509)
                  Canceled....................             --
                                                    ---------
                  Balance, March 28, 1997.....         47,638
                                                    =========


    The Company does not intend to issue any more options under this plan.

    All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.8 years.

Long Term Stock Plan

    In March 1994, the Company adopted the 1994 Long Term Stock Plan under which the Compensation Committee has discretion to grant nonqualified stock options and restricted stock to any employee of the Company. A total of 2,190,000 shares of the Company's common stock, as adjusted by stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    Information regarding the stock option component of this plan is summarized below:


                                                         Weighted Average
                                           Number of      Exercise Price
                                             Shares          Per Share
                                           ---------         ---------
      Balance, March 31, 1994........             --               --
      Granted........................        160,200          $  5.32
      Exercised......................             --               --
      Canceled.......................             --               --
                                             -------          -------
      Balance, March 30, 1995........        160,200             5.32
      Granted........................        492,300            16.96
      Exercised......................        (37,500)           13.07
      Canceled.......................             --               --
                                             -------          -------
      Balance, March 29, 1996........        615,000            14.17
      Granted........................        203,179            23.90
      Exercised......................        (27,050)           13.35
      Canceled.......................         (3,000)            5.79
                                             -------          -------
      Balance, March 28, 1997........        788,129          $ 16.52
                                             =======          =======


    All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 5.6 years. As of March 28, 1997, approximately 1,340,000 shares of common stock were available for issuance under the plan.

Long Term Incentive Plan

    In March 1994, the Company adopted the 1994 Long Term Incentive Plan which provides officers with performance awards, consisting of cash or registered shares of common stock, or a combination thereof, based primarily upon the Company's total shareholder return as ranked against the companies comprising the NASDAQ Composite Index over a three-year period. The maximum payable under this plan to an eligible employee, whether in the form of cash or common stock, may not exceed $1 million per fiscal year. At March 28, 1997, the Company has accrued approximately $448,000 related to awards granted under this plan.

    The plan also provides for nonqualified stock options or restricted stock to be granted at the full discretion of the Compensation Committee of the Board of Directors. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense is recorded on the date the stock options are granted. The aggregate number of shares of common stock, including shares reserved for issuance pursuant to the exercise of options, which may be granted or issued may not exceed 730,000 shares.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    Information regarding the stock option component of the plan is summarized below:


                                                                Weighted Average
                                                Number of        Exercise Price
                                                 Shares            Per Share
                                                ---------          ---------
             Balance, March 30, 1995.........          --               --
             Granted.........................     350,643          $ 14.88
             Exercised.......................     (32,406)           14.88
             Canceled........................          --               --
                                                  -------          -------
             Balance, March 29, 1996.........     318,237            14.88
             Granted.........................      68,364            23.94
             Exercised.......................     (61,158)           14.88
             Canceled........................          --               --
                                                  -------          -------
             Balance, March 28, 1997              325,443          $ 16.78
                                                 ========          =======


    All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 8.5 years. To date, no cash or restricted stock have been issued under this plan.

Directors' Stock Plan

    In March 1994, the Company adopted the Directors' Stock Plan under which nonemployee directors receive an annual grant of an option to purchase 2,000 shares of common stock. A total of 200,000 shares of the Company's common stock, as adjusted for stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense has been recorded in connection with the stock options granted. Each nonemployee director receives a grant of 2,000 restricted shares upon initial election and reelection to the Board.

    Information regarding the stock option component of this plan is summarized below:


                                                              Weighted Average
                                             Number of         Exercise Price
                                               Shares            Per Share
                                             ---------           ---------
           Balance, March 31, 1994........          --                  --
           Granted........................      27,000            $   5.48
           Exercised......................          --                  --
           Canceled.......................          --                  --
                                              --------               -----
           Balance, March 30, 1995........      27,000                5.48
           Granted........................      22,500               14.75
           Exercised......................      (4,500)               5.48
           Canceled.......................          --                  --
                                              --------               -----
           Balance, March 29, 1996........      45,000               10.12
           Granted........................      12,000               23.94
           Exercised......................      (3,000)               5.48
           Canceled.......................          --                  --
                                              --------               -----
           Balance, March 28, 1997........      54,000            $  13.44
                                              ========            ========


                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is 8.4 years. To date, 13,500 restricted shares have been issued under this plan.

Fair Value of Stock Options

    Under SFAS No. 123, the fair value of stock options granted in the years ended March 28, 1997 and March 29, 1996 have been estimated using a Black-Scholes option pricing model with the following weighted average assumptions for grants: risk-free interest rate ranging from 5.8% to 6.8%, expected option life ranging from 3.5 to 5 years, expected volatility of 40% for 1996 and 55% for 1997 and no expected dividend yield. Using these assumptions, the estimated fair values of options granted for the years ended March 28, 1997 and March 29, 1996 were approximately $2.9 million and $6.0 million, respectively, and such amounts would be included in compensation expense. Pro forma net income and net income per share for the years ended March 28, 1997 and March 29, 1996, assuming the Company had accounted for the plans under the fair value approach, are as follows (in thousands, except per share data):


                                                      1997       1996
                                                    --------   --------
          Net income:
            As reported..........................   $ 4,373    $  1,339
            Pro forma............................   $ 2,599    $ (2,315)
          Net income per share:
            As reported..........................   $  0.12    $   0.04
            Pro forma............................   $  0.07    $  (0.07)


    Because the fair value method of accounting has not been applied to options granted prior to March 31, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


                                                              1997       1996
                                                            --------   --------
        Weighted average per share fair value of options
        granted:
          Incentive Stock Option Plan.....................       N/A       N/A
          Long Term Stock Plan............................  $  11.08   $  6.91
          Long Term Incentive Plan........................  $  11.08   $  6.73
          Directors' Stock Plan...........................  $  13.22   $  6.67


10. EMPLOYEE BENEFIT PLANS

    The Company has an employee stock ownership plan ("ESOP") available to all employees with at least one year of service. Effective January 1, 1996, the Company amended the plan to allow participants to direct the investment of a portion of their plan balances. Prior to this change, the trustees directed the investment of the participants' balances. As of March 28, 1997, the ESOP owns approximately 2,034,000 shares of the Company's common stock. Company contributions to the plan were approximately $160,000, $120,000, and $85,000 for 1997, 1996, and 1995, respectively, and are made at the discretion of the Company.

    The Company also has an employee stock purchase plan available to employees with at least one year of service. The plan allows eligible employees to purchase company stock over the counter through payroll deductions.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

11. BUSINESS ACQUISITIONS

Pooling With X-ray GA

    On December 20, 1996, the Company acquired X-ray GA in a merger pursuant to which the Company issued 593,672 shares of common stock to the former shareholders of X-ray GA (of which 52,675 shares are being held in escrow as of March 28, 1997) in exchange for all of the outstanding shares of capital stock of X-ray GA valued at $11.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of X-ray GA for all periods prior to the merger.

    X-ray GA was an S-Corporation for income tax purposes, and therefore, did not pay U.S. federal income taxes. X-ray GA will be included in the Company's U.S. federal income tax return subsequent to the date of acquisition. Separate net sales, net income (loss) and related per share amounts of merged entities are presented in the following table. In addition, the table includes pro forma net income (loss) and net income (loss) per share amounts which reflect pro forma adjustments to present income taxes of X-ray GA on the basis on which they will be reported in future periods.

                                                          March 30 through
                                                         December 31, 1996
                                                            (Unaudited)        March 29, 1996       March 30, 1995
                                                            -----------        --------------       --------------
                                                                               (In thousands)
          Net sales
            PSS and Taylor combined.................      $     470,357          $ 483,294           $ 366,285
            X-ray GA................................             33,182             45,730              47,016
                                                          -------------          ---------           ---------
                    Total...........................      $     503,539          $ 529,024           $ 413,301
          Net income (loss)
            PSS and Taylor combined.................      $       6,139          $     186           $    (909)
            X-ray GA................................                938              1,153                  62
                                                          -------------          ---------           ---------
          Net income (loss) as reported.............      $       7,077          $   1,339           $    (847)
          Pro forma tax provision for X-ray GA......                357                438                  23
                                                          -------------          ---------           ---------
          Pro forma net income (loss)...............      $       6,720          $     901           $    (870)
          Net income (loss) per share As reported...      $        0.19          $    0.04           $   (0.04)
          Pro forma.................................      $        0.19          $    0.03           $   (0.04)
          Other changes in shareholders' equity
            PSS and Taylor combined.................      $       1,446          $ 152,340           $  24,101
            X-ray GA................................             (1,100)              (455)               (516)
                                                          -------------          ---------           ---------
                    Total...........................      $         346          $ 151,885           $  23,585
                                                          =============          =========           =========

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

Pooling With Taylor

    On August 21, 1995, the Company issued approximately 3,790,000 shares of its common stock in exchange for all of the outstanding common stock of Taylor, including approximately 416,000 shares held in escrow to satisfy certain obligations of Taylor related to its operations prior to the merger. Subsequent to August 21, 1995, approximately 244,000 shares of common stock were returned to the Company as settlement of the escrow and were canceled. These canceled shares had no resulting impact on the net income per share calculation. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Taylor for all periods prior to the merger.

    Separate net sales, net income (loss) and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                                           April 1 through
                                                            June 30, 1995
                                                            (unaudited)      March 30, 1995
                                                            -----------      --------------
                                                                   (In thousands)
             Net sales
               PSS................................           $  73,670         $ 236,188
               Taylor.............................              31,640           130,097
                                                             ---------         ---------
             Combined.............................           $ 105,310         $ 366,285
             Net income
               PSS................................           $     980         $   3,680
               Taylor.............................                 193            (4,589)
                                                             ---------         ---------
             Combined.............................           $   1,173         $    (909)
             Other changes in shareholders' equity
               PSS................................           $   1,036         $  24,075
               Taylor.............................                   1                26
                                                             ---------         ---------
             Combined.........................               $   1,037         $  24,101
                                                             =========         =========

Other Poolings

    During fiscal 1997, the Company merged with four other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date and the accumulated deficit as of their acquisition dates of approximately $4.7 million has been recorded as an adjustment to the accumulated deficit of the Company.

    During fiscal 1996, the Company merged with three other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date, and the accumulated retained earnings as of their acquisition dates of approximately $1.3 million have been recorded as adjustments to the accumulated deficit of the Company.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

Asset Purchases

    During fiscal 1997, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of five medical supplies and equipment distributors for approximately $14.2 million. The aggregate purchase price paid consisted of cash of approximately $6.8 million, assumption of accounts payable and accrued liabilities of approximately $7.4 million, and the issuance of 2,700 shares of common stock with a fair market value of approximately $40,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $2.8 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of approximately $220,000 through the year 2001. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

    During fiscal 1996, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of seven medical supplies and equipment distributors for approximately $5.5 million. The aggregate purchase price paid consisted of cash of approximately $2.8 million, assumption of accounts payable and accrued liabilities of approximately $2.5 million, and the issuance of 5,700 shares of common stock with a fair market value of $121,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $1.2 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of $1.2 million through the year 2000. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

    During fiscal 1995, the Company acquired certain assets, including accounts receivable, inventories, equipment, and other assets, of nine medical supplies and equipment distributors for approximately $11.6 million. The aggregate purchase price paid consisted of cash of approximately $6.9 million, assumption of accounts payable and accrued liabilities of approximately $4.2 million, and the issuance of approximately 70,000 shares of common stock with a fair market value of approximately $0.5 million. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $4.0 million has been recorded as goodwill. In addition, the Company entered into noncompete agreements with shareholders and an officer of the acquired companies which provide for payments of approximately $2.3 million through the year 1998.

    During fiscal 1995, Taylor acquired certain assets of three medical supplies and equipment distributors for approximately $2.2 million.

    For acquisitions accounted for as purchases, the results of operations acquired have been included in the financial statements since the dates of acquisition. Supplemental pro forma information is not presented because the impact on the Company's results of operations would not be material.

12. COMMITMENTS AND CONTINGENCIES

    Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated financial position, liquidity, or results of operations.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    The Company has employment agreements with certain executive officers which provide that in the event of their termination or resignation, under certain conditions, the Company may be required to continue salary payments and provide insurance for a period ranging from 12 to 36 months for the chief executive officer and from 3 to 12 months for other executives and to repurchase a portion or all of the shares of common stock held by the executives upon their demand. The period of salary and insurance continuation and the level of stock repurchases are based on the conditions of the termination or resignation.

13. ABBOTT LABORATORIES DISTRIBUTION AGREEMENT

    On March 27, 1995, the Company signed a Distribution Agreement with Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement, effective April 1, 1995, has a five-year term, although it may be terminated earlier if the Company fails to meet certain performance objectives. Under the Abbott Agreement, the Company has become the exclusive distributor in the United States of certain Abbott diagnostic products and reagents to office-based physician practices with 24 or fewer physicians per office site. The Abbott Agreement also provides the Company's sales force with access to over 15,000 physician practices that were not previously purchasing diagnostic products from the Company. Abbott products constituted approximately 16% of the Company's sales in fiscal 1997 and 1996. Simultaneous with the closing of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. A three-year irrevocable proxy to the PSS Board of Directors and a perpetual stand still agreement were provided by Abbott in the Stock Purchase Agreement.

14. SALES OF ASSETS

    On July 1, 1994, Taylor sold the assets of its Taylor Home Health division for $12,000,000 in cash and an escrow receivable of $1,051,000 based on subsequent receivables collections and other factors, resulting in a gain on sale of assets of approximately $2,078,000. In March 1995, Taylor negotiated a final settlement of the escrowed receivable which included the return to Taylor of certain receivables. Taylor recorded a $600,000 reduction in the gain originally recognized to record these receivables at their estimated net realizable value. The net gain of approximately $1,478,000 is included in other income for fiscal year 1995.

    On November 30, 1994, Taylor sold the assets of its Labcare division, whose principal business was the repair of medical equipment, for $1,100,000, resulting in a loss of approximately $403,000. In March 1995, Taylor recorded an additional loss on the sale of approximately $154,000 related to the write-down of certain notes receivable issued in conjunction with the sale. The net loss of approximately $558,000 is included in other income for fiscal year 1995.

15. MERGER COSTS AND EXPENSES AND RESTRUCTURING CHARGES

    The Company recorded merger costs and expenses of approximately $12,100,000 and $15,700,000 in fiscal 1997 and 1996, respectively, associated with mergers accounted for as poolings-of-interests. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel. At March 28, 1997, accrued merger costs were approximately $3.0 million.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

    During fiscal 1995, Taylor management concluded that recent industry developments had affected Taylor's strategy and operations. Taylor assessed its relative position in its major markets and determined that competitive pressures on margins and cost structures in its Arizona, Indiana and Massachusetts distribution centers as well as the prospects for its physician consulting services and equipment repair businesses would not result in full realization of the future benefits expected from the related intangible assets. Accordingly, Taylor management concluded that the intangible assets were impaired and recorded a $4,388,592 noncash charge to write off the intangible assets associated with these markets and operations.

16.   SUBSEQUENT EVENTS.

    Subsequent to March 28, 1997, the Company acquired four imaging and equipment distributors for aggregate consideration of approximately $24.3 million comprised of 1,275,681 shares of PSS common stock and approximately $2.5 million cash.

    On August 12, 1997, the Company signed a definitive agreement to merge with S&W X-Ray, Inc. ("S&W"). As discussed further elsewhere in this Proxy Statement-Prospectus, the Company intends to acquire S&W in a stock-for-stock merger, to be accounted for as a pooling-of-interests by issuing shares of PSS common stock with a value of $26,000,000, subject to adjustment.

                SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
    For the Years Ended March 30, 1995, March 29, 1996, and March 28, 1997

                                  Balance at      Provision
      Valuation allowance        beginning of    charged to       Transfers                    Balance at
    for accounts receivable         period         expense      from Poolings    Write-offs   end of period
    -----------------------      ------------   -------------  --------------   -----------   -------------
   Year ended March 30, 1995      $1,848,000      $1,651,000        $    ---     $2,245,000       $1,254,000

   Year ended March 29, 1996       1,254,000       1,448,000         400,000        884,000        2,218,000

   Year ended March 28, 1997      $2,218,000      $2,463,000        $881,000     $1,981,000       $3,581,000

                        INDEX TO S&W FINANCIAL STATEMENTS

                                                                                            Page
                                                                                            ----
Interim Financial Statements (Unaudited):

   Balance Sheets - June 30, 1997 and March 31, 1997......................................  131

Statements of Income for the Three Months Ended
   June 30, 1997 and 1996.................................................................  133

Statements of Cash Flows for the Three Months Ended
   June 30, 1997 and 1996.................................................................  134

Notes to Financial Statements.............................................................  135

Financial Statements:

Independent Auditors Report...............................................................  136

Balance Sheets - March 31, 1997 and 1996 .................................................  137

Statements of Income for the Years Ended March 31, 1997, 1996 and 1995....................  139

Statements of Shareholders' Equity for the Years Ended March 31, 1997, 1996 and 1995......  140

Statements of Cash Flows for the Years Ended March 31, 1997, 1996 and 1995................  141

Notes to Financial Statements.............................................................  143

                                 S&W X-RAY, INC.

                                 BALANCE SHEETS


                                                                                 June 30,             March 31,
                           ASSETS                                                  1997                 1997
                           ------                                               ----------            --------
                                                                                (Unaudited)           (Audited)
CURRENT ASSETS
--------------
  Cash                                                                         $       673           $   335,034
  Accounts receivable, less allowances for doubtful accounts
    of $653,000 and $100,000 in 1997 and 1996, respectively                     10,330,852            11,133,430
  Inventory                                                                      5,772,281             7,290,574
  Prepaid expenses                                                                 872,333             1,538,151
  Deferred income taxes                                                          1,069,200               611,000
                                                                               -----------           -----------
                                      TOTAL CURRENT ASSETS                      18,045,339            20,908,189


PROPERTY, PLANT AND EQUIPMENT
-----------------------------
  Land                                                                             150,000               150,000
  Building                                                                         681,066               681,066
  Transportation equipment                                                         510,567               510,567
  Equipment                                                                      1,114,888             1,085,264
  Furniture                                                                        151,419               151,419
  Leasehold improvements                                                            63,032                56,448
                                                                               -----------           -----------
                                                                                 2,670,972             2,634,764
  Less:  accumulated depreciation                                                1,312,877             1,243,488
                                                                               -----------           -----------
                                                                                 1,358,095             1,391,276


OTHER ASSETS
------------
  Goodwill (net of accumulated amortization of $41,667
    and $8,333 at June 30, 1997 and 1996, respectively)                            458,333               466,667
  Other assets                                                                     270,265               158,147
  Deferred income taxes                                                             58,100                59,400
                                                                               -----------           -----------
                                                                                   786,698               684,214
                                                                               -----------           -----------

                                                                               $20,190,132           $22,983,679
                                                                               ===========           ===========


                                                                                 June 30,             March 31,
         LIABILITIES AND SHAREHOLDERS' EQUITY                                      1997                 1997
         ------------------------------------                                   ----------            --------
                                                                                (Unaudited)            (Audited)

CURRENT LIABILITIES
-------------------
  Notes payable to bank                                                        $ 3,827,700           $ 5,214,550
  Current portion of long-term debt                                                707,645             1,082,360
  Notes payable to related parties                                                 900,000             1,130,000
  Accounts payable                                                               3,967,773             4,947,746
  Customer deposits                                                                396,973               376,362
  Other current liabilities                                                        873,952               262,092
  Accrued salaries and pension                                                     825,333             1,749,759
                                                                               -----------           -----------

                                       TOTAL CURRENT LIABILITIES                11,499,376            14,762,869


LONG-TERM LIABILITIES
---------------------
  Debt                                                                           3,463,552             3,265,569
                                                                               -----------           -----------

COMMITMENTS AND CONTINGENCIES
-----------------------------

SHAREHOLDERS' EQUITY
--------------------
  Common stock, $.04 par value
      Authorized, 500,000 shares
      Issued and outstanding, 259,574 shares                                        10,383                10,383
  Paid in capital                                                                  172,811               172,811
  Retained earnings                                                              6,350,001             6,139,703
                                                                               -----------           -----------
                                                                                 6,533,195             6,322,897

  Less:  Guarantee of employee stock ownership plan debt                         1,305,991             1,367,656
                                                                               -----------           -----------
                                                                                 5,227,204             4,955,241
                                                                               -----------           -----------
                                                                               $20,190,132           $22,983,679
                                                                               ===========           ===========


The accompanying note is an integral part of these statements.

                                 S&W X-RAY, INC.

                              STATEMENTS OF INCOME


                                                                                    Three Months Ended
                                                                               -----------------------------
                                                                                 June 30,          June 30,
                                                                                   1997              1996
                                                                               -----------       -----------
                                                                                        (Unaudited)
Sales                                                                          $20,040,450       $17,689,106

Cost of sales                                                                   15,470,526        13,995,379
                                                                               -----------       -----------
                                                GROSS PROFIT                     4,569,924         3,693,727

General and administrative expenses                                              4,039,399         3,233,913
                                                                               -----------       -----------
                                      INCOME FROM OPERATIONS                       530,525           459,814

Other income (expense):
  Interest expense                                                                (180,547)         (145,623)
  Interest income                                                                    6,820             2,209
  Sundry                                                                                --               135
                                                                               -----------       -----------
                                                                                  (173,727)         (143,279)
                                                                               -----------       -----------
                                  INCOME BEFORE INCOME TAXES                       356,798           316,535

Income taxes:
  Federal                                                                          467,900           267,800
  States                                                                           135,500            84,900
  Deferred (credit)                                                               (456,900)         (209,200)
                                                                               -----------       -----------
                                                                                   146,500           143,500
                                                                               -----------       -----------
                                                  NET INCOME                   $   210,298       $   173,035
                                                                               ===========       ===========

Net income per common share                                                    $       .90       $       .80
                                                                               ===========       ===========

Weighted average number of shares outstanding                                      234,779           216,463
                                                                                 =========         =========


The accompanying note is an integral part of these statements.

                                 S&W X-RAY, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                     Three Months Ended
                                                                                 ---------------------------
                                                                                 June 30,           June 30,
                                                                                   1997              1996
                                                                                 --------          ---------
                                                                                         (Unaudited)

CASH FLOWS - OPERATING ACTIVITIES
---------------------------------
  Net income for year                                                          $   210,298       $   173,035
  Adjustments to reconcile net income to net cash provided from
    (used for) operating activities:
      Depreciation and amortization                                                 77,723            60,854
      Bad debts                                                                    173,500             -
      Inventory, warranty and other reserves                                       493,100             -
      Deferred income taxes (credit)                                              (456,900)         (209,200)
      Changes in certain assets and liabilities affecting operations:
          Accounts receivable                                                      629,078        (1,096,107)
          Inventory                                                              1,212,793         1,338,830
          Prepaid expenses                                                         665,818          (461,424)
          Other assets                                                            (112,118)          (18,520)
          Accounts payable                                                        (979,973)          469,847
          Customer deposits                                                         20,611           (79,051)
          Other current liabilities                                                424,260           210,252
          Accrued salaries and pension                                            (924,426)         (537,445)
                                                                               -----------       -----------
                                    NET CASH PROVIDED FROM (USED FOR)
                                                 OPERATING ACTIVITIES            1,433,764          (148,929)

CASH FLOWS - INVESTING ACTIVITIES
---------------------------------
  Purchases of property, plant and equipment                                       (36,208)          (41,187)
                                                                               -----------       -----------
                                                  NET CASH (USED FOR)
                                                 INVESTING ACTIVITIES              (36,208)          (41,187)

CASH FLOWS - FINANCING ACTIVITIES
---------------------------------
  Net (payments) borrowings of short-term debt                                  (1,386,850)           25,000
  Principal payments of long-term borrowings                                      (115,067)           (9,375)
  Additional borrowings from related parties                                        70,000           610,000
  Principal payments to related parties                                           (300,000)         (550,000)
                                                                               -----------       -----------
                                    NET CASH (USED FOR) PROVIDED FROM
                                                 FINANCING ACTIVITIES           (1,731,917)           75,625
                                                                               ===========      ============

                                                 NET DECREASE IN CASH             (334,361)         (114,491)
Cash at beginning of year                                                          335,034           115,153
                                                                               -----------       -----------
                                                  CASH AT END OF YEAR          $       673       $       662
                                                                               ===========       ===========

SUPPLEMENTAL CASH FLOW INFORMATION
----------------------------------
  Cash paid during the year for:
    Interest                                                                   $   180,547       $   145,623
                                                                               ===========       ===========

    Income taxes                                                               $   225,312      $     11,799
                                                                               ===========      ============


        The accompanying note is an integral part of these statements.

                                 S&W X-RAY, INC.

                          NOTE TO FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION
------------------------------

The financial statements of S&W X-Ray, Inc. reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations for the periods indicated.

The accompanying financial statements should be read in conjunction with the Company's audited March 31, 1997 financial statements and related notes. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the Securities and Exchange Commission rules and regulations.

The results of operations for the interim periods covered by this report may not necessarily be indicative of operating results for the full fiscal year.

                          INDEPENDENT AUDITORS' REPORT





To the Shareholders of
S&W X-Ray, Inc.



We have audited the accompanying balance sheet of S&W X-Ray, Inc. as of March 31, 1997, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S&W X-Ray, Inc. as of March 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The 1996 and 1995 financial statements were reviewed by us and our reports thereon, dated May 29, 1996 and May 26, 1995, respectively, stated that we were not aware of any material modifications that should be made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the 1996 and 1995 financial statements taken as a whole.


                                             MAY, ROBINSON, GORDON & PENTA, P.C.



Rochester, New York
July 31, 1997

                                 S&W X-RAY, INC.

                                 BALANCE SHEETS


                                                                                 March 31,
                                                                     ------------------------------
                                                                         1997              1996
                                                                         ----              ----
                                                                       (Audited)        (Reviewed)
                                   ASSETS
                                   ------
CURRENT ASSETS
--------------
  Cash........................................................     $     335,034    $     115,153
  Accounts receivable, less allowances for doubtful accounts
    of $653,000 and $100,000 in 1997 and 1996, respectively...        11,133,430        9,547,463
  Inventory ..................................................         7,290,574        5,075,811
  Prepaid expenses............................................         1,538,151          402,325
  Deferred income taxes.......................................           611,000           71,200
                                                                     -----------      -----------
                         TOTAL CURRENT ASSETS.................        20,908,189       15,211,952


PROPERTY, PLANT AND EQUIPMENT
-----------------------------
  Land........................................................           150,000          150,000
  Building....................................................           681,066          667,866
  Transportation equipment....................................           510,567          390,738
  Equipment...................................................         1,085,264          700,375
  Furniture...................................................           151,419          132,450
  Leasehold improvements......................................            56,448           47,638
                                                                     -----------      -----------
 ..............................................................         2,634,764        2,089,067
  Less:  accumulated depreciation and amortization............         1,243,488          981,874
                                                                     -----------      -----------
 ..............................................................         1,391,276        1,107,193


OTHER ASSETS
  Goodwill (net of accumulated amortization of
     $33,333 in 1997).........................................           466,667          500,000
  Other assets................................................           158,147           92,844
  Deferred income taxes.......................................            59,400                -
                                                                     -----------      -----------
 ..............................................................           684,214          592,844
                                                                     -----------      -----------

 ..............................................................       $22,983,679      $16,911,989
                                                                     ===========      ===========



                                                                               March 31,
                                                                    -----------------------------
                                                                         1997             1996
                                                                         ----             ----
                                                                       (Audited)       (Reviewed)
               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------

 CURRENT LIABILITIES
 -------------------
  Notes payable to bank.......................................      $  5,214,550     $  5,750,000
  Current portion of long-term debt...........................         1,082,360          284,167
  Notes payable to related parties............................         1,130,000        1,245,000
  Accounts payable............................................         4,947,746        1,813,375
  Customer deposits...........................................           376,362          348,083
  Other current liabilities...................................           262,092           26,209
  Accrued salaries and pension................................         1,749,759        1,177,711
                                                                     -----------      -----------
                         TOTAL CURRENT LIABILITIES............        14,762,869       10,644,545

 LONG-TERM LIABILITIES
 ---------------------
  Long-term debt..............................................         3,265,569        2,681,762
  Deferred income taxes.......................................                --            4,800
                                                                     -----------      -----------
 .............................................................         3,265,569        2,686,562

 COMMITMENTS AND CONTINGENCIES
 -----------------------------

 SHAREHOLDERS' EQUITY
 --------------------
  Common stock, $.04 par value
      Authorized, 500,000 shares
      Issued and outstanding, 259,574 shares..................            10,383           10,383
  Paid-in capital.............................................           172,811               --
  Retained earnings...........................................         6,139,703        6,086,428
                                                                     -----------      -----------
 .............................................................         6,322,897        6,096,811

  Less:  Unearned ESOP shares ................................         1,367,656        2,515,929
                                                                     -----------      -----------
 .............................................................         4,955,241        3,580,882
                                                                     -----------      -----------
 .............................................................       $22,983,679      $16,911,989
                                                                     ===========      ===========

The accompanying notes are an integral part of the financial statements.

                                S&W X-RAY, INC.

                             STATEMENTS OF INCOME


                                                                                  Year Ended March 31,
                                                                     ---------------------------------------------
                                                                        1997             1996              1995
                                                                        ----             ----              ----
                                                                      (Audited)       (Reviewed)        (Reviewed)
Sales.........................................................       $72,034,238      $60,096,315       $58,683,889

Cost of sales.................................................        55,260,054       47,170,205        45,981,570
                                                                     -----------      -----------       -----------
                         GROSS PROFIT.........................        16,774,184       12,926,110        12,702,319

General and administrative expenses...........................        15,773,740       11,044,352        10,747,621
                                                                     -----------      -----------       -----------
                         INCOME FROM OPERATIONS...............         1,000,444        1,881,758         1,954,698

Other income (expense):
  Interest expense............................................          (864,756)        (499,985)         (441,545)
  Interest income.............................................            13,037            8,208             4,540
  Sundry......................................................               450              450               248
  Gain on disposal of equipment...............................                --              669             5,660
                                                                     -----------      -----------       -----------
 ..............................................................          (851,269)        (490,658)         (431,097)
                                                                     -----------      -----------       -----------
                         INCOME BEFORE INCOME TAXES...........           149,175        1,391,100         1,523,601

Income taxes:
  Federal.....................................................           623,100          452,000           571,500
  States......................................................           192,000          143,000           186,582
  Deferred (credit)...........................................          (719,200)           6,100          (141,500)
                                                                     -----------      -----------       -----------
 ..............................................................            95,900          601,100           616,582
                                                                     -----------      -----------       -----------
                         NET INCOME...........................       $    53,275      $   790,000       $   907,019
                                                                     ===========      ===========       ===========


Share Data:
  Net income per common and common equivalent share:
      Primary.................................................       $       .23      $      3.65       $      4.43
                                                                     ===========      ===========       ===========
      Fully diluted...........................................       $       .23      $      3.65       $      4.43
                                                                     ===========      ===========       ===========

  Weighted average common shares outstanding:
      Primary.................................................           234,779          216,463           204,819
                                                                     ===========      ===========       ===========
      Fully diluted...........................................           234,779          216,463           204,819
                                                                     ===========      ===========       ===========

The accompanying notes are an integral part of the financial statements.

                                S&W X-RAY, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY

         Year Ended March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


                                                                                          UNEARNED
                                   COMMON STOCK            PAID-IN       RETAINED           ESOP
                                   ------------
                                SHARES       AMOUNT        CAPITAL       EARNINGS          SHARES           TOTAL
                                ------       ------        -------       --------          ------           -----
Balance, March 31, 1994......  259,574    $  10,383        $    --     $4,389,409       $(3,638,335)     $  761,457

Release of unallocated
  shares to employee
  stock ownership plan.......       --           --             --             --           617,410         617,410

Net income...................       --           --             --        907,019                --         907,019
                              --------    ---------       --------     ----------       -----------      ----------
Balance, March 31, 1995......  259,574       10,383             --      5,296,428        (3,020,925)      2,285,886

Release of unallocated
  shares to employee
  stock ownership plan.......       --           --             --             --           504,996         504,996

Net income...................       --           --             --        790,000                --         790,000
                              --------    ---------       --------     ----------       -----------      ----------
Balance, March 31, 1996......  259,574       10,383             --      6,086,428        (2,515,929)      3,580,882

Release of unallocated
  shares to employee
  stock ownership plan.......       --           --        172,811             --         1,148,273       1,321,084

Net income...................       --           --             --         53,275                --          53,275
                              --------    ---------       --------     ----------       -----------      ----------
Balance, March 31, 1997......  259,574    $  10,383       $172,811     $6,139,703       $(1,367,656)     $4,955,241
                              ========    =========       ========     ==========       ===========      ==========

The accompanying notes are an integral part of the financial statements.

                                 S&W X-RAY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         Year Ended March 31,
                                                                        ---------------------------------------------------
                                                                             1997                1996               1995
                                                                             ----                ----               ----
                                                                           (Audited)          (Reviewed)        (Reviewed)
CASH FLOWS - OPERATING ACTIVITIES
---------------------------------
  Net income for year.................................................. $     53,275         $   790,000        $   907,019
  Adjustments to reconcile net income to net
    cash (used for) operating activities:
      Depreciation and amortization....................................      294,947             201,871            182,258
      Bad debts........................................................      577,548              15,758             29,585
      Inventory, warranty and other....................................      301,732                  --                 --
      Gain on disposal of equipment....................................           --                (669)            (5,660)
      Deferred income taxes (credit)...................................     (719,200)              6,100           (141,500)
      Changes in certain assets and liabilities
        affecting operations:
          Accounts receivable..........................................   (2,163,515)         (1,016,986)          (676,621)
          Inventory....................................................   (2,318,863)           (624,209)        (1,494,978)
          Prepaid expenses.............................................   (1,135,826)           (236,118)           309,814
          Other assets.................................................      (65,303)            (45,833)           (46,542)
          Accounts payable.............................................    3,134,371            (541,946)           180,251
          Customer deposits............................................       28,279              91,940             (2,233)
          Other current liabilities....................................       38,251             (99,054)             9,235
          Accrued salaries and pension ................................    1,536,446             437,120           (194,964)
                                                                         -----------         -----------        -----------
                                       NET CASH (USED FOR)
                                       OPERATING ACTIVITIES............     (437,858)         (1,022,026)          (944,336)

CASH FLOWS - INVESTING ACTIVITIES
---------------------------------

  Purchases of property, plant and equipment...........................     (474,630)            (59,417)          (255,667)
  Proceeds from disposal of equipment..................................           --               9,050              9,150
  Net asset acquisition................................................           --            (535,055)                --
                                                                         -----------         -----------        -----------
                                       NET CASH (USED FOR)
                                       INVESTING ACTIVITIES............     (474,630)           (585,422)          (246,517)

CASH FLOWS - FINANCING ACTIVITIES
---------------------------------

  Net (payments) borrowings of short-term debt.........................     (535,450)          2,100,000          1,350,000
  Proceeds from long-term borrowings...................................    2,471,886             504,996            617,410
  Principal payments of long-term borrowings...........................     (689,067)           (542,496)          (654,910)
  Additional borrowings from related parties...........................    1,059,350             350,094          1,109,224
  Principal payments to related parties................................   (1,174,350)           (791,194)        (1,275,150)
                                                                         -----------         -----------        -----------
                                       NET CASH PROVIDED FROM
                                       FINANCING ACTIVITIES............    1,132,369           1,621,400          1,146,574
                                                                         -----------         -----------        -----------
                                       NET INCREASE (DECREASE) IN CASH.      219,881              13,952            (44,279)
Cash at beginning of year..............................................      115,153             101,201            145,480
                                                                         -----------         -----------        -----------
                                           CASH AT END OF YEAR.........  $   335,034         $   115,153        $   101,201
                                                                         ===========         ===========        ===========

                                 S&W X-RAY, INC.


                                                                                            Year ended March 31,
                                                                           ----------------------------------------------------
                                                                                1997             1996                 1995
                                                                                ----             ----                 ----
                                                                             (Audited)        (Reviewed)            (Reviewed)
SUPPLEMENTAL CASH FLOW INFORMATION
----------------------------------
         Cash paid during the year for:
         Interest......................................................    $   710,719       $   499,050           $   406,888
                                                                           ===========       ===========           ===========

         Income taxes..................................................    $   796,935       $   663,805           $   712,508
                                                                           ===========       ===========           ===========

NON-CASH INVESTING AND FINANCING ACTIVITY
-----------------------------------------
         Seller financed vehicle purchase..............................   $     71,067       $        --           $        --
                                                                          ============       ===========           ===========


The accompanying notes are an integral part of the financial statements.

                                 S&W X-RAY, INC.

                          NOTES TO FINANCIAL STATEMENTS

               March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE A:  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------

The Company
-----------

The Company, incorporated in the state of New York, is principally a distributor of x-ray chemicals, film, equipment and related products. The Company grants credit to its customers located principally in New York State.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory
---------

Inventory consists principally of film and x-ray chemicals and is valued at the lower of cost or market. At March 31, 1997 and 1996, the cost of the film inventory was determined by the last-in, first-out (LIFO) method, while the cost of the remaining inventory was determined by the first-in, first-out (FIFO) method. The cost of the Company's inventory consists of material purchase costs only.

Prepaid expenses
----------------

Prepaid expenses consist primarily of deposits paid to vendors for the purchase of imaging equipment for the Company's customers.

Property, plant and equipment
-----------------------------

Property, plant and equipment is valued at cost and is depreciated or amortized for financial reporting purposes by straight-line and accelerated methods over the estimated useful lives of the various assets.

Maintenance and repairs are charged to income when incurred. Additions and major betterments are capitalized. The cost and accumulated depreciation or amortization of assets sold or retired are removed from the respective accounts and any gain or loss is reflected in income for the year.

Goodwill
--------

Goodwill is being amortized on the straight-line method over a fifteen year period.

                                 S&W X-RAY, INC.

               March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE A:  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued
------------------------------------------------------------------------------

Income taxes
------------

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted rates which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or noncurrent depending on the classification of the assets and liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are described in Note L.

Advertising costs
-----------------

Advertising costs are expensed as incurred. Advertising costs approximated $12,000, $14,000 and $8,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

NOTE B:  CASH
-------------

The Company maintains cash balances at several branches of a financial institution located in the Northeast. The total of all accounts at the institution is insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured cash balances approximated $620,000 at March 31, 1997.

NOTE C:  INVENTORY
------------------

At March 31, 1997, 1996 and 1995, inventory consisted of the following:

                                                        Year ended March 31,
                                         --------------------------------------------------
                                           1997                1996                1995
                                           ----                ----                ----
                                         (Audited)          (Reviewed)         (Reviewed)
     Film                                $4,810,420          $3,714,887         $3,071,646
     X-ray chemicals and other            2,480,154           1,360,924          1,170,000
                                         ----------          ----------         ----------
                                         $7,290,574          $5,075,811         $4,241,646
                                         ==========          ==========         ==========

Film inventory was stated at cost, determined by the last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method of accounting for this inventory had been utilized, this inventory would have been $447,797, $375,816 and $132,388 higher than reported for the years ended March 31, 1997, 1996 and 1995.

                                 S&W X-RAY, INC.

               March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE D:  NOTES PAYABLE TO BANK
------------------------------

The Company has available two working capital line of credit agreements and an equipment line of credit agreement with a local bank in the aggregate amount of $10,000,000.

The primary credit line is available up to $3,500,000 for working capital requirements and bears interest at the prime rate minus 1/4% or the LIBOR rate plus 2% (an effective rate of 7.56% at March 31, 1997). At March 31, 1997 and 1996 there was $3,500,000 outstanding against this credit line.

The secondary credit line is available for bulk inventory purchases up to $6,000,000 and bears interest at the prime rate (an effective rate of 8.5% at March 31, 1997). At March 31, 1997 and 1996, there was $1,714,550 and
$2,250,000, respectively, outstanding against this line.

The equipment credit line is available for purchases of equipment for resale up to $500,000 and bears interest at the prime rate plus 1 1/4% (an effective rate of 9.75% at March 31, 1997). No amounts were outstanding under this credit line at March 31, 1997 and 1996.

As collateral for the lines of credit, the bank has a security interest in the Company's accounts receivable, equipment and inventory, along with the personal guarantee of one of the shareholders.


NOTE E:  NOTES PAYABLE TO RELATED PARTIES
-----------------------------------------

                                                                                                       March 31,
                                                                                             -----------------------------
                                                                                               1997                1996
                                                                                               ----                ----
                                                                                             (Audited)          (Reviewed)
Demand notes payable to shareholders and other related
parties bear interest at the prime plus 1% (effective
rate of 9.5% at March 31, 1997). No formal repayment
terms have been established.                                                                $1,130,000         $1,245,000

NOTE F:  LONG-TERM DEBT
-----------------------

Long-term debt of the Company is summarized as follows:

                                                                                                     March 31,
                                                                                             -----------------------------
                                                                                               1997                1996
                                                                                               ----                ----
                                                                                             (Audited)          (Reviewed)
Mortgage note payable to a bank due in monthly principal
installments of $3,125 plus interest at the prime rate plus
1% (an effective rate of 9.5% at March 31, 1997), through
March 31, 1998 at which time all remaining principal is due.
This mortgage note is secured by the underlying property and
the same collateral arrangements as described in Note D.                                        412,500            450,000
                                                                                             ----------         ----------
                                       Balance brought forward                              $   412,500        $   450,000
                                                                                             ----------         ----------

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE F:  LONG-TERM DEBT, Continued
----------------------------------

                                                                                                       March 31,
                                                                                             -----------------------------
                                                                                               1997                1996
                                                                                               ----                ----
                                                                                             (Audited)          (Reviewed)

                                                    Balance brought forward                  $  412,500        $  450,000

Note payable to a bank for the Employee Stock Ownership Trust (see Note I)
payable in minimum monthly principal installments of $20,555 plus interest at the LIBOR rate plus 1.5% (an effective rate of 7.06% at March 31, 1997), through
February 1, 2001 at which time all remaining principal is due. This note is secured by company stock held within the ESOP and the same collateral
arrangements as described in Note D.                                                          2,044,043         2,515,929

Note payable to a bank due in monthly principal installments of $33,333 plus interest at the LIBOR rate plus 2.25% (an effective rate of 7.8% at March 31,
1997), through November 31, 2001. This note is secured by the same collateral
arrangements as described in Note D.                                                          1,833,334                --

Note payable to financing institution due in monthly principal and interest (4.9%) installments of $2,127 through August 31, 1999.
This note is secured by a certain vehicle.                                                       58,052                --
                                                                                             ----------        ----------
                                                                                              4,347,929         2,965,929
Less current portion of long-term debt and notes payable to
  related parties                                                                             1,082,360           284,167
                                                                                             ----------        ----------
                                                                                             $3,265,569        $2,681,762
                                                                                             ==========        ==========

Current maturities of long-term debt and notes payable to related parties are as follows:

                    Year ending March 31,                      Amount
                    ---------------------                      ------
                             1999                          $  671,022
                             2000                             657,172
                             2001                           1,704,041
                             2002                             233,334
                         Thereafter                                --
                                                           ==========
                                                           $3,265,569
                                                           ==========

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE G:  COMMITMENTS AND CONTINGENCIES
--------------------------------------

The Company acquired certain assets from Rossi Walling X-Ray Corp. as further described in Note K. In connection with this acquisition, the Company entered into a consulting agreement with James Walling commencing March 20, 1996 and expiring March 31, 1998. The agreement requires Walling to provide advisory and consulting services for the Company during this two year period. As consideration for these services, the Company agreed to pay Walling $125,000 on March 30, 1997 and March 30, 1998.

In addition, Walling has entered into a five year non-compete agreement with the Company expiring March 31, 2001. As consideration for this agreement, the Company is obligated to pay to Walling a percentage of sales ranging from 2% to 3% per year relating to former customers of Rossi Walling X-Ray Corp. As consideration for this agreement, the Company charged $152,478 to operations for the year ended March 31, 1997.

The Company leases office and warehouse space at branch locations in Rochester, Albany, Buffalo, and Newburgh, New York, under operating leases expiring in various years through 2001. The Rochester facility is leased on a month to month basis from an entity in which an officer of the Company has an ownership interest. Payments to this entity approximated $88,500, $84,000 and $80,000 for the years ending March 31, 1997, 1996, and 1995, respectively.

Total rent expense for the years ended March 31, 1997, 1996, and 1995 was $384,780, $322,217, and $312,428, respectively.

Minimum future rental payments under non-cancelable operating leases are as follows:

          Year ending March 31,                                 Amount
          ---------------------                                 ------
                  1998                                     $   285,651
                  1999                                         243,493
                  2000                                         141,555
                  2001                                          80,055
                                                           -----------
                                                           $   750,754
                                                           ===========

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE G:  COMMITMENTS AND CONTINGENCIES, Continued
-------------------------------------------------

The Company is a defendant in a lawsuit pending in the U.S. District Court for the Northern District of New York. The lawsuit has been brought about by a former employee of Rossi Walling X-Ray Corp. (see Note K) alleging age discrimination at the time S&W X-Ray, Inc. acquired Rossi Walling X-Ray Corp. In addition, the Company is a party in an age discrimination claim pending before the New York State Division of Human Rights. Outside counsel for the Company has advised that at this time the likelihood of an unfavorable judicial or administrative outcome is more remote than probable. Therefore, no provision for loss has been made in the accompanying financial statements. The Company believes that the suit and claim are without merit and is vigorously defending its position. However, should the judicial or administrative outcomes be unfavorable, the range of potential loss is approximated at $75,000 to $145,000.

NOTE H:  SHAREHOLDERS' AGREEMENTS
---------------------------------

The two majority shareholders of the Company are subject to an agreement which stipulates the terms under which the Company's shares can be sold, transferred or pledged. Among other things, the agreement gives each majority shareholder an option to acquire the shares of the other shareholder wishing to sell his shares, and may require mandatory redemption by the Company of the shares of a deceased shareholder at a price specified in the agreement.

The majority shareholders have personally purchased life insurance on the lives of each other in the amount of $2,500,000, respectively. In the event of the death of one of the shareholders, the other would be required to purchase the outstanding shares held by the estate of the deceased at a price specified in the agreement. However, the remaining shareholder shall not be required to purchase more shares than there is insurance money available. Any shares which the remaining shareholder does not agree to purchase will be purchased by the Company.

As of March 31, 1997, the maximum redemption amount that the Company could be liable for under such agreement, assuming complete redemption upon the death of either of its two majority shareholders, would approximate $1,800,000, payable over a period not to exceed ten years.

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE I:  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
---------------------------------------------

The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees with one year of service. Contributions to the plan are at the discretion of the Board of Directors and are deposited under a trust agreement in the form of cash or Company stock. The number of shares of Company stock to be contributed or purchased is based upon the fair market value of the common stock as determined by an independent appraisal. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computation.

At March 31, 1997, 1996 and 1995, approximately 85,000 shares of the Company's common stock was held by the Employee Stock Ownership Trust, which was established to fund the plan. The trust purchased these shares with the proceeds of a $3,700,000 loan from the Company. The Company, in turn, obtained a $3,700,000 loan from a bank. Under the loan agreement, the Company is obligated to make minimum monthly principal payments to the bank of $20,555 plus interest at the LIBOR rate plus 1.5% (an effective rate of 7.06% at March 31, 1997). Total contributions to the plan for the years ended March 31, 1997, 1996, and 1995 totaled $1,446,060, $849,596, and $837,903, respectively.

The ESOP shares as of March 31 were as follows:

                                                   March 31, 1997   March 31, 1996   March 31, 1995
                                                   --------------   --------------   --------------
     Allocated shares                                   42,423           30,779            18,881
     Shares released for allocation                     18,316           11,644            11,898
     Unreleased shares                                  24,795           43,111            54,755
                                                      --------         --------          --------
     Total ESOP shares                                  85,534           85,534            85,534
                                                      ========         ========          ========

     Fair value of unreleased shares at March 31,   $1,512,495       $2,392,661        $2,885,589
                                                    ==========       ==========        ==========

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE J:  MAJOR SUPPLIERS
------------------------

For the year ended March 31, 1997, four suppliers comprised approximately 63% of the Company's purchases and for each of the years ended March 31, 1996 and 1995, three suppliers comprised approximately 62% of the purchases. Purchases from these suppliers approximated $35 million at March 31, 1997 and $29 million for each of the years ended March 31, 1996 and 1995.

NOTE K:  ASSET ACQUISITION
--------------------------

On March 20, 1996, the Company acquired certain assets and assumed certain liabilities from Rossi Walling X-Ray Corp. in a business combination accounted for as a purchase. Rossi Walling X-Ray Corp. is primarily engaged in the sale and service of x-ray supplies and imaging equipment. The accompanying financial statements for the years ended March 31, 1997 and 1996, include the results of operations of Rossi Walling X-Ray Corp. since the date of acquisition. Sales, costs and expenses, and results of operations for the acquired operation are not significant to S&W X-Ray, Inc.'s total sales, costs and expenses, and results of operations.

The following is a summary of the net assets acquired:

                  Inventory                                    $   209,956
                  Fixed assets                                      35,100
                  Goodwill                                         500,000
                                                               -----------
                                                                   745,056
                  Liabilities assumed                              210,001
                                                               -----------
                  Net acquisition cost                         $   535,055
                                                               ===========

NOTE L:  INCOME TAXES
---------------------

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by tax law.

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE L:  INCOME TAXES, Continued
--------------------------------

Deferred taxes resulting from temporary differences are as follows:

                                                                                                 Assets/(Liabilities)
                                                                                          -------------------------------
                                                                                                       March 31,
                                                                                          -------------------------------
                                                                                               1997              1996
                                                                                          -------------     -------------
                                                                                            (Audited)         (Reviewed)
     Excess of tax depreciation over book depreciation                                    $      (2,000)    $      (4,800)
     Inventory uniform cost capitalization                                                       47,700            31,200
     Allowance for doubtful accounts                                                            261,200            40,000
     Reserve for inventory obsolescence                                                          41,600                --
     Accrued expenses                                                                           365,800                --
     Intangibles                                                                                 56,900                --
     Deferred revenue                                                                            14,400                --
                                                                                          -------------     -------------
                                                                                          $     785,600     $      66,400
                                                                                          =============     =============

     Classification of deferred taxes:
        Current asset                                                                     $     611,000     $      71,200
        Non-current asset                                                                        59,400                --
        Non-current liability                                                                        --            (4,800)
        Reduction of paid-in capital                                                            115,200                --
                                                                                          -------------     -------------
                                                                                          $     785,600     $      66,400
                                                                                          =============     =============

The difference between income tax computed at the federal statutory rate and the actual tax provision is shown below:

                                                                           1997                1996                1995
                                                                           ----                ----                ----
                                                                         (Audited)          (Reviewed)         (Reviewed)
     Income before provision for taxes                                  $   149,175          $1,391,100         $1,523,601
                                                                        ===========          ==========         ==========

     Tax provision at the statutory rate                                $    50,720          $  472,974         $  518,024
     Increase in taxes:
        State income tax, net of federal benefit                             18,624              95,295             77,532
        Meals and entertainment                                              16,779              32,831             21,026
        Other non-deductible expenses                                         9,777                  --                 --
                                                                        -----------          ----------         ----------
                                    TOTAL INCREASE IN TAXES                  45,180             128,126             98,558
                                                                        -----------          ----------         ----------
                                 TOTAL INCOME TAX PROVISION             $    95,900          $  601,100         $  616,582
                                                                        ===========          ==========         ==========
     Effective tax rate                                                        64.3%               43.2%              40.5%
                                                                        ===========          ==========         ==========

                                S&W X-RAY, INC.

              March 31, 1997 (Audited), 1996 and 1995 (Reviewed)


NOTE M: FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------

The fair value of cash, accounts receivable, accounts payable, and accrued expenses are estimated to approximate their carrying value because of the short-term maturity of these instruments.

Based on borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of the Company's notes payable to bank and long-term debt approximates stated values aggregating approximately $10,700,000.

Estimates of the fair values of financial instruments are subjective in nature and involve uncertainties and judgments and, as such, cannot be determined with precision. Any change in assumptions would effect these changes.

NOTE N: SUBSEQUENT EVENT
------------------------

On August 12, 1997, the Company signed a definitive agreement to merge with Physician Sales & Service, Inc. ("PSS"), one of the leading distributors of medical supplies and equipment to the physician market. Under the agreement, PSS will acquire the Company in a stock-for-stock merger with a value of $26,000,000, subject to adjustment. The consummation of the merger is contingent upon the transaction qualifying for pooling of interests accounting treatment and is subject to customary closing conditions. Upon consummation of the merger, in connection with the consolidation and restructuring of PSS and S&W X-Ray, Inc., expenses related to closing duplicate service center locations, restructuring regional and corporate functions, consolidating information systems and reducing personnel are expected to be incurred. The costs associated with these activities will be expensed in the period in which the merger is consummated.

                                    ANNEX A




                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                        PHYSICIAN SALES & SERVICE, INC.

                           DIAGNOSTIC IMAGING, INC.

                                      AND

                                S&W X-RAY, INC.


                          Dated as of August 22, 1997

                              AMENDED AND RESTATED
                              --------------------
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 22, 1997, by and among S&W X-RAY, INC. ("S&W"), a New York corporation having its principal office located in Rochester, New York; PSS MERGER CORP. ("Merger Corp."), a New York corporation having its principal office located in Jacksonville, Florida; DIAGNOSTIC IMAGING, INC. ("DI"), a Florida corporation having its principal office located in Jacksonville, Florida; and PHYSICIAN SALES & SERVICE, INC. ("PSS"), a Florida corporation having its principal office located in Jacksonville, Florida.


                                   Preamble
                                   --------

         The Boards of Directors of PSS, DI, a wholly owned subsidiary of PSS, Merger Corp., a wholly owned subsidiary of DI, and S&W are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of S&W by PSS pursuant to the Merger of Merger Corp. with and into S&W. At the Effective Time of such Merger, the outstanding shares of the capital stock of S&W shall be converted into the right to receive shares of the common stock of PSS (except as provided herein). As a result, shareholders of S&W shall become shareholders of PSS and S&W shall continue to conduct its business and operations as a wholly owned subsidiary of DI. It is the intention of the parties to this Agreement that the Merger shall qualify (i) as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and (ii) for treatment as a pooling of interests for accounting purposes.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                        TRANSACTIONS AND TERMS OF MERGER
                        --------------------------------

         1.1  Merger. Subject to the terms and conditions of this Agreement, at
              ------
the Effective Time, Merger Corp. shall be merged with and into S&W (the "Merger") in accordance with the applicable provisions of the New York Business Corporation Law ("NYBCL"). S&W shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned subsidiary of DI and shall continue to be governed by the Laws of the State of New York. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of S&W, Merger Corp. and PSS.

         1.2  Time and Place of Closing. The closing (the "Closing") will take
              -------------------------
place at 10:00 A.M. on a date to be specified by the parties (the "Closing Date"), which (subject to the satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after the satisfaction of the conditions set forth in Section 9.1. The place of Closing shall be at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or such other place as may be mutually agreed upon by the Parties.

         1.3  Effective Time. Subject to the provisions of this Agreement, the
              --------------
parties shall file a Certificate of Merger executed in accordance with the relevant provisions of the NYBCL, and shall make all other filings or recordings required under the NYBCL as soon as practicable on the Closing Date. The Merger and other transactions contemplated by this Agreement shall become effective on the

Closing Date and at the time the Certificate of Merger reflecting the Merger becomes effective with the Secretary of State of the State of New York (the "Effective Time").

                                  ARTICLE II
                                TERMS OF MERGER
                                ---------------

         2.1  Charter. The Articles of Incorporation of S&W in effect
              -------
immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to PSS. The Articles of Incorporation of S&W, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

         2.2  Bylaws. The Bylaws of Merger Corp. in effect immediately prior to
              ------
the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3  Tax-Free Reorganization. The parties intend this Agreement to be a
              -----------------------
tax-free plan of reorganization under Section 368(a) of the Internal Revenue
Code.

                                  ARTICLE III
                          MANNER OF CONVERTING SHARES
                          ---------------------------

         3.1  Conversion of Shares. Subject to the provisions of this Article
              --------------------
III, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the shareholders of any of the Parties, the shares of the constituent corporations of the Merger shall be converted as follows:

         (a) Each share of Merger Corp. Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of S&W Common Stock.

         (b) Each share of S&W Common Stock (excluding treasury shares, excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4 of this Agreement and shares converted pursuant to Section 3.1(a) above) issued and outstanding at the Effective Time, and each such share to be issued under S&W's Supplemental Executive Retirement Plan in accordance with Section 8.16, shall cease to be outstanding and shall be converted into and exchanged for: (i) the right to receive that number of shares of PSS Common Stock obtained by dividing the Common Stock Per Share Purchase Price by the Base Period Trading Price, and (ii) a contingent right to receive that portion of the Escrow Shares, that are attributable to each such share of S&W Common Stock, that are deposited into escrow by PSS pursuant to Section 4.3 of this Agreement. The sum of clause (i) and (ii) of the preceding sentence is the "Common Stock Exchange Ratio." The Base Period Trading Price is defined to mean the average of the daily closing prices for the shares of PSS Common Stock for the ten (10) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the second trading day immediately prior to the Closing Date; provided, that for purposes of this calculation, the Base Period Trading Price shall be deemed to equal (i) $14.9644 in the event the Base Period Trading Price is greater than $14.9644 and (ii) $12.2436 in the event the Base Period Trading Price is less than $12.2436 (collectively, $14.9644 and $12.2436 are referred to as the "Base Period Trading Price Limitations").

         (c) Subject to adjustment as set forth below, the Aggregate Purchase Price shall equal $26,000,000, minus any expenses incurred by S&W or on S&W's behalf in connection with the transactions contemplated hereunder in excess of $350,000, determined in accordance with Section 11.2 hereof; provided, that such adjustment shall not exceed $200,000.

         3.2  Anti-Dilution Provisions. In the event S&W or PSS changes the
              ------------------------
number of shares of S&W Common Stock or PSS Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, combination of shares or similar recapitalization with respect to such stock (an "Anti-Dilution Event") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, share exchange or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted to insure that holders of S&W Common Stock shall receive PSS Common Stock having the same value as they would have received prior to the Anti-Dilution Event. In the event PSS has an Anti-Dilution Event and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, share combination, share exchange or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Base Period Trading Price shall be adjusted to appropriately adjust the ratio under which shares of S&W Common Stock will be converted into shares of PSS Common Stock pursuant to
Section 3.1(b) of this Agreement to insure that holders of S&W Common Stock shall receive PSS Common Stock having the same value as they would have received prior to the Anti-Dilution Event.

         3.3  Shares Held by S&W. Each share of S&W Common Stock held in
              ------------------
treasury by S&W, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4  Dissenting Shareholders. Any holder of shares of S&W Capital Stock
              -----------------------
who perfects his or her dissenters' rights in accordance with and as contemplated by Sections 623 and 910, et. seq., of the NYBCL shall be entitled to receive the value of such shares in cash from S&W after the Effective Time as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NYBCL and surrendered to S&W the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of S&W fails to perfect, or effectively withdraws or loses, its right to appraisal and of payment for its shares, PSS shall issue and deliver the consideration to which such holder of shares of S&W Capital Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares held by such holder.

         3.5  Fractional Shares. No certificates representing fractional shares
              -----------------
of PSS Common Stock will be issued as a result of the Merger. Each holder of shares of S&W Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PSS Common Stock multiplied by the Base Period Trading Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                  ARTICLE IV
                              EXCHANGE OF SHARES
                              ------------------

         4.1  Exchange Procedures. On the Closing Date, PSS shall mail to the
              -------------------
former holders of S&W Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of S&W Common Stock shall pass, only upon proper delivery of such certificates to PSS). After the Effective Time, each holder of shares of S&W Common Stock (other than shares cancelled pursuant to Sections 3.3 and 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PSS and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. PSS shall not be obligated to deliver the consideration to which any former holder of S&W Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of S&W Common Stock for exchange as provided in this Section 4.1 or such holder provides an appropriate affidavit regarding loss of such certificate and an indemnification for loss in favor of PSS. The certificate or certificates of S&W Common Stock so surrendered shall be duly endorsed as PSS may require.

         4.2  Rights of Former S&W Shareholders. At the Effective Time, the
              ---------------------------------
stock transfer books of S&W shall be closed and no transfer of S&W Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of S&W Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of S&W shall be entitled to vote after the Effective Time at any meeting of PSS shareholders the number of whole shares of PSS Common Stock into which their respective shares of S&W Common Stock are converted, regardless of whether such holders have exchanged their certificates representing S&W Common Stock for certificates representing PSS Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PSS on the PSS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PSS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of S&W Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such certificate, both the PSS Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

         4.3  Escrow Shares. At the Effective Time, and pursuant to the terms of
              -------------
the Escrow Agreement attached hereto as Exhibit 4.3, PSS shall issue an
                                        -----------
aggregate number of shares of PSS Common Stock equal to the sum of (A) with respect to the specific indemnity, (i) $1,000,000, the amount of the Receivables Claim, (ii) $5,000, the amount of the Escrow Agent Expenses, and (iii) $10,000, the amount of the Representative Expenses; and (B) five percent (5%) of the Aggregate Purchase Price ((A) and (B) collectively, the "Escrow Dollar Amount"); the sum of which is divided by the Base Period Trading Price.


                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF S&W
                     -------------------------------------

         S&W hereby represents and warrants to PSS, Merger Corp. and DI as follows:

         5.1  Organization, Standing, and Power. S&W is a corporation duly
              ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of New York, and has the corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. S&W is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed will not have, in the aggregate, a Material Adverse Effect on S&W. Copies of the articles of incorporation and all amendments thereto of S&W and the bylaws, as amended, of S&W and copies of the corporate minutes (or resolutions adopted by the shareholders or Board of Directors) of S&W, which have been made available to PSS for review, are true and complete, in all Material respects, as in effect on the date of this Agreement, and accurately reflect all proceedings of the shareholders and Board of Directors of S&W. The stock record books of S&W, which have been made available to PSS for review, contain true and complete records of the stock ownership of S&W and all prior transfers of the shares of its capital stock.

         5.2  Authorization of Agreement; No Breach. The execution, delivery and
              -------------------------------------
performance of this Agreement has been duly authorized by all necessary corporate action of S&W. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by S&W pursuant to this Agreement will constitute, legal, valid and binding obligations of S&W enforceable against S&W in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by S&W pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified herein, (i) violate or result in a breach of or Default under the certificate of incorporation or bylaws of S&W or any other Material instrument or agreement to which S&W is a party or is bound;
(ii) to the knowledge of S&W, violate any Law, administrative decision or award of any court, arbitrator, mediator, tribunal, administrative agency or governmental body applicable to or binding upon S&W or upon its securities, property or business; (iii) except as set forth on Schedule 5.2 or 5.16 conflict
                                                   ------------    ----
with or constitute a Default under any Material Contract to which S&W is a party or by which S&W is bound; or (iv) create a Lien upon the securities, property or business of S&W.

         5.3  Capital Stock. The authorized capital stock of S&W consists of
              -------------
500,000 shares of S&W Common Stock, of which 259,574 shares are issued and outstanding as of the date of this Agreement and none of which are issued and held as treasury shares. All of such shares are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities laws. Except as set forth on Schedule 5.3, there are no outstanding
                                        ------------
warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by S&W under the 1933 Act), calls or other commitments of any nature relating to the S&W Common Stock, and there are no outstanding securities of S&W convertible into or exchangeable for shares of S&W Common Stock or any other capital stock. S&W is not obligated to issue or repurchase any shares of its capital stock for any purpose, and to the knowledge of S&W no person or entity has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of S&W. S&W's Fully Diluted Common Equivalents represent 263,583 shares of S&W Common Stock.

         5.4  S&W Subsidiaries.  S&W has no Subsidiaries.
              ----------------

         5.5  Financial Statements. (a) Schedule 5.5 contains true and correct
              --------------------      ------------
copies of the balance sheets of S&W as of March 31, 1996 and 1997, and the statements of income for the fiscal years ended March 31, 1995, 1996 and 1997 (the "Financial Statements"), which Financial Statements have been audited for the period ended March 31, 1997.

         (b) The Financial Statements (i) are in accordance with the books and records of S&W, which books and records have been maintained in accordance with reasonable business practices; (ii) present fairly the consolidated financial condition, assets and liabilities of S&W as of the respective dates indicated and the results of operations and cash flows for the respective periods indicated; (iii) have been consistently prepared throughout the periods involved; and (iv) reflect adequate reserves for all known Material Liabilities and reasonably anticipated losses. The Financial Statements contain no untrue statements of any Material fact nor omit to state any Material fact required to be stated to make the Financial Statements as a whole not misleading.

         5.6  Absence of Undisclosed Liabilities. Except as disclosed on
              ----------------------------------
Schedule 5.6, as of the date hereof, S&W does not have any Undisclosed
------------
Liabilities except for unpaid liabilities and obligations incurred since March 31, 1997, in the ordinary course of business and not involving Funded Debt.

         5.7  Absence of Changes. Except as disclosed on Schedule 5.7, since
              ------------------                         ------------
March 31, 1997 there has not been any Material transaction or Material occurrence (or, in the case of subparagraphs (i), (l) and (m) below, any transaction or occurrence) in which S&W has:

         (a) issued or delivered or agreed to issue or deliver any capital stock or other securities (whether stock, bonds, debentures or other corporate securities) or granted or agreed to grant any options or rights to purchase any securities or borrowed or agreed to incur any Funded Debt;

         (b) knowingly incurred or become subject to, or agreed to incur or become subject to, any Material Liability other than in the ordinary course of business;

         (c) discharged or satisfied any Lien or paid any Material Liability other than (i) current liabilities shown on the balance sheet as of March 31, 1997 included in the Financial Statements, (ii) current liabilities incurred since that date in the ordinary course of business, or (iii) Funded Debt shown on such balance sheet or incurred since March 31, 1997;

         (d) except as permitted elsewhere in this Agreement or disclosed in
Schedule 5.7, declared, set aside or made, or agreed to declare, set aside or
------------
make any payments or dividends or any distribution to shareholders or purchased, redeemed or otherwise acquired, directly or indirectly, or agreed to purchase, redeem or acquire, any shares of its capital stock or other securities;

         (e) mortgaged, pledged, subjected or agreed to subject any of its assets, tangible or intangible, to any Lien, except for any liens regarding current real and personal property taxes not yet due and payable;

         (f) sold, assigned or transferred (or agreed so to do) any of its tangible assets, or canceled or agreed to cancel any debts or claims, except, in each case, in the ordinary course of business;

         (g) sold, assigned or transferred any patents, trademarks, trade names, copyrights or other intangible assets;

         (h) suffered any Material damage, destruction or loss, whether or not covered by insurance, which would have a Material Adverse Effect on the properties or business thereof, or suffered any extraordinary losses or waived any rights of substantial value, whether or not in the ordinary course of business;

         (i) increased the rate of compensation payable or to become payable by it to any of its officers, directors, employees or agents over the rate being paid to them at March 31, 1997, or agreed so to do, except general hourly rate increases and normal merit increases for employees other than officers;

         (j) terminated or amended any Material Contract, License or other instrument to which it is a party or suffered any loss or termination or threatened loss or termination, of any existing business arrangement or Material supplier, the termination or loss of which would have a Material Adverse Effect on S&W;

         (k) through negotiation or otherwise, made any commitment or incurred any Liability, whether or not enforceable, to any labor organization;

         (l) except as specifically provided elsewhere in this Agreement and except for any year-end compensation bonuses to be paid consistent with past practice, if any, made or agreed to make any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, director, employee or agent;

         (m) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any officer, director, employee or agent;

         (n) changed any of the accounting principles followed by it or the methods of applying such principles;

         (o) reclassified its shares of capital stock into a different number of shares;

         (p) except in the ordinary course of business or as otherwise disclosed in writing to PSS, offered or extended more favorable prices, discounts or other allowances than were offered or extended regularly on and prior to March 31, 1997;

         (q) made or approved the making of any capital expenditure exceeding the amount of $25,000;

         (r) except in the ordinary course of business, loaned funds to or increased the aggregate amount of existing loans to any Person;

         (s) suffered or experienced any other event or condition that would have a Material Adverse Effect on the business, operations, assets, properties or condition of S&W, financial or otherwise.

         5.8  Indebtedness. Schedule 5.8 lists all Funded Debt of S&W as of the
              ------------  ------------
date hereof, setting forth the principal amounts outstanding, per annum interest rates and maturity dates for all such indebtedness. All of the indebtedness (including Funded Debt) of S&W as of the respective dates of the Financial Statements and as of the date of this Agreement is accurately reflected in the Financial Statements, and with respect to any Funded Debt, S&W is not in breach or Default under any of the terms or conditions set forth in the loan documents or any other document or instrument related thereto. Except as disclosed on
Schedule 5.8, all of the Funded Debt of S&W is prepayable at any time without
------------
penalty or premium at the option of S&W. Except as disclosed on Schedule 5.8,
                                                                ------------
(i) the transactions contemplated in this Agreement will not result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such indebtedness, and (ii) S&W has no obligations, Liabilities or indebtedness to any Affiliate.

         5.9  Tax Matters. (a) S&W has filed all federal and state income tax
              -----------
returns for all periods prior to the date hereof which were required to be filed, and, except as described on Schedule 5.9, no audit has been conducted by
                                   ------------
the IRS or any state agency with respect to any such period since 1990. Except as listed on Schedule 5.9, S&W has not received notice of any Material Tax
             ------------
claims being asserted or any proposed assessment by any taxing authority and no Tax returns thereof have been audited by the IRS or the appropriate state agencies for any fiscal year or period ended prior to the date hereof for which the applicable statute of limitations period has not expired, and S&W is not presently under, nor has it received notice of any contemplated, investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof for which the applicable statute of limitations period has not expired. Except as listed on Schedule 5.9, S&W has not executed
                                            ------------
any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (b) As of the date hereof, S&W has filed all Tax returns required to be filed at this date, taking into account any extensions of the filing deadlines which have been validly granted to it, and such returns are true and correct in all Material respects and properly reflect the Tax Liabilities of S&W for the periods, property or events covered thereby, and S&W has paid all Taxes (including penalties and interest in respect thereof, if any) that have become or are due with respect to any period through the date hereof whether shown on such returns or not.

         (c) Adequate provision has been made in the Financial Statements in accordance with GAAP as of March 31, 1997, for all Tax Liabilities not required to be paid prior to such date and for all current and deferred Taxes.

         (d) S&W and its predecessors have withheld or collected from each payment made to each of their employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax depositories or collecting authorities.

         (e) All ad valorem property taxes for years prior to 1996 imposed on S&W or its Predecessors have been paid in full or adequately reserved in the Financial Statements, as appropriate.

         (f) Neither S&W nor to the knowledge of S&W, its Predecessors, has ever made an election under Section 341(f) of the Internal Revenue Code and no such entity is a United States real property holding corporation as defined in
Section 897 of the Internal Revenue Code.

         5.10  Real Property. (a) Schedule 5.10 identifies all real property
               -------------      -------------
owned by S&W and describes generally all structures located thereon. Except as shown on Schedule 5.10, S&W has good and marketable title to all real property
         -------------
owned by it, free and clear of all Liens and other imperfections of title, other than easements which do not materially and adversely affect the ownership or use of such real property. True and correct copies of all documents evidencing the Liens upon the real property described on Schedule 5.10 and copies of all title
                                          -------------
insurance policies relating thereto have been provided or made available to PSS.

         (b) True and correct copies of all real property leases of S&W have been provided or made available to PSS. Each of such leases is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions involving only the other party thereto, none of which actions, events or conditions have occurred or exist to the knowledge of S&W. No Default under any of the terms or conditions set forth in any of the foregoing leases or any other documents or instruments related thereto has occurred or been asserted by any party. Except as disclosed on Schedule 5.10,
                                                               -------------
the continuation, validity and effectiveness of the terms and conditions of such leases will not be affected in any way by the transactions contemplated by this Agreement.

         (c) To the knowledge of S&W, all improvements on the real estate owned by, leased to or used by S&W conform in all Material respects to all applicable state and local laws.

         (d) Each of the buildings, structures, improvements and leased premises is in satisfactory condition and repair consistent with the uses to which they are being put.

         (e) No proceedings for the taking of any of such real property by eminent domain by any governmental authority are pending or, to the knowledge of S&W, threatened.

         5.11  Personal Property. (a) True and correct copies of all leases for
               -----------------
personal property (except miscellaneous leases of office machinery, medical equipment, or any leases having future minimum lease payments of less than $5,000) used or employed by S&W have been provided or made available to PSS. Each of such leases is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions affecting the other party thereto, none of which actions, events or conditions exists of has occurred to the knowledge of S&W. No Default under any of the terms or conditions set forth in any of the foregoing leases or any document or instrument related thereto has occurred or been asserted by any party. Except as disclosed on Schedule 5.11, the continuation, validity and effectiveness of such
             -------------
leases will not be affected in any way by the transactions contemplated by this Agreement. Except as disclosed on Schedule 5.11, S&W does not lease any personal
                                  -------------
property as lessor.

         (b) All Material items of personal property and leasehold improvements owned or leased by S&W are shown on or reflected in the audited balance sheet of S&W as of March 31, 1997, included in the Financial Statements, are in satisfactory operating condition and in a state of reasonable maintenance and repair, consistent in all Material respects with the uses to which they are being put, and all such personal property, and leasehold improvements are considered adequate and usable for the continued operation of the business of S&W as the same is presently being conducted and are physically located either at one of the principal places of business of S&W or at S&W's principal business office.

         5.12  Intellectual Property. (a) Schedule 5.12 contains a true and
               ---------------------      -------------
complete list of all Intellectual Property owned by, registered in the name of, or used by S&W in its businesses on the date hereof, or for which application has been made. All such Intellectual Property rights are in full force and effect and constitute legal, valid and binding obligations of S&W and to S&W's knowledge, of the other parties thereto; and there have not been, and to the knowledge of S&W, there currently are not any Defaults thereunder by any party. S&W owns or is a valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither S&W or, to the knowledge of S&W, its Predecessors have knowingly infringed the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such entity infringes upon or otherwise violates the rights of others, nor has any person asserted a claim of such infringement. S&W is not obligated to pay any royalties to any person or entity with respect to any such Intellectual Property. S&W owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with the performance of any Material contract or proposal to which it is a party.

         (b) To the knowledge of S&W, except as described on Schedule 5.12, no
                                                             -------------
officer, director or employee of S&W has entered into any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts or prohibits such officer, director or employee from engaging in activities competitive with S&W.

         5.13  Accounts Receivable. Except as set forth on Schedule 5.13, the
               -------------------                         -------------
accounts receivable and receivables from Affiliates of S&W as of March 31, 1997, as reflected in the Financial Statements (net of reserves reflected in such Financial Statements), to the extent uncollected on the date hereof, and the accounts receivable and receivables from Affiliates reflected on the books of S&W on the date hereof, are validly existing and represent monies due for goods sold and delivered or services performed, and the value of such accounts receivable as shown in the Financial Statements are, in the aggregate, net of adequate reserves (based on past experience) for doubtful and uncollectible accounts as determined in accordance with GAAP. Except as set forth in
Schedule 5.13 and except for returns in the ordinary course of business, there
-------------
are no refunds, discounts or other adjustments payable with respect to any such accounts receivable and receivables from Affiliates, and, to S&W's knowledge, there are no defenses, rights of set-off, assignments, restrictions, encumbrances, or conditions enforceable by third parties on or affecting any of the foregoing.

         5.14  Inventories. All items of inventory of S&W reflected on the March
               -----------
31, 1997 audited balance sheet contained in the Financial Statements consisted, and all such items on hand on the date of this Agreement consist, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which S&W is a part. The inventory of S&W as reflected in the Financial Statements is net of adequate reserves for damaged, excess, slow moving, obsolete and unsalable items as determined in accordance with GAAP. Except as set forth on Schedule 5.14,
                                                           -------------
purchase commitments are not materially in excess of normal requirements, and none of such purchase commitments is at a price in excess of the prevailing market prices at the time of the commitment. Except as set forth on
Schedule 5.14, since March 31, 1997, no inventory items have been sold or
-------------
disposed of, except through sales in the ordinary course of business, and in no event at prices less than the book value of such inventory items as of March 31, 1997 to S&W.

         5.15  Insurance. All of the properties and business of S&W of an
               ---------
insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured in such amounts and against such losses, casualties or risks as is usual in such companies and for such properties and business. A complete and accurate list of all insurance policies held by S&W or its Subsidiaries and now in force (including, without limitation, property damage, public liability, worker's compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) is attached hereto as
Schedule 5.15, and true and correct copies of all such insurance policies have
-------------
been provided or made available to PSS. All such policies are in full force and effect and the premiums due thereon have been timely paid. S&W is not now in Default regarding the provisions of any such policy, nor has it failed to give any notice or present any Material claim thereunder in due and timely fashion. The consummation of the transactions contemplated by this Agreement will not constitute a Default under, or otherwise affect the coverage under, any such insurance policies.

         5.16  Compliance with Laws. (a) To the best of its knowledge, S&W has
               --------------------
in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on S&W. S&W is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on S&W. No notice or warning from any Regulatory Authority with respect to any failure or alleged failure of S&W to comply with any Law has been received, nor, to S&W's knowledge, is any such notice or warning proposed or threatened.

         (b) Except as set forth on Schedule 5.16, no consent or approval of,
                                    -------------
prior filing with or notice to, or other action by, any Regulatory Authority or any other third party is required in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by S&W or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made.

         (c) To the knowledge of S&W, there are no Material capital expenditures that S&W anticipates will be required to be made in connection with the business of S&W as now conducted in order to comply with any existing Laws or other governmental requirements applicable to the business of S&W as now conducted, including, without limitation, requirements relating to occupational health and safety and protection of the environment. "Capital Expenditures" shall have the same meaning as it has in the Financial Statements if and to the extent that the treatment thereof is in accordance with GAAP.

         (d) Neither S&W nor, to the knowledge of S&W, any officer, director, employee, agent or other representative thereof acting or purporting to act on behalf of any such entity or any business enterprise with which S&W has been associated or affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable Law (i) as a kickback or bribe to any person, or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other governmental body or instrumentality.

         5.17  Environmental Matters. (a) Except as set forth on Schedule 5.17,
               ---------------------                             -------------
there are no claims, actions, suits, proceedings or investigations related to Environmental Laws with respect to the ownership, use, condition or operation of any of the assets held for use or sale by S&W or, to the knowledge of S&W, any of its Predecessors in any court or before or by any federal, state or other governmental agency or private arbitration tribunal (hereinafter collectively referred to as "Environmental Litigation"). Except as set forth on
Schedule 5.17, there are no existing Material violations of federal, state or
-------------
local Environmental Laws related to Environmental Matters by S&W with respect to the ownership, use, condition, lease or operation of any Assets thereof or, to the knowledge of S&W, any property formerly held for use or sale by any of its Predecessors. Neither S&W nor, to the knowledge of S&W, any of its Predecessors has used any of its assets or premises for the handling, treatment, storage, or disposal of any Hazardous Substances except in Material compliance with all applicable Environmental Laws. Except as set forth on Schedule 5.17, no written
                                                      -------------
or oral notice, or other communication from any court or governmental agency, official or instrumentality, of any alleged violation of any Environmental Law related to Environmental Matters has been filed or communicated to S&W or, to the knowledge of S&W, any of its Predecessors with respect to the use, ownership, condition, operation, or disposal of any of the Assets of S&W or any property formerly held for use or sale by S&W or, to the knowledge of S&W, any of its Predecessors. To the knowledge of S&W, no basis exists for the allegation of any such violations;

         (b) Except as set forth on Schedule 5.17, no Material release,
                                    -------------
discharge, spillage or disposal of any Hazardous Substances in violation of any Law has occurred or is occurring at any assets or premises of S&W or, to the knowledge of S&W, any of its Predecessors while or before such premises were owned leased, operated, or managed, directly or indirectly, by any such entity;

         (c) Except as set forth on Schedule 5.17, no soil or water in, under or
                                    -------------
adjacent to any of the premises of S&W or property formerly held for use or sale by S&W or, to the knowledge of S&W, its Predecessors, has been contaminated by any Hazardous Substance while or, to the knowledge of S&W, before such assets or premises were owned, leased, operated or managed, directly or indirectly, by S&W or any of its Predecessors;

         (d) Except as set forth on Schedule 5.17, all waste containing any
                                    -------------
Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by S&W or, to the knowledge of S&W, any of its Predecessors. has been released or disposed of in compliance with all applicable reporting requirements under CERCLA and RCRA and other applicable legal requirements;

         (e) S&W and, to the knowledge of S&W, its Predecessors have complied with all applicable reporting requirements under CERCLA and RCRA concerning the disposal or release of Hazardous Substances, and except as set forth on
Schedule 5.17, neither S&W, nor to the knowledge of S&W, its Predecessors, has
-------------
made a report concerning any of their premises, operations or activities;

         (f) Except as set forth on Schedule 5.17, to the knowledge of S&W, no
                                    -------------
building or other improvement or any premises owned, leased, operated or managed by S&W contains any asbestos-containing materials; and

         (g) Copies of any environmental audits or environmental surveys of any real estate owned or leased by S&W are attached to Schedule 5.17.
                                                   -------------

         5.18  Litigation and Claims. There are no outstanding Court Orders or
               ---------------------
administrative decisions to which S&W is subject, and, except as disclosed on
Schedule 5.18, there is no Litigation pending or threatened against or relating
-------------
to S&W or its Assets or businesses, and to the knowledge of S&W, there is no specific event which has occurred for which any such action or any state of facts or occurrence of any event which might give rise to the foregoing. Except as disclosed on Schedule 5.18, S&W has not been advised by any attorney
                -------------
representing any such entity that there are any "loss contingencies" (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5")), which would be required by FASB 5 to be disclosed or accrued in the financial statements of S&W.

         5.19  Contracts and Commitments. (a) Schedule 5.19 sets forth a true,
               -------------------------      -------------
correct and complete list of Contracts to which S&W is a party or by which their assets are bound, and which involve payment by or the receipt of payment by S&W of any amounts in excess of $25,000, all of which, to the extent they are in writing, have been made available to PSS for review:

               (i) any Contract for the employment of any officer, director, employee or consultant;

               (ii) any Contract for the purchase, sale, production or supply, whether on a continuing basis or otherwise, of goods or services of any type except those made in the ordinary course of business;

               (iii) any distributor, sales agency or vendor Contract or sub-contract or any license agreement, except those made in the ordinary course of business;

               (iv) any Contract not made in the ordinary course of business, including but not limited to any covenants not to compete;

               (v) any continuing Contract for the purchase of materials, supplies, equipment or services in excess of normal operating requirements;

               (vi) any Contracts that are, in the reasonable opinion of S&W, materially adverse, onerous or otherwise harmful to any of S&W's businesses, properties, operations or assets;

               (vii) any Contract pursuant to which such entity receives a management fee or a billings and collections fee; or

               (viii) any Contracts, leases, quotas, restrictions or trade conditions upon which the business, rights or assets, or condition, financial or otherwise, of S&W depends or is or would be Materially affected.

         (b) Except as set forth on Schedule 5.19 or as to Contracts that are
                                    -------------
cancelable at will or upon 30 days' notice or less, (i) each of the Contracts described in this Section 5.19 is in full force and effect on the date hereof, except as the validity of such Contracts may be affected by actions, events or conditions involving only the other party thereto, none of which actions, events or conditions have occurred or exist to the knowledge of S&W, (ii) no Default under any of the terms or conditions set forth in any of the Contracts to which S&W is a party or any document or instrument related thereto has occurred or been asserted by any party, and (iii) the continuation, validity and effectiveness of such Contracts, and all other Material terms thereof, will not be affected by the transactions contemplated by this Agreement.

               (c) Except as set forth on Schedule 5.19, S&W is not a party to
                                          -------------
any covenant not to compete or other agreement which restricts the ability of S&W or Affiliates to engage in any business.

         5.20  Powers of Attorney. Except as disclosed on Schedule 5.20, S&W has
               ------------------                         -------------
not given or granted any power of attorney, whether limited or general, to any Person that is continuing in effect.

         5.21  Benefit Plans. (a) Schedule 5.21.1 lists (i) every pension,
               -------------      ---------------
retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise; (ii) any medical, vision, dental or other health plan, any life insurance plan; or (iii) any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by S&W under Internal Revenue Code Sections 414(b) or 414(c) for the benefit of employees, former employees, retirees, directors, independent contractors, spouses or dependents of any of the foregoing or any other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). Any Benefit Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." On or after September 26, 1980, neither S&W nor any entity aggregated therewith under Internal Revenue Code Section 414(b) or 414(c) has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) ("Multiemployer Plan"). S&W has not incurred, nor is reasonably expected to incur prior to the Closing Date, any liability under Title I or Title IV of ERISA or under Internal Revenue Code Section 412 other than routine funding obligations and routine claims for benefits. Except as described on Schedule 5.21.2, all Liabilities arising out of or related to
             ---------------
Benefit Plans and ERISA Plans of S&W are reflected in the Financial Statements in accordance with GAAP. Neither S&W nor any entity aggregated therewith under Internal Revenue Code Sections 414(b), (c), (m), and (o) have at any time sponsored, maintained, contributed to or been obligated to contribute to a defined benefit plan as that term is defined in Internal Revenue Code Section 414(j) and ERISA Section 3(35).

         (b) True, correct and complete copies of all written Benefit Plans, as currently in effect (or as otherwise requested by PSS), listed on Schedule
                                                                  --------
5.21.1 and all trust agreements or other funding arrangements, including
------
insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, all advisory opinions issued by the United States Department of Labor after December 31, 1974, the annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any Material modifications thereto have been provided or made available to PSS.

         (c) Except as listed on Schedule 5.21.2, all the Benefit Plans and the
                                 ---------------
related trusts subject to ERISA comply with and have been administered in all Material respects in compliance with, the provisions of ERISA, all provisions of the Internal Revenue Code relating to qualification and tax exemption under Internal Revenue Code Section 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, and all other applicable laws, rules and regulations and collective bargaining agreements in all Material respects. Except as listed on Schedule 5.21.2, all governmental approvals for the Benefit
                    ---------------
Plans have been obtained (to the extent such approvals may be obtained), including, but not limited to, timely determination letters on the qualification of the ERISA Plans that are "employee benefit plans," as defined in Section 3(2) of ERISA, and tax exemption of related trusts, as applicable under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. Neither S&W nor, to the knowledge of S&W, any administrator or fiduciary of any such Benefit Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject any such entity to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made by S&W or its management to employees of S&W or any of its predecessors prior to or on the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim other than processing of claims in the ordinary course of business.

         (d) Except as described on Schedule 5.21.2, all annual reports or
                                    ---------------
returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all Material respects.

         (e) Since December 31, 1974, no "party in interest" (as defined in
Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code) of any ERISA Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA) unless exempt under Section 4975(d) of the Internal Revenue Code or Section 407 of ERISA.

         (f) Except as set forth in the Financial Statements, no Liability exists and no event that could result in a Liability has occurred with respect to any Benefit Plan that individually or in the aggregate could have a Material Adverse Effect on S&W.

         (g) S&W has not maintained and does not currently maintain a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Internal Revenue Code Section 4980B(f).

         (h) Except as set forth on Schedule 5.21.3, the consummation of the
                                    ---------------
transactions contemplated by this Agreement will not entitle any current or former employee of S&W or any of its predecessors whose employment is not terminated as a result of such transactions, to severance pay, unemployment compensation or any similar payment, and will not accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or former employee.

         (i) All Benefit Plans subject to Section 4980B of the Internal Revenue Code or Part 6 of Title I of ERISA, or both, have been maintained in compliance in all Material respects with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

         (j) S&W represents that based on current compensation levels for participants in the S&W X-Ray, Inc. Employee Stock Ownership Plan ("ESOP"), sufficient compensation has been earned by participants through the plan year ended March 31, 1997 and is projected to be earned by participants through the plan year ending March 31, 1998 such that S&W may fully repay the ESOP indebtedness as described in Section 8.1 of this Agreement and nevertheless satisfy Internal Revenue Code Sections 404 and 415 (measured as of March 31, 1997 and March 31, 1998, respectively).

         5.22  Remuneration. Schedule 5.22 contains a complete and accurate
               ------------  -------------
schedule of the direct compensation (including wages, salaries and actual or anticipated bonuses), plus a description of other annual benefits not made available to the other employees generally, paid in fiscal 1997 and to be paid in the current fiscal year to (i) all of the officers and directors of S&W; and
(ii) all of the employees of S&W who received or will be receiving in excess of $25,000 base salary during such year. No unpaid salary, other than for the immediately preceding pay period and other than pursuant to the existing deferred compensation plans of S&W, is now payable to any of such officers, directors or employees.

         5.23  Union and Employment Agreements. Except as set forth on Schedule
               -------------------------------                         --------
5.23, S&W is not a party to any union agreement, nor does S&W have any written
----
or oral agreement that is not terminable by it at will with any of its officers, directors, employees, consultants, agents, or any other person performing services therefor, relating to their employment by or performance of services for S&W or their compensation therefor. To S&W's knowledge, no union attempts to organize the employees of S&W have been made nor are any such attempts now threatened. Except as set forth on Schedule 5.23, S&W has not received notice
                                   -------------
that any of the officers or directors of S&W will terminate or contemplates terminating his or her employment currently or at any time within sixty (60) days of the Closing Date.

         5.24  Interested Transactions. (a) Except as set forth on Schedule
               -----------------------                             --------
5.24, S&W is not currently a party to any Contract, loan or other transaction
----
with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of S&W):

               (i) Any director, officer, employee of S&W or any of the shareholders of S&W;

               (ii) Any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in- laws and grandparents of any of the persons described in clause (i); or

               (iii) Any corporation, trust, partnership or other entity in which any of the persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than 5% of the equity interest).

         (b) Except as set forth on Schedule 5.24, none of the shareholders of
                                    -------------
S&W is an employee, consultant, partner, principal, director or shareholder of any business entity which is engaged in a business which competes with or is similar to the business of S&W.

         5.25  Brokers and Finders. No broker, agent, finder or consultant
               -------------------
(other than Stephen C. Cook of Fieldstone Partners, Inc.) or other person has been retained by or on behalf of S&W (other than legal or accounting advisors), or is entitled to be paid based upon any agreements or understandings made by S&W in connection with the transactions contemplated hereby. Neither PSS nor S&W shall have any Liability for any broker's fee, finder's fee, consultant's fee or similar third party remuneration by reason of any action of S&W.

         5.26  Statements True and Correct. No statement, certificate,
               ---------------------------
instrument, or other writing furnished or to be furnished by S&W to PSS pursuant to this Agreement or any other document, agreement, or instrument referred to herein furnished by S&W contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by or to be supplied by S&W or any Affiliate thereof for inclusion in the Registration Statement to be filed by PSS with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by S&W or any Affiliates thereof for inclusion in the Proxy Statement-Prospectus to be mailed to S&W's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by S&W with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement-Prospectus, when first mailed to the shareholders of S&W, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that S&W is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         5.27  Accounting, Tax and Regulatory Matters. Other than actions
               --------------------------------------
permitted or required to be taken under the terms of this Agreement, neither S&W nor any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities.

         5.28  Schedules. All Schedules attached hereto are true, correct and
               ---------
complete as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF PSS
                      -------------------------------------

         PSS hereby represents and warrants to S&W as follows:

         6.1   Organization, Standing, and Power. Each of PSS and its
               ---------------------------------
Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. Each of PSS and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSS or such Subsidiary.

         6.2   Authorization of Agreement; No Breach. The execution, delivery
               -------------------------------------
and performance of this Agreement has been duly authorized by all necessary corporate action of PSS. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by PSS pursuant to this Agreement will constitute, legal, valid and binding obligations of PSS enforceable against PSS in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by PSS pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified herein, (i) violate or result in a breach of or Default under the articles or certificate of incorporation or bylaws of PSS or any of its Subsidiaries or any other Material instrument or agreement to which PSS or any of its Subsidiaries is a party or is bound; (ii) to the knowledge of PSS and its Subsidiaries, violate any Law, administrative decision or award of any court, arbitrator, mediator, tribunal, administrative agency or governmental body applicable to or binding upon PSS or its Subsidiaries or upon their respective securities, property or business; (iii) conflict with or constitute a Default under any Material Contract to which PSS or any of its Subsidiaries is a party or by which PSS or any of its Subsidiaries is bound; or
(iv) create a Lien upon the securities, property or business of PSS or any of its Subsidiaries.

         6.3   PSS Capital Stock. The authorized capital stock of PSS consists
               -----------------
of (i) 60,000,000 shares of Common Stock, approximately 37,061,615 of which shares were issued and outstanding as of March 28, 1997, and none of which are issued and held as treasury shares, and (ii) 1,000,000 shares of Preferred Stock, none of which shares are issued and outstanding as of the date of this Agreement and none of which are issued and held as treasury shares. All of such shares are duly and validly issued and outstanding, and are fully paid and non-assessable and were issued pursuant to an effective registration statement under the 1933 Act and all applicable state securities laws or pursuant to an exemption from registration under the 1933 Act and all applicable state securities laws. Except as set forth on Schedule 6.3 and as contemplated by this
                                        ------------
Agreement, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by PSS under the 1933 Act), calls or other commitments of any nature relating to the PSS Common Stock or any other capital stock of PSS, and there are no outstanding securities of PSS convertible into or exchangeable for shares of PSS Common Stock or any other capital stock of PSS. PSS and its Subsidiaries have no knowledge of any voting agreements or voting trusts between or among any Person or Persons relating to PSS, the PSS Common Stock or any of its Subsidiaries (if not wholly owned by PSS). Except as set forth on Schedule
                                                                      --------
6.3, PSS is not obligated to issue or repurchase any shares of its capital stock
---
for any purpose, and no person or entity has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of PSS.

         6.4   PSS Subsidiaries. Schedule 6.4 attached hereto is a true and
               ----------------  ------------
correct list of each Subsidiary of PSS. All of the outstanding shares of capital stock of each such Subsidiary are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act, and all applicable state securities laws, and, except as set forth on Schedule 6.4, are owned of record and beneficially
                            ------------
by PSS, free and clear of any and all Liens. No shares of capital stock of any Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which any Subsidiary is or may become obligated to issue or exchange any share of capital stock. Neither PSS nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, or other entity, except as set forth on Schedule 6.4.
   ------------

         6.5   PSS Documents. PSS has heretofore furnished the following
               -------------
documents to S&W:

         (a) its final Prospectus, dated November 13, 1995, contained in its Registration Statement on Form S-3 (Registration No. 33-97524);

         (b) its Annual Report on Form 10-K for the fiscal year ended March 28, 1997; and

         (c) its Proxy Statement dated June 27, 1997.

         Documents (a) - (c) above are collectively referred to herein as the "PSS Documents." As of their respective dates, the PSS Documents complied in all Material respects with all applicable Laws. Since May 5, 1994, PSS has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements. The PSS Documents did not at the time they were filed

(or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such PSS Document, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any related notes) contained in the PSS Documents, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the published rules and regulations of the SEC with respect thereto) and fairly presented the consolidated financial position of PSS and its Subsidiaries, taken as a whole, at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include notes and are subject to normal year end adjustments which will not, in the aggregate, be Material. There have been no changes in PSS' accounting policies and practices between the dates of the PSS Documents and the date hereof that have had or are likely to have a Material Adverse Effect on the present or future financial performance of PSS, and no such change is contemplated as of the date hereof.

         6.6   Absence of Undisclosed Liabilities. Except as disclosed on
               ----------------------------------
Schedule 6.6, as of the date hereof neither PSS nor any of its Subsidiaries has
------------
any Undisclosed Liabilities in excess of $1,000,000 in the aggregate, except for unpaid liabilities and obligations incurred since March 28, 1997, in the ordinary course of business and not involving Funded Debt.

         6.7   Absence of Certain Changes or Events. Since March 28, 1997,
               ------------------------------------
except as disclosed on Schedule 6.7, (i) there have been no events, changes or
                       ------------
occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSS or its Subsidiaries taken as a whole, and (ii) neither PSS nor any of its Subsidiaries has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of PSS or its Subsidiaries provided in Article 8 of this Agreement.

         6.8   Legal Proceedings. There are no outstanding Court Orders or
               -----------------
administrative decisions to which PSS or any of its Subsidiaries is subject, and there is no Litigation pending or threatened against or relating to PSS or any of its Subsidiaries or their respective assets or businesses, which if resolved adversely to PSS would have a Material Adverse Effect on PSS and its Subsidiaries, taken as a whole. Neither PSS nor any of its Subsidiaries have been advised by any attorney representing any such entity that there are any "loss contingencies" as defined in FASB 5, which would be required by FASB 5 to be disclosed or accrued in the consolidated financial statements of PSS and which are not so disclosed or accrued.

         6.9   Brokers and Finders. No broker, agent, finder or consultant or
               -------------------
other person has been retained by or on behalf of PSS (other than legal or accounting advisors), or is entitled to be paid based upon any agreements or understandings made by PSS in connection with the transactions contemplated hereby. Neither S&W nor PSS shall have any Liability for any broker's fee, finder's fee, consultant's fee or similar third party remuneration by reason of any action of PSS or DI

         6.10  Statements True and Correct. No statement, certificate,
               ---------------------------
instrument or other writing furnished or to be furnished by PSS or any Affiliate thereof to S&W pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by or to be supplied by PSS or any Affiliate thereof for inclusion in the Registration Statement to be filed by PSS with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by PSS or any Affiliate thereof for inclusion in the Proxy Statement-Prospectus to be mailed to S&W's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by PSS or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement-Prospectus, when first mailed to the shareholders of S&W, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that S&W is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         6.11  Authority of DI. DI is a corporation duly organized, validly
               ---------------
existing and in good standing under the Laws of the State of Florida as a wholly owned Subsidiary of PSS. The authorized capital stock of DI consists of 1,000 shares of DI Common Stock, 100 shares of which are validly issued and outstanding, fully paid and nonassessable. DI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of DI. This Agreement represents a legal, valid, and binding obligation of DI, enforceable against DI in accordance with its terms.

         6.12  Authority of Merger Corp. Merger Corp. is a corporation duly
               ------------------------
organized, validly existing and in good standing under the Laws of the State of New York as a wholly owned Subsidiary of DI. The authorized capital stock of Merger Corp. consists of 1,000 shares of Merger Corp. Common Stock, 100 shares of which are validly issued and outstanding, fully paid and nonassessable. Merger Corp. has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on part of Merger Corp. This Agreement represents a legal, valid, and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms.

         6.13  Schedules. All Schedules attached hereto are true, correct and
               ---------
complete as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

                                   ARTICLE VII
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

         7.1   Conduct of S&W Business. Except as set forth on Schedule 7.1,
               -----------------------                         ------------
prior to the Closing Date, except with the prior written consent of PSS, and except as necessary to effect the transactions contemplated in this Agreement, S&W shall:

               (a) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any transaction or Contract other than in the ordinary course of business, and not make any Material change in its methods of management, marketing, accounting, or operations;

               (b) consult with PSS prior to undertaking any Material new business opportunity outside the ordinary course of business and not undertake such new business opportunity without the prior written consent of PSS, which consent will not be unreasonably withheld;

               (c) confer on a regular basis with one or more designated representatives of PSS to report Material operational matters and to report the general status of ongoing business operations;

               (d) notify PSS of any unexpected Material change in the normal course of business or in the operation of its properties, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any Material property, and S&W agrees to keep PSS fully informed of such events and permit PSS's representatives prompt access to all materials prepared in connection therewith;

               (e) Except as set forth on Schedule 7.1, not enter into any new
                                          ------------
employment Contract or, except in the ordinary course of business, any commitment to employees (including any commitment to pay retirement or other benefits);

               (f) not increase the compensation (including fringe benefits) payable or to become payable to any officer, director, employee, agent or independent contractor of either such company, except general hourly rate increases and normal merit increases for employees other than officers made in the ordinary course of business and consistent with past practice;

               (g) except in the ordinary course of business, not (i) create or incur any indebtedness, (ii) enter into (other than renewals of) or terminate any lease of real estate, or (iii) release or create any Liens of any nature whatsoever;

               (h) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $50,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

               (i) not sell any Material asset or make any Material commitment relating to its assets other than in the ordinary course of business;

               (j) not amend the Certificate of Incorporation, Bylaws or other governing instruments of S&W, or

               (k) not make any changes in its accounting methods or practices, except for changes in its tax accounting methods or practices that may be necessitated by changes in generally accepted accounting principles or applicable tax laws;

               (l) except for this Agreement and the issuance of 4,009 shares of S&W Common Stock under the S&W Supplemental Executive Retirement Plan simultaneously with the Closing of the Merger, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of S&W Capital Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend with respect to any S&W Capital Stock;

               (m) other than in the ordinary course of business, not take any action, or omit to take any action, which would cause the representations and warranties contained in Article V to be untrue or incorrect;

               (n) not make any loan to any Person or increase the aggregate amount of any loan currently outstanding to any Person, except for usual and customary advances to employees made in the ordinary course of business; and

               (o) not make any agreement or commitment which will result in or cause to occur a violation of any of the items contained in paragraphs (a) through (n).

         7.2   Conduct of PSS Business. PSS agrees that from the date hereof to
               -----------------------
the Effective Time, except to the extent that S&W shall otherwise consent by an instrument in writing signed on behalf of S&W by its President:

               (a) Operation of Business. It will operate its business
                   ---------------------
substantially as presently operated and only in the ordinary course, except that any business acquisition by PSS or the incurrence of additional debt or the issuance or sale of equity securities shall be deemed to be in the ordinary course.

               (b) No Amendments; Corporate Existence. Except as previously
                   ----------------------------------
disclosed in writing by PSS to S&W, it will not, and it will not permit DI or Merger Corp. to, amend its Articles of Incorporation or By-Laws; and it will maintain its corporate existence and corporate powers.

         7.3   Adverse Changes in Condition. Each Party agrees to give written
               ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.4   Reports. Each Party and its Subsidiaries shall file all reports
               -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS
                              ---------------------

         8.1   Contributions to ESOP and Repayment of Indebtedness. Prior to the
               ---------------------------------------------------
Closing Date, in addition to amounts previously accrued and not yet paid, S&W shall contribute an additional amount of approximately $358,000 for the Plan Year ending March 31, 1997 to its Employee Stock Ownership Plan ("ESOP") for the repayment of indebtedness of the ESOP. In addition, prior to the Closing Date, S&W shall make the maximum contribution to the ESOP permitted under Sections 404 and 415 of the Internal Revenue Code for the repayment of indebtedness of the ESOP for the period between April 1, 1997 and March 31, 1998. Immediately prior to the Effective Time, all remaining indebtedness of the ESOP shall be paid. Furthermore, immediately prior to the Effective Time, S&W shall fully repay all remaining indebtedness to Fleet Bank of New York, the proceeds of which were loaned by S&W to the ESOP for the ESOP to acquire stock of S&W.

         8.2   Applications; Antitrust Notification. PSS shall promptly prepare
               ------------------------------------
and file, and S&W shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite

Consents necessary to consummate the transactions contemplated by this Agreement. Each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all Material respects with the requirement of the HSR Act.

         8.3   Filings with State Offices. Upon the terms and subject to the
               --------------------------
conditions of this Agreement, S&W and Merger Corp. shall execute and file the Certificate of Merger with the Secretary of State of the State of New York in connection with the Closing.

         8.4   Agreement as to Efforts to Consummate. Subject to the terms and
               -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its legal ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article IX of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5   Investigation and Confidentiality.
               ---------------------------------

               (a) Prior to the Effective Time, each party shall keep the other party advised of all Material developments relevant to its business and to consummation of the Merger. S&W shall provide PSS open and exclusive access to S&W, its records and employees in order for PSS to make or cause to be made such investigation of the business and properties of S&W and its Subsidiaries and of its financial and legal condition as PSS reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information not otherwise in the public domain furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, customers and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party herein or in an agreement or certificate delivered pursuant hereto, or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         8.6   Press Releases. Prior to the Effective Time, S&W and PSS shall
               --------------
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.7   No Shopping. Until the termination of this Agreement pursuant to
               -----------
Article X, except with respect to this Agreement and the transactions contemplated hereby, neither S&W nor any of its

Affiliates, nor any Representatives thereof shall directly or indirectly solicit or respond (other than to say that it has entered into a definitive agreement with another party) to any Acquisition Proposal by any Person. None of S&W or any Affiliate or Representative thereof shall furnish any non-public information, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal. S&W shall promptly notify PSS orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. S&W shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable best efforts to cause all of its Representatives not to engage in any of the foregoing.

         8.8   Accounting and Tax Treatment. Each of the Parties undertakes and
               ----------------------------
agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.9   Investment Agreement. S&W shall use its reasonable best efforts
               --------------------
to cause each Person whom it reasonably believes is an "affiliate" of S&W for purposes of Rule 145 under the 1933 Act, as disclosed on Schedule 8.9 hereto, to
                                                         ------------
deliver to PSS not later than 10 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 8.9, providing that such Person
                                        -----------
will not sell, pledge, transfer, or otherwise dispose of the shares of S&W Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of PSS Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of PSS and S&W have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of PSS Common Stock issued to such affiliates of S&W in exchange for shares of S&W Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of PSS and S&W have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such person has provided the written agreement referred to in this Section 8.9 (and PSS shall be entitled to place restrictive legends upon certificates for shares of PSS Common Stock issued to affiliates of S&W pursuant to this Agreement to enforce the provisions of this Section 8.9). PSS shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of PSS Common Stock by such affiliates.

         8.10  Conditional Releases. Simultaneously with the execution and
               --------------------
delivery of this Agreement, each officer and director of S&W has executed and delivered a Conditional Release, in the form of Exhibit 8.10 to this Agreement,
                                                ------------
to be effective only if the Effective Time occurs.

         8.11  Registration Statement; Proxy Statement; Shareholder Approval. As
               -------------------------------------------------------------
soon as practicable after execution of this Agreement, PSS shall file the Registration Statement with the SEC, and shall use its commercially reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of PSS Common Stock upon consummation of the Merger. The information supplied by PSS and S&W for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in the light of the circumstances under which they were made, not misleading. S&W shall cooperate with PSS and furnish PSS with all information concerning it and the holders of its capital stock as PSS may reasonably request in connection with such action. S&W shall call a Shareholders' Meeting (or vote by written consent), to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement, the appointment of the "Representatives," as such term is defined in the

Escrow Agreement, and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) S&W and PSS shall prepare and file with the SEC a Proxy Statement-Prospectus and mail such Proxy Statement-Prospectus to the shareholders of S&W, (ii) the Parties shall furnish to each other all information concerning them as they may reasonably request in connection with such Proxy Statement-Prospectus, (iii) unless this Agreement is terminated in accordance with its terms, the Board of Directors of S&W shall recommend to its shareholders the approval of this Agreement, and (iv) unless this Agreement is terminated in accordance with its terms, the Board of Directors and officers of S&W shall use its reasonable efforts to obtain such shareholders' approval.

         8.12  Repayment of Indebtedness. PSS agrees to repay on the Closing
               -------------------------
Date notes and bank and long-term debt of S&W in the aggregate amount of approximately $7,000,000, together with accrued interest and such additional principal outstanding through the Closing Date (other than a payment owed by reason of a default or penalty under the loan documents), such final amount subject to the approval and satisfaction of PSS.

         8.13  ESOP Termination. As soon as appropriate approvals have been
               ----------------
received from the Internal Revenue Service, the ESOP shall be terminated and ESOP accounts shall be distributed in accordance with the ESOP and applicable legal requirements and PSS shall adopt all resolutions and take all such actions as are required to properly effect such termination.

         8.14  COBRA Requirements. S&W shall, at all times through the Closing
               ------------------
Date, comply in all Material respects with the applicable requirements for its ERISA Plans as set forth in the Internal Revenue Code and ERISA, including, without limitation, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA. Employees of S&W who become employees of PSS or DI shall be entitled to participate in PSS' welfare, qualified retirement and benefit plans on the same terms as PSS' current employees, and such S&W employees shall receive credit for their full periods of service with S&W, and, to the extent allowed by PSS' insurance company, all preexisting condition requirements shall be waived for such employees. S&W maintains a fully insured medical plan ("Medical Plan"). To the extent permitted by the insurance carrier to such Medical Plan and to the extent permitted by law, PSS will continue the Medical Plan through March 31, 1998 for S&W employees, former employees and their dependents, each of whom is covered by the Medical Plan as of the Closing Date.

         8.15  Conditions to Closing. S&W and PSS agree to use their
               ---------------------
commercially reasonable efforts to satisfy the closing conditions set forth in
Article IX of this Agreement by August 31, 1997, and if not by such time, as soon thereafter as possible.

         8.16  Retirement Plan Interests. Simultaneous with the Closing of the
               -------------------------
Merger, S&W shall issue 4,009 shares of its Common Stock in exchange for full cancellation of all rights of the participants in the S&W Supplemental Executive Retirement Plan, which shares have been represented in the Fully Diluted Common Equivalents.


                                   ARTICLE IX
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                -------------------------------------------------

         9.1   Conditions to Obligations of Each Party. The respective
               ---------------------------------------
obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

               (a) Regulatory Approvals. All Consents of, filings and
                   --------------------
registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of PSS or S&W would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (b) Consents and Approvals. Except as set forth on Schedule 9.1,
                   ----------------------                         ------------
each Party shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. Except as set forth on Schedule 9.1, no Consent so obtained which is necessary
                       ------------
to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of PSS would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (c) Legal Proceedings. No court or governmental or regulatory
                   -----------------
authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (d) Payoff of Long-Term Debt. At the Closing, PSS shall have paid
                   ------------------------
by wire transfer the balance of the outstanding principal and accrued interest as set forth in Section 8.12 hereof.

               (e) Shareholder Approval. The shareholders of S&W shall have
                   --------------------
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, and the appointment of the "Representatives" as defined in the Escrow Agreement, as and to the extent required by Law or by the provisions of any governing instruments.

               (f) Registration Statement. The Registration Statement shall be
                   ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PSS Common Stock issuable pursuant to the Merger shall have been received.

         9.2   Conditions to Obligations of PSS. The obligations of PSS to
               --------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PSS pursuant to Section 11.6(a) of this Agreement:

               (a) Representations and Warranties. The representations and
                   ------------------------------
warranties of S&W set forth or referred to in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

               (b) Performance of Agreements and Covenants. Each and all of the
                   ---------------------------------------
agreements and covenants of S&W to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

               (c) Certificates. S&W shall have delivered to PSS (i) a
                   ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by S&W's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSS and its counsel shall request.

               (d) Investment Agreements. PSS shall have received from each
                   ---------------------
shareholder of S&W listed on Schedule 8.9 the investment agreement referred to
                   ----------------------
in Section 8.9 of this Agreement, to the extent necessary to assure in the reasonable judgment of PSS that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

               (e) Pooling Letters. PSS shall have received a letter, dated
                   ---------------
as of the Effective Time, in form and substance reasonably acceptable to PSS, from Arthur Andersen to the effect that the Merger will qualify for pooling-of-interests accounting treatment. PSS and Arthur Andersen also shall have received a letter, dated within two weeks of the date hereof and as of the Effective Time, in form and substance reasonably acceptable to such Party, from May, Robinson, Gordon & Penta, P.C. to the effect that S&W qualifies for pooling-of-interests accounting treatment.

               (f) Cold Comfort Letters. PSS shall have received from Arthur
                   --------------------
Andersen LLP letters dated not more than five days prior to (i) the date of the Proxy Statement-Prospectus and (ii) the Effective Time, with respect to certain financial information of PSS contained in or incorporated by reference into the Proxy Statement-Prospectus, in form and substance reasonably satisfactory to PSS, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72. PSS shall have received from May, Robinson, Gordon & Penta, P.C. letters dated not more than five days prior to (i) the date of the Proxy Statement-Prospectus and (ii) the Effective Time, with respect to certain financial information of S&W contained in the Proxy Statement-Prospectus, in form and substance reasonably satisfactory to PSS, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standards No. 72.

               (g) Noncompetition Agreements. Joseph E. Miller, Jr., Bruce P.
                   -------------------------
Ashby, George Privitera and Ron Cronin shall have entered into noncompetition agreements in substantially the form of Exhibits 9.2(g)(i), (ii), (iii) and
                                        -----------------------------------
(iv), respectively.
----

               (h) Retention of Sales Force. At the Effective Time, S&W shall
                   ------------------------
have retained at least eighteen (18) full-time sales persons and seventy (70) full-time service technicians, which persons shall have entered into employment and noncompetition agreements with PSS, in substantially the form of Exhibit
                                                                     -------
9.2(h) hereto..
------

               (i) Delivery of Documents. S&W shall have delivered all of its
                   ---------------------
books and records to PSS including, but not limited to, (i) all corporate and other records of S&W and its Predecessors, including the minute books, stock books, stock transfer registers, books of account, leases and Contracts, deeds and title documents, and Financial Statements; and (ii) such other documents or certificates as shall be reasonably requested by PSS.

               (j) Resignation of S&W Directors. S&W shall have delivered to PSS
                   ----------------------------
evidence satisfactory to PSS of the resignation of the directors of S&W effective as of the Closing Date.

               (k) Statements for Services Rendered. S&W shall have received
                   --------------------------------
final statements for all legal, accounting and advisory fees for which it is responsible for payment in connection with the transactions contemplated by this Agreement (through the Closing), together with an acknowledgment by each such legal counsel, accountant or advisor that such statement represents its final bill for all services rendered to S&W through the Closing in connection with the transactions contemplated by this Agreement, and that any statement for follow-up services shall not exceed $2,000.

               (l) No Material Adverse Change. There shall not have been any
                   --------------------------
Material adverse change in the business, assets, Liabilities, financial condition, or results of operations of S&W and its

Subsidiaries, taken as a whole, between March 31, 1997 and the Closing Date, and S&W shall have delivered to PSS a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect.

               (m) Consent of Lender. PSS shall have received from NationsBank,
                   -----------------
as agent bank under PSS' senior credit facility, its written consent to the consummation of the Merger and the other transactions contemplated by this Agreement.

               (n) Escrow Agreement. The Escrow Agreement shall have been
                   ----------------
executed and delivered by S&W and a national bank as the Escrow Agent in substantially the form of Exhibit 4.3 hereto, with the specific escrow items included in form and substance satisfactory to PSS.

               (o) Satisfactory Due Diligence. PSS shall in all aspects be
                   --------------------------
satisfied in its reasonable discretion with its due diligence investigation of S&W, including its continuing review of matters contained or not contained in the schedules.

               (p) Repayment of Indebtedness. PSS shall have received evidence
                   -------------------------
satisfactory to it of the repayment of all outstanding indebtedness of the ESOP as provided in Section 8.1 hereof.

         9.3   Conditions to Obligations of S&W. The obligations of S&W to
               --------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by S&W pursuant to Section 11.6(b) of this Agreement:

               (a) Representations and Warranties. The representations and
                   ------------------------------
warranties of PSS set forth or referred to in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

               (b) Performance of Agreements and Covenants. Each and all of the
                   ---------------------------------------
agreements and covenants of PSS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

               (c) Certificates. PSS shall have delivered to S&W (i) a
                   ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PSS's Board of Directors and DI's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as S&W and its counsel shall request.

               (d) No Material Adverse Change. There shall not have been any
                   --------------------------
Material adverse change in the business, assets, Liabilities, financial condition, or results of operations of PSS and its Subsidiaries, taken as a whole, between March 31, 1997 and the Closing Date, and PSS shall have delivered to S&W a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect.

               (e) Escrow Agreement. The Escrow Agreement shall have been
                   ----------------
executed and delivered by PSS and a national bank as the Escrow Agent in substantially the form of Exhibit 4.3 hereto, with the specific escrow items
                          -----------
included in form and substance satisfactory to S&W.

                  (f) Employment and Noncompetition Agreements. PSS shall have
                      ----------------------------------------
entered into the employment and noncompetition agreements described in Section 9.2(h). PSS and DI shall have agreed to employ all S&W sales representatives and service technicians that become PSS or DI employees, on an at-will basis, under the same compensation, commission and other incentive terms as are currently in effect for such employees through August 31, 1998 and PSS and DI shall have agreed to employ the S&W employees that become PSS and DI employees, excluding George Privitera and Ron Cronin, on an at-will basis, under the same salary terms as are currently in effect for such employees through August 31, 1998.

                  (g) Noncompetition Agreements. PSS shall have entered into
                      -------------------------
noncompetition agreements with Joseph E. Miller, Jr., Bruce P. Ashby., George Privitera and Ron Cronin in substantially the form of Exhibits 9.2(g)(i), (ii),
(iii) and (iv), respectively.


                                   ARTICLE X
                                  TERMINATION
                                  -----------

          10.1    Termination. Notwithstanding any other provision of this
                  -----------
Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the Board of Directors of PSS and the Board of Directors of S&W; or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the reasonable opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by October 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by November 30, 1997; or

                  (g) By the Board of Directors of either Party if any of the conditions precedent to the obligations of such person to consummate the Merger cannot be satisfied or fulfilled, if such failure is not caused by the party electing to terminate; or

                  (h) By the Board of Directors of either Party if the Base Period Trading Price is less than $10.8832 or greater than $16.3248 (in each case, calculated without regard to the Base Period Trading Price Limitations); or

                  (i) By the Board of Directors of PSS if the sum of all adjustments to the Aggregate Purchase Price as set forth in Section 3.1(c) hereof would result in a reduction by more than $200,000, but for the proviso at the end of Section 3.1(c).

          10.2    Effect of Termination. In the event of the termination and
                  ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Section 8.5(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve a breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

          10.3    Non-Survival of Representations and Covenants. The respective
                  ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except Articles 2, 3, 4 and 11 and Sections 8.5(b), 8.8, 8.11, 10.2 and 10.3 this Agreement, and except with respect to the indemnification obligations in the Escrow Agreement.


                                  ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

          11.1     Definitions.
                   -----------

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

                  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Certificate of Merger" shall mean the Certificate of Merger to be executed by Merger Corp. and S&W and filed with the Secretary of State of the State of New York relating to the Merger as contemplated by Section 1.3 of this Agreement.

                  "Common Stock Per Share Purchase Price" shall mean the quotient obtained by dividing (i) the Aggregate Purchase Price minus the Escrow Dollar Amount by (ii) the Fully Diluted Common Equivalents.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "Contract" shall mean any Material written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                  "DI Common Stock" shall mean the $0.01 par value common stock of DI.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agreement" shall mean the Escrow Agreement attached to this Agreement as Exhibit 4.3.
                  -----------

                  "Escrow Shares" shall mean the shares of PSS Common Stock issued pursuant to Section 4.3 hereof.

                  "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "Fully Diluted Common Equivalents" shall mean the sum of (i) all issued and outstanding shares of S&W Common Stock, and (ii) all shares of S&W Common Stock issuable upon the exercise of all outstanding S&W options and the conversion of all other convertible securities of S&W and the issuance of all S&W Common Stock issuable pursuant to any other rights or commitments of any nature.

                  "Funded Debt" shall mean any outstanding indebtedness (including leases required to be capitalized under GAAP) of such party or its Subsidiaries, except Funded Debt between such parties, representing borrowing, but excluding trade payables.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "Hazardous Material" shall mean any of the following that are regulated under Environmental Laws: (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Regulatory Authorities and any polychlorinated biphenyls).

                  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Intellectual Property" shall mean the copyrights, patents, trademarks, service marks, service names, tradenames, applications therefor, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or the transactions contemplated by this Agreement, provided that Material Adverse Effect shall not be deemed to include the impact of (x) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties or actions taken pursuant to or required by this Agreement.

                  "Merger Corp. Common Stock" shall mean the $0.01 par value common stock of Merger Corp.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NYBCL" shall mean the New York Business Corporation Law.

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "Party" shall mean any of S&W, DI, Merger Corp. or PSS, and "Parties" shall mean all of S&W, DI, Merger Corp. and PSS.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Predecessor" shall mean any entity acquired by, or substantially all of the assets of which were acquired by, S&W or any entity merged or consolidated with or into S&W.

                  "PSS Capital Stock" shall mean, collectively, the PSS Common Stock, the PSS Preferred Stock and any other class or series of capital stock of PSS.

                  "PSS Common Stock" shall mean the $0.01 par value common stock of PSS.

                  "PSS Preferred Stock" shall mean the $0.01 par value preferred stock of PSS.

                  "Regulatory Authorities" shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, including the NASD, and the SEC.

                  "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                  "S&W Common Stock" shall mean the common stock, $.04 par value per share, of S&W.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Subsidiaries" shall mean all those corporations, partnerships, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "Surviving Corporation" shall mean DI as the surviving corporation resulting from the Merger.

                  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

                  "Undisclosed Liabilities" shall mean any liability or obligation of a Party to this Agreement, whether accrued, liquidated, unliquidated, absolute, contingent, matured, unmatured or otherwise, as of the Closing Date, that is not fully reflected or reserved against in their respective financial statements or fully disclosed in a Schedule.

          (b) In addition to the terms defined in Section 11.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

 Benefit Plans - Section 5.21                    Escrow Dollar Amount - Section 3.4
 Capital Expenditures - Section 5.16(c)          FASB 5 - Section 5.18
 Closing - Section 1.2                           Financial Statements - Section 5.5
 Closing Date - Section 1.2                      Merger - Section 1.1
 Effective Time - Section 1.3                    Merger Consideration - Section 3.1(b)
 Environmental Litigation - Section 5.7          Multiemployer Plan - Section 5.21(a)
 ERISA Plan - Section 5.21(a)                    PSS Documents - Section 6.5

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          11.2    Expenses. PSS shall bear and pay all direct costs and expenses
                  --------
incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants (including any audit or investigation pursuant to Section 8.1), and counsel. Upon consummation of the Merger, PSS shall bear and pay reasonable costs and expenses for fees and expenses of S&W's counsel, consultants, financial advisors and accountants, incurred by S&W or on S&W's behalf in connection with the transactions contemplated hereunder in an amount not to exceed $200,000 in the aggregate.

          11.3    Brokers and Finders. Each of the Parties represents and
                  -------------------
warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except for Stephen Cook of Fieldstone Partners, who has been retained by S&W and for whom any unpaid fees shall be paid in accordance with Section 11.2 and, if necessary, Section 3.1(c). In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by S&W or PSS, each of S&W and PSS, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          11.4    Entire Agreement. Except as otherwise expressly provided
                  ----------------
herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 11.11 of this Agreement.

          11.5    Amendments. To the extent permitted by Law, this Agreement may
                  ----------
be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of S&W Common Stock, there shall be made no amendment that pursuant to the NYBCL requires further approval by such shareholders without the further approval of such shareholders.

          11.6    Waivers.
                  -------

                  (a) Prior to or at the Effective Time, PSS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by S&W, to waive or extend the time for the compliance or fulfillment by S&W of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSS.

                  (b) Prior to or at the Effective Time, S&W, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSS, to waive or extend the time for the compliance or fulfillment by PSS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of S&W under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of S&W.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          11.7    Assignment. Except as expressly contemplated hereby, neither
                  ----------
this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          11.8    Notices. All notices or other communications which are
                  -------
required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          S&W:                    S&W X-Ray, Inc.
                                  Cornerstone Center
                                  2300 Buffalo Road
                                  Rochester, NY  14824
                                  Attention:  Mr. Joseph E. Miller, Jr.

          Copy to Counsel:        Kilpatrick Stockton LLP
                                  1100 Peachtree Street, Suite 2800
                                  Atlanta, Georgia  30309-4530
                                  Telecopy Number: (404) 815-6555
                                  Attention:  Jerome F. Connell, Jr., Esq.

          PSS or DI:              c/o Physician Sales & Service, Inc.
                                  4345 Southpoint Boulevard
                                  Jacksonville, Florida  32216
                                  Telecopy Number:  (904) 332-3000
                                  Attention: Mr. David A. Smith

          Copy to Counsel:        Alston & Bird
                                  One Atlantic Center
                                  1201 W. Peachtree Street
                                  Atlanta, Georgia  30309
                                  Telecopy Number:  (404) 881-7777
                                  Attention: J. Vaughan Curtis, Esq.

          11.9    Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the Laws of the State of Florida.


          11.10   Counterparts. This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          11.11   Captions. The captions contained in this Agreement are for
                  --------
reference purposes only and are not part of this Agreement.

          11.12   Enforcement of Agreement. The Parties hereto agree that
                  ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          11.13   Severability. Any term or provision of this Agreement which is
                  ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          11.14   Further Assurances. Each Party covenants that at any time, and
                  ------------------
from time to time, after the Closing Date, without additional consideration, it will execute such additional instruments and take such actions as may be reasonably requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto on the day and year first above written.

ATTEST:                                     S&W X-RAY, INC.


                                            By:    /s/ Joseph E. Miller
-----------------------------                  --------------------------------
Secretary                                          President


[CORPORATE SEAL]


ATTEST:                                     PHYSICIAN SALES & SERVICE, INC.


                                            By:    /s/ David A. Smith
-----------------------------                  --------------------------------
Title:                                      Title: Executive Vice President and
      -----------------------                     -----------------------------
                                                   Chief Financial Officer
                                                   -----------------------


[CORPORATE SEAL]


ATTEST:                                     DIAGNOSTIC IMAGING, INC.


                                            By:    /s/ David A. Smith
-----------------------------                  --------------------------------
Title:                                      Title: Secretary
      -----------------------                     -----------------------------


[CORPORATE SEAL]


ATTEST:                                     PSS MERGER CORP.


                                            By:    /s/ David A. Smith
-----------------------------                  --------------------------------
Title:                                      Title: Executive Vice President
      -----------------------                     -----------------------------


[CORPORATE SEAL]

                                    ANNEX B

                               ESCROW AGREEMENT
                               ----------------

     THIS ESCROW AGREEMENT (this "Agreement") is made and entered into this ____ day of __________, 1997, by and among Physician Sales & Service, Inc., a Florida corporation ("PSS"), The Bank of New York, as the escrow agent (the "Escrow Agent"), and Joseph E. Miller, Jr., Bruce P. Ashby and The S&W X-Ray, Inc. Employee Stock Ownership Trust as representatives (the "Representatives") appointed by the shareholders ("Shareholders") of S&W X-Ray, Inc., a New York corporation ("S&W").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     DI ("DI") is a wholly owned subsidiary of PSS and PSS Merger Corp. ("Merger Corp."), is a wholly owned subsidiary of DI, and each is a party to an Agreement and Plan of Merger with S&W dated of even date herewith (the "Merger Agreement"), pursuant to which Merger Corp. has on this date merged (the "Merger") with and into S&W with S&W surviving the merger and remaining a wholly owned subsidiary of DI. Under the Merger Agreement, the Shareholders received contingent rights to receive, in the aggregate, shares of common stock of PSS ("PSS Common Stock") as provided in Section 3.1(b) of the Merger Agreement.

     In accordance with the Merger Agreement, the PSS Common Stock issuable pursuant to the contingent rights of Shareholders has been issued and will be held by the Escrow Agent pursuant to the terms of this Agreement until termination of this Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                            ESTABLISHMENT OF ESCROW
                            -----------------------

     On this date, PSS has executed a stock certificate in negotiable form representing the Escrow Shares and naming the Escrow Agent as the registered holder for the benefit of the Shareholders. Schedule 1 to this Agreement shows
                                            ----------
for each Shareholder (i) the respective percentage interest (the "Percentage Interest") of each such Shareholder in the General Escrow Shares and the Specific Escrow Shares, and (ii) the corresponding aggregate maximum number of shares of PSS Common Stock issuable to each Shareholder, subject to the adjustments provided herein. The Escrow Agent shall hold the Escrow Shares on behalf of, and as a convenience to PSS and the Shareholders with the same force and effect as if such shares had been delivered by PSS to each Shareholder and subsequently delivered by such Shareholder to the Escrow Agent. The Escrow Agent shall hold the Escrow Shares, together with any and all future cash dividends or cash income with respect to the Escrow Shares (as provided in Section 5.1 hereof) ("Cash"), for the benefit of PSS, DI and the Shareholders, as the case may be, pursuant to the terms of this Agreement. Cash shall be held by the Escrow Agent in the Nations Fund - Treasury Portfolio, a prospectus of which is hereby acknowledged and received by PSS and the Representatives. PSS and the Representatives acknowledge that Escrow Agent may receive a reasonable fee from the manager of its money market fund for acting as sub-administrator. Any income or interest realized from the investments made by the Escrow Agent pursuant hereto shall be included in Cash and paid in accordance with this Agreement.

                                   ARTICLE 2
                                INDEMNIFICATION
                                ---------------

     2.1  Definitions.  As used in this Agreement, the following terms shall
          -----------
have the following meanings:

          (a) "Accounts Receivable Claim" shall mean any Loss in excess of
               -------------------------
$180,000 incurred by reason of the failure of PSS or DI to receive cash or checks by __________, 1998 in payment of the accounts receivable of S&W outstanding as of the Closing Date.

          (b) "Closing Date" shall mean the date of the closing of the
               ------------
transactions contemplated by the Merger, which shall be the date on which the Effective Time occurs.

          (c) "Effective Time" shall mean the time that the Articles of Merger
               --------------
reflecting the Merger becomes effective with the Secretary of State of the States of New York and Florida

          (d) "Disputed Loss Notice" shall mean a Loss Notice that is disputed
               --------------------
by the Representatives by delivery of a Protest Notice.

          (e) "Escrow Agent Expenses" shall mean one-half of the expenses of the
               ---------------------
Escrow Agent which the Representatives is obligated to bear under Section 6.4 hereof, in an amount up to $5,000, incurred in connection with the obligations of the Escrow Agent under this Agreement.

          (f) "Escrow Shares" shall mean the General Escrow Shares and the
               -------------
Specific Escrow Shares.

          (g) "General Escrow Shares" shall mean _________ shares of PSS Common
               ---------------------
Stock issued and placed in Escrow.

          (h) "Indemnifiable Loss" shall mean any Loss for which an Indemnitee
               ------------------
may be indemnified pursuant to Section 2.2 or 2.3 hereof.

          (i) "Indemnitee" shall mean a party entitled to indemnification under
               ----------
Section 2.2 hereof.

          (j) "Loss" shall mean any direct or indirect demand, claim, payment or
               ----
failure to receive payment, obligation, action or cause of action, assessment, loss, liability, cost or expense, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any liability.

          (k) "Loss Notice" shall mean a written notice, as prescribed in
               -----------
Section 2.4 hereof, provided by an Indemnitee to the Escrow Agent and the Representatives setting forth in reasonable detail the nature and amount of an Indemnifiable Loss or potential Indemnifiable Loss and the number of Escrow Shares sought to be canceled in respect of such Indemnifiable Loss.

          (l) "Representative Expenses" shall mean expenses of the
               -----------------------
Representatives, in an amount up to $10,000, incurred in connection with their obligations under this Agreement.

          (m) "Protest Notice" shall mean a written notice, as prescribed in
               --------------
Section 2.4 hereof, provided by the Representatives to an Indemnitee if he disputes any Loss Notice received from an Indemnitee.

          (n) "Shareholders" shall mean the former holders of the issued and
               ------------
outstanding shares of capital stock of S&W.

          (o) "Specific Escrow Shares" shall mean _________ shares of PSS Common
               ----------------------
Stock issued and placed in Escrow in respect of the Accounts Receivable Claim, the Representative Expenses, and the Escrow Agent Expenses.

          (p) "Value Per Share" shall mean $___________.
               ---------------

     2.2  General Indemnity by Representatives. The Representatives, as the
          ------------------------------------
representatives of the Shareholders, shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless PSS, DI and S&W (an "Indemnitee") from and against any Loss suffered or incurred by such Indemnitee, as and when due, which arises out of or results from a breach of any of the representations, warranties or covenants (except to the extent such covenants are waived by PSS) and agreements of S&W set forth in the Merger Agreement or in any document or agreement made or executed by S&W pursuant to the Merger Agreement. The disclosure provided on Schedule 5.21.2 to the Merger Agreement is for
                       ---------------
information purposes only and shall not impair or otherwise affect the ability of an Indemnitee to recover for any Loss related to such disclosure under the terms hereof.

     2.3  Specific Indemnity by Representative. In addition to the
          ------------------------------------
indemnification obligations in Section 2.2 above, the Representatives, as the representatives of the Shareholders, shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless the Indemnitees from and against any Loss suffered or incurred by such Indemnitee, as and when due, which arises out of or results from an Accounts Receivable Claim, any Representative Expenses and the Escrow Agent Expenses paid by an Indemnitee.

     2.4  Notice of Claim. If an Indemnitee incurs an Indemnifiable Loss, or
          ---------------
should an Indemnitee negotiate a proposed settlement in satisfaction of a potential Indemnifiable Loss, it shall promptly provide a Loss Notice to the Representatives and the Escrow Agent. If the Representatives disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnitee to be indemnified hereunder, he shall provide the Indemnitee and the Escrow Agent a Protest Notice within thirty (30) days of the date any such Loss Notice is received by the Representative. If no Protest Notice is received by the Indemnitee and the Escrow Agent within thirty (30) days from the date on which any Loss Notice is received by the Representatives, or if a Protest Notice is received and the dispute is resolved in favor of the Indemnitee after following the procedures set forth below, then the Escrow Agent shall cause to be delivered to PSS and PSS shall promptly cancel and retire that number of Escrow Shares as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals the amount sought by or awarded to the Indemnitee. To the extent that Cash is held in escrow, and at the option of the Indemnitee, the Escrow Agent shall pay any Indemnifiable Loss, in whole or in part, with such Cash. In its Loss Notice, PSS shall set forth for the Escrow Agent (i) the number of Escrow Shares, and/or
(ii) the amount of Cash, if any, to be delivered to the Indemnitee in accordance with this paragraph. If the Indemnitee and the Escrow Agent receive a Protest Notice within such 30-day period, the Escrow Agent shall not deliver any Escrow Shares until receipt by it of written instructions (i) signed by a majority of the Representatives and a duly authorized officer of the Indemnitee; or (ii) signed by an arbitration panel that has considered and resolved such dispute as provided in Section 2.5 below, which sets forth (i) the number of Escrow Shares, and/or (ii) the amount of Cash, if any, to be delivered to the Indemnitee in accordance with this paragraph. After delivery of any Escrow Shares to the Indemnitee in accordance with this paragraph, the Escrow Agent shall be reissued a certificate in respect of any remaining Escrow Shares.

     2.5  Procedure With Respect to Disputed Indemnifiable Loss. A Disputed Loss
          -----------------------------------------------------
Notice may be resolved by the agreement of a majority of the Representatives and the Indemnitee, in which case written notice of such agreement shall be promptly provided to the Escrow Agent, together with a statement of the agreed upon amount to be reimbursed to the Indemnitee. If a majority of the Representatives and the Indemnitee are unable to resolve a Disputed Loss Notice, then such Disputed Loss Notice shall be submitted to arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association. If a Disputed Loss Notice is to be arbitrated, a majority of the Representatives shall select one arbitrator, the Indemnitee shall select one arbitrator, and the two arbitrators so chosen shall select a third. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. Any resolution of a Disputed Loss Notice, whether by agreement of the parties or by arbitration, must be made within sixty (60) days of the date of the Protest Notice in regard to which the dispute relates. That percentage of the reasonable legal and other expenses incurred by the Indemnitee in the arbitration proceeding as equals the percentage of the claim sought which is actually awarded, shall be added to the amount of the Indemnifiable Loss. If resolution of a Disputed Loss Notice is not made within sixty (60) days of the date of the Protest Notice as provided in this Section 2.5, then the Escrow Agent may, in its sole discretion, either (i) continue to hold the Escrow Shares undisbursed until such time as the disputing parties agree in writing as to a proper disposition of such Escrow Shares, or (ii) if such agreement is not forthcoming, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under the terms of this Agreement, and, upon the advice of counsel, may take such other legal action as may be appropriate or necessary, whereupon the parties hereto agree Escrow Agent shall be discharged from all further duties under this Agreement. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing.

     2.6  Employment of Counsel. The Representatives may control the defense of
          ---------------------
any third party claim with respect to which an Indemnifiable Loss has been asserted. Notwithstanding the foregoing, if the aggregate amount of all such third party and general indemnity claims plus the aggregate good faith estimates of the reasonable expenses to defend such claims exceed the number of Escrow Shares multiplied by the Value Per Share, the Indemnitees may control the defense of all such third party and general indemnity claims which have been brought under this Agreement, provided that the Indemnitees may not settle a third party claim without the approval of a majority of the Representatives, which approval shall not be unreasonably withheld. When the Indemnitee is in control of the defense of such a claim, the Representatives may, at their expense, and when the Representatives are in control of the defense of a claim, the Indemnitee may, at its expense (which expenses shall not be treated as a Loss hereunder), participate in the defense of any litigation or claim. The Representatives shall control the matters relating to any Accounts Receivable Claim and the Representative Expenses.

     2.7  Exclusive Remedy. If an Indemnitee incurs an Indemnifiable Loss, the
          ----------------
sole and exclusive means of recovery shall be as set forth in this Agreement and the escrow established hereunder. Any claim pursuant to Section 2.2 or 2.3 hereof may be satisfied from either or both of the General Escrow Shares or Specific Escrow Shares, whichever is available. Neither the Representatives nor the Shareholders have any obligation or liability to an Indemnitee beyond the several interest of such Shareholders in the Escrow Shares. Each Indemnitee agrees that if it incurs any Indemnifiable Loss it will not sue or seek recourse against the Representatives or the Shareholders, or any of them, other than as provided in this Agreement.


                                   ARTICLE 3
                           TERM; EXPIRATION; LIMITS
                           ------------------------

     3.1  Term - General Indemnity. With respect to the indemnification
          ------------------------
obligations set forth in Section 2.2 hereof, the term of escrow for the General Escrow Shares shall commence on the Closing Date of the Merger and shall terminate upon the occurrence of (i) the first publication by PSS of audited consolidated financial statements covering an accounting period after the Closing Date for those items that would be expected to be encountered in the audit process or (ii) one (1) year after the Closing Date for all other items. PSS and the Representatives shall provide written notice to the Escrow Agent upon expiration of the escrow for the General Escrow Shares.

     3.2  Term - Specific Indemnity. With respect to the indemnification
          -------------------------
obligations set forth in Section 2.3 hereof, the term of escrow for the Specific Escrow Shares shall commence on the Closing Date of the Merger and shall terminate with respect to each type of claim indemnified under Section 2.3 hereof upon a final determination that S&W can incur no Indemnifiable Loss for an Accounts Receivable Claim,

Escrow Agent Expenses or Representative Expenses, as the case may be. PSS and the Representatives shall provide written notice to the Escrow Agent upon expiration of the escrow for the Specific Escrow Shares. Notwithstanding the foregoing, with respect to the Specific Escrow Shares related to the Accounts Receivable Claim, the Representatives may elect on one occasion between six months following the Closing Date and the expiration of the term for the Accounts Receivable Claim, to end such term and to have delivered to the shareholders the Specific Escrow Shares related to such Accounts Receivable Claim less that portion required to satisfy any Indemnifiable Loss related to the Accounts Receivable Claim.

     3.3  Expiration of Term - No Claim Pending. If at the expiration of an
          -------------------------------------
escrow term provided in Section 3.1 or 3.2 above, either (i) no Loss Notice has been received with respect to an Indemnifiable Loss covered by the escrow which term is expiring; or (ii) any Loss Notice that has been received has been resolved in accordance with this Agreement; or (iii) no litigation or claim is pending for which an Indemnitee may be entitled to indemnification hereunder, the Escrow Agent shall (i) deliver to the transfer agent for PSS Common Stock for issuance to each Shareholder, a certificate representing the number of shares of PSS Common Stock equal to the aggregate number of the Escrow Shares subject to the escrow which term is expiring and then remaining in escrow times the Percentage Interest for such Shareholder, and (ii) deliver to each Shareholder, any Cash times the Percentage Interest for such Shareholder. The Representatives and PSS shall provide written notice to the Escrow Agent which sets forth the number of Escrow Shares to be delivered as provided in the foregoing sentence. Any such delivery of PSS Common Stock shall be of full shares and any fractional portions shall be rounded to a whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Shareholders.

     3.4  Expiration of Term - Claim Pending. If at the expiration of an escrow
          ----------------------------------
term provided in Section 3.1 or 3.2 above, any claim is pending under Section
2.2 or Section 2.3 for which an Indemnitee would be entitled to indemnification if such claim were resolved adversely to them, then the Escrow Agent shall retain in such escrow that number of shares of PSS Common Stock as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals the amount set forth by such Indemnitee in the Loss Notice with respect to such claims (the "Retained Shares"). The Representatives and PSS shall provide written notice to the Escrow Agent which sets forth the Retained Shares as determined in the foregoing sentence. The number of Escrow Shares, less the number of Retained Shares, shall then be distributed to the Shareholders as set forth in Section 3.3 above. Upon the resolution of any claim for which shares were retained in escrow at the expiration of the term of this Agreement and receipt of written notice from PSS and the Representatives to such effect, the Escrow Agent shall cancel the appropriate number of Retained Shares (if any) and shall distribute any remaining Retained Shares to the Shareholders as set forth in Section 3.3 above.

     3.5  Effect of Final Delivery. Notwithstanding the expiration of the term
          ------------------------
of the escrow, this Agreement shall continue in full force and effect until the Escrow Agent has delivered all of the Escrow Shares pursuant to the terms hereof. After all of such shares have been so delivered, all rights, duties and obligations of the respective parties hereunder shall terminate. If any cash is held in escrow at the expiration of the term of the escrow, such cash shall be distributed pro rata with the Escrow Shares as provided in Sections 3.3 and 3.4 above.


                                   ARTICLE 4
                           ESCROW STOCK CERTIFICATES
                           -------------------------

     The Escrow Agent may at any time request the transfer agent for PSS Common Stock to issue new certificates representing the Escrow Shares in such denominations as may be necessary or appropriate in carrying out the Escrow Agent's obligations under this Agreement.

                                   ARTICLE 5
                           DIVIDENDS; VOTING RIGHTS
                           ------------------------

     5.1  Cash Dividends; Voting Rights. Any and all cash dividends or other
          -----------------------------
cash income with respect to the Escrow Shares shall be held in escrow with the Escrow Shares pursuant to the terms of this Agreement. By written notice signed by the Representatives, the Representatives shall have the right to direct the Escrow Agent as to the exercise of voting rights with respect to such Escrow Shares held by the Escrow Agent on behalf of the Shareholders, and the Escrow Agent shall comply with such directions if received from the Representatives at least five (5) days prior to the date of the meeting at which such vote is to be taken.

     5.2  Stock Splits; Stock Dividends. In the event of any stock split, stock
          -----------------------------
dividend, recapitalization or similar transaction with respect to PSS Common Stock that becomes effective during the term of this Agreement, the additional shares so issued with respect to the Escrow Shares shall be added to the Escrow Shares and any other references herein to a specific number of shares of PSS Common Stock and the Value Per Share shall be adjusted accordingly.

                                   ARTICLE 6
                               THE ESCROW AGENT
                               ----------------

     6.1  Liability. In performing any of its duties under this Agreement, or
          ---------
upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which they may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for PSS or the Representatives given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement. Written instructions provided to Escrow Agent hereunder by PSS and/or the Representatives shall be signed by an "Authorized Representative" of PSS as identified on Schedule 2 attached hereto and a majority of the
                     ----------
Representatives. The limitation of liability provisions of this Section 6.1 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

     6.2  Indemnification of Escrow Agent. PSS and the Representatives (on
          -------------------------------
behalf of the Shareholders, but not personally) hereby, jointly and severally, agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements (both at the trial and appellate levels) which may be imposed on Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder (except in connection with the willful default or gross negligence of the Escrow Agent hereunder), including, without limitation, any litigation arising from this Escrow Agreement, or involving the subject matter thereof. The indemnity provisions of this Section 6.2 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

     6.3  Resignation. The Escrow Agent may resign at any time from its
          -----------
obligations under this Agreement by providing written notice to the parties hereto. Such resignation shall be effective not later than sixty (60) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent. If a successor escrow agent is not selected within sixty (60) days of the resignation of Escrow Agent, the Escrow Agent shall have the right to institute a Bill of Interpleader or other appropriate judicial proceeding in any court of competent jurisdiction, and shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under the terms of this Agreement, whereupon the parties hereto agree Escrow Agent shall be discharged from all further duties under this Agreement. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing. The Escrow Agent may be removed for cause by PSS or the Representatives. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.

     6.4  Expenses of Escrow Agent. The Representatives (on behalf of the
          ------------------------
Shareholders and out of the Escrow Shares, but not personally) and PSS shall share equally the expenses of the Escrow Agent in an amount up to $5,000 each, and thereafter any remaining expenses of the Escrow Agent shall be borne by PSS. Escrow Agent's fees and expenses are set forth on Schedule 3 attached hereto and
                                                  ----------
made a part hereof and Escrow Agent shall bill PSS for the amount of such fees and expenses. PSS shall pay the amount of its fees and expenses to Escrow Agent, and the Escrow Agent Expenses. The Escrow Agent Expenses shall constitute an Indemnifiable Loss pursuant to Section 2.3 hereof. As security for such Escrow Agent Expenses, Escrow Agent is hereby given a lien upon all assets held by Escrow Agent hereunder, which lien shall be prior to all other liens or claims against such assets.

                                   ARTICLE 7
                                REPRESENTATIVES
                                ---------------

     7.1  Power and Authority. The Representatives shall have full power and
          -------------------
authority to represent the Shareholders and their successors with respect to all matters arising under this Agreement, and all action taken by the Representatives hereunder shall be binding upon such Shareholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Representatives shall have full power and authority, on behalf of all the Shareholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of Indemnifiable Loss against the Escrow Shares made by an Indemnitee, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize payments to be made with respect thereto. Any action or notice hereunder may be taken or given by a majority of the Representatives.

     7.2  Resignation; Successors. A Representative, or any successor hereafter
          -----------------------
appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of a Representative, a successor shall be named from among the Shareholders by a majority of the members of the Board of Directors of S&W who served on such board prior to the Merger. Each such successor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Representative, and the term "Representative" as used herein shall be deemed to include such successor Representative.

     7.3  Liability. In performing any of his duties under this Agreement, or
          ---------
upon the claimed failure to perform his duties hereunder, the Representatives shall not be liable to the Shareholders or anyone else for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement; provided, however, that the Representatives shall be liable for damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement. Accordingly, the Representatives shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Representatives hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Representatives shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this

Agreement. The limitation of liability provisions of this Section 7.3 shall survive the termination of this Agreement and the resignation of any or all of the Representatives.

     7.4  Representative Expenses. PSS shall pay any Representative Expenses in
          -----------------------
amount up to $10,000, which amounts shall constitute an Indemnifiable Loss pursuant to Section 2.3 hereof. Any expenses of the Representatives in excess of $10,000 shall be the borne by the Representatives and the Shareholders as agreed to among themselves.

                                   ARTICLE 8
                                 MISCELLANEOUS
                                 -------------

     8.1  Transferability. The contingent right to receive Escrow Shares shall
          ---------------
not be transferable by the Shareholders otherwise than by will or by the laws of descent and distribution.

     8.2  Notices. Each party shall keep each of the other parties hereto
          -------
advised in writing of all transactions pursuant to this Agreement. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows, or if sent by facsimile to the facsimile numbers identified below:

          If to PSS or DI:

              Physician Sales & Service, Inc.
              4345 Southpoint Boulevard
              Jacksonville, Florida  32216
              Attn:  Mr. David A. Smith
              Tel:  (904) 332-3000
              Facsimile:  (904) 332-3210

          with a copy to:

              Alston & Bird
              One Atlantic Center
              1201 West Peachtree Street
              Atlanta, Georgia  30309-3424
              Attn: J. Vaughan Curtis, Esq.
              Tel:  (404) 881-7397
              Facsimile:  (404) 881-7777

          If to Representatives:

              c/o Joseph E. Miller, Jr.
              _______________________________
              _______________________________
              Tel:___________________________
              Fax:___________________________

          With a copy to:

          ___________________________________
          ___________________________________
          ___________________________________
              Tel:___________________________
              Fax:___________________________

         If to Escrow Agent:

              The Bank of New York
              Corporate Trust Department
              101 Barclay Street, 12E
              New York, New York 10286
              Attn:  Thomas Hacker
              Tel:  (212) 815-7182
              Fax:  (212) 815-7181

or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

     8.3 Construction. The validity, enforcement and construction of this
         ------------
Agreement shall be governed by the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.4 Binding Effect. This Agreement shall be binding upon and inure to the
         --------------
benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be. Escrow Agent shall be bound only by the terms of this Agreement and shall not be bound by or incur liability with respect to the Merger Agreement or any other agreement or understanding between PSS and the Shareholders. The Escrow Agent shall not be charged with notice or knowledge of any such ancillary document, fact or information not specifically set forth herein. The Escrow Agent shall undertake to perform only such duties as are expressly set forth herein and no additional or implied duties or obligations shall be read into this Agreement against the Escrow Agent.

     8.5 Separability. If any provision or section of this Agreement is
         ------------
determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

     8.6 Headings. The headings and subheadings contained in this Agreement are
         --------
for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.

     8.7 Execution in Counterparts. This Agreement may be executed in any number
         -------------------------
of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument

     8.8 Amendments. This Agreement may be amended from time to time but only by
         ----------
written agreement signed by all of the parties hereto.

     8.9 Third-Party Beneficiaries. S&W, DI and the former shareholders of S&W
         -------------------------
are expressly intended to be third-party beneficiaries of the indemnities and obligations of the Representatives as if they were parties to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

                            PHYSICIAN SALES & SERVICE, INC.


                            By:
                               ------------------------------------------------
                            Title:
                                  ---------------------------------------------


                            "ESCROW AGENT"

                            THE BANK OF NEW YORK


                            By:
                               ------------------------------------------------


                            "REPRESENTATIVES"


                            ---------------------------------------------------
                            Joseph E. Miller, Jr.


                            ---------------------------------------------------
                            Bruce P. Ashby

                            By:
                               ------------------------------------------------
                            George R. Privitera, Trustee
                            The S&W X-Ray, Inc. Employee Stock Ownership Trust

                                     ANNEX C

                           SECTIONS 623 AND 910 OF THE
                        NEW YORK BUSINESS CORPORATION LAW
                          RELATING TO APPRAISAL RIGHTS


               MCKINNEY'S CONSOLIDATED LAWS OF NEW YORK ANNOTATED
                            BUSINESS CORPORATION LAW
                       CHAPTER 4 OF THE CONSOLIDATED LAWS
                             ARTICLE 6--SHAREHOLDERS

(S) 623.  Procedure to enforce shareholder's right to receive payment for shares

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) within ten days after the shareholders, authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed-to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.
(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters, rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements-were previously furnished, nor if in connection with obtaining the shareholders, authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to . Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.
(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:
     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.
     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.
     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.
     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders, authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.
     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.
     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.
     (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.
     (8) within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.
(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or
     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.
     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.
(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.
(1) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under-this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).
(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

               MCKINNEY'S CONSOLIDATED LAWS OF NEW YORK ANNOTATED
                            BUSINESS CORPORATION LAW
                       CHAPTER 4 OF THE CONSOLIDATED LAWS
                 ARTICLE 9--MERGER OR CONSOLIDATION; GUARANTEE;
                     DISPOSITION OF ASSETS; SHARE EXCHANGES

s 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

     (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and C.

          (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

               (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

               (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph
(b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

          (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders, approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

          (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

     (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.          Indemnification of Directors and Officers

         The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Registrant set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time, and judicial or administrative decisions. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant. Notwithstanding the foregoing, the Amended and Restated Bylaws of the Registrant provide that the Registrant shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Registrant prior to sixty (60) days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

         The Florida Business Corporation Act contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) an unlawful distribution under Florida law, (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

Item 21.          Exhibits and Financial Statement Schedules

     (a) Exhibits (See Exhibit Index immediately preceding the exhibits for the page number where each exhibit can be found)

Exhibit
Number                     Description of Exhibit
------                     ----------------------
   2.1    -  Amended and Restated Agreement and Plan of Merger, dated as of
             August 22, 1997, among PSS, DI, Merger Corp. and S&W (included in
             ANNEX A to the Proxy Statement-Prospectus and incorporated by reference herein (schedules omitted-- the Registrant agrees to furnish a copy of any schedule to the Commission upon request)).

   2.2    -  Form of Escrow Agreement among PSS, S&W and the Stockholder
             Representatives (included in ANNEX B to the Proxy Statement-
             Prospectus and incorporated by reference herein).

   5.1    -  Opinion of Fred Elefant, P.A., including consent.

   23.1   -  Consent of Fred Elefant, P.A. (contained in Exhibit 5.1).

   23.2   -  Consent of Arthur Andersen LLP.

   23.3   -  Consent of May, Robinson, Gordon & Penta, P.C.

   24.1   -  Powers of Attorney (see the signature pages to this Registration
             Statement on Form S-4).(1)

   99.1   -  Form of Proxy of S&W.

--------------------

(1) Previously filed with PSS' Registration Statement on Form S-4 (Reg. No. 333-33453) on August 12, 1997.

     (b) Financial Statement Schedules

     Schedules other than those listed above are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Registrant's Certificate of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (f) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (g) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 22, 1997.


                                PHYSICIAN SALES & SERVICE, INC.


                                By:  /s/ David A. Smith
                                     -------------------------------------------
                                     David A. Smith
                                     Executive Vice President and
                                     Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on August 22, 1997.

              Signature                           Title
              ---------                           -----
          *                          Chairman of the Board and Chief Executive
-----------------------------
Patrick C. Kelly                     Officer (principal executive officer)

          *                          President and Director
-----------------------------
John F. Sasen, Sr.

   /s/ David A. Smith                Executive Vice President, Chief Financial Officer and
-----------------------------
David A. Smith                       Assistant Secretary and Director (principal financial and
                                     accounting officer)

                                     Director
-----------------------------
Delmer W. Dallas

          *                          Director
-----------------------------
William C. Mason

          *                          Director
-----------------------------
T. O'Neal Douglas

          *                          Director
-----------------------------
Fred Elefant

           *                         Director
-----------------------------
Delores Kesler

           *                         Director
-----------------------------
James L.L. Tullis

*By:     /s/ David A. Smith
       ----------------------
       David A. Smith
       Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number        Description of Exhibit                                                          Page
------        ----------------------                                                          ----
2.1           Amended and Restated Agreement and Plan of Merger, dated as of
              August 22, 1997, among PSS, DI. Merger Corp. and S&W (included in
              ANNEX A to the Proxy Statement-Prospectus and incorporated by reference herein (schedules omitted -- the registrant agrees to furnish a copy of any schedule to the Commission upon request))

2.2           Form of Escrow Agreement among PSS, S&W and the Stockholder
              Representatives (included in ANNEX B to the Proxy
              Statement-Prospectus and incorporated by reference herein).

5.1           Opinion of Fred Elefant, P.A., including consent.

23.1          Consent of Fred Elefant, P.A. (contained in Exhibit 5.1).

23.2          Consent of Arthur Andersen LLP.

23.3          Consent of May, Robinson, Gordon & Penta, P.C.

24.1          Powers of Attorney (see the signature pages to this Registration
              Statement on Form S-4).(1)

99.1          Form of Proxy of S&W.

----------

(1) Previously filed with PSS' Registration Statement on Form S-4 (Reg. No. 333-33453) on August 12, 1997.